As filed with the U.S. Securities and Exchange Commission on           , 2025

Registration No. 333-284957

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

AMENDMENT NO. 3

to

Form S-1

on

FORM F-1

REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

CURRENC GROUP INC.

(Exact Name of Registrant as Specified in its Charter)

Cayman Islands	6770	98-1602649
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification No.)

410 North Bridge Road,

Spaces City Hall,

Singapore 188726

Singapore

Tel: +65 6407-7362

(Address, Including Zip Code, and Telephone Number, Including Area Code, of Registrant’s Principal Executive Offices)

Cogency Global Inc.

122 East 42nd Street, 18th Floor

New York, NY 10168

+1 800-221-0102

(Name, Address, Including Zip Code, and Telephone Number, Including Area Code, of Agent for Service)

Copies to:

Jonathan A. Ain

Alexander E. Shiekman

Kleinberg, Kaplan, Wolff & Cohen, P.C.

500 Fifth Avenue

New York , NY 10110

Telephone: (212) 986 6000

Approximate date of commencement of proposed sale to the public: As soon as practicable after the effective date of this registration statement.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933 check the following box:	☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.	☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.	☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.	☐

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933	☒

If an emerging growth company that prepares its financial statements in accordance with U.S. GAAP, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act.	☐

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Commission acting pursuant to said section 8(a), may determine.

EXPLANATORY NOTE

Currenc Group Inc. is filing this registration statement on Form F-1 to amend the registration statement on Form S-1 filed on February 14, 2025, as amended on March 6, 2025 and June 30, 2025. The registrant has determined that it qualifies as a “foreign private issuer” as defined in Rule 405 of the Securities Act of 1933, as amended, and as defined in Rule 3b-4(c) under the Exchange Act, as amended, and has filed a Form 6-K on July 7, 2025 disclosing its status as a foreign private issuer.

The information contained in this preliminary prospectus is not complete and may be changed. These securities may not be sold until the registration statement filed with the Securities and Exchange Commission is effective. This preliminary prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

PRELIMINARY PROSPECTUS	SUBJECT TO COMPLETION	DATED JULY 28, 2025

Currenc Group Inc.

Secondary Offering of

Up to 50,070,187 Ordinary Shares

This prospectus relates to the offer and resale from time to time, upon the expiration of lock-up agreements, if applicable, of ordinary shares, par value $0.0001 per share (the “Ordinary Shares”), of Currenc Group Inc. (the “Company” or “Currenc”) by the selling securityholders named in this prospectus (including their permitted transferees, donees, pledgees and other successors-in-interest) (collectively, the “Selling Securityholders”) of: (i) up to 20,000,000 Ordinary Shares (the “ELOC Purchase Shares”) that we may, in our sole discretion, elect to sell to Arena Business Solutions Global SPC II, Ltd, an exempted company with limited liability incorporated under the laws of Cayman Islands (“Arena”) from time to time after the date of this prospectus, pursuant to that Purchase Agreement, dated as of February 10, 2025, by and between us and Arena (the “ELOC Purchase Agreement”); (ii) up to 600,000 Ordinary Shares (the “ELOC Commitment Fee Shares”) issuable to Arena as a commitment fee upon the execution of ELOC Purchase Agreement; (iii) 81,818 Ordinary Shares issued to Roth Capital Partners, LLC (“Roth”) pursuant to the engagement letter entered into between Seamless Group Inc. and Roth dated August 20, 2024 (the “Roth Agreement”); (iv) 1,027,996 Ordinary Shares issued to Pine Mountain Holdings Limited, a company organized under the laws of the British Virgin Islands, or its designated affiliate (“Pine Mountain Holdings”) upon the conversion of certain convertible notes (the“Pine Mountain Agreement”); (v) 3,007,746 Ordinary Shares issued to Tian Ye pursuant to that certain Share Purchase Agreement, dated June 15, 2025, by and among the Company and certain creditors of the Company and/or its wholly-owned subsidiaries (the “Creditor Share Purchase Agreement”), (vi) 1,570,324 Ordinary Shares issued to Tang In Ha pursuant to the Creditor Share Purchase Agreement, (vii) 2,659,273 Ordinary Shares issued to Lao Wai Hong pursuant to the Creditor Share Purchase Agreement, (viii) 3,820,494 Ordinary Shares issued to Wong Nga Man pursuant to the Creditor Share Purchase Agreement, (ix) 3,419,572 Ordinary Shares issued to Chu Shuk Mei pursuant to the Creditor Share Purchase Agreement, (x) 3,449,510 Ordinary Shares issued to Wong Man San pursuant to the Creditor Share Purchase Agreement, (xi) 3,477,818 Ordinary Shares issued to Huang Yafangzhou pursuant to the Creditor Share Purchase Agreement, (xii) 3,477,818 Ordinary Shares issued to Sit Yi Sze pursuant to the Creditor Share Purchase Agreement, and (xiii) 3,477,818 Ordinary Shares issued to Yik Pui Han Pauline pursuant to the Creditor Share Purchase Agreement (each of the Selling Securityholders receiving Ordinary Shares pursuant to the Creditor Share Purchase Agreement, collectively, the “Creditors”).

We are not selling any securities under this prospectus and will not receive any of the proceeds from the sales of our Ordinary Shares by the Selling Securityholders. However, we may receive up to $10,000,000 in aggregate gross proceeds under the ELOC Purchase Agreement from sales of our Ordinary Shares we may elect to make to Arena pursuant to the ELOC Purchase Agreement after the date of this prospectus. Sales of the Ordinary Shares pursuant to the ELOC Purchase Agreement, and the timing of any sales, are solely and exclusively at our option, and we are under no obligation to sell any securities to Arena under the ELOC Purchase Agreement. See the section of this prospectus entitled “Offering” for a description of the transactions and the section entitled “Selling Securityholders” for additional information about the Selling Securityholders.

As described herein, the Selling Securityholders named in this prospectus or their permitted transferees, may resell from time to time up to 50,070,187 Ordinary Shares. We are registering the offer and sale of these securities to satisfy certain registration rights we have granted and/or as an accommodation to the Selling Securityholders. The Selling Securityholders may offer, sell or distribute all or a portion of the securities hereby registered publicly or through private transactions at prevailing market prices or at negotiated prices. Arena may sell or otherwise dispose of our Ordinary Shares described in this prospectus in a number of different ways and at varying prices. See “Plan of Distribution” for more information about how the Selling Securityholders may sell or otherwise dispose of our Ordinary Shares pursuant to this prospectus.

Arena is an “underwriter” within the meaning of Section 2(a)(11) of the Securities Act of 1933, as amended (the “Securities Act”).

We will pay the expenses incurred in registering under the Securities Act the offer and sale of our Ordinary Shares to which this prospectus relates by the Selling Securityholders, including legal and accounting fees. See “Plan of Distribution.”

The number of shares being registered in this prospectus represents approximately 51.71% of the total Ordinary Shares outstanding as of the date of this prospectus (assuming the exercise of all PIPE Warrants and the sale of all of the Ordinary Shares pursuant to the terms of the ELOC Purchase Agreement). The sale of the securities being registered in this prospectus, or the perception in the market that such sales may occur, could result in a significant decline in the public trading price of our Ordinary Shares.

In addition, some of the shares being registered for resale were acquired by the Selling Securityholders for nominal consideration or purchased for prices considerably below the current market price of the Ordinary Shares, and certain Selling Securityholders have an incentive to sell because they will still profit on sales due to the lower price at which they acquired their shares as compared to the public investors. The Selling Securityholders may experience a positive rate of return on the securities they purchased due to the differences in the purchase prices described above, to the extent they acquired such securities for less than the relevant trading price, and the public securityholders may not experience a similar rate of return on the securities they purchased due to the differences in the purchase prices described above.

Our Ordinary Shares are listed on the Nasdaq Global Market under the symbols “CURR”. On July 25, 2025, the closing price of our Ordinary Shares was $2.29.

We are an “emerging growth company” as defined under the federal securities laws and, as such, have elected to comply with certain reduced public company reporting requirements.

Investing in our Ordinary Shares and Warrants is highly speculative and involves a high degree of risk. See the section entitled “Risk Factors” beginning on page 42 of this prospectus.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the accuracy or adequacy of this prospectus. Any representation to the contrary is a criminal offense.

The date of this prospectus is dated                , 2025

i

ABOUT THIS PROSPECTUS

This prospectus is part of a registration statement on Form S-1 that we filed with the U.S. Securities and Exchange Commission (the “SEC”). Under this registration process, the Selling Securityholders may, from time to time, sell the securities offered by them described in this prospectus. The Selling Securityholders may sell up to 50,070,187 Ordinary Shares from time to time in one or more offerings as described in this prospectus. We will not receive any proceeds from the sale of Ordinary Shares by the Selling Securityholders.

We may also file a prospectus supplement or post-effective amendment to the registration statement of which this prospectus forms a part that may contain material information relating to these offerings. The prospectus supplement or post-effective amendment, as the case may be, may add, update or change information contained in this prospectus with respect to such offering. If there is any inconsistency between the information in this prospectus and the applicable prospectus supplement or post-effective amendment, you should rely on the prospectus supplement or post-effective amendment, as applicable.

This prospectus contains summaries of certain provisions contained in some of the documents described herein, but reference is made to the actual documents for complete information. All of the summaries are qualified in their entirety by the actual documents. Before purchasing any of the Ordinary Shares, you should carefully read this prospectus and any prospectus supplement and/or post-effective amendment, as applicable. Copies of some of the documents referred to herein have been filed, will be filed or will be incorporated by reference as exhibits to the registration statement of which this prospectus is a part, and you may obtain copies of those documents as described below under the section entitled “Where You Can Find More Information.”

Neither we nor the Selling Securityholders have authorized anyone to provide you with any information or to make any representations other than those contained in this prospectus and any prospectus supplement and/or post-effective amendment, as applicable, prepared by or on behalf of us or to which we have referred you. We and the Selling Securityholders take no responsibility for, and can provide no assurance as to the reliability of, any other information that others may give you. We and the Selling Securityholders will not make an offer to sell the Ordinary Shares in any jurisdiction where the offer or sale is not permitted. You should assume that the information appearing in this prospectus and any prospectus supplement and/or post-effective amendment, as applicable, is accurate only as of the date on the respective cover. Our business, prospects, financial condition or results of operations may have changed since those dates. This prospectus contains, and any prospectus supplement or post-effective amendment may contain, market data and industry statistics and forecasts that are based on independent industry publications and other publicly available information. Although we believe these sources are reliable, we do not guarantee the accuracy or completeness of this information and we have not independently verified this information. In addition, the market and industry data and forecasts that may be included in this prospectus and any prospectus supplement and/or post-effective amendment, as applicable, may involve estimates, assumptions and other risks and uncertainties and are subject to change based on various factors, including those discussed under “Risk Factors” in this prospectus and any prospectus supplement and/or post-effective amendment, as applicable. Accordingly, investors should not place undue reliance on this information.

ii

FREQUENTLY USED TERMS

Unless otherwise stated in this prospectus, the terms “we,” “us,” “our” or “Currenc” refer to Currenc Group Inc., a Cayman Islands exempted company with limited liability, and its consolidated subsidiaries. In addition, in this prospectus:

“Arena” refers to Arena Business Solutions Global SPC II, Ltd, an exempted company limited by shares incorporated under the laws of the Cayman Islands;

“Articles” means the fifth amended and restated memorandum and articles of association of the Company adopted by special resolution passed by shareholders of the Company on August 6, 2024 and made effective on August 30, 2024;

“Business Combination” means the transactions contemplated by the Business Combination Agreement, including the merger;

“Business Combination Agreement” means the Business Combination Agreement, dated as of August 3, 2022, among INFINT, Merger Sub and Seamless, amended by an amendment dated October 20, 2022, an amendment dated November 29, 2022 and an amendment dated February 20, 2023;

“Closing” means the closing of the Business Combination, which occurred on August 30, 2024;

“Code” means the Internal Revenue Code of 1986, as amended;

“Companies Act” means the Companies Act (As Revised) of the Cayman Islands, as amended, modified, re-enacted or replaced;

“Company” means INFINT prior to the Closing of the Business Combination and Currenc after the Closing of the Business Combination;

“Currenc” means Currenc Group Inc. (formerly named INFINT Acquisition Corporation) following the consummation of the Business Combination;

“ELOC Beneficial Ownership Limitation” means the limitation set out in the ELOC Purchase Agreement whereby the Company shall not issue or sell, and Arena shall not purchase or acquire, any of our Ordinary Shares which, when aggregated with all other Ordinary Shares then beneficially owned by Arena and its affiliates (as calculated pursuant to Section 13(d) of the Exchange Act and Rule 13d-3 promulgated thereunder), would result in the beneficial ownership by Arena Business Solutions Global SPC II, Ltd of more than 9.99% of the then outstanding Ordinary Shares;

“Exchange Act” means the Securities Exchange Act of 1934, as amended;

“Founder Shares” means the 5,833,083 INFINT Class B ordinary shares that were issued to INFINT initial shareholders prior to the INFINT IPO as follows: 4,483,026 to Sponsor, 1,250,058 to Other Class B shareholders, and 99,999 to Underwriter (each a Founder Share);

“GAAP” means generally accepted accounting principles in the United States;

“Incentive Plan” means Currenc Group Inc. 2024 Equity Incentive Plan;

“INFINT Class A ordinary shares” means the Class A ordinary shares, par value $0.0001 per share, of INFINT;

“INFINT Class B ordinary shares” means the Class B ordinary shares, par value $0.0001 per share, of INFINT, which shares were converted automatically in connection with the merger into INFINT Class A ordinary shares and cease to be outstanding; such shares are also referred to and defined herein as the “Founder Shares”;

“INFINT initial shareholders” means the Sponsor and each of INFINT’s directors and officers and underwriters that hold Founder Shares;

“INFINT IPO” means INFINT’s initial public offering, consummated on November 23, 2021, through the sale of 19,999,880 units (including the 2,608,680 units sold pursuant to the underwriters’ partial exercise of their over-allotment option at $10.00 per unit);

iii

“INFINT ordinary shares” means the INFINT Class A ordinary shares and the INFINT Class B ordinary shares;

“Investment Company Act” means the U.S. Investment Company Act of 1940, as amended;

“IRS” means the U.S. Internal Revenue Service;

“JOBS Act” means the Jumpstart Our Business Startups Act of 2012;

“JonesTrading” means JonesTrading Institutional Services LLC;

“Lock-up Agreement” means the lock-up agreement to be entered into among INFINT and certain Seamless Shareholders at the Closing;

“Maximum Advance Amount” means, if the Advance Notice is (A) received by 8:30 a.m. Eastern Time, the lower of (i) an amount equal to seventy percent (70%) of the average of the Daily Value Traded of the Common Shares on the ten (10) Trading Days immediately preceding an Advance Notice, or (ii) $10 million, (B) received after 8:30 a.m. Eastern Time but before 10:30 a.m. Eastern Time, the lower of (i) an amount equal to forty percent (40%) of the average of the Daily Value Traded of the Common Shares on the ten (10) Trading Days immediately preceding an Advance Notice, or (ii) $5 million, and (C) received after 10:30 a.m. Eastern Time but before 12:30 p.m. Eastern Time, the lower of (i) an amount equal to twenty percent (20%) of the average of the Daily Value Traded of the Common Shares on the ten (10) Trading Days immediately preceding an Advance Notice, or (ii) $2.5 million; provided, however, that the parties hereto may modify the aforementioned conditions by mutual prior written consent. “Meeting” means the extraordinary general meeting of INFINT, held on August 6, 2024;

for purposes hereof, “Daily Value Traded” is the product obtained by multiplying the daily trading volume of the Company’s Common Shares on the Principal Market or Trading Market during regular trading hours as reported by Bloomberg L.P., by the VWAP for such Trading Day. For the avoidance of doubt, the daily trading volume shall include all trades on the Principal Market or Trading Market during regular trading hours;

“merger” means the merger of Merger Sub with Seamless, with Seamless surviving such merger and Seamless becoming a wholly owned subsidiary of INFINT, pursuant to the Business Combination Agreement;

“Merger Sub” means FINTECH Merger Sub Corp., a Cayman Islands exempted company incorporated with limited liability;

“Nasdaq” means Nasdaq Global Market;

“ordinary resolution” means a resolution passed by a simple majority of shareholders as, being entitled to do so, vote in person or, where proxies are allowed, by proxy at a general meeting, and includes a unanimous written resolution. In computing the majority when a poll is demanded regard shall be had to the number of votes to which each shareholder is entitled by the Articles;

“Ordinary Shares” means the ordinary shares, par value $0.0001 per share, of Currenc;

“PIPE Agreement” means the Convertible Note Purchase Agreement, dated August 31, 2024, by and among the Company, Seamless, and the PIPE Investor;

“PIPE Investor” means Pine Mountain Holdings Limited, a company organized under the laws of the British Virgin Islands;

“PIPE Note” means the convertible promissory note in an aggregate principal amount of $1,944,444, issued in connection with the PIPE Agreement;

“PIPE Note Shares” means 194,444 Ordinary Shares issuable upon conversion of the PIPE Note;

“PIPE Offering” means a series of private financings, issuing the PIPE Note, the Commitment Shares, and PIPE Warrants in a private placement to the PIPE Investor;

“PIPE Warrants” means warrants to purchase 136,110 Ordinary Shares at an exercise price of $11.50 per share;

“private warrants” are to the aggregate 7,796,842 warrants issued at a price of $1.00 per private warrant to the Sponsor in a private placement simultaneously with the closing of the INFINT IPO and the partial exercise of the underwriters’ over-allotment option to purchase additional units;

“public shareholders” means the holders of INFINT public shares, including the INFINT initial shareholders to the extent the INFINT initial shareholders purchased public shares; provided that the INFINT initial shareholders are considered a “public shareholder” only with respect to any public shares held by them;

“public shares” means INFINT Class A ordinary shares included in the units issued in the INFINT IPO;

iv

“Purchase Price” shall mean the price per Share obtained by multiplying the Market Price by 96%. If the total day’s VWAP at the end of any given 1-hour interval has changed by +/- 4% versus the previous 1-hour interval, the Purchase Price will be 96% of the Investor’s sale execution for that day. The last 30 minutes of trading on a Trading Day will count as the final “1-hour” interval of such Trading Day;

“public warrants” are to the aggregate 10,010,890 warrants included in the units issued in the INFINT IPO, each of which is exercisable for one INFINT Class A ordinary share, in accordance with its terms;

“Registration Rights Agreement” means the registration rights agreement, entered into among INFINT, certain Seamless Shareholders and certain INFINT shareholders at the Closing;

“Sarbanes-Oxley Act” means the Sarbanes-Oxley Act of 2002;

“Seamless” means Seamless Group Inc., a Cayman Islands exempted company incorporated with limited liability;

“Seamless Incentive Plan” means the Seamless Group Inc. 2022 Equity Incentive Plan;

“Seamless ordinary shares” means the ordinary shares, par value $0.001 per share, of Seamless;

“SEC” means the U.S. Securities and Exchange Commission;

“Securities Act” means the U.S. Securities Act of 1933, as amended;

“Shareholder Support Agreement” means the Shareholder Support Agreement, dated August 3, 2022, by and among INFINT, Seamless and certain Seamless shareholders;

“special resolution” has the meaning given to it in the Companies Act, and includes a unanimous written resolution of our shareholders;

“Sponsor” means INFINT Capital LLC, a Delaware limited liability company;

“Sponsor Support Agreement” means the support agreement, dated as of August 3, 2022, among the Sponsor, INFINT and Seamless (a copy of which is attached hereto as Annex G);

“trust account” means the trust account that holds a portion of the proceeds of the INFINT IPO and the sale of the private warrants;

“Underwriters” means EF Hutton, division of Benchmark Investments, LLC, and JonesTrading, the underwriters for INFINT in the INFINT IPO;

“units” means one INFINT Class A ordinary share and one-half of one warrant, whereby each warrant entitles the holder thereto to purchase one INFINT Class A ordinary share at an exercise price of $11.50 per share, sold in the INFINT IPO;

“VWAP” means, for any Trading Day, the daily volume weighted average price of the Common Shares for such Trading Day on the Principal Market or Trading Market from 9:30 a.m. Eastern Time through 4:00 p.m. Eastern Time, excluding the opening price and the closing price, if the Advance Notice is received before 12:30 p.m. Eastern Time ( the “Measurement Period”); provided, however, upon an Advance Halt the VWAP calculation shall terminate as of the effective time of the Material Outside Event;

“warrants” means the public warrants and the private warrants; and

Unless specified otherwise, “$,” “USD,” “US$” and “U.S. dollar” each refers to the United States dollar.

Defined terms in the financial statements contained in this proxy statement/prospectus have the meanings ascribed to them in the financial statements.

v

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus contains forward-looking statements, including statements about the anticipated benefits of the Business Combination, and the financial conditions, results of operations, earnings outlook and prospects of Currenc and other statements about the period following the consummation of the Business Combination. Forward-looking statements appear in a number of places in this prospectus including, without limitation, in the sections titled “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and “Business of Currenc.” In addition, any statements that refer to projections, forecasts or other characterizations of future events or circumstances, including any underlying assumptions, are forward-looking statements. Forward-looking statements are typically identified by words such as “plan,” “believe,” “expect,” “anticipate,” “intend,” “outlook,” “estimate,” “forecast,” “project,” “continue,” “could,” “may,” “might,” “possible,” “potential,” “predict,” “should,” “would” and other similar words and expressions, but the absence of these words does not mean that a statement is not forward-looking.

The forward-looking statements are based on the current expectations of the management of Currenc and are inherently subject to uncertainties and changes in circumstances and their potential effects and speak only as of the date of such statement. There can be no assurance that future developments will be those that have been anticipated.

All subsequent written and oral forward-looking statements concerning the Business Combination or other matters addressed in this prospectus and attributable to Currenc or any person acting on their behalf are expressly qualified in their entirety by the cautionary statements contained or referred to in this prospectus. Except to the extent required by applicable law or regulation, Currenc undertakes no obligation to update these forward-looking statements to reflect events or circumstances after the date of this prospectus or to reflect the occurrence of unanticipated events.

vi

MARKET AND INDUSTRY DATA

Certain industry data and market data included in this prospectus were obtained from independent third-party surveys, market research, publicly available information, reports of governmental agencies and industry publications and surveys. All of management’s estimates presented herein are based upon management’s review of independent third-party surveys and industry publications prepared by a number of sources and other publicly available information. All of the market data used in this prospectus involves a number of assumptions and limitations, and you are cautioned not to give undue weight to such estimates. We believe that the information from these industry publications and surveys included in this prospectus is reliable. The industry in which we operate is subject to a high degree of uncertainty and risk due to a variety of factors, including those described in the section titled “Risk Factors.” These and other factors could cause results to differ materially from those expressed in the estimates made by the independent parties and by us.

PROSPECTUS SUMMARY

This summary highlights certain information appearing elsewhere in this prospectus. Because it is only a summary, it does not contain all of the information that you should consider before investing in our Securities and it is qualified in its entirety by, and should be read in conjunction with, the more detailed information appearing elsewhere in this prospectus. Before you decide to invest in our Securities, you should read the entire prospectus carefully, including “Risk Factors” and the financial statements of Currenc and related notes thereto included elsewhere in this prospectus.

OUR BUSINESS

Overview

Currenc Group Inc. (the “Company”) is an exempted company incorporated in the Cayman Islands on March 8, 2021. It is an investment holding company headquartered in Singapore.

The Company was originally a publicly traded special purpose acquisition company named INFINT Acquisition Corporation (“INFINT”) formed for the purpose of acquiring, engaging in a share exchange, share reconstruction and amalgamation with, purchasing all or substantially all of the assets of, entering into contractual arrangements with, or engaging in any other similar business combination with one or more businesses or entities.

The Company’s principal subsidiaries as of March 31, 2025, are set out below:

			Percentage of controlling ownership held by the Company
Company Name	Place of incorporation	Principal activities	Directly	Indirectly
Seamless Group Inc.	Cayman Islands	Investment holding	100%
Dynamic Investment Holdings Limited	Cayman Islands	Investment holding		100%
Bagus Fintech Pte. Ltd.	Singapore	Providing business center services	—	100%
Currenc Capital Inc.	Cayman Islands	Investment holding	100%	—
Currenc US Inc.	United States	Investment holding	100%	—
Currenc Power Inc.	Cayman Islands	Investment holding	100%	—
Seamless AI Inc.	BVI	Investment holding	—	51%
Seamless Lab Limited	Hong Kong	Development of AI call center and system integration	—	51%
CURR-ARC GP Limited	Hong Kong	Acting as General Partner of Limited Partnership Fung	—	100%
CURR-ARC AI Fund 1 LPF	Hong Kong	Limited Partnership Fund	—	100%
Tranglo Sdn. Bhd.	Malaysia	Provision of international airtime reload, international money transfer services, its related implementation, technical and maintenance services	—	60%
PT Tranglo Indonesia	Indonesia	Operating money remittance business	—	60%
PT Tranglo Solusindo	Indonesia	Providing and sourcing airtime and other related services	—	60%
Tranglo (MEA) Limited	Hong Kong	Providing and sourcing airtime and other related services	—	60%
Tranglo Europe Ltd	United Kingdom	Operating money remittance business	—	60%
Tranglo Pte. Ltd.	Singapore	Operating money remittance business	—	60%
Treatsup Sdn. Bhd.	Malaysia	Research, development and commercialisation of Treatsup application and provision of implementation, technical services and maintenance related to the application	—	60%
Dynamic Indonesia Holdings Limited	Cayman Islands	Investment holding	—	100%

1

Through our two major lines of business, remittance and airtime, Currenc is a leading operator of global money transfer services and airtime trading in Southeast Asia. The remittance business facilitates users in different countries sending money from one country to another in a low cost and efficient manner. The airtime business sells airtime to users in different countries worldwide, including retail users in Indonesia. In the past, Currenc operated the two different business lines through four main subsidiaries: Tranglo, WalletKu, TNG Asia and GEA. On July 30, 2024, Currenc divested GEA and on August 30, 2024, Currenc also disposed TNG Asia. Since then, Currenc operates the global remittance business mainly through Tranglo, which is one of the leading money remittance platforms in Southeast Asia. Tranglo provides business-to-business (“B2B”) remittance services for financial institutions and is considered as an upstream player of the remittance industry. Currenc also provides cross-border international airtime transfer services through Tranglo, acting as a switching platform provider for telecom airtime transfer and a wholesale reseller of foreign airtime. Currenc also runs WalletKu, which is an Indonesian airtime operator facing end users directly.

Tranglo is a leading global money and airtime transfer hub in Southeast Asia. For Tranglo’s money remittance business, it provides a single unified application programming interface for licensed banks and money service operators and acts as a one-stop settlement agent for cross-border money transfer, offering customers the ability to process payments globally. Tranglo is also a global airtime transfer hub, offering cross-border airtime wholesale and transfer services. As of March 31, 2025, Tranglo had more than 5,000 bank partners, 35 eWallets, 130,000 cash pick-up points, and 500 mobile operators that cover 150 countries and served more than 40 airtime corporate customers. As for the three-month period ended March 31, 2025, Tranglo processed around 2.77 million transactions with a total processing value of $1.3 billion, which represents a drop in volume by 5.8% and 3.7% in value as compared to 2.94 million transactions, with a total processing value of $1.35 billion for the three-month period ended March 31, 2024. As for the three-month period ended March 31, 2025, the top four sending countries or regions for Tranglo’s remittance business were UK, Hong Kong, Singapore and Korea.

WalletKu is an independent electronic platform in Indonesia directly facing end users, and allows its customers to purchase airtime and conduct internet data top-up. WalletKu platform also allows users to conduct cash top-up, transfers, and utility or bill payments. WalletKu is also a participant in the Indosat Cluster Partnership for managing the marketing work of Indosat telecommunication and airtime products in two cluster areas in Indonesia. WalletKu’s business scope has been expanded to cover services for traveling, gaming and education sectors as well as ticket sales for trains, buses and entertainment. WalletKu airtime business covers a number of major geographical areas within Indonesia, including Jakarta and Bandung. WalletKu was incorporated on September 1, 2016, and was acquired by Seamless in July 2018. In March 2021, we disposed of a controlling interest in WalletKu. In June 2022, we reacquired sufficient interest in WalletKu to hold a controlling interest in it. WalletKu served approximately 128,000 customers as of March 31, 2025, distributing airtime with a total value of $3.44 million for the three-month period ended March 31, 2025.

TRANGLO

I.	Tranglo Remittance Business

Tranglo is a leading cross-border payment company that delivers cutting edge remittance solutions globally, with a focus on Asia Pacific corridors. Its proprietary technology ensures transactions are processed reliably and near instantaneously, with sending and receiving support through a network of payment methods including bank/e-wallet transfers and cash pickup points. Tranglo was incorporated on March 10, 2008, and on November 5, 2018, Seamless acquired 60% controlling stake of Tranglo.

Through advanced technological support, Tranglo offers seamless integration and user-friendly solutions for its clients to remit money and telecom credit across borders for their customers. The success of Tranglo’s business can be witnessed by the solid growth in corporate customer base from 156 as of December 31, 2018, and 195 as of December 31, 2023 to 184 as of December 31, 2024. For the years ended December 31, 2023, and 2024, Tranglo’s revenue declined from $31.6 million to $28.4 million, respectively.

Tranglo’s revenue from the money remittance business comes from the foreign exchange spread and a fixed transaction fee charged to every transaction it processes. The foreign exchange spread is derived from the spread differences between Tranglo’s cost of foreign currencies purchase and price of foreign currencies sales to its customers. The fixed transaction fees charged by Tranglo depend on the recipient countries, type of outlet and others. Tranglo reviews and revises its pricing policies in response to the changing costs of its payout agents, and also to ensure that Tranglo can maintain its market competitiveness in the market.

Tranglo offers its cross-border payout services through Tranglo Connect and Tranglo Business.

Tranglo Connect - cross-border payments for financial businesses and payment providers

Tranglo provides cross-border payment services for licensed financial institutions, payment gateways and money service businesses via Tranglo Connect, where Tranglo acts as a payment intermediary and payment aggregator for its clients. Tranglo has developed a single unified API that can be easily duplicated for all supported recipients’ jurisdictions and payout networks, and provide coverage to multiple sender channels, whether physical outlets or electronic or mobile channels. This enables Tranglo’s platform to scale to other regions with ease.

As of March 31, 2025, Tranglo Connect provides 24/7 real-time or same business day payout to more than 5,000 bank partners and other non-bank financial institution partners in multiple jurisdictions.

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Tranglo Business - cross-border payments for non-financial institutions

Tranglo also provides cross-border payment services for non-financial businesses of all sizes. They include non-payment providers such as e-commerce traders, vendors with regional or international suppliers and customers, travel agencies, and global freelancers or outsourcing companies. Through Tranglo’s services, merchants and retail customers enjoy the advantage of transferring funds to a large number of recipients on a single platform seamlessly. For example, e-commerce operators can send funds to their merchants and customers by placing the order on Tranglo’s platform, utilizing Tranglo’s foreign exchange services to conduct cross-border business without worrying about currency conversion, complicated procedures and execution uncertainty.

II.	Tranglo International Airtime Transfer Business

Tranglo has a strong foothold in the global airtime transfer market, acting as a switching platform provider for telecom airtime transfer and wholesale reseller of foreign airtime. Its proprietary technology enables customers to request for a variety of recharge options, including support for both pin and pinless airtime transfers. Currently, Tranglo operates one of the biggest airtime transfer networks in the world, providing access to over 500 mobile operators across 150 countries. Airtime transfer also allows telecom users to transfer telecom credit to another telecom user. In the years since Tranglo started providing airtime transfer in 2008, the industry has been overshadowed by the proliferation of e-wallets and new forms of cross-border payments. However, businesses continue purveying airtime as a supplementary product as it remains relevant, especially in developing countries where there are large underbanked communities.

As of March 31, 2025, Tranglo’s top three airtime corridors are Malaysia-Indonesia, Malaysia-Bangladesh and UAE-Indonesia, collectively accounting for 70.7% of its total airtime transfers that year.

Tranglo Retail Airtime Business - Treatsup (Recharge of telecom credit)

Other than the airtime wholesale business, Tranglo also operates a retail airtime business through a mobile application called “Treatsup”. Treatsup Sdn Bhd is currently engaged in the provision of implementation and technical support services to the Treatsup mobile application who is also the IP holder of the application. Treatsup allows users to reload mobile and telecom credit for anyone, anytime, anywhere and it is currently connected to more than 500 mobile service providers worldwide. It also allows user to earn Treatsup points for each reload transaction and rewards activities by discovering new and exciting offers.

Industry Overview

Money Transfer Business

Digital remittances are cross-border money transfers conducted over the internet mostly by the migrant population using digital transfer networks like e-Wallets, easy-to-use mobile applications and others. People living in Asian countries are increasingly engaging with counterparts abroad for medical, business, education, entertainment, leisure and other activities. In addition, there is a rapidly growing need for remittance services for migrant workers sending money back to their homelands on a regular basis.

Remittances in general include fund transfers between residents and non-residents and earnings transfer from short-term workers from other countries to their country of origin. Remittances are often made on a regular or periodic basis and most users do not switch their fund transfer provider frequently. Digital remittances refer to those funds sent to other countries using digital transfer platforms other than bank SWIFT systems. Funds that are transferred domestically are usually not included in the digital remittances segment.

In the past, traditionally, sending money across borders has been done through the bank SWIFT system.

# How traditional remittance works today
(traditional bank with SWIFT)

Sender
2
Central Counterparty
FX cost: $$$
1
Sending bank
Sending correspondent bank / Liquidity provider (J.P.Morgan, Citi, BOA...etc)
Lifting fees
3
4
Receiving correspondent bank
Lifting fees
Central Counterparty
Payout in a few working days
5
Beneficiary
Receiving bank

## Problems today:

- **High cost of transaction** due to involvement of more intermediaries (e.g. clearing/correspondent banks/receiving bank)
- **Long transaction turnaround time**
- **Subject to currency fluctuation**
- **No non-bank network** (can't served the ~2 billion unbanked community)

## Journey

1. Sending bank receives remittance request/instruction from sender and forward request to central counterparty.
2. Central counterparty is involved in clearing and forwards it to the sending correspondent (eg. J.P. Morgan, Citi Bank, Bank of America...etc)
3. This correspondent calculates FX costs, performs switching and local currency conversion before forwarding the instruction to the receiving correspondent bank.
4. Receiving correspondent bank then forwards the transaction instruction to its central counterparty.
5. Receiving bank receives the instruction to deposit said remittance amount into the beneficiary's account.

*Note:*
*A fee is charged by each processing party and intermediary in this journey.*

3

Traditional bank SWIFT remittance systems enjoy the advantages of reliability and security, which is an important consideration for people and especially corporations for sending large sums of money to other countries, and the wide coverage of the global network of SWIFT which covers almost all countries. However, there are many pain points in the bank SWIFT system. First, the processing costs and expenses are high. This is particularly so for those remittance flows which involve small amounts of money, which are often done on a regular and frequent basis. The relatively high fixed transaction fees charged by banks may constitute a larger proportion of the remittance money if the remittance amount involved is small. Second, the process is tedious and usually takes a few days for processing. That may lead to frustration and anxiety for the senders and receivers, especially when the recipient needs the money urgently. Third, to receive funds through the SWIFT system a recipient must have access to a bank account, which poses a serious problem for many residents of Southeast Asian countries that have no bank accounts and have no access to banking services.

## Fund Flow

*Note: Remittance Licensees are licensed financial institutions*

1. Remittance Licensee makes prefunding (say USD100K) to Tranglo's bank account in advance (T-1 Day). Tranglo credits USD100K to the designated prefunding pool of the Licensee.

| | |
|---|---|
| Remittance Licensee has the right to the USD100K in the prefunding pool. | Tranglo has the obligation to provide USD100K remittance services to the Remittance Licensees. |

2. On T-1 Day, Tranglo transfers USD100K to Payout Agents' bank accounts, which is used to top up the prefunding pool of Tranglo.

| | |
|---|---|
| Tranglo has the right to the USD100K in the prefunding pool. | Payout Agent has the obligation to provide USD100K remittance services for Tranglo. |

3. On T Day, Sender (Individual end user of sending country) instructs Remittance Licensee via digital platforms (e.g. mobile application or website) to send USD10K to a beneficiary in the recipient country.

| |
|---|
| USD10K is deducted from the Sender's wallet by the Remittance Licensee. |

4. On T Day, Remittance Licensee confirms the request and instructs Tranglo to process the transaction and send USD10K to the beneficiary in the recipient country via direct API link..

| | |
|---|---|
| The right of the Remittance Licensee to the prefunding pool drops to USD90K. | Tranglo deducts USD10K from the Remittance Licensee's prefunding pool. The obligation to the prefunding of Remittance Licensee drops to USD90K. |

5. Tranglo Connect performs FX conversion, compliance screening and applies intelligent routing to the preferred payout destination.
6. On T Day, Tranglo sends remittance instruction to Payout Agents that provide a variety of payout options, such as banks/e-wallets, physical pickup points to disperse USD10K to the Beneficiary.

| | |
|---|---|
| Payout Agent deducts USD10K from Tranglo's prefunding pool and the obligation to the prefunding of Tranglo drops to USD90K. | The right of Tranglo to the prefunding pool drops to USD90K. |

7. On T Day, the Payout Agent sends USD10K to the Beneficiary's bank account or eWallet in the recipient country, or the beneficiary could choose to collect the cash from cash pick up points.

| |
|---|
| Beneficiary gets USD10K on the same day as Sender sends the money - REAL-TIME REMITTANCE |

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For digital remittance, the fund transfer is conducted outside the bank SWIFT system. Instead, it goes through a remittance hub like Tranglo, which connects with participants like banks, e-Wallets or other remittance licensees by an application programming interface (“API”) and web-based integration. The participants fund transactions through the remittance hub by prepayment, depositing a tranche of funds in a segregated bank account of the remittance agent in what is known in the industry as the prefunding process. The remittance agent connects with various payout agents in different countries using a similar integration through an API and web-based applications. In connection with a fund transfer using Tranglo as remittance hub, Tranglo serves as the remittance agent. Upon the execution of a remittance order by the user of a participant, the remittance agent will execute the order and render payout of the fund via a payout agent on a real-time basis, deducting the amount of the transaction from the prefunded deposit of the participant. As a result, instead of having to wait for a few days as the sender sends the money via the banking system, the recipients can receive funds in the form of cash almost instantly after the sender initiates the transfer by clicking a button on a digital remittance platform.

Moreover, as the remittance agents connect not only with banks as their payout agents, but also with post offices, convenience shops or other cash pick up points, the recipients are able to enjoy the luxury of choosing different modes for cashing out the money.

In the past few years, the digital remittance industry has expanded its market reach beyond individual senders or migrant workers to include corporations. The demand by corporations to send or collect larger sums of money to and from other countries has been growing as globalization continues its rapid pace. Also, as e-Commerce and cross-border selling or purchasing of goods have grown rapidly in Southeast Asia, the need of corporations to send or collect funds have increased. Corporations are looking for more cost effective and efficient means for cross-border money transfers, especially in Southeast Asian countries and other emerging markets. Corporations are increasingly turning to digital remittance platforms or institutions for conducting regular cross-border money transfers. These corporations or eCommerce platforms are not financial institutions and do not possess the required financial licenses for processing money or funds transfers. The digital remittance industry has emerged to serve as a platform for these non-financial institutions to meet this demand.

# How Tranglo's digital remittance works today
## (Tranglo Business for Merchants & Corporations)

2
Tranglo Business
Forex trading & treasury management
Multi-Currency settlement
Seamless experience
Troubleshooting
Screening
Account management
Customer support
Senders
Non-banks, Non-financial institutions
Corporations
Merchants
Online sellers
SMEs
1
Collection
API (Application Programming Interface) / Web Platform
3
Real-time Payout
Beneficiary
1,300 banks / e-Wallets
140,000+ pickup points
22 countries

### Journey

1. Tranglo helps customers (corporates, online sellers, merchants and SMEs) collect payments from their customers in Singapore and Malaysia. This can be done via direct API link or web platform. Funds are collected into local bank.
2. Tranglo performs screening, FX conversion and also receives payout instruction from respective customers.
3. Tranglo sends payout instruction to receiving institutions that provide a variety of payout options, such as banks/wallets, pickup points.

### Tranglo Business's offers:

- **All-in-one platform** for cross-border collection and payout
- **Locked foreign exchange** means no forex risk
- Available **for businesses of any sizes**
- Customers **do not need to be a licensed** financial institution/money service provider

The digital remittance industry can provide an all-in-one platform for non-financial institutions to collect and distribute large numbers of payments across different countries in a timely and highly cost-effective manner. Online money transfer platforms also help manage transfers of funds between organizations as well as between organizations and their customers. These efficient, user-friendly platforms allow users to have access to money transactions directly and execute the fund transfer process easier, allowing corporations to reduce administrative costs.

The increasing penetration of smartphones in emerging countries, the increasing number of cross-border transactions and the growing adoption of mobile-based payment channels are expected to propel market growth. Further, the increasing adoption of digital wallets is expected to accentuate segment growth. Digital wallets enable customers to transfer and track their funds from their digital wallet application, and digital remittance services offer privacy and protection for consumers’ transactions and funds.

Another significant trend impacting digital remittance businesses is increasing regulation. Regulations in the region apply not only banks but extend the same measures to the money service operators to establish a strong focus on anti-money laundry and counter-terrorism financing programs, cybersecurity and consumer protection. Regulations also require money remittance providers, banks and other financial institutions to develop systems to detect, monitor and prevent suspicious transactions by screening all of their transactions against a comprehensive set of rules, and reporting exceptions to the authorities in a regular manner.

Lack of confidence in the security and compliance of digital remittance services has hindered growth in the market in the past. The trend toward tightened regulations is expected to drive out less reputable service providers and enhance the overall image of the digital remittances industry. The strict regulations which subject digital remittance players to the same regulatory standards of banks should further increase user confidence in these services, a critical requirement for adoption by financial institutions and corporations. Sending money globally through digital remittance platforms can now provide the same level of protection as banks, but at a lower cost and on a real-time basis. Wider adoption by financial institutions and corporations is important for the growth of the digital remittance industry as a whole.

Summary statistics on Digital Remittance – Worldwide (source - statista)

●	Annual transaction value is projected to reach $273.49 billion in 2025.

●	Transaction value is expected to show an annual growth rate (CAGR 2025-2029) of 3.94% resulting in a projected total annual transaction value of $319.15 billion by 2029.

●	The number of annual users is expected to reach 18.83 million by 2029.

●	The average transaction value per user is expected to amount to $16,260 in 2025.

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Modes of transfer

There are two main modes that users use to send and receive airtime credit-pin-based transactions and pinless transfers.

Pin-based transfer is the traditional mode of transfer. Utilizing physical reload cards that can be scratched to reveal a string of numbers (a pin), a user will need to key in these numbers into an SMS or USSD menu to reload airtime. These single-use reload cards are available physically and electronically. They are further divided into single- or multi-country pins. A single-country pin allows a sender to make a top-up to any operator of a single country, while multi-country pin allows a sender to make a one-time top-up to any one operator in a few designated countries.

Pinless airtime transfer uses an API to provide real-time airtime top-ups. This direct integration allows telcos to conveniently offer multiple top-up services in different top-up denominations to their customers.

Challenges

The airtime transfer business faces a number of challenges:

Fraud - System loopholes can be exploited and pin-based reload cards may be subject to theft, leading to significant loss of value. To this end, many top-up providers have migrated to pinless transfer solutions for better security.

Data security - Mobile numbers can also be misused by unscrupulous traders and sellers, subjecting users to harassment in the form of unsolicited calls and spam messages. A recent development that seeks to address this problem lies in the form of a tokenization system, where sensitive data is replaced with a unique string of numbers that cannot be compromised.

Wholesale roaming market - According to Juniper Research, roaming revenues accounted for under 7% ($50.6 billion) of total operator revenues in 2019. But new data roaming services like Roam-Like-Home and Wi-Fi calling allow users to use their home numbers without needing to seek foreign airtime top-ups, lowering demand.

Retail Airtime Business in Indonesia

The traditional telecommunication industry in Indonesia as of 2019 is a lucrative business, with more than 341.3 million users registered by the incumbent phone networks, exceeding the population in Indonesia of 270.6 million. Approximately 331.9 million (97.2%) of those users purchase prepaid airtime before using their phone for Internet access or to make or receive phone calls, and only 9.41 million (2.8%) users pay for their service in arrears (source: databoks.katadata.co.id). In 2020 the market for mobile telecommunication services was $7.11 billion, divided among five large telecommunication operators in Indonesia: TELKOMSEL, XL AXIATA, INDOSAT OOREDOO, TRI INDONESIA & SMARTFREN. These sales are made through two principal two channels - in store purchases of airtime products by end users that are distributed through a distributor partnership; and modern channel distribution through online shops and online platforms including websites and applications.

Based on data from bisnis.com, in 2021 more than 50% of the total market transactions were generated by the traditional channel and less than 50% generated by the modern channels. In 2021, there were between 100 and 150 authorized distributors across all operators, which in turn manage over seven million telecommunication outlets/merchants across Indonesia serving 331.9 million end users. Distribution is tiered into four separate levels:

●	Level 1 - Authorized Distribution Partner - For these distributors, the average margin ranges from 3.75% to 4.75%, excluding incentive payouts from operators.

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●	Level 2 - Distributor Reseller/Big Player - These distributors focus on achieving a high volume of transactions, and the average margin ranges from 0.5% to 1.5%.

●	Level 3 - Airtime All Operator Wholesaler - These distributors provide websites and applications to resell airtime to outlets or directly to end users, and the average margin ranges from 1% to 2%.

●	Level 4 - Outlets/Merchants - The outlets and merchants, which can be a business or an individual, conduct direct selling to end users, and achieve average margins ranging from 4% to 7%.

WalletKu Retail Airtime Business in Indonesia

WalletKu is focusing on retail airtime business serving the Indonesian market. In addition to allowing users to purchase airtime usages and internet data top-up, WalletKu also allows users to make bill payments and other cash top-up and money transfers. As of March 31, 2025, WalletKu had approximately 128,000 merchant and individual users, approximately 260 active users for WalletKu Digital and 2,150 active users for WalletKu Indosat.

WalletKu Digital is a market retailer in Indonesia (Level 3 of the Indonesian distribution model hierarchy), serving the market needs such as Airtime & Internet Data, Electricity, Water Supplies, etc. WalletKu has also become one of the Authorized Distributors (Level 1 of the distribution model hierarchy) of the second largest Indonesia telecommunication provider, Indosat Ooredoo Hutchison, and managing acluster area out of 100+ clusters of Indosat.

WalletKu has also become an E-Money services provider by relying on PT E2Pay Global Utama’s licence Account Linkage, a company that is already registered in the Central Bank of Indonesia to be a E-Money Services Provider in Indonesia. With this model, WalletKu can facilitate the unbanked population in Indonesia to access E-Money services. Along with this E-Money service, WalletKu can act as a remittance platform for users to send and receive money domestically, and leverage Seamless’ platform to allow Indonesians who are foreign workers in many countries to remit money back to their homeland.

Business Combination

On August 30, 2024 (the “Closing Date”), INFINT, INFINT Fintech Merger Sub Corp., a Cayman Islands exempted company and wholly owned subsidiary of INFINT (“Merger Sub”), and Seamless Group Inc., an exempted company registered under the laws of the Cayman Islands (along with its wholly owned subsidiaries, “Seamless”), consummated a business combination pursuant to the business combination agreement, dated as of August 3, 2022, as amended (the “Business Combination Agreement”).

On the Closing Date, INFINT completed a series of transactions (the “Closing”) that resulted in the combination (the “Business Combination”) of INFINT with Seamless. On August 30, 2024, pursuant to the Business Combination Agreement, the Merger Sub merged with and into Seamless, with Seamless surviving the merger as a wholly owned subsidiary of INFINT, and INFINT changed its name to Currenc Group Inc. (“Currenc”). The Company’s ordinary shares are listed on the Nasdaq Capital Market under the symbol “CURR”.

As consideration for the Business Combination, Currenc issued to Seamless shareholders an aggregate of 40,000,000 ordinary shares (the “Exchange Consideration”). In addition, Currenc issued 400,000 commitment shares to the PIPE investor (as described below) and an aggregate of 200,000 shares to vendors in connection with the Closing, issued promissory notes for approximately $5.7 million to EF Hutton LLC (“EF Hutton”), approximately $3.2 million to Greenberg Traurig LLP (“Greenberg Traurig”), and $603,623 to INFINT Capital LLC (the “Sponsor”), and entered into a $1.75 million PIPE Offering, as set forth below.

PIPE Offering

Simultaneous with the closing of the Business Combination, Currenc also completed a series of private financings, issuing a Convertible Note for $1.94 million, 400,000 commitment shares, and warrants to purchase 136,110 ordinary shares in a private placement to a PIPE investor (the “PIPE Offering”), which raised $1.75 million in net proceeds.

Divestitures

Prior to the closing of the Business Combination, Seamless had 58,030,000 shares outstanding and the following transactions occurred immediately prior to the Closing:

●	Seamless divested (a) TNG (Asia) Ltd., (b) Future Network Technology Investment Co., Ltd. and (c) GEA Holdings Limited, such that these entities are no longer affiliates;

●	Seamless acquired an additional ownership share in Dynamic Indonesia Holdings Limited (“Dynamic Indonesia”), the parent company of the WalletKu operating group, through the exercise by the holder of a put option for 772,970 Seamless shares, such that Seamless controls 79% of Walletku (see Note 8, Acquisition of Dynamic Indonesia Holdings Limited, for more information);

●	The applicable holder exercised its right to convert Seamless’ outstanding bonds payable into 2,736,287 common shares of Seamless;

●	5,803,000 Seamless shares were issued to employees subject to the employee Share Incentive Plan;

●	290,000 Seamless shares were issued and reserved for service providers;

●	For the purposes of splitting Seamless, GEA and TNG, a one-for-nine share repurchase exercise was undertaken and resulted in 6,153,926 shares repurchased;

●	After all the above transactions, Seamless had a total of 61,478,331 shares outstanding.

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Seamless’ Strengths

Highly Scalable and Transferable Business Model Allowing Rapid Expansion of Seamless’ Operations in Southeast Asia

Seamless’ business model is highly scalable and transferrable to other geographic markets. Tranglo’s remittance and airtime transfer platforms have demonstrated the capability of Seamless to expand its business and market reach from Southeast Asia to other countries worldwide. Indonesia has served as a showcase for Seamless’ consumer facing operations. The knowledge it has gained from building Tranglo’s global remittance and airtime transfer platforms and Indonesian operations has helped Seamless to understand the frustrations faced by individuals and merchants in Asian markets. Seamless’ accumulated knowledge has also facilitated the development of its infrastructure, product and compliance processes, allowing it to rapidly replicate and build up its business across the markets it serves.

Seamless’ focus on a tech-enabled and tech-focused business model allows it to set up, launch and scale-up operations quickly. Its platforms and technology have been designed to be scalable and easily transferable to new markets. They are modularized, meaning each function on Seamless’ platform is an independent feature that can be easily implemented, on its own or along with other functions, into other platforms. Seamless is able to deploy user data and insights from one market, adjusting for local market characteristics, to gain insights into user behavior.

In addition, Seamless’ management team has substantial operating experience across Southeast Asian markets, including Malaysia, Singapore and Indonesia. It is also continuously exploring opportunities to further expand into other markets in Southeast Asia and around the world.

Leading In-house Cross-Border Transfer Capabilities

Tranglo provides in-house cross-border payment processing capabilities in markets around the world. This capability gives Seamless a unique position compared to most of its competitors that have to rely on third-party money transfer enablers. Having this in-house capability provides it with greater certainty over the quality and reliability of its services, while at the same time increasing its profit margins by virtue of reducing the money transfer charges that it incurs. Tranglo acts as a one-stop settlement agent for cross-border money transfer and provides a single unified application programming interface, or API, and settlement interface for licensed banks, e-Wallets and money service operators.

Tranglo is a leading cross border digital payment gateway, offering its customers the ability to process payout services. Tranglo has a payout network of more than 5,000 bank and eWallets partners, and over 110 corporate customers, covering more than 100 countries globally as of March 31, 2025.

Tranglo has a large portfolio of blue chip customers including WISE, SingTel, Remitly, SBI Japan, Mastercard, CelcomDigi, WeChat Pay HK, Maxis, Etisalat and Ding. These customers rely on Tranglo to provide switching, foreign exchange transactions and settlement services to enable instantaneous cross-border payouts into multiple countries and corridors.

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For the three-month period ended March 31, 2025, Tranglo managed approximately 2.77 million transactions globally with a total value of $1.3 billion. Tranglo’s average daily transaction amount for the three-month period ended March 31, 2025 was approximately $14.4 million. A majority of Tranglo’s remittance revenue is derived from transactions for customers in Hong Kong, Singapore and the Republic of South Korea. Post-Divestiture, based for the three-month period ended March 31, 2025 operating results, the percentage of revenue generated in Hong Kong and the PRC represented approximately 4.3% of Currenc’s total revenue.

Strong Compliance Culture and Fully Licensed to Expand Seamless’ Services

Since its inception, Seamless has maintained strict and steadfast compliance with applicable laws and regulations. It works closely with regulators in consultation of new policies, and follows international risk management and relevant anti-money laundering and counter-terrorist financing (“AML/CTF”) standards to ensure robust controls both internally and when onboarding new customers/merchants.

Across the markets it serves and other jurisdictions, Seamless is licensed as follows:

●	Indonesia: Money Remittance license

●	Malaysia: Money Service Business license

●	Singapore: Money Service Operator license

●	United Kingdom: Authorized Payment Institution

Highly entrepreneurial and dynamic founding team backed by strong finance and technology professionals and on-the-ground local management

Seamless senior management is highly skilled, deeply entrepreneurial and boasts a wealth of relevant experience with leading financial and technology players.

Seamless’ chairman of the board, Alexander Kong, is an experienced and seasoned entrepreneur. Mr. Kong founded SINO Dynamic Solutions Limited, a company conducting enterprise software development for some of the world’s largest conglomerates and insurance companies.

Seamless has a truly pan-Asian management team with management team members from most of the major jurisdictions in Southeast Asia. In Indonesia, it maintains strong local, on-the-ground management teams who have a deep understanding of local consumers’ behavior and the local regulatory environment. This ensures that its operations retain a local perspective and receive sufficient oversight.

Tranglo Connect - cross-border payments for financial businesses and payment providers

Tranglo provides cross-border payment services for licensed financial institutions, payment gateways and money service businesses via Tranglo Connect, where Tranglo acts as a payment intermediary and payment aggregator for its clients. Tranglo has developed a single unified API that can be easily duplicated for all supported recipients’ jurisdictions and payout networks, and provide coverage to multiple sender channels, whether physical outlets or electronic or mobile channels. This enables Tranglo’s platform to scale to other regions with ease.

As of March 31, 2025, Tranglo Connect provides 24/7 real-time or same business day payout to more than 5,000 bank partners and other non-bank financial institution partners in multiple jurisdictions.

Tranglo Business - cross-border payments for non-financial institutions

Tranglo also provides cross-border payment services for non-financial businesses of all sizes. They include non-payment providers such as e-commerce traders, vendors with regional or international suppliers and customers, travel agencies, and global freelancers or outsourcing companies. Through Tranglo’s services, merchants and retail customers enjoy the advantage of transferring funds to a large number of recipients on a single platform seamlessly. For example, e-commerce operators can send funds to their merchants and customers by placing the order on Tranglo’s platform, utilizing Tranglo’s foreign exchange services to conduct cross-border business without worrying about currency conversion, complicated procedures and execution uncertainty.

Tranglo International Airtime Transfer Business

Tranglo has a strong foothold in the global airtime transfer market, acting as a switching platform provider for telecom airtime transfer and wholesale reseller of foreign airtime. Its proprietary technology enables customers to request for a variety of recharge options, including support for both pin and pinless airtime transfers. Currently, Tranglo operates one of the biggest airtime transfer networks in the world, providing access to over 500 mobile operators across 150 countries. Airtime transfer also allows telecom users to transfer telecom credit to another telecom user.

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In Tranglo, this mode of transfer is handled by gloTransfer. A typical process via gloTransfer is provided below:

1.	Business partner sends a transaction request to Tranglo via API (Request_ReloadSync)

2.	Tranglo verifies the parameters and forwards to the receiving partner (airtime destination) to process the recharge request.
3.	Once the recharge request is processed, the API connection will return a response to the sending partner.

Tranglo Retail Airtime Business - Treatsup (Recharge of telecom credit)

Other than the airtime wholesale business, Tranglo also operates a retail airtime business through a mobile application called “Treatsup”. Treatsup Sdn Bhd is currently engaged in the provision of implementation and technical support services to the Treatsup mobile application who is also the IP holder of the application. Treatsup allows users to reload mobile and telecom credit for anyone, anytime, anywhere and it is currently connected to more than 500 mobile service providers worldwide. It also allows user to earn Treatsup points for each reload transaction and rewards activities by discovering new and exciting offers.

Operating Data of Tranglo 2021 - 2024

	As at December 31,	As at December 31,	As at December 31,	As at December 31,
	2021	2022	2023	2024
Operating Data - Customers
Tranglo Active Customers	195	191	195	184

Operating Data - Transactions
Cross Border Payment
Transaction value (US$ millions)	3,344.0	3,553.9	4,544.3	5,138.6
Number of transactions (‘000)	9,057.4	11,165.9	10,998.3	11,392.3
Airtime Transfer
Transaction value (US$ millions)	24.5	18.4	12.2	9.3
Number of transactions (‘000)	10,466.1	7,736.7	5,341.0	4,146.9
Total Transactions
Total transaction value (US$ millions)	3,368.5	3,572.3	4,556.5	5,147.9
Total number of transactions (‘000)	19,523.5	18,902.6	16,339.3	15,539.2

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Strong Strategic Partnership Network

Blue-Chip Customers/Partners

In addition to being the backbone that enables the transfer and withdrawal of funds across e-Wallet platforms and banks, Tranglo has a large portfolio of blue-chip customers across both its payment segment and airtime transfer segment, including WISE, SingTel, Remitly, SBI Japan, Mastercard, CelcomDigi WeChat Pay HK, Maxis, Etisalat and Ding amongst others. These customers rely on Tranglo’s cross-border payout solutions to enable instantaneous payouts across multiple countries and channels.

Tranglo has an in-house business development team to acquire customers or partners and it also relies on and engage third parties to help promote its services.

Strategic partnership with Ripple

In 2021, Ripple Labs Singapore Pte. Ltd., a leading provider of enterprise blockchain and cryptocurrency solutions for cross-border payments, acquired 40% of Tranglo from certain prior investors in Tranglo. The transaction did not involve Tranglo or result in Ripple Labs Singapore Pte. Ltd making an investment of new capital into Tranglo. As part of the transaction, Tranglo adopted RippleNet, Ripple Labs Singapore Pte. Ltd’s global financial network, to tackle the complexities of the payment landscape in Southeast Asia and beyond.

This partnership introduced Ripple Labs Singapore Pte. Ltd On-Demand Liquidity (ODL) service to Tranglo’s customers, enabling participating remittance partners to process instant cross-border payments to eliminate costly prefunding arrangements. ODL leverages the digital asset XRP to facilitate low-cost transactions via RippleNet.

The chart below illustrates how Tranglo uses Ripple Labs Singapore Pte. Ltd ODL to streamline payments and enhance liquidity:

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Tranglo KYC Process

Tranglo performs know-your-customer (“KYC”) due diligence, including AML/CFT compliance, screening velocity check and a risk-based approach towards money service businesses and banks in relevant jurisdictions. As partners of Tranglo Connect are already licensed and regulated in their local jurisdiction, at times of onboarding, Tranglo reviews the relevant documents of the background of partners, such as the place of incorporation, ultimate beneficial owner, source of fund, business nature and scale, as well as the licensing requirement in that relevant jurisdiction, to ensure they are fully compliant with the regulatory requirements. Tranglo conducts further diligence periodically to ensure that its partners remain compliant after the initial onboarding and are following the latest regulatory developments. In addition, Tranglo has an internal monitoring system where it screens each transaction on a real-time basis. Where Tranglo finds any discrepancy, Tranglo notifies its partner to take further steps to improve their KYC process and monitoring systems. For the fund transfer and airtime transfer business, Tranglo does a screening on its customer via Lexis Nexis to check on any sanctioning status. Tranglo’s efficient, swift yet comprehensive and prudent KYC process is another competitive edge in the fintech market.

Tranglo’s onboarding and compliance process, summarized in the following chart and explanation, is designed to insure compliance with this restriction.

Overall Compliance Process Flow
Prospective MSB Partner
Licensed MSB Partner Onboarding
Approval
Ongoing Risk Monitoring Measures
Actions
Subscribe via TPN Portal or approached by Business Development staff
Business Customer Due Diligence (CDD)
Request required CDD documents
Assessing CDD documents/ information obtained to ensure partners have in place AML/CFT Compliance program
Perform PEP/ Sanctions Screening
PEP Beneficial Owner (BO) / High Risk Country
Enhanced Due Diligence (ECDD)
Reject on-boarding if:
Incorporate in sanction country
Lack of AML/CFT compliance program
Incomplete CDD documents
BO true matched with sanction lists
Agreement negotiation & signing
API integration
Live testing
During Transaction Screening/ Monitoring
PEP /Sanction Lists Screening
Compliance CDD threshold
Legal / Supplier receiving limit
Post Transaction Screening/ Monitoring
Auto alert to compliance for velocity check. Close monitoring on:
Single sender-multiple beneficiaries
Single beneficiary-multiple senders
Substantial accumulated sent/received value
High remittance frequency
Suspected structuring remittance
Detect suspicious transaction
Request CDD doc if:
Hit CDD thresholds
Reject txn if:
Matched sanction lists
Exceeded receiving limit
Perform ECDD if:
Suspicious txn detected
Submit STR once:
Suspicious is confirmed
(Onboarding Process)
(Transaction Monitoring Process)

Tranglo reviews and assesses the compliance function of the customers, and screens the directors and shareholders or beneficial owners of the customers to determine if any of them is a Politically Exposed Person (PEP) or residing in a High Risk Country as defined by the Financial Action Task Force. If so, Tranglo conducts further in-depth assessment via its Enhanced Due Diligence (ECDD) process.

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Tranglo Licenses

In Malaysia, Tranglo holds a Money Services Business license. The Money Services Business license is a class “B” license dated October 1, 2018 and renewed on May 23, 2023 issued to Tranglo by Bank Negara Malaysia pursuant to the Money Services Business Act 2011 for Tranglo to carry on money services business. In the United Kingdom, Tranglo is an Authorized Payment Institution licensed by the Financial Conduct Authority under the Payment Services Regulations 2017 to issue and/or acquire payment instruments, and provide money remittance services. In Singapore, Tranglo is a major payment institution approved by the Monetary Authority of Singapore under the Payment Services Act 2019 to provide account issuance, domestic money transfer, cross-border money transfer, and E-money issuance services. In Indonesia, Tranglo is a holder of a Non-bank Fund Transfer Operator license from Bank Indonesia under the Bank Indonesia Regulation Number 23/06/PBI/2021 on Payment Service Provider for non-bank fund transfer services.

Compliance Functions, Risk & Internal Controls

Tranglo has a well-defined organizational structure with clearly delineated lines of accountability, authority and responsibility to the Tranglo board of directors, its committees, and operating units. Key processes have been established in reviewing the adequacy and effectiveness of the risk management and internal control system.

Risk management

Risk management is a core discipline which supports Tranglo to achieve a measured balance between risk and return, and is embedded across all business functional lines throughout Tranglo. As an integral part of the control functions in providing the check and balance to the business processes and management strategic planning, risk management ensures timely and effective identification, measurement, mitigation and reporting of significant and emerging risks faced by Tranglo.

The first level of defense entails the responsibilities of risk owners (business functional lines) in the day-to-day management of risks inherent in the various business and operational activities. At the second level of defense, the control functions (Compliance and Risk Management) perform the role of policy setting which includes the development of relevant tools and methodologies to identify, measure, mitigate and report significant and emerging risks. Complementing this, at the third level of defense, is internal audit (Internal Audit), which provides independent assurance of the effectiveness of the risk management and compliance approach.

Tranglo adopts and promotes risk management culture throughout the organization to enhance and inculcate risk awareness culture which is a key aspect of an effective company-wide risk management framework.

Compliance functions

Compliance is responsible for strengthening compliance culture within Tranglo. The oversight of Tranglo’s board of directors, coupled with the senior management’s commitment help in ensuring effective implementation of compliance programs and staff adherence to the applicable compliance standards.

Compliance, in its role as the second line of defense, is also responsible to coordinate the process of identifying, assessing and monitoring of regulatory and compliance risk within Tranglo which includes compliance with regulatory, operational, AMLA and Anti-Money Laundering, Anti-Terrorism Financing and Proceeds of Unlawful Activities Act 2001 requirements.

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The assessment on the level of compliance is through the establishment of compliance programs, periodic compliance assessments and regular engagement sessions with business and operational functions. In addition, Compliance provides advisory, training and engagement sessions to update and communicate/educate compliance-related matters within Tranglo. In managing regulatory or compliance risk, it is also responsible to regularly report its assessment and/or activities to Tranglo’s board of directors and senior management.

Internal Audit

The internal audit function undertakes regular reviews of Tranglo’s operations and the systems of internal control. Regular reviews are performed on the business processes to examine and evaluate the adequacy and efficiency of financial and operating controls. Significant risks and non-compliance impacting Tranglo are highlighted and where applicable, recommendations are provided to improve on the effectiveness/efficiency of risk management, internal control systems and governance processes.

Audit on Tranglo’s information systems is conducted to determine whether the IT environment is operating effectively to achieve Tranglo’s objectives while safeguarding the assets and maintaining data integrity and confidentiality.

Internal Audit also provides consultation as well as advice and insight to the stakeholders to add value and suggest improvements to Tranglo’s operations. In ensuring its capabilities to provide the necessary assurance more effectively and efficiently, Internal Audit makes continuous improvements to internal audit processes.

Employees

As of March 31, 2025, Tranglo had 244 full-time employees. It also engages temporary employees and consultants as needed to support its operations. None of Tranglo’s employees are represented by a labor union or subject to a collective bargaining agreement. Tranglo has not experienced any work stoppages, and it considers its relations with its employees to be good.

WALLETKU

WalletKu Digital - Retail Airtime Business in Indonesia

WalletKu has a strong foothold in Indonesia’s airtime market, including in sectors such as utility payments, airtime top-up, and Internet data plan top-up services. WalletKu’s business scope has been expanded to cover services for traveling, gaming and education sectors as well as ticket sales for trains, buses and entertainment.

Partnership with local merchants

WalletKu operates the B2C airtime business in Indonesia, reaching out to retail customers through a wide network of business partners who are mostly small retail outlets i.e., small merchants. Merchant partners are provided with the WalletKu app which can accept payments from their end customers or users for a variety of services, including purchasing airtime top-up. As of March 31, 2025, WalletKu had approximately 128,000 registered partners, of which approximately 260 active partner merchants for WalletKu Digital and approximately 2,150 partner merchants for WalletKu Indosat.

WalletKu recruits merchants through its on-the-ground sales team. Each member of the sales team is assigned a geographic region and a quota of partners whom they are to recruit and service, including regularly collecting cash payments from the merchants. WalletKu has developed an in-house monitoring system of each individual sales employee that can monitor the geographical locations and cash to be collected from merchants. This system is able to track on a real-time basis all the transactions in relation to the merchants. WalletKu provides a swift and efficient electronic onboarding and e-KYC process for its partners. New partners can submit all required information and documentation online with the help of WalletKu’s sales representatives.

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Products & Services

WalletKu’s services are primarily focused on serving the day-to-day mobile payment needs of Indonesia’s population. The service offerings include:

Airtime top-up and Internet data plan top-up

Owing to the characteristics of the Indonesian market, where the overwhelming majority of the population uses prepaid SIM cards, airtime and data plan top-up requires visiting a physical outlet, WalletKu has recruited business partners or merchants including airtime top-up locations, convenience stores, and other retail outlets to provide airtime top-up and Internet data plan top-up services through the WalletKu app. Any person with a mobile device can pay cash to any one of WalletKu’s merchant partners to purchase airtime top-up service. WalletKu charges the customer a commission on each transaction which is built into the transaction cost payable by the customer. WalletKu provides top-up services for the four largest telecom providers in Indonesia via a single channel, which is attractive to both end users and merchants.

Utilities payments

WalletKu has partnered with a number of utility providers to allow Indonesians to pay utility bills, such as water supply, telecom, leasing and health insurance through using the WalletKu app.

Customer Service

WalletKu strives to capture the market by direct interaction with its customers. Through the customer relationship team, WalletKu helps its users and customers navigate the applications and master the transactions smoothly. This has contributed to an increase in loyalty and enhanced the reputation. WalletKu also provides an array of digital channels and social media channels, customer service email, as well as a customer service hotline.

Sales and Marketing

WalletKu attracts new users and partners by offering better and more extensive service offerings. As Indonesia is a widely dispersed country with many different localities and communities, WalletKu specifically develops and designs its marketing programs for different localities of Indonesia, and continually strives to innovate and optimize its marketing strategies.

Indosat Cluster Managing Partnership

Indosat Cluster Managing Partner (CMP) is a distribution partnership in collaboration with Indosat Ooredoo Hutchison (Indosat), which is one of the largest telecommunication operators in Indonesia offering telecom services and internet data and airtime products. Under the Indosat Cluster Managing Partner program, Indosat has set up 5 Regional areas covering all areas of Indonesia. These regions are Jabo, Central West Java, Sumatra, Kalisumapa, and East Java Bali Nusra, which are further subdivided into more than a hundred cluster areas. Each cluster area is awarded to only one operator to run, manage, and sell Indosat’s products in that particular cluster area.

To become an Indosat Distribution Partner and operate one or more cluster areas, a CMP must build a team of Distributor Sales Executive (DSEs) and Sales Force (SF). The DSEs are responsible for acquiring outlet partners, which are traditional offline small mom-and-pop shops that sell Indonesian Telecommunication products directly to end users. Each DSE manages a dedicated number of outlets within that cluster area, and sells Indosat Products to the Outlets under management. The SF is composed of salespersons, which has not been managed by WalletKu since July 2023, that sell or distribute Indosat Product directly to End Users.

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Indosat products are mainly:

●	MOBO (Mobile Outlet) - the airtime or internet data provided by Indosat that the CMP sells directly to the Outlets they manage, which in turn, can be sold to the end users by the Outlets.

●	Starter packs (SIM Card).

WalletKu joined the CMP program and started managing two Indosat clusters in 2021, namely Denpasar and Gilikangkung, which now has been merged to become one. For this cluster area, WalletKu has now 30 DSEs. WalletKu regularly launches promotional and marketing campaigns in these two cluster areas. Total revenue generated from the cluster area as of March 31, 2025 was 3.58 million, with an average revenue of around 1.19 million per month. The average gross margin for selling airtime under the CMP scheme was 1.71% during that period. As of March 31, 2025, WalletKu had approximately 2,150 active outlet partners under its CMP program.

Indosat provides incentives or bonuses to CMPs based on the KPIs they have achieved. WalletKu has met Indosat’s KPIs each month of its participation in the CMP program, and in the year ended December 31, 2023, received incentive rewards averaging 3.64% of total revenue. These rewards, together with its gross profit margin of 5.74%, contributed to an average total gross profit of 9.38%. As of December 31, 2024, WalletKu received incentive rewards averaging 3.02% of total revenue, which, together with its gross profit margin of 6.31%, contributed to an average total gross profit of 9.33% for this business.

Employees

As of March 31, 2025, WalletKu had approximately 93 employees. It also engages temporary employees and consultants as needed to support its operations. None of WalletKu’s employees are represented by a labor union or subject to a collective bargaining agreement. WalletKu has not experienced any work stoppages, and it considers its relations with its employees to be good.

Intellectual Property Rights

We rely on a combination of copyright, trademark and trade secret laws and restrictions on disclosure to protect our intellectual property rights. We own copyrights to the software we develop in-house as well as that developed by third parties under contract. We enter into standard employment agreements with our programmers and other employees, which provide that the intellectual property created by them in connection with their employment with us is our intellectual property. As of the date of this registration statement/proxy, we have registered one trademark in Singapore and five trademarks in Indonesia, and registered three domain names in Indonesia.

Despite our efforts to protect ourselves from infringement or misappropriation of our intellectual property rights, unauthorized parties may attempt to copy or otherwise obtain and use our intellectual property. In the event of a successful claim of infringement and our failure or inability to develop non-infringing intellectual property or license the infringed or similar intellectual property on a timely basis, our business could be harmed. See “Risk Factors-Risks Relating to Seamless’ Business, Industry and Operations-We may not be able to protect our intellectual property rights.” and “Risk Factors-Risks Relating to Seamless’ Business, Industry and Operations-We are subject to risks related to litigation, including intellectual property claims, consumer protection actions and regulatory disputes. Legal proceedings against us could harm our reputation and have a material adverse effect on our business, results of operations, financial condition and prospects.”

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Licenses

In Malaysia, Tranglo holds a Money Services Business license. The Money Services Business license is a class “B” license dated October 1, 2018 and renewed on May 23, 2023, issued to Tranglo by Bank Negara Malaysia pursuant to the Money Services Business Act 2011 for Tranglo to carry out money services business. This license regulates and supervises all of the money services business industry which comprises the money changing, remittance and wholesale currency businesses and other related matters. In particular to class “B” license, it regulates all activities that involve outward & inward fund transfers by individuals and businesses via non-bank remittance service providers.

In the United Kingdom, Tranglo is an Authorized Payment Institution licensed by the Financial Conduct Authority under the Payment Services Regulations 2017. This license allows Tranglo to execute payment transactions, issuing of payment instruments, acquiring payment transactions, conduct money remittance, provide account information services and payment initiation services.

In Singapore, Tranglo is a major payment institution approved by the Monetary Authority of Singapore under the Payment Services Act 2019, which is an Act to provide for the licensing and regulation of payment service providers, the oversight of payment systems, and connected matters, to repeal the Money changing and Remittance Businesses Act (Chapter 187 of the 2008 Revised Edition) and the Payment Systems (Oversight) Act (Chapter 222A of the 2007 Revised Edition), and to make consequential and related amendments to certain other Acts. This license allows Tranglo to provide account issuance, domestic money transfer, cross-border money transfer, and E-money issuance services. Tranglo utilizes the services of the four licensed Cryptocurrency Exchanges partners to liquidate XRP it receives from its customers as part of its ODL service, but as a user of these services is not required to maintain a separate license. Tranglo continuously evaluates its business and the changing regulatory landscape in the jurisdictions in which it operates, it currently believes it is compliance with cryptocurrency regulations in Singapore and that it is not required to comply with any cryptocurrency regulations in jurisdictions other than Singapore. See the section entitled “Seamless’ Business - Tranglo - Strong Strategic Partnership Network - Strategic partnership with Ripple.”

In Indonesia, Tranglo is a holder of a Non-bank Fund Transfer Operator license from Bank Indonesia under the Bank Indonesia Regulation Number 23/06/PBI/2021 on Payment Service Provider for non-bank fund transfer services. It regulates nonbank funds transfer providers having business entities incorporated in Indonesia engaged in funds transfer activities.

For WalletKu, it is regulated by several regulations. We are subject to a wide range of regulations in the Republic of Indonesia; electronics and informatics security, trades through electronic systems, electronic money licensing, and labor law.

WalletKu as an electronic system operator. We have made effective our registration of Indonesian Standard of Business Classification (in Indonesian: Klasifikasi Baku Lapangan Usaha Indonesia-KBLI) number 63122 of “Web Portal and/or Digital Platform with Commercial Purposes”. Within this KBLI, we launched and managed the WalletKu App and WalletKu web portal. One of the regulators of this activity is the Ministry of Communications and Informatics of the Republic of Indonesia (MCI-RI) by the Regulation of the MCI-RI number 5 year 2020 (including its changes) on Private Electronic System Operators (ESO). It requires ESO that provides, manages, and/or operates offers and/or trades of goods and/or services to register its body to the MCI-RI. Consequently, we registered the company as an ESO in ESO registration number 000128.01/DJAI.PSE/02/2021. The electronic information ecosystem is regulated as such as the ministry wants to ensure that no ESO provides and facilitates the circulation of prohibited contents. Furthermore, to counter the privacy data breach problems of ESOs, the ministry wants the ESOs to be cautious about their internal mechanism of privacy data protection.

WalletKu’s retail trades. Alongside the KBLI 63122, we also have made effective our registration of KBLI number 47912 of “Retail Trade through the Media for Textile, Clothing, Footwear, and Personal Goods Commodities”. This one is for our retail trades that are available in our WalletKu app. Within this KBLI, WalletKu is a subject to Government Regulation number 80 year 2019 on Trades through Electronic System (in Indonesian: Perdagangan Melalui Sistem Elektronik-PMSE). According to the mentioned regulation, PMSE entities are obliged to ethically advertise; disclosing truthful information of the products they sell (along with their obligation to disclose the accurate information about the products, the suitability of real products from the ads, consumption eligibility, legality, quality, and accessibility of the goods or services, and to protect consumers).

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WalletKu’s electronic money. Supporting our sales inside the app is the electronic money usages. W-Cash is a product of co-branding agreement. We rely on PT E2Pay Global Utama’s license from the Bank of Indonesia. Currently, the electronic money licensing itself is regulated by the Regulation of the Bank of Indonesia number 20/6/PBI/2018 on Electronic Money. The co-branding agreement is registered and being reported by PT E2Pay Global Utama to Bank of Indonesia. Pursuant to the regulation, the provision of electronic money system must be done by following the mentioned principles: a) not implying a systemic risk; b) the whole operations must be conducted with good financial conditions; c) strengthening consumer’s protection; d) enterprises that benefits the nation’s economics; and e) money laundering and terrorism funding prevention.

WalletKu’s partnership with payment gateway services. WalletKu uses payment initiation and acquiring services provided by third parties. We are the users of the services. This area is regulated by the Regulation of Bank of Indonesia number 23/6/PBI/2021 concerning Payment Services Provider.

WalletKu is subject to Indonesian labor law. Indonesian labor law is being referred to Law number 13 year 2003 on Manpower, which had been changed by the Constitutional Court for several provisions and by Law number 11 year 2020 on Job Creation. It contained various norms: the maximum term of definite employment, the severance payment, numerous mandatory workers’ rights protection, leave provisions, etc. The Indonesian labor law is generally designed to enhance the welfare of the workers within the jurisdiction of the Republic of Indonesia.

The table below provides an overview of our existing licenses across different jurisdictions. We believe we are in material compliance with the requirements of each of these licenses. None of the licenses have an expiration or renewal date except the Malaysian license, which expires in March 2026. We expect to renew the license prior to its expiration.

Jurisdiction	Name of License	Regulator
Malaysia	License to conduct Money Services Business (Class of License: B)	Bank Negara Malaysia
Singapore	Major Payment Institution	Monetary Authority of Singapore
Indonesia	Money Remitter (Non-bank Fund Transfer Operator)	Bank Indonesia
Indonesia	Electronic System Operator	Ministry of Communications and Informatics of the Republic of Indonesia (MCI-RI)
Indonesia	Trades through Electronic System	Ministry of Trades of the Republic of Indonesia
Indonesia	Electronic Money Note: Rely on PT E2Pay Global Utama’s license Account Linkage	Bank of Indonesia
United Kingdom	PSD (Authorized Payment Institution)	Financial Conduct Authority

Competition Analysis

Remittance Business (Tranglo)

	Tranglo	Moneygram	Western Union	Thunes	NIUM	EMQ
Business model	Wholesale	Retail	Retail	Wholesale	Wholesale	Wholesale
Focus market/s	Asia Pacific	Global	Global	Emerging markets	Europe	Europe & Middle East
Tech	API/batch upload	API	API	API/batch upload	API/batch upload	API
Ripple’s ODL support	Yes	No	No	No	Yes	No

The comparison metrics of Tranglo and some of its competitors within the cross-border remittance industry are set forth in the table above. We believe that Tranglo and most competitors retain a comprehensive competitive advantage against traditional banks. Traditional banks rely on many gatekeepers and intermediary networks in their end-to-end process, adding to costs and transaction turnaround time.

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Transfer times:

Traditional banks - between 3 to 7 working days

Retail operators - 1 to 3 working days

Wholesale providers - 40% payments are instant (industry average)

Tranglo - 80% of payments are instant (within 5 minutes)

Charges:

Traditional banks - 3% to 7%

Payment gateways - 3% + FX rates

Western Union - 0.3% to 3%

Tranglo - 1% on average

Retail money transfer operators and regional mobile wallets. Retail money transfer operators and regional mobile wallets adopt a “follow the consumer” approach. While the focus is still on consumers in their core market(s), these players target to serve the consumers’ payment needs both domestically and internationally. Consumers can make use of the same e-wallet even in overseas markets when they travel. Examples include MoneyGram and Western Union. Retail money transfer operators tend to have better network and availability. However, these retail money transfer operators may need to connect and integrate with other wholesale remittance providers in order to expand their coverage areas. This will bring in additional costs and delay the remittance processes.

Wholesale remittance providers. These operators tend to fare better in terms of speed and pricing as compared to retail money transfer operators, whereas retail money transfer operators tend to have better network and availability. Tranglo is a wholesale remittance provider. Other competitors in the wholesale remittance industry include Thunes, NIUM and EMQ. These remittance providers generally have a transfer speed advantage because of direct and negotiated partnerships with local infrastructure providers. For example, Tranglo has an extensive network in the Philippines. NIUM, with a focus on Europe, is making aggressive expansion in that region, adding workforce, support as well as building local networks.

Batch uploads, a traditional transaction request option that eliminates the need for API, can add to the attractiveness of a remittance operator vis-à-vis its competitors. Businesses with the need for added flexibility would opt to engage a provider that supports both API integration and batch processing, as developing an in-house platform to integrate API could add considerable costs.

One of the standout competitive factors for Tranglo is its added liquidity management via support from Ripple’s On-Demand Liquidity (ODL) service. ODL leverages the digital asset XRP to eliminate traditional pre-funding. Traditionally, pre-funding is required to initiate transactions, which locks up substantial working capital for remittance participants and financial institutions. This may impose significant restrictions on the cash flows of eWallets or banks. ODL provides a way out for remittance participants to send money without the need for providing the pre-funding. In Southeast Asia markets, only NIUM is also capable of providing ODL for its participants.

International Airtime Transfer Business (Tranglo)

In the airtime transfer service business, Tranglo competes with Prepay Nation, Ding, DT One, Merchantrade, Reloadly, Du and Thuns, which also provide services for top-up transactions to mobile operators and other digital service providers. Specifically, Thunes, which enables users to connect digital wallets and is a global cross-border payments network, is another competitor of Tranglo in the businesses of both airtime transfer services and money transfer.

	Tranglo	Ding/Du	DT One	Reloadly
Business model	Wholesale/ Retail	Retail/ Wholesale	Wholesale	Wholesale
Network	Global	Global	Global	Global
Support	24/7 global support	24/7 global support	24/7 global support	24/7 global support
Tech	API/web platform	API/web platform	API/web platform	API

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Tranglo operates a wholesale-focused model, with retail top-ups offered as a supplementary product. This allows Tranglo to differentiate from wholesale-only competitors like DT One and Reloadly, while also matching the offerings of retail- and wholesale-focused competitors like Ding.

While the industry average network coverage is global, most airtime operators include inactive operators in their network. Tranglo has performed numerous list cleanups to ensure an accurate representation of active networks while ensuring optimal support for these channels.

Network:

Ding - 700 operators in 150 countries

DT One - 900 operators in 180 countries

Reloadly - 800 operators in 170 countries

Tranglo - 500 operators in 150 countries

Technical and customer support rendered may vary according to geographical location. As the Tranglo team is primarily based in Malaysia and Singapore, support generally works best for queries coming from countries in similar time zones. The same applies for different operators, i.e., Reloadly operates out of Spain, the United States, France and Canada.

Support for API allows direct integration for developers and digital retailers offering direct foreign top-ups via their platforms, while web platform supports offline retailers or operators that prefer to link without going through API. As is the case with remittance, Tranglo, being able to offer both, can enjoy certain competitive advantages in the market.

Retail Airtime Business - Indonesia (WalletKu)

Many Indonesian e-Commerce players are the direct competitors of WalletKu’s retail Airtime Business. Shopee is now the biggest online shopping place. Shopee invites users to join as Shopee Partners. Partners can resell products purchased through the application offline. Products that can be purchased on the Shopee Partner application are Credit & Data Packages, Game Vouchers, PLN Electricity (Tokens & Bills), Indonesian Train Tickets, and other bills such as Credit Installments, Health Social Security Administration Agency (BPJS Kesehatan), Regional Water Companies Drinking (PDAM), Postpaid, Telkom, and Cable TV. In addition, Shopee Partners can also make use of the Shopee app for users to send money, pay installments, and Shopee marketplace payments.

Other competitors include GrabKios which is operated by KUDO Company. It is the airtime reseller company managed by Grab Indonesia. GrabKios helps all of Grab Merchants or general merchants to sell retail airtime top-up, and the products offered are of the same nature as WalletKu’s. GrabKios offers price discounts as a promotional campaign every month. However, GrabKios does not offer any financial assistance in the form of delay payments, unlike WalletKu which offers 3-5 days of receivables for the merchants. GrabKios also allows its partners to send money to all banks as well as to make bill payments.

Tokopedia is another application created for shop owners, stalls, and individuals who could open shops to sell digital products using the online Wholesale app. Small enterprises are able to sell products ranging from wholesale products, credit, data packages, PLN, Telkom, PDAM, BPJS, game vouchers, and cable TV.

Bukalapak offers a platform for partners to sell products ranging from physical goods to virtual products like Toll, Data Packages, Send Money, Cash Deposits, Electricity Tokens, Electricity Bills, Game Vouchers, and Train Tickets.

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Property, Plant and Equipment

Our corporate headquarters is located in Singapore which is under a lease that expires in September 2025. We also have offices in Kuala Lumpur consisting of 14,096 square feet of space in the same building under a lease that expires in October 2026. We have offices in several other locations and believe our facilities are sufficient for our current needs.

Insurance

Seamless maintains property and liability insurance. Consistent with customary industry practice in Southeast Asia, we do not maintain business interruption insurance, nor do we maintain key-man life insurance.

Risk Management and Internal Control Framework

Our approach to risk

The nature of Seamless’ business, including managing domestic and international flows of money, means that it faces wider and more complex risk management challenges than many businesses. Its position of trust in its users is an overarching focus for Seamless, on top of the risks commonly faced by businesses which are highly dependent on information technology, and provides an added dimension in defining and managing our risk and control systems. Realization of a risk within any of the major risk categories could trigger significant reputational damage for Seamless’ business, which may affect its ability to maintain its successful operational record, as well as deliver damaging financial losses. Please refer to “Risk Factors” for details of other risks affecting Seamless business.

As a consequence, risk and its management and mitigation are a particular focus for Seamless.

The governance of risk

Seamless governance of risk is managed on a tiered basis. The process starts with its directors who delegate authority to its risk and compliance committee and then, by the clear articulation of policy, through the management hierarchy to the executives running its different operating divisions. The policies and risk appetite statements are communicated throughout Seamless, encouraging employees at all levels to consider risk in their decision-making and take personal accountability for the risks they take.

At each stage of the risk management process, Seamless seeks to establish clear accountability and responsibility for risk in order to drive a culture of transparency and openness among its employees. Seamless believes this encourages the early escalation of response to risks and creation of mitigation plans as appropriate.

Within its risk governance structure, Seamless has several levels of defense with clearly defined accountabilities and responsibilities. Operating division executives on the ground in the various countries where Seamless operates represent the first level of defense and have the responsibility to identify, manage, measure and monitor risks within their region. The second line of defense is provided by Seamless’ on-the-ground risk and compliance teams who provide assistance and independent challenge to the operating divisions. The third line of defense is Seamless’ risk and compliance team in its corporate headquarters under the guidance of its risk and compliance committee. Seamless’ risk and compliance committee is a committee of the Seamless board of directors established in accordance with its articles and is authorized by the Seamless board of directors to assist in fulfilling statutory and regulatory responsibilities in relation to its operations. The committee assists the Seamless board of directors in its oversight of the effectiveness of Seamless’ system of risk management and compliance function. Seamless hires an external service provider for its internal audit function to carry out regular review of our policies and procedures, internal control systems and safeguards to inherent risks.

In particular to our cross-border arm - Tranglo, it has a well-defined organizational structure with clearly delineated lines of accountability, authority and responsibility to the Tranglo board of directors, its committees, and operating units. Key processes have been established in reviewing the adequacy and effectiveness of our risk management and internal control system.

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Risk management function and overview

Risk management is a core discipline which supports Tranglo’s aim to achieve a measured balance between risk and return, and is embedded across all business functional lines throughout Tranglo. As an integral part of the control functions in providing checks and balances to the business processes and management strategic planning, risk management ensures timely and effective identification, measurement, mitigation and reporting of significant and emerging risks faced by Tranglo.

The first level of defense entails the responsibilities of risk owners (business functional lines) in the day-to-day management of risks inherent in the various business and operational activities. At the second level of defense, the control functions (Compliance and Risk Management) perform the role of policy setting which includes the development of relevant tools and methodologies to identify, measure, mitigate and report significant and emerging risks. Complementing this, the third level of defense is internal audit, which provides independent assurance of the effectiveness of the risk management and compliance approach.

Tranglo adopts and promotes risk management culture throughout the organization to enhance and inculcate risk awareness culture, which is a key aspect of an effective company-wide risk management framework. Fundamental risk management culture is strong corporate governance, organizational structure with clearly defined roles and responsibilities, effective communication and training, commitment to compliance with laws, regulations and internal controls, integrity in fiduciary responsibilities and clear policies, procedures and guidelines cascaded across Tranglo.

Types of risks and controls

Tranglo may face regulatory, financial, legal, operational, technology, fraud, and reputational risks. The relatively small values involved in remittance transfers mean that it is unlikely that there will be systemic risk.

●	Regulatory Risk - regulatory adherence in relation to complexity, clarity, pace of guidelines’ changes and heightened scrutiny by regulators which lead to fiduciary breaches, especially AML/CFT and other regulatory requirements. Preventive controls in place via requirements for every business function to ensure proper policy, process, procedure or work instructions are being revised on a periodic and ad hoc basis to be more relevant and up-to-date in line with daily operational requirements and activities. Additionally, we also instill awareness amongst staff on the importance of adhering to statutory and regulation as well as ensure alignment of the requirements.

●	Financial Risk - accounting transactions not captured completely and accurately in the accounting system. Preventive controls in place via in-house dedicated tools developed by technology team and revenue assurance team to perform reconciliation (it is inclusive of mandatory information, e.g., date and time stamp, unique transaction ID and amount).

●	Legal Risk - contractual disputes, litigation or claim risks. Preventive controls in place via automated systems and internal procedures and processes to monitor the status of agreement to ensure no transaction will be executed prior the execution of agreement.

●	Operational Risk - loss of funds in transit depending on the nature of the remittance service. Preventive controls in place via requirements for every business function to ensure dedicated people or team, adequate operational process, robust operating system, and external factors including third-party management are being assessed, monitored and resolved effectively based on risk management and internal control tools as well as process.

●	Technology Risk - system outage/IT failures in applications, software and hardware due to improper software maintenance, poor license management and obsolete systems. Preventive controls in place via maintaining list of the available components and monitoring their support window, tracking of end-of-life or end-of-support components from the aspects of technology, cyber and business continuity key risk indicators as well proper incident management process.

●	Fraud Risk - falsification of documents, including identity theft, fake ID card, fraudulent company or financial documents and other business documents. Preventive controls in place via effective awareness and training on the detection of fraud (including cyberfraud/cybercrime) and highlighting the current or emerging modus operandi of fraud.

●	Reputational Risk - inadequate arrangements to ensure receivers or beneficiaries getting their funds on time even when there has been a loss in transit. It could also arise from misuse of the service for illegal purposes such as money laundering. Preventive controls in place via adequate processes and systems to ensure minimal impact throughout the transactional flow, Dedicated people and team are in place in managing operational issues either from sales, technology & infrastructure, and customer support perspectives.

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Compliance Functions

In general

As a highly regulated company, Tranglo is required by law to undertake preventive measures to prevent the company from being used as a conduit for money laundering (ML), terrorism financing (TF) and proliferation financing (PF) activities. Therefore, we implement a stringent Anti-Money Laundering and Counter Financing of Terrorism and Targeted Financial Sanctions (AML/CFT & TFS) compliance program to ensure good governance and sound management of ML/TF risks.

To do this, our business is monitored by an in-house compliance department whose primary role is to ensure compliance with laws, regulatory requirements, policies and procedures. The department is led by a highly qualified executive with extensive experience on development, operation and management of corporate compliance programs and projects in the money services business (MSB). The Head of Compliance is a former President of the Group of Compliance Officers (GOCO), an external examination committee member for Asian Institute AICB’s AML/CFT & TFS and regulatory compliance certification programs, and an external trainer for Risk-based Approach (RBA) workshops offered by the Asian Banking School.

Our compliance measures include:

1.	Effective implementation of AML/CFT & TFS Compliance program to ensure consistency and adherence to all applicable local laws and regulations across all regions in which Tranglo operates.

2.	Developing and maintaining compliance policies, procedures, controls and keeping them up to date with regulatory changes and providing compliance advisory support for business initiatives.

3.	Providing oversight, risk assessment, control, support, including Customer Due Diligence/Enhanced Due diligence (CDD/EDD), remittance partner due diligence, and analysis of any suspicious transactions in accordance with AML/CFT & TFS regulations

4.	Establishing and implementing AML/CFT & TFS compliance training program for staff

5.	Providing guidance in consultation with the product and business stakeholders regarding new feature and service offerings

6.	Liaising with regulatory authorities

AML/CFT system and suspicious transaction reporting

Tranglo has built a robust AML/CFT & TFS system for sanction/PEP screening as well as transaction monitoring. Tranglo subscribes to LexisNexis sanction/PEP lists database which covers major global sanction/PEP lists such as OFAC, UNSCR, UK and other major domestic authorities lists. Customers in our database are subject to rescreening on a daily basis.

Tranglo applies the Risk-Based Approach (RBA) in both its customer and own company risk profiling. The risk parameters are incorporated into the AML system and customer risk scores are calculated automatically.

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The in-house transaction monitoring system covers both during- and post-transaction monitoring. On a real-time basis, the system will reject a transaction automatically if the transaction data hits auto-reject data validation parameters. For post-transaction monitoring, the system will send auto alerts to prompt a review of transactions whose patterns hit monitoring thresholds.

Suspicious transaction reports (STRs) will be raised to the respective regulators if any suspicious transaction activities are detected and/or any customer/sender/beneficiary true match with sanction lists.

AML/CFT compliance training & awareness

We also conduct compliance training for our employees to safeguard Tranglo from any non-compliant acts. In 2021 and 2022, we conducted 15 and 28 in-house AML/CFT compliance training sessions, respectively. Compliance officers are also regularly sent to attend the external training and workshops, such as the MSB industry training modules conducted by GOCO under the Malaysia Association of MSB, to enhance their AML/CFT & TFS knowledge and ensure that knowledge is up to date.

In addition, a two-day dedicated in-house “Sanction and Sanction Screening” workshop was conducted by an external trainer under ABS in September 2021.

We provide financial support to our employees who wish to complete personal accreditation programs. Under the Tranglo Staff Training Program, 10 compliance officers have been enrolled into AML/CFT & TFS Compliance accreditation programs since 2017.

Regulation

Licenses & Regulations

In Malaysia, Tranglo holds a Money Services Business license. The Money Services Business license is a class “B” license dated October 1, 2018 and renewed May 23, 2023 issued to Tranglo by Bank Negara Malaysia pursuant to the Money Services Business Act 2011 for Tranglo to carry out money services business. This license regulates and supervises all of the money services business industry which comprises the money changing, remittance and wholesale currency businesses and other related matters. In particular to class “B” license, it regulates all activities that involve outward & inward fund transfers by individuals and businesses via non-bank remittance service providers.

In the United Kingdom, Tranglo is an Authorized Payment Institution licensed by the Financial Conduct Authority under the Payment Services Regulations 2017. This license allows Tranglo to execute payment transactions, issuing of payment instruments, acquiring payment transactions, conduct money remittance, provide account information services and payment initiation services.

In Singapore, Tranglo is a major payment institution approved by the Monetary Authority of Singapore under the Payment Services Act 2019, which is an Act to provide for the licensing and regulation of payment service providers, the oversight of payment systems, and connected matters, to repeal the Money changing and Remittance Businesses Act (Chapter 187 of the 2008 Revised Edition) and the Payment Systems (Oversight) Act (Chapter 222A of the 2007 Revised Edition), and to make consequential and related amendments to certain other Acts. This license allows Tranglo to provide account issuance, domestic money transfer, cross-border money transfer, and E-money issuance services. Tranglo also partners with the four licensed Cryptocurrency Exchanges partners to liquidate XRP it receives from its customers as part of its ODL service, but as a user of these services is not required to maintain a separate license.

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In Indonesia, Tranglo is a holder of a Non-bank Fund Transfer Operator license from Bank Indonesia under the Bank Indonesia Regulation Number 23/06/PBI/2021 on Payment Service Provider for non-bank fund transfer services. It regulates nonbank funds transfer providers having business entities incorporated in Indonesia engaged in funds transfer activities.

WalletKu is subject to a wide range of regulations in the Republic of Indonesia relating to electronic and information security, trades through electronic systems, electronic money licensing, and labor law.

WalletKu as an electronic system operator. WalletKu holds a registration under Indonesian Standard of Business Classification (in Indonesian: Klasifikasi Baku Lapangan Usaha Indonesia-KBLI) number 63122 of a “Web Portal and/or Digital Platform with Commercial Purposes”. Within this KBLI, WalletKu launched and manages the WalletKu App and WalletKu web portal. One of the regulators of this activity is the Ministry of Communications and Informatics of the Republic of Indonesia (MCI-RI) by the Regulation of the MCI-RI number 5 year 2020 (including its changes) on Private Electronic System Operators (ESO). It requires an ESO that provides, manages, and/or operates offers and/or trades of goods and/or services to register with the MCI-RI. Consequently, WalletKu registered as an ESO in ESO registration number 000128.01/DJAI.PSE/02/2021. The electronic information ecosystem is regulated as such as the ministry wants to ensure that no ESO provides and facilitates the circulation of prohibited contents. Furthermore, to counter the privacy data breach problems of ESOs, the ministry wants the ESOs to be cautious about their internal mechanism of privacy data protection.

WalletKu’s retail trades. Alongside the KBLI 63122, we also have made effective our registration of KBLI number 47912 of “Retail Trade through the Media for Textile, Clothing, Footwear, and Personal Goods Commodities”. This one is for our retail trades that are available in our WalletKu app. Within this KBLI, WalletKu is a subject to Government Regulation number 80 year 2019 on Trades through Electronic System (in Indonesian: Perdagangan Melalui Sistem Elektronik-PMSE). According to the mentioned regulation, PMSE entities are obliged to ethically advertise; disclosing truthful information of the products they sell (along with their obligation to disclose the accurate information about the products, the suitability of real products from the ads, consumption eligibility, legality, quality, and accessibility of the goods or services, and to protect consumers).

WalletKu’s electronic money. Supporting our sales inside the app is the electronic money usages. W-Cash is a product of co-branding agreement. We rely on PT E2Pay Global Utama’s license from the Bank of Indonesia. Currently, the electronic money licensing itself is regulated by the Regulation of the Bank of Indonesia number 20/6/PBI/2018 on Electronic Money. The co-branding agreement is registered and being reported by PT E2Pay Global Utama to Bank of Indonesia. Pursuant to the regulation, the provision of electronic money system must be done by following the mentioned principles: a) not implying a systemic risk; b) the whole operations must conducted with good financial conditions; c) strengthening consumer’s protection; d) enterprises that benefits the nation’s economics; and e) money laundering and terrorism funding prevention.

WalletKu’s partnership with payment gateway services. WalletKu uses payment initiation and acquiring services provided by third parties. This area is regulated by the Regulation of Bank of Indonesia number 23/6/PBI/2021 concerning Payment Services Provider.

WalletKu is subject to Indonesian labor law. WalletKu is subject to Law number 13 year 2003 on Manpower, as modified by the Indonesian Constitutional Court, and by Law number 11 year 2020 on Job Creation. These laws establish various norms relating to the maximum term of definite employment, severance payments, mandatory workers’ rights protections, leave provisions, among others. These laws are generally designed to enhance the welfare of the workers within the jurisdiction of the Republic of Indonesia.

Regulation in particular to Indonesia

This section sets forth a summary of the significant regulations or requirements in Indonesia. The primary laws and regulations to which Seamless is subject relate to foreign investment, dividend distributions, foreign exchange controls, electronic money, payment processing, data protection, intellectual property rights, anti-money laundering and terrorism financing and employment and labor.

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Regulations on Foreign Investment

The Law No. 25/2007 regarding Investment issued on April 26, 2007, or the Indonesia Investment Law, states that all business sectors or business types are open to foreign investment, except those over which the Indonesian government has expressly prohibited or restricted foreign investment. Under the Indonesia Investment Law and the Negative Investment List promulgated by the Indonesian government applicable at the time of establishment of our Indonesia operating entities, foreign investors can own up 49% of the equity in the electronic money businesses and 100% of the equity in fund transfer in Indonesia. According to Regulation of the Bank of Indonesia number 20/6/PBI/2018, the provision of maximum 49% ownership of foreign entities (51% minimum for local shareholders) is enforceable to the issuer of electronic money. WalletKu did not issue new electronic money as it has a co-branding agreement with PT E2Pay Global Utama (which is the party that issues the “M-Bayar” electronic money). In addition, according to President Regulation number 10 year 2021 on Investment List (as amended), fintech business (especially in KBLI 58200, 63122, and 47912 is not restricted nor strictly regulated in respect to foreign ownership). Accordingly, WalletKu does not believe that the maximum provision for foreign entities is applicable for WalletKu’s current business.

Regulations on the Use of Rupiah

On June 28, 2011, the government of Indonesia enacted Law No. 7 of 2011 on Currency, or the Indonesia Currency Law, which took immediate effect. Furthermore, on March 31, 2015, Bank Indonesia enacted Bank Indonesia Regulation No. 17/3/PBI/2015 on the Mandatory Use of Indonesian Rupiah within the Territory of the Republic of Indonesia, or the Indonesia Currency Law Implementation Regulations. The implementation rules of the Indonesia Currency Law require the use of Indonesian Rupiah for all transactions conducted within Indonesia including transactions for payment, settlement of obligations and other financial transactions, except for certain exemptions provided under the Indonesia Currency Law Implementation Regulations. Failures to comply with any provisions under the Indonesia Currency Law Implementation Regulations may subject the person to administrative, criminal or monetary sanctions of up to IDR1 billion (US$72,695.6).

Regulations on Dividend Distributions

Dividend distributions are regulated under Law No. 40 of 2007 on Limited Liability Company, or the Indonesian Company Law. A decision to distribute a dividend needs to be made by a resolution of the shareholders at the annual or general meeting of shareholders upon the recommendation of the board of directors of a company. A company may only declare dividends at the end of a fiscal year if it has positive retained earnings. Furthermore, the Indonesian Company Law allows a company to distribute interim dividends prior to the end of a financial year so long as it is permitted by its articles of association and provided that the interim dividend does not result in the company’s net assets becoming less than the total issued and paid-up capital and the compulsory reserves fund. Such distribution shall be determined by the company’s board of directors after being first approved by the board of commissioners. If, after the end of the relevant financial year, the company has suffered a loss, any distributed interim dividends must be returned by the shareholders, and the board of directors and board of commissioners of the company will be jointly and severally responsible if the interim dividend is not returned. A limited liability company is required to reserve a certain amount from its net profit each year as a reserve fund until such fund amounts to at least 20% of its issued and paid up capital.

Regulations on Foreign Exchange

Indonesia has limited foreign exchange controls. The Indonesian Rupiah is generally freely convertible within or from Indonesia. The Indonesian Investment Law stipulates that foreign investors are allowed to make capital contributions and repatriate dividends, profits and other income in foreign currency without obtaining prior approvals from governmental authorities and/or Bank Indonesia, the central bank of Indonesia. The conversion of foreign currency into Indonesian Rupiah for capital contribution purposes does not require any governmental approvals.

On September 5, 2016, Bank Indonesia issued Bank Indonesia Regulation No. 18/18/PBI/2016 on the Foreign Exchange Transactions against Rupiah between Banks and Domestic Parties and Bank Indonesia Regulation No. 18/19/PBI/2016 on Foreign Exchange Transactions against Rupiah between Banks and Foreign Parties, or the Indonesia Foreign Exchange Regulations. According to such regulations, a party wishing to convert Indonesian Rupiah to foreign currency exceeding certain thresholds set forth in the Indonesia Foreign Exchange Regulations is required to submit certain supporting documents to the bank handling the foreign exchange conversion, including the underlying transaction documents and a duly stamped statement confirming that the underlying transaction documents are valid and that the foreign currency will only be used to settle the relevant payment obligations. For conversions not exceeding the threshold set forth in the Indonesia Foreign Exchange Regulations, the person only needs to declare in a duly stamped letter that its aggregate foreign currency purchases have not exceeded the monthly threshold set forth in the Indonesian banking system.

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Laws and regulations relating to Electronic Money Business

Electronic money, or E-Money, is regulated specifically under Bank Indonesia Regulation No. 20/6/PBI/2018 on Electronic Money, or E-Money Regulation. E-Money Regulation mainly outlines the obligations of the electronic money operators in the E-Money system including licensing and user protection. The five E-Money operators are namely the principal, the acquirer, the issuer, the clearing operator and the settlement operator. Each of these roles serves its own respective roles in the facilitation of transactions between the merchants and the users of the electronic money system. Other than banks, the E-Money Regulation also permits non-bank entities to act as E-Money operators insofar it is established as a limited liability company in Indonesia and has obtained the necessary licenses from Bank Indonesia. Non-bank entities that apply for the permit as an E-Money issuer, is subject to minimum issued capital of not less than IDR 3,000,000,000 and a foreign shareholding cap of 49%, both directly and indirectly.

WalletKu has a co-branding arrangement with PT E2Pay Global Utama’s license as an e-money operator who issues the M-Bayar e-money product. WalletKu co-brands M-Bayar as “W-Cash”. Pursuant to Article 4 paragraph (1) of the Bank of Indonesia regulation, the party which obliged to has a license of the Bank of Indonesia is the operator (PT E2Pay Global Utama). Pursuant to Article 5 paragraph (2) of the regulation a quo, there are two groups of Payment Services Provider which is the basis for the e-money provider grant from Bank of Indonesia: (a) front-end; and (b) back-end. The front-end group consists of issuer, acquirer, payment gateway provider, electronic wallet operator, and fund transfer operator. The back-end group consists of principal, switching operator, clearing operator, and end-settlement operator. WalletKu’s mechanism of e-money is provided by PT E2Pay Global Utama. In addition, our payment gateway is also provided by third party too. Hence, the front-end group is not applicable and the back-end group is not relevant under WalletKu’s current arrangement.

Laws and Regulations relating to Fund Transfer

The underlying regulation governing fund transfers is Law No. 3 of 2011 on Fund Transfer, or Fund Transfer Law, which is implemented by several Bank Indonesia regulations. Fund Transfer Law defines a fund transfer as a chain of actions with the intention of transferring a certain amount of funds to the recipient mentioned within the fund transfer order, up until the receipt of such fund by the recipient. A fund transfer operator is defined as a bank and non-bank business entity in the form of an Indonesian legal entity that operates fund transfer activities.

A non-bank fund transfer operator is required to obtain a license from Bank Indonesia, and is further subject to several requirements, including a minimum capital requirement and fit and proper test for primary parties. A licensed fund transfer operator shall commence its operation within 3 months of the license issuance date and failure to commence operations within such period will require the fund transfer operator to submit a report to Bank Indonesia on infrastructure readiness as well as details explaining the hindrances that have caused such delay. In such case, Bank Indonesia reserves the right to cancel the fund transfer operator license if there is a reasonable basis to conclude that the fund transfer operator is no longer capable of undertaking its operation.

Fund transfers from and/or to overseas shall be based on the written agreement with the fund transfer operator who has obtained a license from the relevant authority in the destined jurisdiction. Bank Indonesia reserves the right to determine the nominal limit of transfers. Offshore fund transfer operators shall firstly submit written information containing a business plan and details of the business partnership to Bank Indonesia, upon which such submission will be subject to Bank Indonesia’s approval, rejection, determination and/or limitation. A fund transfer operator may also enter into a partnership with a licensed domestic fund transfer operator, subject to approval from Bank Indonesia.

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Provision of Applications and Content Services through the Internet

On March 31, 2016, MOCIT issued Circular Letter No. 3 of 2016 on Provision of Applications and Contents Services through the Internet, or the OTT Circular Letter, which regulates the provision of virtually all over-the-top services or services provided over the Internet, or the “OTT services”. The definition of OTT services includes online messaging, online games, webpages and e-commerce platforms. The OTT Circular Letter has extraterritorial reach and applies to any OTT services providers serving the Indonesian market. OTT services providers are required to employ data protection measures, conduct filtering, screening, and censorship functions, use national payment gateways and Indonesian IP addresses and provide manuals in the Indonesian language. Furthermore, a foreign OTT services provider is required to establish a permanent establishment in Indonesia in accordance with Indonesian taxation laws and is expected to comply with all Indonesian laws and regulations. Due to the broad coverage of the OTT Circular Letter, we are subject to this circular letter and therefore must adhere to all of its requirements.

Regulation on Electronic System Operator

WalletKu holds a registration under Indonesian Standard of Business Classification (in Indonesian: Klasifikasi Baku Lapangan Usaha Indonesia-KBLI) number 63122 of a “Web Portal and/or Digital Platform with Commercial Purposes”. Within this KBLI, WalletKu launched and manages the WalletKu App. One of the regulators of this activity is the Ministry of Communications and Informatics of the Republic of Indonesia (MCI-RI) by the Regulation of the MCI-RI number 5 year 2020 (including its changes) on Private Electronic System Operators (ESO). It requires ESO that provides, manages, and/or operates offers and/or trades of goods and/or services to register its body to the MCI-RI. Consequently, WalletKu registered as an ESO in ESO registration number 000128.01/DJAI.PSE/02/2021. The electronic information ecosystem is regulated as such as the ministry wants to ensure that no ESO provides and facilitates the circulation of prohibited contents. Furthermore, to counter the privacy data breach problems of ESOs, the ministry wants the ESOs to be cautious about their internal mechanism of privacy data protection.

Regulations on Personal Data Protection and Information Security

In December 2016, MOCIT enacted MOCIT Regulation No. 20 of 2016 on Personal Data Protection, or the Personal Data Protection Regulation, which sets out the rules governing the protection of personal data that are stored in electronic form. The regulation requires that prior to any action taken in relation to personal data, including the acquisition, processing, storage, transfer, disclosure and access, and erasure, the prior consent of the owner of such personal data is obtained. Under the Personal Data Protection Regulation, electronic system providers are required to notify the personal data owner in the case of any breach involving his/her personal data no later than 14 days subsequent to the occurrence of the breach.

If we fail to comply with the Personal Data Protection Regulation, we may be subject to sanctions in the form of warnings or written reprimands, temporary suspensions, or may be blacklisted.

Regulation on Retail Trades

WalletKu holds registration KBLI number 47912 for “Retail Trade through the Media for Textile, Clothing, Footwear, and Personal Goods Commodities” for retail trades that are available in its WalletKu app. Within this KBLI, WalletKu is a subject to Government Regulation number 80 year 2019 on Trades through Electronic System (in Indonesian: Perdagangan Melalui Sistem Elektronik-PMSE). According to the mentioned regulation, PMSE entities are obliged to ethically advertise; disclosing truthful information of the products they sell (along with their obligation to disclose the accurate information about the products, the suitability of real products from the ads, consumption eligibility, legality, quality, and accessibility of the goods or services, and to protect consumers).

Regulations on Consumer Protection

Consumer protection in Indonesia is regulated under Law No. 8 of 1999 on Consumer Protection, or the Consumer Protection Law, which became effective on April 20, 2000. It is the first comprehensive law devoted to protecting the rights of and promoting the recourses available to, users of both goods and services. The law details activities and circumstances that are prohibited such as disclosing incorrect and unclear information regarding the services rendered or promoting false advertising. Violations of the Consumer Protection Law may result in an administrative and/or criminal sanction such as a mandatory contribution to a compensation fund or an imprisonment sanction.

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Regulations on Intellectual Property Rights

Trademark and Geographical Indication Law

Before the end of 2016, the Indonesian House of Representatives enacted the Law No. 20 of 2016 on Trademark and Geographical Indication, or the Trademark and Geographical Indication Law. The new Trademark and Geographical Indication Law has expended the scope of trademark protection and adopted the Madrid protocol provisions, which cover the trademarks of our Indonesian entities.

The Trademark and Geographical Indication Law shortened the trademark registration process from 12 to 18 months to eight months. In addition, the Trademark and Geographical Indication Law recognizes two types of international trademark registration application: an application originating from Indonesia to an International Bureau which is filed through the Directorate General of Intellectual Properties under the Minister of Law and Human Rights, or an application addressed to Indonesia as the receiving office from an International Bureau. To be able to file an application in Indonesia for the international registration of a trademark, the applicant either must have applied for registration of the trademark in Indonesia or must already own the trademark in Indonesia.

WalletKu has filed an application for a registered trademark on the mark “WalletKu” in financial services class (class 36). The application is currently under substantive review by the government officials. WalletKu also plans to file an application for a registered trademark on the mark “WalletKu” in the mobile application class (class 9).

Regulations Relating to Copyrights

Copyrights in Indonesia are regulated under Law No. 28 of 2014 on Copyrights, or the Indonesia Copyright Law. Indonesia adopts the declarative system of copyright protection whereby a copyright is an exclusive right of a creator of content which arises automatically after a creation appears in a concrete form. The Indonesia Copyright Law protects creations in the field of science, arts and literature, which includes, among others, computer programs, video games, photography, songs or music with or without lyrics, and all forms of art.

WalletKu’s WalletKu App is subject to the copyright protection under the Indonesian Copyright Law. Pursuant to Article 1 paragraph (1) Indonesian Copyright Law, copyright is defined as exclusive rights on a creation of the creator that automatically arises based upon the declarative principle right after a creation is manifested in a real form. Based on Article 40 paragraph (1) Indonesian Copyright Law, computer programs are one of the creations that are protected under copyright title.

Moral rights and economic rights are protected under the. Moral rights are rights that confer upon the creator the right to attach the creator’s name to the creation, to limit the right of others to modify the creation or change the creation’s name, and to defend his/her personal rights if the creation is distorted, mutilated or modified or the creator’s reputation is otherwise diminished. Economic rights consist of rights that grant powers to the creator to publish, copy, translate, adapt or transform, distribute the original or the copy, show, announce, communicate, and lease the creation. Parties who want to exercise the economic rights must have a creator or copyright holder license.

Moral rights on computer program prevail eternally and economic rights prevail for 50 years after the announcement of the creation. What is meant by “announcement” in the Indonesian Copyright Law is a reading, broadcast, exhibition of the creation by any media either electronic or non-electronic or an activity with any means, so a creation could be read, heard, or seen by any person. WalletKu App first launched in May 2017 and the protection prevails 50 years from that date.

Currently WalletKu is currently in the initial phase of obtaining a copyright registration of the WalletKu App with the Ministry of Law and Human Right (MoLHR) in Indonesia. The documentation of copyright in the MoLHR functionally serves as a legal proof of the creation of the work.

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Regulations on Anti-money Laundering and Prevention of Terrorism Financing

Prevention and Eradication of Money Laundering

Law No. 8 of 2010 on Prevention and Eradication of Money Laundering regulates the types of transactions which are required to be reported to the Indonesian Financial Transaction Reports and Analysis Center (the “PPATK”), and the entities responsible to report such transactions. Under this law, any party who conceals or disguises the origin, source, location, allocation, assignment, or actual ownership or assets known or reasonably suspected to be proceeds of crimes may be subject to monetary sanctions of up to IDR5 billion (US$336,468) and imprisonment of up to 20 years. Financial service providers must comply with know-your-customer principles and report suspicious financial transactions that it believes is related to money laundering to the PPATK. The reporting party is required to report to PPATK any suspicious financial transactions, and any transaction entered into with its customers having a minimum amount of IDR500 million (US$33,646.81), or an equivalent value in other currencies, and/or any financial transaction involving the transfer of funds from and to other countries, no later than 14 business days after the transaction is conducted.

Failure to submit a report may subject the reporting party to administrative sanction(s) which will be imposed by the supervisory and regulatory body in the form of a warning letter, public announcement on the action or sanction and/or an administrative penalty.

Prevention and Eradication of Terrorism Financing

Law No. 9 of 2013 on the Prevention and Eradication of Terrorism Financing was enacted in order to prevent the funding of terrorists. Under this regulation, an act of terrorism financing is defined as direct and/or indirect acts in order to provide, collect, grant, or loan funds to persons that knowingly would use the funds to conduct terrorist acts. Companies that fund terrorism in Indonesia may face large monetary fines, have their assets seized and their permits revoked. Moreover, such companies may also be dismantled or expropriated by the government. Financial service providers must comply with know-your-customer principles and report suspicious financial transactions that it believes is related to terrorism to the PPATK. Failure to do so will result in fines of up to IDR1 billion (US$67,293.62). Financial service providers that provide fund transfer services must also request the sender of funds to present identification and information explaining the purpose of the fund transfer and must keep a record of all transactions for at least five years. Funds of the alleged financers of terrorism may be frozen upon the request of the PPATK, investigators, public prosecutors, a judge, and other legally designated parties.

Regulations on Labor

On March 25, 2003, the House of Representatives enacted Law No. 13 of 2003 on Manpower, or the Indonesia Manpower Law. Under the Indonesia Manpower Law, we are not allowed to pay our employee wages below the minimum wage stipulated annually by the relevant provincial, regency or municipal government. The minimum wage is set in accordance with the need for a decent standard of living, taking into consideration the productivity and growth of the economy. If we fail to abide by requisite minimum wage regulations in the Indonesia Manpower Law, our directors may be liable to a term of imprisonment of no less than one year and up to four years. Moreover, we may also be subject to a fine of up to IDR400 million US$26,917.45).

Indonesia has adopted social protection and social welfare programs for employees who are working in Indonesia under Law No. 24 of 2011 on the Social Security Agency, or the Indonesia Social Security Agency Law. The Indonesia Social Security Agency Law establishes two social welfare programs, namely, the healthcare social security insurance and employment social security. Employment social security covers workers compensation, pensions and life insurance. Under the Indonesia Social Security Agency Law, an employer is required to register itself and its employees as employment social security participants. If an employer fails to comply with this obligation, it will be subject to a written warning, fines and/or exclusion from certain public services. The Indonesia Social Security Agency Law further stipulates that an employer that violates its obligation to provide the requisite financial contributions to healthcare social security insurance and employment social security will be subject to up to eight years of imprisonment and fines of up to IDR1 billion (US$67,293.62). In addition, pursuant to the Indonesia Manpower Law, every person, including foreign nationals, who is employed for at least six months in Indonesia, must participate in the social security programs in Indonesia.

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Background

Business Combination

On August 30, 2024, INFINT completed a series of transactions that resulted in the combination of INFINT with Seamless pursuant to the Business Combination Agreement, following the approval at the Meeting held on August 6, 2024. On August 30, 2024, pursuant to the Business Combination Agreement, and as described in greater detail in the Company’s final prospectus and definitive proxy statement, which was filed with the SEC on July 12, 2024, Merger Sub merged with and into Seamless, with Seamless surviving the merger as a wholly owned subsidiary of INFINT, and INFINT changed its name to Currenc Group Inc. As consideration for the Business Combination, Currenc issued to Seamless shareholders an aggregate of 40,000,000 ordinary shares (the “Exchange Consideration”).

Private Placement

In addition, Currenc issued an aggregate of 200,000 Ordinary Shares to vendors in connection with the Closing, issued promissory notes for approximately $5.7 million to EF Hutton, approximately $3.2 million to Greenberg Traurig LLP, and $603,623 to the Sponsor.

Simultaneous with the closing of the Business Combination, Currenc also completed a series of private financings, issuing the PIPE Note for $1.94 million (receiving net proceeds of $1.75 million), 400,000 Commitment Shares, and PIPE Warrants to purchase 136,110 Ordinary Shares in a private placement to the PIPE Investor.

Our Ordinary Shares are listed on the Nasdaq Global Market under the symbols “CURR”. On June 27, 2025, the closing price of our Ordinary Shares was $0.67.

There is no assurance that the holders of the PIPE Warrants will elect to exercise any or all of the PIPE Warrants, which could impact our liquidity position. To the extent that the PIPE Warrants are exercised on a “cashless basis,” the amount of cash we would receive from the exercise of the PIPE Warrants will decrease. We believe the likelihood that PIPE Warrant holders will exercise their PIPE Warrants, and therefore the amount of cash proceeds that we would receive is, among other things, dependent upon the market price of our Ordinary Shares. If the market price for our Ordinary Shares is less than the applicable exercise price of $11.50, subject to adjustment as described herein, we believe such holders will be unlikely to exercise their PIPE Warrants. We believe, based on our current operating plan, that our existing cash and cash equivalents, together with the cash flows from operating activities, will be sufficient to meet our anticipated cash needs for working capital, financial liabilities, capital expenditures and business expansion for at least the next 12 months. To the extent the Company is able to raise additional financing, the Company will be in a position to expedite its business plan. To support its long-term business objectives, the Company expects to continue efforts to raise additional capital over at least the next three years.  The Company does not believe this offering will have a significant impact on our ability to raise additional financing, although it may impact the per share price and shares issued in any capital raise.

The Ordinary Shares being registered for resale in this prospectus represent a substantial percentage of our public float and of our outstanding Ordinary Shares. The number of shares being registered in this prospectus represents approximately 51.71% of the total Ordinary Shares outstanding as of the date of this prospectus (assuming the exercise of all PIPE Warrants and the sale of all of the Ordinary Shares pursuant to the terms of the ELOC Purchase Agreement). The sale of the securities being registered in this prospectus, or the perception in the market that such sales may occur, could result in a significant decline in the public trading price of our Ordinary Shares.

The rights of holders of our Ordinary Shares and PIPE Warrants are governed by our Articles and the Companies Act, and in the case of the PIPE Warrants, the PIPE Agreement. See the section entitled “Description of Ordinary Shares.”

The ELOC Purchase Agreement

On February 10, 2025, we entered into the ELOC Purchase Agreement with Arena. Pursuant to the ELOC Purchase Agreement, we have the right to sell to Arena up to $10.0 million (“Commitment Amount”) of our Ordinary Shares, in multiple tranches upon satisfaction of certain terms and conditions contained in the ELOC Purchase Agreement, which includes, but is not limited to, filing a registration statement with the SEC and registering the resale of any shares sold to Arena Global.

From and after the date of the ELOC Purchase Agreement (“Commencement”), we will control the timing and amount of any sales of our Ordinary Shares to Arena under the ELOC Purchase Agreement will depend on a variety of factors to be determined by us from time to time, including, among other things, market conditions, the trading price of our Ordinary Shares and determinations by us as to the appropriate sources of funding for our business and operations. The obligation of Arena to purchase our Ordinary Shares under the ELOC Purchase Agreement begins on the date after the effectiveness of this Registration Statement and satisfaction of certain conditions under the ELOC Purchase Agreement (“Commencement Date”) and ends on the earlier of (i) the first day of the month next following the 12-month anniversary of the date hereof and (ii) the date on which Arena shall have purchased from us under the ELOC Purchase Agreement our Ordinary Shares for the Commitment Amount, subject to the Exchange Cap (the “Commitment Period”). The ELOC Purchase Agreement contains customary representations, warranties, agreements and conditions to completing future sale transactions, indemnification rights and obligations of the parties. Among other things, Arena Global represented to us, that it is an “accredited investor” (as such term is defined in Rule 501(a) of Regulation D under the Securities Act, and we will sell the securities in reliance upon an exemption from registration contained in Section 4(a)(2) of the Securities Act and Regulation D promulgated thereunder.

The net proceeds to us from sales that we elect to make to Arena under the ELOC Purchase Agreement, if any, will depend on the frequency and prices at which we sell our Ordinary Shares to Arena. We expect that any proceeds received by us from such sales to Arena will be used for working capital and general corporate purposes.

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Exchange Cap

Further, under the ELOC Purchase Agreement and subject to the Commitment Amount, we have the right, but not the obligation, to direct Arena to purchase a specified number of shares of our Ordinary Shares not to exceed certain limitations set forth in the ELOC Purchase Agreement (each, a “Purchase”), including that (i) the aggregate number of Ordinary Shares to be issued to Arena under the ELOC Purchase Agreement shall not exceed the ELOC Beneficial Ownership Limitation, which is 9.99% of the then total outstanding Ordinary Shares, and (ii) the aggregate number of Ordinary Shares to be purchased by Arena under the ELOC Purchase Agreement shall not exceed 19.99% of the then outstanding Ordinary Shares before such proposed purchase and sale (the “Exchange Cap”); provided further that, the Exchange Cap will not apply if our shareholders have approved issuances in excess of the Exchange Cap in accordance with the rules of Nasdaq, by timely delivering an advance notice to Arena (each, an “Advance Notice”), on any trading day (each, a “Purchase Date”).

The Maximum Advance Amount varies in accordance with the time the Advance Notice is received, if the Advance Notice is (A) received by 8:30 a.m. Eastern Time, the lower of: (i) an amount equal to seventy percent (70%) of the average of the daily value traded of the Ordinary Shares on the ten (10) Trading Days immediately preceding an Advance Notice, or (ii) $10 million, (B) received after 8:30 a.m. Eastern Time but before 10:30 a.m. Eastern Time, the lower of (i) an amount equal to forty percent (40%) of the average of the Daily Value Traded of the Common Shares on the ten (10) Trading Days immediately preceding an Advance Notice, or (ii) $5 million, and (C) received after 10:30 a.m. Eastern Time but before 12:30 p.m. Eastern Time, the lower of (i) an amount equal to twenty percent (20%) of the average of the Daily Value Traded of the Common Shares on the ten (10) Trading Days immediately preceding an Advance Notice, or (ii) $2.5 million; provided, however, that the parties may modify the aforementioned conditions by mutual prior written consent.

The per share purchase price that Arena is required to pay for our Ordinary Shares in a Purchase effected by us pursuant to the ELOC Purchase Agreement, if any, will be determined by reference to the volume weighted average price of our Ordinary Shares (the “VWAP”), calculated in accordance with the ELOC Purchase Agreement, for the period (a) from 9:30 a.m. Eastern Time through 4:00 p.m. Eastern Time, excluding the opening price and the closing price, if the Advance Notice is received before 12:30 p.m. Eastern Time (the “Measurement Period”). If the total day’s VWAP at the end of any given 1-hour interval has changed by +/- 4% versus the previous 1-hour interval, the purchase price will be 96% of Arena’s sale execution for that day.

Conditions to Delivery of Advance Notices

Our ability to deliver Advance Notices to Arena under the ELOC Purchase Agreement is subject to the satisfaction of certain conditions, all of which are entirely outside of Arena’s control, including, among other things, the following:

● The accuracy in all material respects of our representations and warranties included in the Arena Purchase Agreement;

● the effectiveness of the Registration Statement that includes this prospectus (and any one or more additional registration statements to be filed with the SEC that register Ordinary Shares that may be issued and sole by us to Arena Global under the Arena Purchase Agreement);

●us having obtained all required permits and qualifications for the offer and sale of all Ordinary Shares issuable pursuant to such Advance Notice;

●no Material Outside Event or Material Adverse Effect (as defined in the ELOC Purchase Agreement) shall have occurred or be continuing;

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● us having performed, satisfied and complied in all material respects with all covenants, agreements and conditions required by the ELOC Purchase Agreement to be performed, satisfied or complied with by us;

● the absence of any statute, regulation, order, decree, writ, ruling or injunction by any court or governmental authority of competent jurisdiction which prohibits or directly, materially and adversely affects any of the transactions contemplated by the ELOC Purchase Agreement;

● no suspension of the trading in Ordinary Shares by the SEC or the Principal Market or Trading Market (as defined in the ELOC Purchase Agreement), no final and non-appealable notice that the listing or quotation of the Ordinary Shares on the Principal Market or Trading Market shall be terminated, and no violation of the shareholder approval requirements of the Principal Market or Trading Market incurred by the issuance of the Ordinary Shares;

● a sufficient number of authorized but unissued and otherwise unreserved Ordinary Shares for the issuance of all the Ordinary Shares issuable pursuant to such Advance Notice;

● the representations contained in the applicable Advance Notice shall be true and correct in all material respects;

● the Pricing Period for all prior Advance Notices shall have been completed; and

● we shall have (i) issued and registered all of the Commitment Fee Shares and (ii) obtained Shareholder Approval (as defined in the Arena Purchase Agreement) to issue Ordinary Shares in excess of the Exchange Cap hereunder.

Commitment Fee Shares

In connection with the ELOC Purchase Agreement we agreed, among other things, to issue to Arena, as a commitment fee, that number of Common Shares (“Commitment Fee Shares”) equal to 200,000 divided by the simple average of the daily VWAP of the Common Shares during the ten (10) Trading Days immediately preceding the effectiveness of the initial registration statement (the “Initial Registration Statement”) on which the Commitment Fee Shares are registered (the “Price”), promptly (but in no event later than one (1) Trading Day) after the effectiveness of the Registration Statement (the “Issuance”). We are registering up to 600,000 Ordinary Shares as Commitment Fee Shares hereunder. To the extent that the actual number of Commitment Fee Shares are less than 600,000, we will allocate the remainder to be issued and sold hereunder as ELOC Purchase Shares under the terms of the Purchase Agreement (that is, for the avoidance of doubt, in addition to the 20,000,000 ELOC Purchase Shares that we have allocated herein for the same purpose).

Limitation on Variable Rate Transactions

There are no restrictions on future financings, rights of first refusal, participation rights, penalties or liquidated damages in the ELOC Purchase Agreement, other than a prohibition (with certain limited exceptions) on entering into specified “Variable Rate Transactions” (as such term is defined in the ELOC Purchase Agreement) during the term of the ELOC Purchase Agreement. Such transactions include, among others, the issuance of convertible securities with a conversion or exercise price that is based upon or varies with the trading price of our Ordinary Shares after the date of issuance, or our effecting or entering into an agreement to effect an “equity line of credit” or other substantially similar continuous offering with a third party, in which we may offer, issue or sell our Ordinary Shares or any securities exercisable, exchangeable or convertible into our Ordinary Shares at a future determined price.

From the date of the ELOC Purchase Agreement until the earlier of (i) the date that Arena Global has purchased $5 million in Ordinary Shares thereunder, (ii) 12 months after effectiveness of the initial Registration Statement or (iii) three (3) months after any Termination (the “Limitation Date”), we shall be prohibited from effecting or entering into an agreement to effect any issuance of Ordinary Shares or Common Share Equivalents (or a combination of units thereof) involving a Variable Rate Transaction, other than in connection with an Exempt Issuance or with the prior written consent of the Investor. Arena shall be entitled to seek injunctive relief against us to preclude any such issuance, which remedy shall be in addition to any right to collect damages, without the necessity of showing economic loss and without any bond or other security being required.

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Prohibition of Short Sales and Hedging Transactions

Arena has agreed that neither it nor any of its agents, representatives and affiliates shall in any manner whatsoever enter into or effect, directly or indirectly, any (i) “short sale” (as such term is defined in Rule 200 of Regulation SHO of the Exchange Act) of our Ordinary Shares (excluding transactions properly market “short exempt”) or (ii) hedging transaction, which establishes a net short position with respect to our Ordinary Shares during any time prior to the termination of the ELOC Purchase Agreement.

Termination

The ELOC Purchase Agreement will automatically terminate on the earliest to occur of (i) the first day of the month following the 12-month anniversary of the Commencement Date, and (ii) the date on which Arena shall have purchased from us under the ELOC Purchase Agreement our Ordinary Shares for an aggregate gross purchase price of $10,000,000, subject to the Exchange Cap. We may terminate the ELOC Purchase Agreement effective upon five trading days’ prior written notice to Arena; provided that (i) there are no outstanding Advance Notices, and the Ordinary Shares under which have yet to be issued, and (ii) we have paid all amounts owed to Arena pursuant to the ELOC Purchase Agreement. The ELOC Purchase Agreement may be terminated at any time by the mutual written consent of the parties.

Finders Fee

Neither we nor Arena has had any dealings in connection with the ELOC Purchase Agreement transaction with any finder or broker who will demand payment of any fee or commission from the other party.

The ELOC Purchase Agreement contains customary representations, warranties, conditions and indemnification obligations of the parties. Copies of the agreements have been filed as exhibits to the registration statement that includes this prospectus and are available electronically on the SEC’s website at www.sec.gov.

Effect of Performance of the ELOC Purchase Agreement on Our Shareholders

All 20,600,000 Ordinary Shares registered in this offering which have been or may be issued or sold by us to Arena are expected to be freely tradable. It is anticipated that shares registered in this offering that are to be issued pursuant to the ELOC Purchase Agreement will be sold over a period of up to 12-months commencing on the date of the ELOC Purchase Agreement. The sale by Arena of a significant amount of shares registered in this offering at any given time could cause the market price of our Ordinary Shares to decline and to be highly volatile. Sales of our Ordinary Shares to Arena, if any, will depend upon market conditions and other factors to be determined by us. We may ultimately decide to sell to Arena all, some or none of the shares of our Ordinary Shares that may be available for us to sell pursuant to the ELOC Purchase Agreement. If and when we do sell shares to Arena, after Arena has acquired the shares, Arena may resell all, some or none of those shares at any time or from time to time in its discretion. Therefore, sales to Arena by us under the ELOC Purchase Agreement may result in substantial dilution to the interests of other holders of our Ordinary Shares. In addition, if we sell a substantial number of shares to Arena under the ELOC Purchase Agreement, or if investors expect that we will do so, the actual sales of shares or the mere existence of our arrangement with Arena may make it more difficult for us to sell equity or equity-related securities in the future at a time and at a price that we might otherwise wish to effect such sales. However, we have the right to control the timing and amount of any sales of our shares to Arena.

We do not know what the purchase price for our Ordinary Shares will be and therefore cannot be certain as to the number of our Ordinary Shares we might issue to Arena under the ELOC Purchase Agreement after the Commencement Date. As of June 27, 2025, the latest practicable date, there were 76,084,675 Ordinary Shares issued and outstanding. If all of the 20,600,000 Ordinary Shares offered by Arena under this prospectus were issued and outstanding as of the date hereof, such shares would represent 27.08% of the total number of our outstanding Ordinary Shares. If we elect to issue and sell more than 20,000,000 Ordinary Shares to Arena pursuant to the ELOC Purchase Agreement, in our sole discretion, we will register for resale under the Securities Act any such additional Ordinary Shares, which could cause additional substantial dilution to our shareholders.

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Pursuant to the terms of the Arena Purchase Agreement, we have the right, but not the obligation, to direct Arena to purchase up to $10.0 million of our Ordinary Shares. Depending on the price per share at which we sell our Ordinary Shares to Arena pursuant to the ELOC Purchase Agreement, we may need to sell to Arena under the ELOC Purchase Agreement more shares of our Ordinary Shares than are offered under this prospectus in order to receive aggregate gross proceeds equal to the $10.0 million total commitment available to us under the ELOC Purchase Agreement. If we choose to do so, we must first register for resale under the Securities Act such additional shares, which could cause additional substantial dilution to our shareholders. The number of shares ultimately offered for resale by Arena under this prospectus is dependent upon the number of shares we direct Arena to purchase under the ELOC Purchase Agreement.

The issuance of Ordinary Shares to Arena pursuant to the ELOC Purchase Agreement will not affect the rights or privileges of our existing shareholders, except that the economic and voting interests of each of our existing shareholders will be diluted. Although the number of Ordinary Shares that our existing shareholders own will not decrease, the Ordinary Shares owned by our existing shareholders will represent a smaller percentage of our total outstanding Ordinary Shares after any such issuance.

The following table sets forth the percentage ownership of Arena from our sale of up to 20,000,000 Ordinary Shares to Arena under the ELOC Purchase Agreement at varying purchase prices (and assumes no issuance of Ordinary Shares as ELOC Commitment Fee Shares):

Assumed Average Purchase Price Per Share(1) (2)	Number of Registered Shares to be Issued if Full Purchase of Registered Ordinary Shares(3)	Percentage of Outstanding Ordinary Shares After Giving Effect to the Issuance to Arena(4)	Proceeds from the Sale of Shares to Arena under the Purchase Agreement ($)
$0.50	20,000,000	20.81%	$10,000,000
$0.67	14,925,373	16.40%	$10,000,000
$0.75	13,333,333	14.91%	$10,000,000
1.00	10,000,000	11.62%	$10,000,000
1.25	8,000,000	9.51%	$10,000,000
1.75	5,714,286	6.99%	$10,000,000
2.00	5,000,000	6.17%	$10,000,000

(1)	For the avoidance of any doubt, this price reflects price per share paid by Arena inclusive of discounts to the market price of our Ordinary Shares in accordance with the terms of the ELOC Purchase Agreement.

(2)	The closing price of the Ordinary Shares on the Nasdaq as of July 25, 2025 was $2.29.

(3)	Although the Purchase Agreement provides that we may sell up to $10,000,000 of our Ordinary Shares to Arena, we are only registering 20,000,000 Ordinary Shares that may be sold to Arena as purchase shares under the ELOC Purchase Agreement, which may or may not cover all the shares we may ultimately sell to Arena under the Purchase Agreement, depending on the purchase price per share. As a result, we have included in this column only those shares that we are registering in this offering.

(4)	The denominator is based on 76,084,675 Ordinary Shares outstanding as of July 29, 2025, adjusted to include the issuance of the number of Ordinary Shares set forth in the adjacent column which we would have issued to Arena based on the applicable assumed purchase price per Purchase Share, and assumes that no Ordinary Shares have been issued to Arena as Commitment Fee Shares.

Conversion Shares

Pine Mountain Agreement

In connection with the PIPE Offering, Currenc entered into a Convertible Note Purchase Agreement (the “PIPE Agreement”) with Seamless and Pine Mountain Holdings Limited, a company organized under the laws of the British Virgin Islands, or its designated affiliate (the “PIPE Investor”), to issue 194,444 Ordinary Shares convertible at $10.00 per share. Pursuant to the PIPE Agreement entered into by and between Currenc, Seamless, and the PIPE Investor, Currenc agreed to issue the PIPE Note to the PIPE Investor at an issue price of USD $1,750,000, which represents a 10% discount to the Principal Amount (the “Note Issuance”). The PIPE Agreement closed on the date of the Business Combination Closing. Except with the written consent of Currenc, the PIPE Investor shall not own more than 4.99% of the Ordinary Shares of Currenc in issue from time to time (the “Ownership Limit”). In addition, the Note will not be convertible to the extent that such issuance of shares together with any issuance of shares upon the exercise of PIPE Warrants (defined below), would require shareholder approval under Nasdaq rules, until and unless such shareholder approval is obtained.

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In connection with the Note Issuance, and as consideration of the PIPE Investor’s subscription of the convertible promissory note following the Business Combination Closing, the PIPE Investor was also issued (i) 400,000 Ordinary Shares, credited as fully-paid, (the “Commitment Shares”) and (ii) a five-year warrant (the “PIPE Warrant”) to purchase up to an aggregate of 136,110 Ordinary Shares at an exercise price of USD $11.50 (the “PIPE Warrant Shares”). The PIPE Warrants shall have anti-dilution protection on the price with respect to future equity offerings of Currenc priced at or above $2.00 per share and full anti-dilution protection on price and quantity with respect to future equity offerings of Currenc priced below $2.00 per share. In the event the PIPE Warrant Shares are not registered within 12 months, PIPE Warrant holders have the option to cashless exercise each warrant for 0.8 Ordinary Shares. In addition, the PIPE Warrants will not be exercisable to the extent that such issuance of shares together with any issuance of shares upon the conversion of the Note, would require shareholder approval under Nasdaq rules, until and unless such shareholder approval is obtained.

On March 4, 2025, the Company received a conversion notice (the “Conversion Notice”) from Pine Mountain, requesting the conversion of the principal and aggregate interest of the Convertible Note into 1,027,996 Ordinary Shares (the “Conversion Shares”). On June 27, 2025, the Company issued the Conversion Shares to Pine Mountain.

The foregoing descriptions of the PIPE Agreement, the PIPE Note, and the PIPE Warrant do not purport to be complete and are qualified in their entirety by reference to the PIPE Agreement, the PIPE Note, and the PIPE Warrant which are filed as Exhibits 10.41, 10.42 and 10.43 respectively, to this Registration Statement and are incorporated herein by reference.

Vendor and Creditor Shares

Roth Agreement

On August 20, 2024, the Company engaged Roth Capital Partners, LLC (“Roth”) to act as its capital markets advisor for a period of twelve (12) months and agreed to issue a total of 181,818 Ordinary Shares as payment for their services per the Roth Agreement. The Company initially registered 100,000 Ordinary Shares issued to Roth on a Form S-1, which was declared effective by the SEC on October 15, 2024. On June 27, 2025, the Company issued the 81,818 Ordinary Shares to Roth.

Creditor Share Purchase Agreement

On June 15, 2025, the Company entered into the Creditor Share Purchase Agreement with the nine Creditors named therein, pursuant to which the Company issued an aggregate of 28,360,373 Ordinary Shares in full satisfaction of an aggregate amount of $12,166,600 of the Company’s outstanding unsecured obligations (the “Obligations”) owed to the Creditors, at a price per share of $0.43, equating in each case to a $0.50 discount for each $1.00 of Obligations. Other than the satisfaction of the Obligations, the Company did not receive any additional consideration in connection with the issuance of Ordinary Shares to the Creditors. The Creditor Share Purchase Agreement includes standard representations, warranties, and remedies for the parties. On June 19, 2025, the Company and the Creditors entered into Amendment No. 1 to the Share Purchase Agreement (“Amendment No. 1”), which amended the closing date on which the Company would issue the Ordinary Shares and the date on which the Obligations would be satisfied, from June 19, 2025, to on or about June 30, 2025, or such other date as the Company and the Creditors may mutually agree. On June 27, 2025, the Company closed the transaction and issued the Ordinary Shares to the Creditors. The foregoing descriptions of the Creditor Share Purchase Agreement and Amendment No.1 do not purport to be complete and are qualified in their entirety by reference to the Creditor Share Purchase Agreement and Amendment No.1, which are filed as Exhibits 10.50 and 10.51 to this Registration Statement and are incorporated herein by reference.

Recent Developments

Ripple Dispute

As previously disclosed, on August 17, 2024, Ripple Markets APAC Pte. Ltd., the successor to Ripple Labs Singapore Pte. Ltd. (“RMA”), sent a default letter to GEA demanding payment totaling $27,257,540.64, and sent a demand letter to Seamless, as guarantor, for the full amount of the payment by August 19, 2024. On August 19, 2024, RMA filed a claim in Singapore naming Seamless and GEA as defendants (the “Defenedants”) and demanding that the Defendants, jointly and severally, pay the demanded payment plus late fees and certain costs. Seamless has subsequently divested itself of GEA, and is in the process of defending this legal claim in court. On April 17, 2025, the court granted summary judgement in favor of RMA, which Seamless appealed on April 29, 2025. Seamless agreed to Ripple’s extension request to file their amended Defence to Counterclaim, and such new deadline is August 20, 2025. Seamless is also attempting to negotiate with RMA on the settlement terms to resolve the legal dispute.

Assignment of Principal Due Under Related Party Loan Agreement

As previously disclosed, on December 20, 2021, TNG Fintech Group Inc. (“TNG”) entered into a Loan Agreement (the “TNG Loan Agreement”) with Wong Wing Chi, a Company shareholder and board member of Tranglo, a subsidiary of the Company (the “Lender”), pursuant to which TNG borrowed HKD$4,700,000, (approximately USD$598,739.84, the “Principal”) on a twelve percent (12%) annual interest rate from the Lender with an original maturity date of March 20, 2023.

On April 4, 2025, the Lender transferred HKD$2,350,000 (approximately USD$299,369.92) of the Principal (the “Partial Principal”) to Alexander King Ong Kong, a shareholder of the Company and Executive Chairman of the Company’s board of directors. Apart from the extension of the maturity date to April 4, 2026 pursuant to previous amendments, such other terms of the TNG Loan Agreement have not changed .

Hiring of Wan Lung Eng as Chief Financial Officer

On April 10, 2025, the Company made an offer of employment to Mr. Wan Lung Eng (“Mr. Eng”) pursuant to which Mr. Eng will serve as the Company’s Chief Financial Officer. Mr. Eng commenced employment with the Company on April 16, 2025.

Mr. Eng’s annual salary is $300,000 with a guaranteed quarterly bonus of $25,000, an annual performance bonus to be granted based on the achievement of key performance indicators established by the Company’s board of directors, and a certain number of stock options under the Company’s equity incentive plan, with the final number of options and strike price to be determined to be granted on the unconditional date, such date falling three (3) months after the date on which Mr. Eng’s employment commenced. Mr. Eng’s employment agreement includes customary severance benefits if termination occurs for any reason or no reason on any date following the date that is three (3) months after the date on which he commenced employment.

Foreign Private Issuer Status

On June 30, 2025, the Company has determined that it qualifies as a “foreign private issuer” as defined under Rule 405 of the Securities Act and Rule 3b-4 of the Exchange Act. Accordingly, the Company has begun reporting under the Exchange Act as a foreign private issuer. The Company will file its future annual reports on Form 20-F and furnish its future current reports on Form 6-K.

D. Boral Settlement

On June 30, 2025, the Company entered into a Settlement Agreement (the “Settlement Agreement”) with D. Boral Capital LLC (“D. Boral”) in connection with the settlement of an action filed by D. Boral in the Supreme Court of New York, County of New York, on February 25, 2025 (the “D. Boral Action”). In the D. Boral Action, D. Boral demanded that the Company repay the promissory note amount of $5,700,000 (the “Demanded Amount”), plus interest, as well as D. Boral’s costs and expenses, including attorneys’ fees.

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Pursuant to the Settlement Agreement, the Company agreed to pay D. Boral a total of $5,500,000 (the “Settlement Amount”) in full and complete resolution, release and settlement of all claims asserted or that could have been asserted in the D. Boral Action or any other litigation between the parties. The Settlement Amount is to be paid in installments as follows:

● $200,000 by July 7, 2025

● $300,000 by July 31, 2025

● $500,000 by August 31, 2025

● $3,000,000 by September 30, 2025

● $1,500,000 by November 30, 2025

In the event the Company fails to make any payment as described above when due and does not cure such default within ten (10) days of written notice from D. Boral, D. Boral may enter judgment against the Company for the Demanded Amount, less any payments made, plus interest, attorneys’ fees, costs, and disbursements.

Upon receipt of the Settlement Amount, both parties will provide mutual releases of all claims, known or unknown, arising from any matter occurring prior to the effective date of the Settlement Agreement, except for certain indemnification obligations under a prior underwriting agreement, which remain in effect. The parties have also agreed to execute a stipulation of discontinuance with prejudice, which will be filed with the court upon receipt of the Settlement Amount by D. Boral, thereby dismissing the D. Boral Action.

In connection with the Settlement Agreement, D. Boral has withdrawn its motion for summary judgment against the Company.

The foregoing description of the Settlement Agreement does not purport to be complete, and is qualified in its entirety by reference to the full text of the Settlement Agreement, a copy of which is filed as Exhibit 10.52 to this Registration Statement and hereby is incorporated herein by reference.

Nasdaq Compliance

On July 14, 2025 the Company received a letter from the Nasdaq Listing Qualifications Department (the “Staff “) notifying the Company that, for the last ten (10) consecutive business days, from June 27 to July 11, 2025, the Ordinary Shares had maintained a minimum market value of $50 million or greater (the “MVLS Compliance Letter”). Accordingly, the MVLS Compliance Letter stated that the Company has regained compliance with Nasdaq Rule 5550(a) and the Staff considers the matter to be closed.

On July 18, 2025, the Company received a letter from the Staff notifying the Company that, for the last ten (10) consecutive business days from July 3 to July 17, 2025, the Ordinary Shares had maintained a minimum closing bid price of $1.00 per share or greater (the “Bid Price Compliance Letter”). Accordingly, the Bid Price Compliance Letter stated that the Company has regained compliance with Nasdaq Listing Rule 5550(a) and the Staff considers the matter to be closed.

Form S-8

On July 18, 2025, we filed a registration statement on Form S-8 (File No. 333-288771) under the Securities Act, to register a total of 4,636,091 Ordinary Shares, representing all Ordinary Shares issuable or securities convertible or exchangeable for Ordinary Shares issued pursuant to our Incentive Plan. Any such Form S-8 registration statements will automatically become effective upon filing. Accordingly, the Ordinary Shares, subject to applicable vesting provisions and other restrictions imposed by law, registered under such registration statement will be available for sale in the open market following the expiration of any applicable lock-up periods. See “Executive Compensation – Equity Incentive Plan.”

A&R Promissory Note

As previously disclosed, on August 30, 2024, the Company entered into that certain promissory note, dated as of August 30, 2022, by and between Greenberg Traurig, LLP (the “Lender”) and the Company (the “Original GT Promissory Note”). The Original GT Promissory Note had an aggregate principal amount of $3,200,000 and had a maturity date of July 30, 2025.

On July 18, 2025, the Lender and the Company amended and restated the Original GT Promissory Note (the “A&R GT Promissory Note”). Under the A&R GT Promissory Note, the Lender reduced the aggregate principal amount outstanding under the Original GT Promissory. As a result, the A&R GT Promissory Note reflects a reduced aggregate principal amount of $1,600,000 with a maturity date of November 28, 2025.

The Company may prepay the A&R GT Promissory Note, in whole or in part, at any time prior to November 28, 2025. The A&R GT Promissory Note will be repaid according to the following schedule:

● $150,000 concurrently with the execution of the A&R GT Promissory Note;

● $300,000 by August 29, 2025;

● $500,000 by September 30, 2025; and

● $650,000 by November 28, 2025

The foregoing summary of the A&R GT Promissory Note is qualified in its entirety by reference to the A&R GT Promissory Note attached hereto as Exhibit 10.53 to this Registration Statement and is incorporated herein by reference.

Insider Trading Policy

On July 28, 2025, the Company’s board of directors adopted an amended and restated insider trading policy (the “Insider Trading Policy”), which became effective immediately upon adoption. The decision to amend and restate the Insider Trading Policy was made in response to the Company’s recent determination that it now qualifies as a foreign private issuer, and the Company believes that adopting the Insider Trading Policy will allow the Company to continue in its efforts to ensure good corporate governance and prevention of insider trading, comply with securities laws, and preserve the reputation and integrity of the Company as well as that of all persons affiliated with the Company.

The foregoing description of the Insider Trading Policy does not purport to be complete and is qualified in its entirety by the terms and conditions of the Insider Trading Policy, a copy of which is attached hereto as Exhibit 19.1 and is incorporated herein by reference.

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Implication of Being a Smaller Reporting Company

We are a “smaller reporting company” as defined in Item 10(f)(1) of Regulation S-K. Smaller reporting companies may take advantage of certain reduced disclosure obligations, including, among other things, providing only two years of audited financial statements. We will remain a smaller reporting company until the last day of any fiscal year for so long as either (1) the market value of our Ordinary Shares held by non-affiliates does not equal or exceed $250 million as of the prior June 30th, or (2) our annual revenues did not equal or exceed $100 million during such completed fiscal year and the market value of Ordinary Shares held by non-affiliates did not equal or exceed $700 million as of the prior June 30th. To the extent we take advantage of any reduced disclosure obligations, it may make comparison of our financial statements with other public companies difficult or impossible.

Implications of Being an Emerging Growth Company

We are an “emerging growth company” as defined in Section 2(a) of the Securities Act of 1933, as amended (the “Securities Act”), as modified by the Jumpstart Our Business Startups Act of 2012 (the “JOBS Act”). As an emerging growth company, we may benefit from specified reduced disclosure and other requirements that are otherwise applicable generally to public companies. These provisions include:

●	presentation of only two years of audited financial statements and only two years of related management’s discussion and analysis of financial condition and results of operations in this prospectus;

●	reduced disclosure about our executive compensation arrangements;

●	no non-binding shareholder advisory votes on executive compensation or golden parachute arrangements;

●	exemption from any requirement of the Public Company Accounting Oversight Board regarding mandatory audit firm rotation or a supplement to the auditor’s report providing additional information about the audit and the financial statements (i.e., an auditor discussion and analysis); and

●	exemption from the auditor attestation requirement in the assessment of our internal control over financial reporting.

We may benefit from these exemptions until December 31, 2025, or such earlier time that we are no longer an emerging growth company. We will cease to be an emerging growth company upon the earliest of: (1) the last day of the fiscal year following the fifth anniversary of the consummation of the INFINT IPO; (2) the first fiscal year after our annual gross revenues are $1.235 billion or more; (3) the date on which we have, during the previous three-year period, issued more than $1.0 billion in non-convertible debt securities; or (4) the date on which we are deemed to be a “large accelerated filer” under the Exchange Act. We may choose to benefit from some but not all of these reduced disclosure obligations in future filings. If we do, the information that we provide shareholders may be different than you might get from other public companies in which you hold stock.

Implications of Being a Foreign Private Issuer

We are a “foreign private issuer” as defined under Rule 405 of the Securities Act and Rule 3b-4 of the Exchange Act. As a foreign private issuer, we may take advantage of certain provisions under the Nasdaq rules that allow us to follow Cayman Islands law for certain corporate governance matters. Even after we no longer qualify as an emerging growth company, as long as we qualify as a foreign private issuer under the Exchange Act, we will be exempt from certain provisions of the Exchange Act that are applicable to U.S. domestic public companies, including:

●	the sections of the Exchange Act regulating the solicitation of proxies, consents, or authorizations in respect of a security registered under the Exchange Act;

●	the sections of the Exchange Act requiring insiders to file public reports of their share ownership and trading activities and liability for insiders who profit from trades made in a short period of time;

●	the rules under the Exchange Act requiring the filing with the Securities and Exchange Commission of quarterly reports on Form 10-Q containing unaudited financial and other specified information, or current reports on Form 8-K, upon the occurrence of specified significant events; and

●	Regulation Fair Disclosure (“Regulation FD”), which regulates selective disclosures of material information by issuers.

Foreign private issuers, like emerging growth companies, are also exempt from certain more stringent executive compensation disclosure rules. Thus, if we remain a foreign private issuer, even if we no longer qualify as an emerging growth company, we will continue to be exempt from the more stringent compensation disclosures required of public companies that are neither an emerging growth company nor a foreign private issuer.

Furthermore, Nasdaq Rule 5615(a)(3) provides that a foreign private issuer, such as us, may rely on our home country corporate governance practices in lieu of certain of the rules in the Nasdaq Rule 5600 Series and Rule 5250(d), provided that we nevertheless comply with Nasdaq’s Notification of Noncompliance requirement (Rule 5625), the Voting Rights requirement (Rule 5640) and that we have an audit committee that satisfies Rule 5605(c)(3), consisting of committee members that meet the independence requirements of Rule 5605(c)(2)(A)(ii). If we rely on our home country corporate governance practices in lieu of certain of the rules of Nasdaq, our shareholders may not have the same protections afforded to shareholders of companies that are subject to all of the corporate governance requirements of Nasdaq. If we choose to do so, we may utilize these exemptions for as long as we continue to qualify as a foreign private issuer.

We may take advantage of these exemptions until such time as we are no longer a foreign private issuer. We are required to determine our status as a foreign private issuer on an annual basis at the end of our second fiscal quarter. We would cease to be a foreign private issuer at such time as more than 50% of our outstanding voting securities are held by U.S. residents and any of the following three circumstances apply :

●	the majority of our executive officers or directors are U.S. citizens or residents;

●	more than 50% of our assets are located in the United States; or

●	our business is administered principally in the United States.

Summary Risk Factors

You should consider all the information contained in this prospectus before making a decision to invest in our Securities. In particular, you should consider the risk factors described under “Risk Factors” beginning on page 42. Such risks include, but are not limited to, the following risks with respect to the Company subsequent to the Business Combination:

Risks Related to Currenc’s Business, Industry and Operations

●	We may fail to keep pace with rapid technological developments to provide new and innovative products and services or make substantial investments in unsuccessful new products and services;

●	We face significant competition in the markets in which we operate, and we may fail to successfully compete against current or future competitors;

●	Our operations are dependent on our proprietary and external technology platforms and comprehensive ecosystems, and any systems failures, interruptions, delays in service, catastrophic events, and resulting interruptions in the availability of our products or services could result in harm to our business and our brand, loss of users, customers and partners and subject us to substantial liability;

●	Our services must integrate with a variety of operating systems, networks and devices;

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●	We are experiencing ongoing rapid change and significant growth in our business and we may not succeed in managing or expanding our business across the expansive and diverse markets in which we operate;

●	Our cross-border payment and money transfer services are exposed to foreign exchange risk;

●	Failure to deal effectively with fraud, fictitious transactions, failed transactions or negative customer experiences would increase our loss rate and harm our business, and could severely diminish merchant, partner and user confidence in and use of our services;

●	We have a limited operating history in new and evolving markets and our historical results may not be indicative of our future results;

●	We require a significant amount of pre-funding in each market that we operate in order to facilitate our real-time foreign exchange services; insufficient pre-funding may result in an inability to complete real-time money transfer or exchange services on behalf of our customers;

●	The funding process used by certain customers of Tranglo relies on XRP, a cryptocurrency, and certain services provided by Ripple Services, Inc. and two cryptocurrency exchanges; if they are not able to continue to provide services due to regulatory change, our business, financial condition and results of operations may be materially adversely effected;

●	Increased adoption of the funding process Tranglo offers which relies on XRP may reduce our remittance revenue, and our business, financial condition and results of operations may be materially adversely effected;

●	Recent volatility, security breaches, manipulative practices, business failure and fraud in the cryptocurrency industry may adversely impact adoption and use by customers of Tranglo’s ODL service, and as a result our business, financial condition and results of operations may be materially adversely effected; and

●	We may not be able to protect our intellectual property rights;

Risks Related to Investments Outside of the United States

●	Changes in the economic, political or social conditions, government policies or regulatory developments in Asia could have a material adverse effect on our business and operations;

●	Our revenue and net income may be materially and adversely affected by any economic slowdown in any regions of Southeast Asia as well as globally; and

●	You may face difficulties in protecting your interests, and your ability to protect your rights through U.S. courts may be limited, because we are an exempted company under Cayman Islands law;

Risks Related to the Government Regulation Regulatory Framework Applicable to Us

●	Our business is subject to extensive government regulation and oversight across various geographies and our status under these regulations may change;

●	We may fail to obtain, maintain or renew requisite licenses and approvals; and

●	We are subject to anti-money laundering laws and regulations.

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Risks Related to Currenc’s Organization and Structure

●	As an “emerging growth company” we are subject to reduced SEC reporting requirements which may make our shares less attractive to investors;

●	As a foreign private issuer, we are permitted to adopt certain home country practices in relation to corporate governance matters that differ significantly from Nasdaq corporate governance listing standards. These practices may afford less protection to shareholders than they would enjoy if we complied fully with Nasdaq corporate governance listing standards.

●	Our management team may not successfully or efficiently manage its transition to being a public company;

●	Currenc currently qualifies as a foreign private issuer, it will be exempt from a number of rules under the U.S. securities laws and will be permitted to file less information with the SEC than a U.S. domestic public company, which may limit the information available to its shareholders;

Risks Related to the Offering and an Investment in Our Securities

●	An active market for Currenc’s securities may not develop, which would adversely affect the liquidity and price of Currenc’s securities.;

●	Failure to meet Nasdaq’s continued listing requirements could result in a delisting of Currenc’s Ordinary Shares;

●	The market price for our Ordinary Shares has declined following the Business Combination, and may continue to decline;

●	The Ordinary Share price may fluctuate, and you could lose all or part of your investment as a result;

●	Currenc shareholders may experience dilution in the future; and

●	The future exercise of registration rights may adversely affect the market price of the Ordinary Shares.

Corporate Information

Currenc’s principal executive offices are located at 410 North Bridge Road, Spaces City Hall, Singapore 188726, Singapore, and Currenc’s telephone number is +65 6407-7362.

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THE OFFERING

Issuer	Currenc Group Inc.

Ordinary Shares Offered by the Selling Securityholders	Resale of up to 50,070,187 Ordinary Shares

Ordinary Shares Outstanding as of June 27, 2025	76,084,675 shares.

Shares Outstanding Assuming Purchase of Commitment Amount	96,684,675 shares.

Use of proceeds	We will not receive any proceeds from the sales of our Ordinary Shares included in this prospectus by the Selling Securityholders. However, we will receive up to $10.0 million in gross proceeds under the ELOC Purchase Agreement from sales of our Ordinary Shares that we may elect to make to Arena pursuant to the ELOC Purchase Agreement, if any, from time to time in our sole discretion, from and after the Commencement Date. See “Use of Proceeds” on page 77 of this prospectus.

Market for Ordinary Shares	Our Ordinary Shares are listed on the Nasdaq Global Market under the symbol “CURR.”

Risk factors	Any investment in the securities offered hereby is speculative and involves a high degree of risk. You should carefully consider the information set forth under “Risk Factors” and elsewhere in this prospectus.

In this prospectus, unless otherwise indicated, the number of Ordinary Shares outstanding as of the date of this prospectus and the other information based thereon:

●	Does not reflect 4,636,091 Ordinary Shares reserved for issuance under our Incentive Plan;

●	Does not reflect the exercise of the public warrants or the private warrants to purchase up to an aggregate of 17,276,831 Ordinary Shares.

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RISK FACTORS

You should carefully consider all the following risk factors, together with all of the other information included or incorporated by reference in this prospectus, including the consolidated financial statements and the accompanying notes and matters addressed in the section titled “Cautionary Note Regarding Forward-Looking Statements,” in evaluating an investment in the Ordinary Shares. The following risk factors apply to the business and operations of Currenc and its consolidated subsidiaries. The occurrence of one or more of the events or circumstances described in these risk factors, alone or in combination with other events or circumstances, may adversely affect the ability to realize the anticipated benefits of the Business Combination and may have an adverse effect on the business, cash flows, financial condition and results of operations of Currenc. We may face additional risks and uncertainties that are not presently known to us or that we currently deem immaterial, which may also impair our business, cash flows, financial condition and results of operations.

Unless the context otherwise requires, all references in this subsection to the “Company,” “Seamless,” “we,” “us” or “our” refer to the business of Seamless prior to the consummation of the Business Combination, which is the business of Currenc.

Risks Related to Our Business, Industry, and Operations

We may fail to keep pace with rapid technological developments to provide new and innovative products and services or make substantial investments in unsuccessful new products and services.

Rapid, significant and disruptive technological changes continue to impact the industries in which we operate, including developments in electronic and mobile wallets and payments, money transfer, payment card tokenization, social commerce (i.e., e-commerce through social networks), authentication, virtual currencies, blockchain technologies, machine learning and artificial intelligence. We cannot predict the effects of technological changes on our business. In addition to our own initiatives and innovations, we rely in part on third parties for the development of and access to new technologies. We expect that new services and technologies applicable to the industries in which we operate will continue to emerge and may be superior to, or render obsolete, the technologies we currently use in our products and services. Developing and incorporating new technologies into our products and services may require substantial expenditures, take considerable time, and ultimately may not be successful. In addition, our ability to adopt new services and develop new technologies may be inhibited by industry-wide standards, new laws and regulations, resistance to change from consumers or merchants, or third parties’ intellectual property rights. Our success will depend on our ability to develop new technologies and adapt to technological changes and evolving industry standards.

We face significant competition in the markets in which we operate, and we may fail to successfully compete against current or future competitors.

We compete in a large number of markets characterized by vigorous competition, changing technology, changing customer needs, evolving industry standards and frequent introductions of new products and services. Money transfer and electronic payment services compete in a concentrated industry, with a small number of large competitors and a large number of small, niche competitors. Our competitors include domestic and regional mobile wallets, money transfer (customer-to-customer and customer-to-business) specialists, providers of digital payment solutions, traditional financial institutions, other well-established companies (such as social media platforms or applications) that develop electronic payment services, third parties that host electronic payment services, billers offering their own electronic payment services and other financial institutions. See “Business-Competition Analysis” for further details on our competitors.

We expect competition to intensify in the future as existing and new competitors introduce new services or enhance existing services. We compete against many companies to attract customers. Some of these companies have a longer operating history, greater financial resources and substantially larger customer bases than we do. Some of these companies may also be tied to established banks and other financial institutions and may therefore offer greater liquidity and generate greater consumer confidence in the safety and reliability of their services than ours. Some of these companies link digital payment solutions to their other existing services, such as social media platforms or applications, and such synergies may help them develop their customer bases more effectively than us, especially where these existing services have been successful for a considerable period of time and have already gained customer confidence and reliance. All of the above competitors may devote greater resources than we do to the development, promotion and sale of products and services, and they may be more effective in introducing innovative products and services. Mergers and acquisitions by or among these companies may lead to even larger competitors with more resources. Failure to keep pace with our competitors would hinder our growth.

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We also expect new entrants to offer competitive products and services. For example, established banks and other financial institutions, existing social media platform and application service providers and other financial technology (“fintech”) startups that have yet to provide digital payment services could develop such technologies and enter the market. Companies already operating digital payment services in other Asian countries could also quickly enter into the region where we operate.

Certain merchants have longstanding preferential or near-exclusive relationships with our competitors to accept payment cards and/or other services that we offer. These exclusive or near-exclusive relationships may make it difficult or cost prohibitive for us to gain additional market share with respect to these merchants. If we are unable to differentiate ourselves from and successfully compete with our competitors, our business will suffer serious harm.

We may also face pricing pressures from competitors. If we fail to price our services appropriately relative to our competitors, consumers may not use our services, which could adversely affect our business and financial results. For example, the number of our transactions in certain key corridors where we face intense competition could be adversely affected by increasing pricing pressures between our money transfer services and those of some of our competitors, which could adversely affect our financial results. Our competitors have at times offered special foreign exchange rate promotions on their global money transfer services in order to attract business which has negatively impacted our business. On the other hand, if we reduce prices in order to more effectively compete in these corridors, this could also adversely affect our financial results.

Our operations are dependent on our proprietary and external technology platforms and comprehensive ecosystems, and any systems failures, interruptions, delays in service, catastrophic events, and resulting interruptions in the availability of our products or services could result in harm to our business and our brand, loss of users, customers and partners and subject us to substantial liability.

Our systems and those of our third-party service providers, including data center facilities, may experience hardware breakdown, service interruptions, computer viruses, denial-of-service and other cyberattacks, human error, earthquakes, hurricanes, floods, fires, natural disasters, power losses, disruptions in telecommunications services, fraud, military or political conflicts, terrorist attacks and other geopolitical unrest, or other events.

Moreover, when too many customers connect to our platform within a short period of time, we have in the past and may in the future experience system interruptions that render our platforms temporarily unavailable and prevent us from efficiently completing payment transactions. Our systems are also subject to break-ins, sabotage, and acts of vandalism. While we have backup systems and contingency plans for certain aspects of our operations and business processes, our planning does not account for all possible scenarios and eventualities.

We have experienced and will likely continue to experience denial-of-service attacks, system failures, and other events or conditions that interrupt the availability or reduce the speed or functionality of our products and services. In addition, we may need to incur significant expenses to repair or replace damaged equipment and to remedy data loss or corruption as a result of these events. A prolonged interruption in the availability or reduction in the speed or other functionality of our products or services could also materially and permanently harm our reputation, business and revenue. Frequent or persistent interruptions in our products and services could cause merchants, partners and users to believe that our products and services are unreliable, leading them to switch to our competitors or to stop using our products and services. Moreover, to the extent that any system failure or similar event causes losses to our customers or their businesses, these customers could seek compensation from us and those claims, even if unsuccessful, together with potential regulatory investigations, would likely be time-consuming and costly for us to address, and could divert management’s attention from operating our business.

Some of our agreements with third-party service providers do not require those providers to indemnify us for losses resulting from any disruption in service. Our agreements with some of our partners require us to indemnify them for losses resulting from any disruption in our services. As a result, our financial results may be significantly harmed.

If we fail to recruit new remittance partners and users or retain our existing remittance partners and users, our business and revenue will be harmed.

We must continually recruit new partners, merchants and users and retain existing partners, merchants and users in order to grow our business. Our ability to do so depends in large part on the success of our marketing efforts, our ability to enhance our services and our overall operating performance, to keep pace with changes in technology and our competitors and to expand our marketing partnerships and disbursement network.

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We have invested in software and technology in the past, and we expect to continue to spend significant amounts to acquire new partners, merchants and users and to keep existing remittance partners, merchants and users loyal to our service. We cannot assure you that the revenue from each partner, merchant and user we acquire will ultimately exceed the marketing, technology and development and promotion costs associated with acquiring them. We may not be able to acquire new partners, merchants and users in sufficient numbers to continue to grow our business, or we may be required to incur significantly higher expenses in order to acquire new partners, merchants and users. If the level of usage by our existing partners, merchants and users declines or does not continue as expected, we may suffer a decline in revenue. A decrease in the level of usage would harm our business and revenue.

Our business depends on our strong and trusted brands, and any failure to maintain, protect and enhance our brands would harm our business.

The brands under which we operate our business, including Tranglo and WalletKu, are important to our business. Our brands are predicated on the idea that partners, merchants and users will trust us and find value in building and growing their businesses with our products and services. Maintaining, protecting and enhancing our brand are critical to expanding our base of partners, merchants and users, as well as increasing engagement with our products and services. This will depend largely on our ability to maintain trust, be a technology leader, and continue to provide high-quality and secure products and services. Any negative publicity about our industry, our company, our controlling shareholder, the quality and reliability of our products and services, our risk management processes, changes to our products and services, our ability to effectively manage and resolve partners’, merchants’ and users’ complaints, our privacy and security practices, litigation, regulatory activity, the experience of partners, merchants and users with our products or services, and changes in the public opinion of us, could harm our reputation and the confidence in and use of our products and services. Harm to our brand can arise from many sources, including failure by us or our partners to satisfy expectations of service and quality; technological delays or failures; inadequate protection of sensitive information; compliance failures and claims; litigation and other claims; employee misconduct; and misconduct by our partners, service providers or other counterparties. If we do not successfully maintain strong and trusted brands, our business could be materially and adversely affected.

Our services must integrate with a variety of operating systems, networks and devices.

We are dependent on the ability of our products and services to integrate with a variety of operating systems and networks. Any changes in these systems or networks that degrade the functionality of our products and services, impose additional costs or requirements on us, or give preferential treatment to competitive services, including their own services, could seriously harm the levels of usage of our products and services. We also rely on bank platforms to process some of our transactions. If there are any issues with or service interruptions in these bank platforms, users may be unable to have their transactions completed in a timely manner or at all, which would have a material adverse effect on our business and results of operations. In addition, our hardware interoperates with mobile networks offered by telecom operators and mobile devices developed by third parties. Changes in these networks or in the design of these mobile devices may limit the interoperability of our hardware or software with such networks and devices and require modifications to our hardware or software. If we are unable to ensure that our hardware or software continues to interoperate effectively with such networks and devices, or if doing so is costly, our business may be materially and adversely affected.

We are experiencing ongoing rapid change and significant growth in our business and we may not succeed in managing or expanding our business across the expansive and diverse markets in which we operate.

Our business has become increasingly complex as we have expanded the number of platforms that we operate, the jurisdictions in which we operate, the types of products and services we offer, and the overall scale of our operations. We have significantly expanded and expect to continue to expand our headcount, office facilities, technology infrastructure and corporate functions. Failure to continue to do so could negatively affect our business. Moreover, the jurisdictions in which we operate are diverse and fragmented, with varying levels of economic and infrastructure development, and often do not operate efficiently across borders as a single or common market. Managing our growing businesses across these emerging markets requires considerable management attention and resources. Should we choose to expand into additional markets, these complexities and challenges could further increase. Each market presents its own unique challenges, and the scalability of our business is dependent on our ability to tailor our content and services to this diversity. In addition, the pace of regulatory change in the various jurisdictions in which we operate has been, and is expected to continue to be, rapid, while the impact and consequences of such change on our operations and our level of risk may be difficult to anticipate.

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As a result of the pace of change in the types of products and services we offer and the number of jurisdictions in which we operate, we face the risk that our management and employees may not have the capacity to appropriately attend to all necessary aspects of our business. For example, our risk management policies and procedures may not be fully effective in mitigating our risk exposure in all market environments or against all types of risks, or be fully effective to identify, monitor, manage and remediate key risks. Additionally, our risk detection systems may be subject to a “false positive” risk detection rate, potentially making it difficult to identify real risks in a timely manner.

Further, as our business has grown and our service offerings have evolved, certain of our processes and systems have continued to rely on manual inputs which are more prone to errors and faults than more automated processes. There is a risk that the pace of our automation and systemization of these manual processes will be insufficient to prevent significant operational, reporting and regulatory errors.

Our growing multi-market operations also require certain additional costs, including costs relating to staffing, logistics, intellectual property protection, tariffs and potential trade barriers. Moreover, we may become subject to risks associated with:

●	recruiting and retaining talented and capable management and employees in various markets;
●	challenges caused by distance, language and cultural differences;
●	providing products and services that appeal to the tastes and preferences of users in multiple markets;
●	implementing our businesses in a manner that complies with local laws and practices, which may differ significantly from market to market;
●	maintaining adequate internal and accounting control across various markets, each with its own accounting principles that must be reconciled to U.S. GAAP upon consolidation;
●	currency exchange rate fluctuations;
●	protectionist laws and business practices;
●	complex local tax regimes;
●	potential political, economic and social instability; and
●	higher costs associated with doing business in multiple markets.

Any of the foregoing could have a material adverse effect on our business, financial condition and results of operations.

If we fail to successfully identify and manage any of the above or other significant changes facing the business, or to identify and manage the risks to which we are or may be exposed, or successfully respond to technological developments in the industry, we may experience a material adverse effect on our business, financial condition and results of operations.

Our cross-border payment and money transfer services are exposed to foreign exchange risk.

The ability of our subsidiaries to effect cross-border payments and money transfers may be restricted by the foreign exchange control policies in the countries where we operate.

For example, Malaysia’s foreign exchange policies support the monitoring of capital flows into and out of the country in order to preserve its financial and economic stability. The foreign exchange policies are administered by the Foreign Exchange Administration, an arm of the Central Bank of Malaysia (Bank Negara Malaysia) (“BNM”) via a set of foreign exchange administration rules (“FEA Rules”). The FEA Rules, which monitor and regulate both residents and non-residents currently provide that non-residents are free to repatriate any amount of funds from Malaysia in foreign currency other than the currency of Israel at any time, including capital, divestment proceeds, profits, dividends, rental, fees and interest arising from investment in Malaysia, subject to any withholding tax. In the event Malaysia or any other country where we operate introduces any foreign exchange restrictions in the future, we may be affected in our ability to repatriate dividends or other payments from our subsidiaries in Malaysia or in such other countries.

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The exchange control law in Indonesia provides that money transfer operators shall only make transfers to operators that are licensed in their respective jurisdictions. The arrangement between Indonesian money operators and their foreign counterparts is subject to approval if it exceeds a certain threshold (US $25,000) from Bank Indonesia, the central bank of Indonesia. Further, a party wishing to convert an amount of Indonesian Rupiah into foreign currency that exceeds certain thresholds is required to submit certain supporting documents to the bank handling the foreign exchange conversion, including the underlying transaction documents and a duly stamped statement confirming that the underlying transaction documents are valid and that the foreign currency will only be used to settle the relevant payment obligations. For conversions not exceeding the threshold, the person only needs to declare in a duly stamped letter that their aggregate foreign currency purchases have not exceeded the monthly threshold set forth in the Indonesian banking system.

We face risks in expanding into new geographic regions.

We plan to continue expanding into new geographic regions, and we currently face and will continue to face risks entering markets in which we have limited or no experience and in which we may not be well-known. Offering our services in new geographic regions often requires substantial expenditures and takes considerable time, and we may not be successful enough in these new geographies to recoup our investments in a timely manner or at all. We may be unable to attract a sufficient number of merchants, partners or users, fail to anticipate competitive conditions, or face difficulties in operating effectively in these new markets. The expansion of our products and services globally exposes us to risks relating to staffing and managing cross-border operations; increased costs and difficulty protecting intellectual property and sensitive data; tariffs and other trade barriers; differing and potentially adverse tax consequences; increased and conflicting regulatory compliance requirements, including with respect to data privacy and security; lack of acceptance of our products and services; challenges caused by distance, language, and cultural differences; exchange rate risk; and political instability. Accordingly, our efforts to expand our global operations may not be successful, which could limit our ability to grow our business.

Acquisitions, partnerships, joint ventures, entries into new businesses, and divestitures could disrupt our business, divert management attention and harm our financial conditions.

We have in the past engaged in acquisitions and partnerships. In the future, we may engage in similar ventures, including joint ventures, new businesses, mergers and other growth opportunities such as the purchase of assets and technologies, especially as we expand into new markets. Acquisitions, partnerships or joint ventures and the subsequent integration of new companies or businesses require significant attention from our management, in particular to ensure that the corporate action does not disrupt any existing collaborations, or affect our users’, partners’ and merchants’ opinions and perceptions of our services and customer support. Investments and acquisitions could result in the use of substantial amounts of cash, increased leverage, potentially dilutive issuances of equity securities, goodwill impairment charges, amortization expenses for other intangible assets and exposure to potential unknown liabilities of the acquired business, and the invested or acquired assets or businesses may not generate the financial results we expect. Moreover, the costs of identifying and consummating these transactions may be significant. In addition to receiving the necessary corporate governance approvals, we may also need to obtain approvals and licenses from relevant government authorities for the acquisitions to comply with applicable laws and regulations, which could result in increased costs and delays.

For example, in November 2018, we acquired Tranglo, a leading provider of cross-border payment processing services worldwide. In July 2018, we acquired WalletKu, based in Indonesia, which provides mobile payment and airtime top-up services in Indonesia. In March 2021, we disposed of a controlling interest in WalletKu. In June 2022, we reacquired sufficient interest in WalletKu to hold a controlling interest in it.

The acquisitions of Tranglo and WalletKu, and the subsequent integration of these and future acquired businesses into ours, have required and will require significant attention from our management, in particular to ensure that the acquisitions or partnerships do not disrupt any existing collaborations, or affect our users’, partners’ and merchants’ opinions and perceptions of our services and customer support. Whether we realize the anticipated benefits from these acquisitions or partnerships depends, to a significant extent, on the integration of the target businesses into our group, the performance and development of the underlying services or technologies, our correct assessment of assumed liabilities and the management of the relevant operations. We may not be able to successfully integrate these businesses or products and the integration may divert our management’s focus from our core business and result in disruption to our normal business operations. The diversion of our management’s attention and any difficulties encountered in the integration could have a material adverse effect on our ability to manage our business.

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Unauthorized disclosure of sensitive or confidential merchant, partner or user information or our failure or the perception that we failed to comply with privacy laws or properly address privacy concerns could harm our business and standing with merchants, partners and users.

We collect, store, process, and use large amounts of personal information and other sensitive data in our business. A significant risk associated with our industry is the secure transmission of confidential information over public networks. The perception of privacy concerns, whether or not valid, may harm our business and results of operations. We must ensure that all processing, collection, use, storage, dissemination, transfer and disposal of data for which we are responsible comply with relevant data protection and privacy laws, which differ from jurisdiction to jurisdiction. The protection of our merchant, partner, user and company data is critical to us. We rely on commercially available systems, software, tools and monitoring to provide secure processing, transmission and storage of confidential information, such as names, addresses, personal identification numbers, payment card numbers and expiration dates, bank account information, purchase histories and other data.

Despite the security measures we have in place, our facilities and systems, and those of our third-party service providers, may be vulnerable to security breaches, acts of vandalism, computer viruses, misplaced or lost data, programming or human errors, or other similar events, and our security measures may fail to prevent security breaches. Any security breach, or any perceived failure involving the misappropriation, loss or other unauthorized disclosure of confidential information, as well as any failure or perceived failure to comply with laws, policies, legal obligations or industry standards regarding data privacy and protection, whether by us or our merchants or partners, could damage our reputation, expose us to litigation risk and liability, require us to expend significant funds to remedy problems and implement measures to prevent further breaches, subject us to regulatory scrutiny and potential fines or other disciplinary actions, subject us to negative publicity, disrupt our operations and have a material adverse effect on our business and standing with merchants, partners and users.

Failure to deal effectively with fraud, fictitious transactions, failed transactions or negative customer experiences would increase our loss rate and harm our business, and could severely diminish merchant, partner and user confidence in and use of our services.

We have in the past experienced, and may in the future continue to experience instances of fraud, fictitious transactions, failed transactions and disputes between senders and recipients. We also incur losses for claims that the transaction was fraudulent, made from erroneous transmissions or from closed bank accounts or have insufficient funds in them to satisfy payments.

If losses incurred by us relating to fraud, fictitious transactions and failed transactions become excessive, they could potentially result in the termination of our relationships with merchants, partners or users. In such case, the number of transactions processed through our platforms could decrease substantially and our business could be harmed. We are similarly subject to the risk of fraudulent activity associated with merchants, partners and third parties handling our user information. We have taken measures to detect and reduce the risk of fraud, but these measures need to be continually improved and may not be effective against new and continually evolving forms of fraud or in connection with new product offerings. If these measures do not succeed, our business could be materially and adversely affected.

We have a limited operating history in new and evolving markets and our historical results may not be indicative of our future results.

We have a limited operating history upon which to evaluate the viability and sustainability of our businesses. Our history of operating each of our businesses together is relatively short: WalletKu was launched in November 2017 and was acquired by us in July 2018; we acquired Tranglo in November 2018. As these businesses are expanding rapidly, our historical results may not be indicative of our future performance and you should consider our future prospects in light of the risks and uncertainties of early stage companies operating in fast evolving high-tech industries in emerging markets. Some of these risks and uncertainties relate to our ability to:

●	retain existing partners, merchants and users, attract new partners, merchants and users, and increase their engagement and monetization;

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●	maintain growth rates across our platforms in multiple markets;
●	maintain and expand our network of domestic, regional and global industry value chain partners;
●	upgrade our technology and infrastructure to support increased traffic and expanded offerings of products and services;
●	anticipate and adapt to changing partner, merchant and user preferences;
●	increase awareness of our brand;
●	adapt to competitive market conditions;
●	maintain adequate control of our expenses; and
●	attract and retain qualified personnel.

If we are unsuccessful in addressing any of these risks and uncertainties, our business, financial condition and results of operations may be materially and adversely affected.

Our business model may change in the future and we may provide services that are not currently provided or planned for in our strategies.

We operate in a highly competitive and fast evolving industry which requires us to constantly make changes depending on industry dynamics, regulatory environment and our partners’, merchants’ and users’ needs. We may have to change our current business model for our business to cope with such changes and we cannot guarantee that our current business model will remain the same going forward. For example, our acquisition of Tranglo in November 2018 moved us into the upstream payment processing business where we can provide switching services and our July 2018 acquisition of WalletKu marked our entry into the mobile payment and airtime top-up businesses in Indonesia. Furthermore, we cannot assure you that our business model, as it currently exists or as it may evolve, will enable us to become profitable or to sustain operations.

Our risk management system may not be adequate or effective in all respects.

Management of our operational, legal and regulatory risks requires us to, among other things, develop and implement policies and procedures to properly record and verify a large amount of data. We collect and process certain personal data of our users, including, among others, identification information, email addresses, passwords, as well as billing information, such as credit card numbers, full names, billing addresses, and phone numbers. While we have taken steps to verify the source and authenticity of such data, our security and screening measures could be compromised and fail to detect false or wrongful information. We cannot guarantee that our measures to verify the authenticity of such information will be adequate. Failure or the ineffectiveness of these systems could subject us to penalties or sanctions by the relevant regulatory authority in the respective jurisdiction, such as under anti-money laundering and counter-terrorist financing laws and regulations, and have a material and adverse effect on our business, financial condition and results of operations.

We offer payments, money transfer and other products and services to a large number of users, and we are responsible for vetting and monitoring these customers and determining whether the transactions we process for them are legitimate. Despite measures we have taken and continue to take, our payment system remains susceptible to potentially illegal or improper uses. These may include the use of our payment services in connection with fraudulent sales of goods or services, software and other intellectual property piracy, money laundering, bank fraud and prohibited sales of restricted products. Criminals are using increasingly sophisticated methods to engage in illegal activities such as counterfeiting and fraud.

When our products and services are used to process illegitimate transactions, and we settle those funds to merchants, partners and users and are unable to recover them, we suffer losses and liability. These types of illegitimate transactions can also expose us to governmental and regulatory sanctions. The highly automated nature of, and liquidity offered by, our payments and money transfer services make us a target for illegal or improper uses, including fraudulent or illegal sales of goods or services, money laundering, and terrorist financing. Identity thieves and those committing fraud using stolen or fabricated credit card or bank account numbers, or other deceptive or malicious practices, potentially can steal significant amounts of money from businesses like ours. In configuring our payments and money transfer services, we face an inherent trade-off between security and customer convenience. Our risk management policies, procedures, techniques, and processes may not be sufficient to identify all of the risks to which we are exposed, to enable us to mitigate the risks we have identified, or to identify additional risks to which we may become subject in the future. In addition, when we introduce new services, focus on new business types, or begin to operate in markets where we have a limited history of fraud prevention, we may be less able to forecast and reserve accurately for those losses. Furthermore, if our risk management policies and processes contain errors or are otherwise ineffective, we may suffer large financial losses, we may be subject to civil and criminal liability, and our business may be materially and adversely affected.

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We require a significant amount of pre-funding in each market that we operate in order to facilitate our real-time foreign exchange services; insufficient pre-funding may result in an inability to complete real-time money transfer or exchange services on behalf of our customers.

To facilitate our foreign exchange transfer and cash pick-up services, in each of the jurisdictions we operate, we are pre-funded in U.S. Dollars by our business-to-business (“B2B”) partners such as WISE and Singtel. The pre-funding amount that we request and its timeframe is determined from our business operations and estimates that are made based on past practices, and hence may not be accurate or sufficient to meet actual needs. If there is insufficient pre-funding, we typically will not complete the money transfer or exchange, and the transaction will therefore be delayed. If we are unable to correctly predict our estimates or take measures to cover pre-funding shortage, we may not be able to complete the money transfer or exchange for our customers and as a result, our operations, reputation and business could be adversely affected.

The funding process used by certain customers of Tranglo relies on XRP, a cryptocurrency, and certain services provided by Ripple Services, Inc. and two cryptocurrency exchanges; if they are not able to continue to provide services due to regulatory change, our business, financial condition and results of operations may be materially adversely effected.

The funding process used by certain customers of Tranglo relies on XRP, a cryptocurrency, and certain services provided by Ripple Services and two cryptocurrency exchanges. As of March 31, 2025, only six of Tranglo’s 91 active customers utilize this funding process, and these customers (Sentbe Pte Ltd, Eastern & Allied Pty Ltd, Forex Japan Co. Ltd., Digitel Co. Ltd., Ripple Markets De LLC, and PT Top Remit) are each regulated financial institutions in their respective jurisdictions. For the three-month period ended March 31, 2025, all On-Demand Liquidity (“ODL”) customers accounted for 4.4% of the remittance revenue (or 3.0% of total revenue), 3.1% of the total remittance value and 3.3% of the total remittance transactions of Tranglo. The active customers and their partners may be subject to new or additional regulation in jurisdictions where they operate or in which they offer services to us or our other partners with respect to their use of and transactions involving cryptocurrency, and they may also be required to obtain relevant licenses in order to provide services to us, our customers or our other partners. While we are currently not required to obtain any cryptocurrency-specific approvals or licenses for our existing operations that involve cryptocurrency, and we have obtained the relevant non-cryptocurrency-specific approvals or licenses for those operations, the regulation of cryptocurrency in the jurisdictions where we operate may evolve or change or new licensing regimes may be introduced in the future to regulate such activities. In addition, while Tranglo does not offer services to U.S. persons and has adopted stringent know-your-customer processes and procedures which insure that its customers, which are businesses, are not U.S. persons, access of these partner services by U.S. persons could raise regulatory issues under U.S. law, including potential violations of U.S. securities, commodities, cryptocurrency custody, exchange and transfer, data governance, data protection, anti-corruption, cybersecurity and tax laws. While we are not aware of any pending regulatory changes which would prevent our partner from continuing to provide their services to our customers and believe it to have all relevant approvals or licenses therefor, we cannot provide any assurance in that regard or that our partner would be able to respond to any regulatory changes in a manner which did not impact our business. If our partner is not allowed to continue to provide their services due to regulatory changes or if the customers or our partner fail to obtain required licenses or comply with applicable regulations, and we are not able to migrate those customers to non-cryptocurrency based funding processes, our business, financial condition and results of operations may be materially adversely effected.

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Increased adoption of the funding process Tranglo offers which relies on XRP may reduce our remittance revenue, and our business, financial condition and results of operations may be materially adversely effected.

The pre-funding mechanism Tranglo offers that relies on XRP prefunding generates lower transaction fees and Forex gains for Tranglo. For the three-month period ended March 31, 2025, the average transaction fee take rate and the Forex gain take rate for remittance flows that used XRP prefunding, as measured in Ringgit (RM), were 0.22% and 0.2%, respectively, or a total of 0.42%, compared to 0.26% and 0.09%, respectively, or a total of 0.35%, for remittance flows that used fiat currency prefunding. Accordingly, for the same total processing value (“TPV”) processed, the average revenue generated from the XRP prefunded remittance transactions was similar to that from fiat currency prefunded transactions. As additional customers of Tranglo adopt the XRP funding mechanism to lower their costs, Tranglo will experience reduced revenue from transaction fees and Forex gains. We anticipate that these fee savings will help Tranglo capture more market share and increase the total number and transaction value of the transactions processed. However, there can be no assurance that the increase in the total number and transaction value of the transactions processed will generate enough revenue to offset the impact of the lower fees charged, and if they do not, our business, financial condition and results of operations may be materially adversely effected.

Recent volatility, security breaches, manipulative practices, business failure and fraud in the cryptocurrency industry may adversely impact adoption and use by customers of Tranglo’s ODL service, and as a result our business, financial condition and results of operations may be materially adversely effected.

The cryptocurrency industry has recently experience highly volatile prices, business failures and bankruptcy filings by cryptocurrency exchanges and other industry participants, alleged or apparent security breaches and claims of manipulative practices and fraud. Tranglo’s ODL funding service relies on the cryptocurrency XRP. To the extent these recent problems and concerns regarding the cryptocurrency industry cause Tranglo’s customers to limit their use of its ODL service, or decline to use it altogether, or Tranglo’s business reputation is otherwise materially adversely affected by these concerns, our business, financial condition and results of operations may be materially adversely effected. In addition, in the event that Ripple Labs Singapore Pte. Ltd is forbidden to conduct its XRP business in certain jurisdictions or Ripple Labs Singapore Pte. Ltd decides to withhold ODL funding services in certain jurisdictions, the ODL business of Seamless will need to stop in these countries, which would lead to a decline in the remittance volume Seamless processes unless customers elect to continue to use Seamless for remittance.

In addition, the regulation of the cryptocurrency industry is evolving, and jurisdictions continue to evaluate if, and how, it should be regulated in their jurisdictions. Currently, we are only required to comply with regulations in Singapore; however, there can be no assurance we will not be required to obtain additional licenses in multiple jurisdictions. Until we obtain such licenses, assuming we are able to conduct our ODL funding service in compliance with new regulations, we may be forced to suspend or cease operation in those jurisdictions which would have a material adverse effect on our business, financial condition and results of operations.

On March 10, 2023, Silicon Valley Bank failed. Soon afterwards, Signature Bank and Silvergate Bank also failed. As most of the crypto exchanges and crypto market traders maintained accounts with these three banks, their near simultaneous collapse resulted in illiquidity for the crypto markets worldwide. Tranglo maintained its crypto wallets in two crypto exchanges, namely Independent Reserve and Coins.ph, and used these two exchanges to instantaneously liquidate the XRP it receives from its ODL remittance partners (“ODL RPs”) under the instructions of RippleNet. During the illiquidity caused by the collapses, it became difficult for the two crypto exchanges to execute the timely liquidation of XRP. After considering the market conditions, Ripple Labs Singapore Pte. Ltd. decided, and Tranglo agreed, to reduce the ODL services for certain active ODL RPs in mid-March 2023, thus lowering the processing volume of ODL transactions and to ensure that instantaneous liquidation of XRP was still possible for those remaining ODL RPs. To enact partial reduction, Tranglo requested that its ODL RPs switch to using fiat currency for prefunding instead. Eventually, most of Tranglo’s ODL RPs adopted the fiat prefunding channel and continued their business via Tranglo, and as a result, Tranglo’s TPV for the month of March 2023 actually increased by 17% as compared to the month of February 2023.

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For the month of February 2023, Tranglo’s monthly TPV was RM1.35 billion, representing an average daily TPV of RM48 million, of which 26% was ODL flows. On March 15, 2023, due to the market illiquidity, the ODL services were suspended for nine out of 11 active ODL RPs. For the two-week period prior to the partial suspension, from March 1, 2023 to March 14, 2023, Tranglo processed $37.8 million ODL transactions, representing a daily average of $2.7 million. For the two-week period after the partial suspension, from March 15, 2023 to March 28, 2023, Tranglo processed only $2.5 million ODL transactions, which represented a daily average of $0.18 million. This post-suspension daily average ODL transactions was only 6.7% of that of the pre-suspension level. The ODL services were gradually resumed after a two-week suspension, in early April 2023.

For the month of February 2023, ODL flows represented 26% of Tranglo’s total remittance TPV. However, for the month of December 2024, ODL flows represented only 2.76% of total remittance TPV. As the ODL flows recovered very slowly two months after the resumption of ODL services, Seamless does not anticipate the ODL flows will return to pre-suspension levels in the near future. Seamless expects that the ODL flows may not reach pre-suspension levels until 2025 at the earliest. However, the reduction in ODL flows post-suspension did not result in an overall reduction in Tranglo’s TPV as the ODL RPs switched their remittance business to fiat currency. For the month of December 2024, Tranglo’s remittance TPV was RM1.90 billion, which compared to RM1.43 billion for the month of April 2023, an increase of 32.9%.

If a similar liquidity event were to occur in the future, our ODL services and the use thereof could similarly change, and further affect our business and results of operations.

Our strategic partner, Ripple Labs Singapore Pte. Ltd., owns 40% of Tranglo and pursuant to a certain Shareholders’ Agreement, has certain contractual rights that could temporarily disrupt Tranglo’s existing business or prevent our ability to expand it.

Ripple Labs Singapore Pte. Ltd. owns 40% interest in Tranglo. There is a Shareholders’ Agreement between Seamless and Ripple Labs Singapore Pte. Ltd. that governs the operations of Tranglo. Pursuant to the Shareholders’ Agreement, Ripple Labs Singapore Pte. Ltd. is entitled to appoint two members of the Tranglo board of directors. On November 2, 2023, one of the directors (the “Investor Director”) appointed by Ripple Labs Singapore Pte. Ltd. resigned from Tranglo’s board of directors. The parties amended the Shareholders’ Agreement on November 7, 2023 to reflect the resignation of the Investor Director, and to waive the requirement for at least one (1) Investor Director to be included in the quorum of the meetings or adjourned meetings of the board of directors of Tranglo of Sdn Bhd and its subsidiaries. While Seamless has a right to appoint a majority of the directors serving on the Tranglo board of directors, certain matters require the cooperation, or in some cases, approval by Ripple Labs Singapore Pte. Ltd. Ripple Labs Singapore Pte. Ltd.’s interests may not be the same as, or may conflict with, the interests of us or our shareholders. Tranglo cannot undertake certain actions or transactions without the consent of Ripple Labs Singapore Pte. Ltd., including but not limited to:

●	an initial public offering;
●	any determinations with respect to merger or sale of the whole or a substantial part of the assets;
●	changes to the capital structure;
●	a change in the nature or scope of the business;
●	incurrence of certain amount of debt;
●	any declaration or payment of any dividends or other distribution of profits;
●	entering into any joint venture, partnership or profit sharing arrangement with any person and any amendment to the terms of such venture, partnership or arrangement;
●	variation of any rights attaching to any shares in the capital of Tranglo or making of any call upon monies unpaid in respect of any issued shares;
●	introduction or revision of any share option plan;
●	save for the issuance of shares or the grant of options in connection with or pursuant to any duly approved and established share option scheme or plan;
●	repurchase of shares other than pursuant to any duly approved and established share option scheme or plan(s); and
●	any related party transactions that exceed a certain amount of value.

These limitations could result in disagreements between Seamless and Ripple Labs Singapore Pte. Ltd. In the event of an unresolved disagreement between the shareholders, the Shareholders’ Agreement provides for means through which a deadlocked topic will be resolved, including through arbitration.

As a result, our ability to take certain actions may temporarily be delayed or prevented, including actions that our other shareholders, including you, may consider favorable. We will not be able to terminate or amend the Shareholders’ Agreement, except in accordance with its terms, which would require the consent of Ripple Labs Singapore Pte. Ltd. See “Certain Relationships and Related Party Transactions-Seamless Related Party Transactions-Shareholders’ Agreement.”

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Our ODL business depends on Ripple Services Inc. depositing enough XRP for liquidation to yield an amount of fiat currency, such as U.S. dollars, equal to the amount purchased by our customer.

As part of any ODL funding transaction, our strategic partner, Ripple Labs Singapore Pte. Ltd provides our customers with an amount of XRP representing a specific amount of fiat currency, such as U.S. dollars for prefunding purposes. Our customers then deposit that amount of XRP into our account and we automatically direct the exchange to liquidate the XRP into the equal amount of fiat currency. Despite that these transactions occur nearly simultaneously, there is a possibility that the exchange rate could result in a deposit of a lesser amount of fiat currency. In that case, there is a collateral pool or slippage pool, that is available and is immediately drawn upon to fund the requisite amount of fiat currency. If that pool was unavailable or insufficiently funded, and we were unable to receive the requisite amount of fiat currency, we will suspend the liquidation process and credit only to our customer whatever amount of fiat currency we obtain from the liquidation process. The commitment or obligation to credit our customer with the full amount of the fiat currency rests with Ripple Services Inc. and Tranglo is not responsible for the shortfall if Ripple Services Inc. is not providing enough XRP in our Slippage Pool. Prior to the disruption in the cryptocurrency markets in spring 2023, the ODL business represented approximately 35% of our monthly transaction processing volume. Thus, any failure of Ripple to properly fund the slippage pool or any disruption in the cryptocurrency markets causing a reduction in the use of the ODL funding mechanism could have a material adverse effect on our results of operations.

We are subject to risks associated with our Deed of Guarantee and the terms of thereof may contractually limit our ability to incur additional indebtedness.

Seamless has entered into a Deed of Guarantee with Regal Planet Limited and Kong King Ong Alexander, as guarantors, and Ripple Labs Singapore Pte. Ltd., pursuant to which Seamless will be a guarantor of GEA Limited, its wholly-owned subsidiary, in connection with the Master XRP Commitment to Sell Agreement and each Line of Credit Addendum related thereto, between Ripple Labs Singapore Pte Ltd. and GEA Limited. The amount guaranteed under such Deed of Guarantee is $28.7 million as of March 31, 2025. The current amounts outstanding can be declared immediately due and payable by Ripple Labs Singapore Pte. Ltd. and Ripple Labs Singapore Pte. Ltd. may make additional advances to GEA Limited from time to time pursuant to the Master XRP Commitment to Sell Agreement, which additional advances will also be guaranteed pursuant to the Deed of Guarantee. Seamless’ obligation with respect to the guarantee will terminate six months after the consummation of the Business Combination.

The Deed of Guarantee requires us to comply with certain financial and operational covenants, including maintaining a ratio of current assets to current liabilities of 0.86; a ratio of cash to current assets of 0.58; and a ratio of cash to current liabilities of 0.68. In addition, until terminated, the Deed of Guarantee restricts us from conducting any business which would materially affect our guarantee. As a result, we may be restricted in incurring additional indebtedness and will be required to maintain cash levels in a way that could negatively affect our business and results of operations.

We rely upon the Internet infrastructure, data center providers and telecommunications networks in the markets where we operate.

Our business depends on the performance and reliability of the Internet infrastructure and contracted data center providers in the markets where we operate. We may not have access to alternative networks or data servers in the event of disruptions or failures of, or other problems with, the relevant Internet infrastructure. In addition, the Internet infrastructure, especially in the emerging markets where we operate, may not support the demands associated with continued growth in Internet usage.

We rely on third parties in many aspects of our business, including, among others:

●	networks, banks, payment processors and payment gateways that link us to bank clearing networks to process transactions;

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●	third parties that provide certain outsourced customer support and product development functions, which are critical to our operations; and

●	third parties that provide facilities, infrastructure, components and services, including data center facilities and cloud computing.

We use third-party data center providers for the storing of data related to our business. We do not control the operation of these facilities and rely on contracted agreements to govern their performance. The owners of the data center facilities have no obligation to renew their agreements with us on commercially reasonable terms, or at all. If we are unable to renew these agreements on commercially reasonable terms, or if one of our data center providers is acquired by another party, we may be required to transfer our servers and other infrastructure to new data center facilities, and we may incur significant costs and possible lengthy service interruptions in connection with doing so. Any changes in third-party service levels at our data centers or any errors, defects, disruptions, or other performance problems with our business could adversely affect our reputation and adversely affect the user experience. Interruptions in our services might reduce our revenue, subject us to potential liability, and materially and adversely affect our business.

We also rely on major telecommunication operators in the markets where we operate to provide us with data communications capacity primarily through local telecommunications lines and data centers to host our servers. We and our users may not have access to alternative services in the event of disruptions or failures of, or other problems with, the fixed telecommunications networks of these telecommunications operators, or if such operators otherwise fail to provide such services. Any unscheduled service interruption could disrupt our operations, damage our reputation and result in a decrease in our revenue. Furthermore, we have no control over the costs of the services provided by the telecommunications operators to us and our users. If the prices that we pay for telecommunications and Internet services rise significantly, our gross margins could be significantly reduced. In addition, if Internet access fees or other charges to Internet users increase, our user traffic may decrease, which in turn may cause our revenue to decline.

The third parties that we rely on to process transactions may fail or refuse to process transactions adequately. Any of the third parties we use may breach their agreements with us, refuse to renew these agreements on commercially reasonable terms, take actions that degrade the functionality of our services, impose additional costs or requirements on us, or give preferential treatment to competing services. Financial or regulatory issues, labor issues, or other problems that prevent these third parties from providing services to us or our customers could harm our business. If our service providers do not perform satisfactorily, our operations could be disrupted, which could result in customer dissatisfaction, damage our reputation, and harm our business.

The digital wallet market in Asia is developing, and the expansion of our business depends on the continued growth of digital wallets, as well as increased availability, quality and usage of mobile devices and the Internet in Asia.

Our future revenues depend substantially on users’ widespread acceptance and use of mobile devices and the Internet as a way to transmit money and conduct commerce. Rapid growth in the use of mobile devices and the Internet (particularly as a way to transfer funds, provide and purchase products and services) is a relatively recent phenomenon in some of the jurisdictions in which we operate and we cannot assure you that the current level of acceptance and usage will continue or increase. Furthermore, if the penetration of mobile devices and Internet access in the less developed countries in which we operate do not increase quickly, it may limit our potential growth, particularly in regions with low levels of Internet quality and access and/or low levels of income.

Mobile devices penetration and Internet penetration in less developed countries in which we operate may never reach the levels seen in more developed countries due to factors that are beyond our control, including the lack of necessary network infrastructure, economic and political development, access to affordable mobile devices or delayed development of enabling technologies, performance improvements and security measures. The infrastructure for the Internet in such countries may not be able to support continued growth in the number of users, their frequency of use or their bandwidth requirements. Delays in telecommunication and infrastructure development or other technology shortfalls may impede improvements in Internet reliability in such countries. If telecommunications services are not sufficiently available to support the growth of the Internet in such countries, user response times could be slower, which would reduce Internet usage and potentially decrease our user base. We also cannot predict whether users in these developing countries will have easy access to affordable mobile devices, and the lack thereof may decrease mobile penetration which would limit the growth of our user base. In addition, even if mobile devices and the Internet penetration in such countries increase, this may not lead to growth in e-wallet transactions due to a number of factors, including lack of confidence from users in online security.

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Furthermore, the rising price of Internet access and Internet-connected devices, such as personal computers, tablets, mobile phones and other portable devices, may limit our growth, particularly in countries or regions with low levels of income. Income levels in many countries in Southeast Asia are significantly lower than in the United States and other more developed countries, while prices of both portable devices and Internet access in certain countries in Southeast Asia are higher than those in more developed countries. Income levels in Southeast Asia may decline and device and access prices may increase in the future. Any of these factors could materially and adversely affect our ability to generate future revenues.

A significant change, material slowdown or complete disruption in international migration patterns could adversely affect our business, financial condition and results of operations.

Our money transfer business relies in part on international migration patterns, as individuals move from their native countries to countries with greater economic opportunities or a more stable political environment. A significant portion of money transfer transactions are initiated by immigrants sending money back to their native countries. Changes in immigration laws that discourage international migration and political or other events (such as war, terrorism or epidemics) that make it more difficult for individuals to migrate or work abroad could adversely affect the need for money transfer transactions and growth rate. Sustained weakness in global economic conditions could reduce economic opportunities for migrant workers and result in reduced or disrupted international migration patterns. Reduced or disrupted international migration patterns are likely to reduce the number of our money transfer transactions and therefore have an adverse effect on our results of operations.

We may fail to attract, motivate and retain the key members of our management team or other experienced and capable employees.

Our future success is significantly dependent upon the continued service of our executives and other key employees. If we lose the services of any member of management or any key personnel, we may not be able to locate a suitable or qualified replacement and we may incur additional expenses to recruit and train a replacement, which could severely disrupt our business and growth.

To maintain and grow our business, we will need to identify, hire, develop, motivate and retain highly skilled employees. Identifying, recruiting, training, integrating and retaining qualified individuals requires significant time, expense and attention. In addition, from time to time, there may be changes in our management team that may be disruptive to our business. We may also be subject to local hiring restrictions in certain markets, particularly in connection with the hiring of foreign employees, which may affect the flexibility of our management team. If our management team, including any new hires that we make, fails to work together effectively and execute our plans and strategies, or if we are not able to recruit and retain employees effectively, our ability to achieve our strategic objectives will be adversely affected and our business and growth prospects will be harmed.

Competition for highly skilled personnel is intense, particularly in Southeast Asia where most of our business operations are located. We may need to invest significant amounts of cash and equity to attract and retain new employees and we may not be able to realize returns on these investments.

An increase in the use of credit cards or bank transfers, or an increase in the use of digital currencies, as a means of payment in the markets in which we operate, may result in lower growth or a decline in the use of our services.

Many of our users do not readily have access to credit card or bank transfer services, or may be unwilling to use credit cards for electronic transactions over the Internet, and require alternative methods for payment for online products and services. A significant increase in the availability, acceptance and use of credit cards, bank transfer services or digital currencies for online payments by consumers in the markets in which we operate could adversely affect the growth of our business, our financial condition and results of operations.

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Customer complaints or negative publicity about our customer service could reduce usage of our products and services.

Customer complaints or negative publicity about our customer service could severely diminish consumer confidence in and use of our products and services. Breaches of our customers’ privacy and our security measures could have the same effect. Measures we sometimes take to combat risks of fraud and breaches of privacy and security, such as freezing customer funds, can damage relations with our customers. These measures heighten the need for prompt and accurate customer service to resolve irregularities. Effective customer service requires significant expenses, which, if not managed properly, could impact our profitability significantly. Any inability by us to manage or train our customer service representatives properly could compromise our ability to handle customer complaints effectively. If we do not handle customer complaints effectively, our reputation may suffer and we may lose our customers’ confidence.

We may not be able to protect our intellectual property rights.

We believe the protection of our intellectual property, including our trademarks, patents, copyrights, domain names, trade dress, and trade secrets, is critical to our success. We seek to protect our intellectual property rights by relying on applicable laws and regulations, as well as a variety of administrative procedures. We also rely on contractual restrictions to protect our proprietary rights when offering or procuring products and services, including confidentiality agreements with parties with whom we conduct business.

However, contractual arrangements and other steps we have taken to protect our intellectual property may not prevent third parties from infringing or misappropriating our intellectual property or deter independent development of equivalent or superior intellectual property rights by others. Trademark, copyright, patent, domain name, trade dress and trade secret protection are expensive to maintain and may require litigation. Protecting our intellectual property rights and other proprietary rights is expensive and time-consuming and may not be successful in every jurisdiction. Also, we may not be able to discover or determine the extent of any unauthorized use of our proprietary rights. We have licensed certain of our proprietary rights, such as trademarks or copyrighted material, to others in the past, and expect to do so in the future. These licensees may take actions that diminish the value of our proprietary rights or harm our reputation. Any failure to protect or enforce our intellectual property rights adequately, or significant costs incurred in doing so, could materially harm our business. In addition, the laws of some jurisdictions in which we operate may only provide us with a limited or variable extent of protection in relation to software and intellectual property rights.

As the number of products in the software industry increases and the functionalities of these products further overlap, and as we acquire technology through acquisitions or licenses, we may become increasingly subject to infringement claims, including patent, copyright, and trademark infringement claims. We may be required to enter into litigation to determine the validity and scope of the patents or other intellectual property rights of others. The ultimate outcome of any allegation is uncertain and, regardless of the outcome, any such claim, with or without merit, may be time-consuming, result in costly litigation, divert management’s time and attention from our business, require us to redesign our products, or require us to pay substantial amounts to satisfy judgments or settle claims or lawsuits or to pay substantial royalty or licensing fees, or to satisfy indemnification obligations that we have with some of our customers. Our failure to obtain necessary licenses or other rights, or litigation or claims arising out of intellectual property matters, may materially and adversely affect our business.

Our quarterly and annual results of operations and operating metrics fluctuate significantly and are unpredictable and subject to seasonality, which could result in the trading price of our Ordinary Shares being unpredictable or declining.

Our quarterly and annual results of operations may vary significantly and are not necessarily an indication of future performance. These fluctuations may be due to a variety of factors, some of which are outside our control and may not fully reflect the underlying performance of our business. Our limited operating history combined with the rapidly evolving markets also contribute to these fluctuations. Fluctuations in quarterly and annual results may materially and adversely affect the predictability of our business and the price of our Ordinary Shares.

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Factors that may cause fluctuations in our quarterly and annual financial results include our ability to attract and retain new partners, merchants and users; the timing, effectiveness, and costs of expansion and upgrades of our systems and infrastructure, as well as the success of those expansions and upgrades; the outcomes of legal proceedings and claims; our ability to maintain or increase revenue, gross margins, and operating margins; our ability to continue introducing new services and to continue convincing customers to adopt additional offerings; increases in and timing of expenses that we may incur to grow and expand our operations and to remain competitive; period-to-period volatility related to fraud and risk losses; system failures resulting in the inaccessibility of our products and services; changes in the regulatory environment, including with respect to security, privacy, or enforcement of laws and regulations by regulators, including fines, orders, or consent decrees; changes in global business or macroeconomic conditions; unusual weather conditions; and the other risks described in this Annual Report.

We may need additional capital but may not be able to obtain it on favorable terms or at all.

We may require additional cash capital resources in order to fund future growth and the development of our businesses, including expansion of our money transfer, airtime business and mobile payment businesses and any investments or acquisitions we may decide to pursue. If our cash resources are insufficient to satisfy our cash requirements, we may seek to issue additional equity or debt securities or obtain new or expanded credit facilities. Our ability to obtain external financing in the future is subject to a variety of uncertainties, including our future financial condition, results of operations, cash flows, share price performance, liquidity of international capital and lending markets, governmental regulations over foreign investment and the money transfer and digital financial services industries. In addition, incurring indebtedness would subject us to increased debt service obligations and could result in operating and financing covenants that would restrict our operations. There can be no assurance that financing will be available in a timely manner or in amounts or on terms acceptable to us, or at all. Any failure to raise needed funds on terms favorable to us, or at all, could severely restrict our liquidity as well as have a material adverse effect on our business, financial condition and results of operations. Moreover, any issuance of equity or equity linked securities could result in significant dilution to our existing shareholders.

We have limited business insurance coverage.

Insurance products currently available in Asia are not as extensive as those offered in more developed regions. Consistent with customary industry practice in Asia, our business insurance is limited and we do not carry business interruption insurance to cover our operations. We have determined that the costs of insuring for related risks and the difficulties associated with acquiring such insurance on commercially reasonable terms make it impractical for us to have such insurance. Any uninsured damage to our platforms, technology infrastructures or disruption of our business operations could require us to incur substantial costs and divert our resources, which could have an adverse effect on our business, financial condition and results of operations.

We are subject to risks related to litigation, including intellectual property claims, consumer protection actions and regulatory disputes. Legal proceedings against us could harm our reputation and have a material adverse effect on our business, results of operations, financial condition and prospects.

We may be, and in some instances have been, subject to claims, lawsuits (including class actions and individual lawsuits), government investigations, and other proceedings involving intellectual property, consumer protection, privacy, labor and employment, immigration, import and export practices, competition, accessibility, securities, tax, marketing and communications practices, commercial disputes, and other matters.

We expect that the number and significance of our legal disputes and inquiries will increase as we grow larger, as our business expands in scope and geographic reach, and as our products and services increase in complexity.

Becoming a public company will raise our public profile, which may result in increased litigation. In addition, some of the laws and regulations affecting the Internet, mobile commerce, payment processing, business financing, and employment did not anticipate businesses like ours, and many of the laws and regulations affecting us have been enacted relatively recently. As a result, there is substantial uncertainty regarding the scope and application of many of the laws and regulations to which we are subject, which increases the risk that we will be subject to claims alleging violations of those laws and regulations. In the future, we may also be accused of having, or be found to have, infringed or violated third-party intellectual property rights.

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Regardless of the outcome, legal proceedings can have a material and adverse impact on us due to their costs, diversion of our resources, and other factors. Claimants may seek, and we may become subject to, preliminary or provisional rulings in the course of litigation, including preliminary injunctions requiring us to cease some or all of our operations. We may decide to settle legal disputes on terms that are unfavorable to us. Furthermore, if any litigation to which we are a party is resolved adversely, we may be subject to an unfavorable judgment that we may not choose to appeal or that may not be reversed upon appeal. We may have to seek a license to continue practices found to be in violation of a third party’s rights. If we are required, or choose to enter into, royalty or licensing arrangements, such arrangements may not be available on reasonable terms or at all and may significantly increase our operating costs and expenses. As a result, we may also be required to develop or procure alternative non-infringing technology or discontinue use of infringing technology, and doing so could require significant effort and expense or may not be feasible. In addition, the terms of any settlement or judgment in connection with any legal claims, lawsuits, or proceedings may require us to cease some or all of our operations or pay substantial amounts to the other party and could materially and adversely affect our business.

In addition, the laws and regulations in many jurisdictions in Southeast Asia, including Indonesia, place restrictions on foreign investment in and ownership of entities engaged in a number of business activities. For example, in Indonesia, direct and indirect foreign investment in e-money businesses is capped at 49%. If WalletKu wishes to continue growing its business with a floating fund exceeding IDR1,000,000,000 (approximately US $68,205), it may be required to restructure its ownership structure prior to submitting the application for an e-money license to Bank Indonesia in the future. The restructuring of WalletKu, if required, may impact our ability to consolidate our operations in Indonesia, and we may face uncertainties with our future Indonesian partner, who could potentially have a majority share in WalletKu and effectively control the business. Further, under Indonesian laws and regulations, any agreements containing statements by Indonesian shareholders that they hold shares in an Indonesian company for the benefit of a foreign beneficiary may be rendered void. Currently WalletKu relies on a business partner, PT E2Pay Global Utama, to provide e-money services in Indonesia, and has no plans to submit an application for an e-money license there. If we are unable to successfully manage our expansion into the Indonesian e-money business, WalletKu’s future growth and business development in Indonesia may be materially and adversely effected.

As previously disclosed, on August 17, 2024, Ripple Markets APAC Pte. Ltd., the successor to Ripple Labs Singapore Pte. Ltd. (“RMA”), sent a default letter to GEA demanding payment totaling $27,257,540.64, and sent a demand letter to Seamless, as guarantor, for the full amount of the payment by August 19, 2024. On August 19, 2024, RMA filed a claim in Singapore naming Seamless and GEA as defendants (the “Defenedants”) and demanding that the Defendants, jointly and severally, pay the demanded payment plus late fees and certain costs. Seamless has subsequently divested itself of GEA, and is in the process of defending this legal claim in court. On April 17, 2025, the court granted summary judgement in favor of RMA, which Seamless appealed on April 29, 2025. Seamless agreed to Ripple’s extension request to file their amended Defence to Counterclaim, and such new deadline is August 20, 2025. Seamless is also attempting to negotiate with RMA on the settlement terms to resolve the legal dispute.

After the divestiture of equity interests in certain entities at Closing (the “Divestitures”), Mr. Kong owns a majority of the outstanding shares of (i) TNG Asia, (ii) FNTI and (iii) GEA (“the Divested Entities”) and is the largest shareholder of Currenc. As a result of these ownership interests, Currenc and the divested entities could be considered to be affiliates and creditors of the Divested Entities could seek to enforce liabilities of the Divested Entities against Currenc. There can be no assurance that a creditor of the Divested Entities would not successfully be able to hold Currenc liable for actions or debts of the Divested Entities, which could have a negative impact on our operations and financial condition.

An occurrence of a natural disaster, widespread health epidemic or other outbreaks could seriously harm our business, financial condition and results of operations.

Natural disasters, such as fires or floods, the outbreak of a widespread health epidemic, or other events, such as wars, acts of terrorism, political events, environmental accidents, power shortages or communication interruptions could seriously harm our business. The occurrence of a disaster or similar event could materially disrupt our business and operations. These events could also cause us to close our operating facilities temporarily, which would severely disrupt our operations and have a material adverse effect on our business, financial condition and results of operations. In addition, our revenue could be significantly reduced to the extent that a natural disaster, health epidemic or other major event harms the economies of Southeast Asia or any other jurisdictions where we may operate. Our operations could also be severely disrupted if our consumers, merchants or other participants were affected by natural disasters, health epidemics or other major events.

Changes in tax laws, tax incentives, benefits or differing interpretations of tax laws may harm our results of operations.

Changes in tax laws, regulations, related interpretations and tax accounting standards in Southeast Asia or the Cayman Islands may result in a higher tax rate on our earnings, which may significantly reduce our profits and cash flows from operations. In addition, our results of operations and financial condition may decline if certain tax incentives are not retained or renewed. Tax rules in jurisdictions we operate, particularly at the local level, can change without notice. We may not always be aware of all such changes that affect our business and we may therefore fail to pay the applicable taxes or otherwise comply with tax regulations, which may result in additional tax assessments and penalties for our company.

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We are a holding company and do not have any material assets other than the shares of our subsidiaries and any change in our ability to repatriate dividends or other payments from our subsidiaries could materially adversely affect us.

We are a Cayman Islands exempted company with limited liability. Our material assets are our direct and indirect equity interests in our subsidiaries, particularly Tranglo and WalletKu. We are, therefore, dependent upon payments, dividends and distributions from our subsidiaries for funds to pay our operating and other expenses and to pay future cash dividends or distributions, if any, to holders of our Ordinary Shares, and we may have tax costs in connection with any dividend or distribution. Furthermore, exchange rate fluctuations will affect the U.S. Dollar value of any distributions our subsidiaries make with respect to our equity interests in those subsidiaries. See “-Risks Related to Investments Outside of the United States-Fluctuations in foreign currency exchange rates will affect our financial results, which we report in U.S. Dollars.” In addition, since we rely principally on dividends and other payments from our subsidiaries for our cash requirements, any restrictions on such dividends or other payments in the jurisdictions we operate could materially and adversely affect our liquidity, financial condition and results of operations.

We may cease to benefit from assets and licenses held by our subsidiaries that are critical to the operations of our business if our subsidiaries were to declare bankruptcy or become subject to dissolution or liquidation proceedings.

Our future success is significantly dependent upon the continued service of our executives and we do not have priority pledges and liens against the assets of our subsidiaries. If our subsidiaries undergo involuntary liquidation proceedings, third-party creditors may claim rights to some or all of their assets and we may not have priority against such third-party creditors on the assets and licenses of our subsidiaries. If our subsidiaries liquidate, we may take part in the liquidation procedures as a general creditor under the relevant statute or legal framework and recover any outstanding liabilities owed by our subsidiaries.

Developments and the perceptions of risks in other countries, including other emerging markets, the United States and Europe, may harm economies in Southeast Asia and the price of securities of companies operating in Southeast Asia, including the price of our Ordinary Shares.

The market for securities issued by us is influenced by economic and market conditions in Southeast Asia and, to varying degrees, market conditions in other emerging markets, as well as the United States, Europe and other countries. To the extent the conditions of the global markets or economy deteriorate, our business in such markets may be harmed. The weakness in the global economy has been marked by, among other adverse factors, lower levels of consumer and corporate confidence, decreased business investment and consumer spending, increased unemployment, reduced income and asset values in many areas, reduction of global growth rates, currency volatility and limited availability of credit and access to capital. Developments or economic conditions in other emerging market countries have at times significantly affected the availability of credit to fintech companies.

Crises and political instability in other emerging market countries, the United States, Europe or other countries could decrease investor demand for our Ordinary Shares. The United Kingdom’s exit from the European Union, political developments there, on the European continent and in the United States, hostilities in Ukraine and elsewhere, including the Middle East, as well as potential crises and forms of political instability arising therefrom or any other unforeseen development, may harm our business and the price of our Ordinary Shares.

We conduct money transfer transactions through agents in some regions that are politically volatile or, in a limited number of cases, that are subject to certain OFAC restrictions.

We conduct money transfer transactions through agents in some regions that are politically volatile or, in a limited number of cases, are subject to certain OFAC restrictions. While we are not aware of any such circumstances, it is possible that our money transfer services or other services could be used to facilitate violations of U.S. law or regulations. Such circumstances could result in increased compliance costs, regulatory inquiries, suspension or revocation of required licenses or registrations, seizure or forfeiture of assets and the imposition of civil and criminal fees and penalties on our part. In addition to monetary fines or penalties that we could incur, we could be subject to reputational harm that could have a material adverse effect on our business, financial condition and results of operations.

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Our user metrics and other estimates are subject to inherent challenges in measuring our operating performance.

We regularly review metrics, including the number of our merchants, partners and users and number of transactions, to evaluate growth trends, measure our performance, and make strategic decisions. These metrics are calculated using internal company data and have not been validated by an independent third party. While these numbers are based on what we believe to be reasonable estimates for the applicable period of measurement, there are inherent challenges in measuring how our platforms are used across large populations throughout Southeast Asia. For example, we believe that we cannot distinguish individual users who have multiple accounts. Our user metrics are also affected by technology on certain mobile devices that automatically runs in the background of our applications when another phone function is used, and this activity can cause our system to miscount the user metrics associated with such accounts.

Errors or inaccuracies in our metrics or data could result in incorrect business decisions and inefficiencies. For instance, if a significant understatement or overstatement of our users were to occur, we may expend resources to implement business measures based on flawed metric or data, or fail to take proper actions to remedy an unfavorable trend. If partners or investors do not perceive our user, geographic, or other operating metrics to accurately represent our user base, or if we discover material inaccuracies in our user, geographic, or other operating metrics, our reputation may be seriously harmed.

Risks Related to Investments Outside of the United States

Changes in the economic, political or social conditions, government policies or regulatory developments in Asia could have a material adverse effect on our business and operations.

Some of our assets and operations are located in, and we derive substantially all of our revenue from Southeast Asia and are exposed to general economic conditions that affect consumer confidence, consumer spending, consumer discretionary income or changes in consumer purchasing habits. Accordingly, our business, financial condition and results of operations may be influenced to a significant degree by political, economic and social conditions in Southeast Asia generally. The Southeast Asian and global economy, markets and levels of consumer spending are influenced by many factors beyond our control, including consumer perception of current and future economic conditions, political uncertainty, employment levels, inflation or deflation, disposable income, interest rates, taxation and currency exchange rates. Furthermore, the Southeast Asia economy differs from most developed markets in many respects, including the level of government involvement, level of development, growth rate, control of foreign exchange, government policy on public order and allocation of resources. In some of the Southeast Asia markets, governments continue to play a significant role in regulating industry development by imposing industrial policies. Moreover, some local governments also exercise significant control over the economic growth and public order in their respective jurisdictions through allocating resources, controlling payment of foreign currency-denominated obligations, setting monetary policies, and providing preferential treatment to particular industries or companies.

While the Southeast Asia economy, as a whole, has experienced significant growth over the past decades, growth has been uneven, both geographically and among various sectors of the economy. Any adverse changes in economic conditions in Southeast Asia, or in the policies of the governments or of the laws and regulations in each respective market could have a material adverse effect on the overall economic growth of Southeast Asia. Such developments could adversely affect our business and operating results, lead to reduction in demand for our products and services and adversely affect our competitive position. Many of the governments in Southeast Asia have implemented various measures to encourage economic growth and guide the allocation of resources. Some of these measures may benefit the overall economy, but may have a negative effect on us. For example, our financial condition and results of operations may be adversely affected by government control over foreign capital investments or changes in tax regulations. Some Southeast Asia markets have historically experienced low growth in their GDP, significant inflation and/or shortages of foreign exchange. We are exposed to the risk of rental and other cost increases due to potential inflation in the markets in which we operate. While Seamless has been able to absorb these costs as recent global inflationary pressure increased sharply and then moderated slightly, because staff costs represent a significant portion of Seamless’ general expenses and are expected to continue to do so as Seamless expands its operations, higher labor rates may likely reduce Seamless’ profitability and impair its ability to capture market share through aggressive pricing. In the past, some of the governments in Southeast Asia have implemented certain measures, including interest rate adjustments, currency trading band adjustments and exchange rate controls, to control the pace of economic growth. These measures may lead to a decrease in economic activity in Southeast Asia, which may adversely affect our business, financial condition and results of operations.

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In addition, some Southeast Asia markets have experienced, and may in the future experience, political and economic instabilities, which include but are not limited to strikes, demonstrations, protests, marches, coups d’état, guerilla activity, risks of war, terrorism, nationalism or other types of civil disorder, and regulatory changes such as nullification of contract, changes in interest rates or imposition of capital controls. These instabilities and any adverse changes in the socio-political or regulatory environment could increase our costs, increase our exposure to legal and business risks, disrupt our office operations or affect our ability to expand our user base.

Our revenue and net income may be materially and adversely affected by any economic slowdown in any regions of Southeast Asia as well as globally.

We derive substantially all of our revenue from Southeast Asia and are exposed to general economic conditions that affect consumer confidence, consumer spending, consumer discretionary income or changes in consumer purchasing habits. As a result, our revenue and net income could be impacted to a significant extent by economic conditions in Southeast Asia and globally. The Southeast Asia and global economy and markets are influenced by many factors beyond our control, including consumer perception of current and future economic conditions, political uncertainty, employment levels, inflation or deflation, real disposable income, interest rates, taxation and currency exchange rates.

Economic growth Southeast Asia has experienced a mild moderation in recent years, partially due to the slowdown of the Chinese economy since 2012, as well as the global COVID-19 pandemic, global volatility of energy and consumer prices, U.S. monetary policies and other markets, and other factors. Productivity growth in Southeast Asia has also slowed following the 2008 global financial crisis. Southeast Asia will have to cope with potential external and domestic risks to sustain its economic growth. An economic downturn, whether actual or perceived, a further decrease in economic growth rates or an otherwise uncertain economic outlook in Southeast Asia or any other market in which we may operate could have a material adverse effect on our business, financial condition and results of operations.

Uncertainties with respect to the legal system in certain markets in Southeast Asia could adversely affect us.

The legal systems in Southeast Asia vary significantly from jurisdiction to jurisdiction. Some jurisdictions have a civil law system based on written statutes and others are based on common law. Unlike the common law system, prior court decisions under the civil law system may be cited for reference but have limited precedential value.

Many of the markets in Southeast Asia have not developed a fully integrated legal system, and recently enacted laws and regulations may not sufficiently cover all aspects of economic activities in such markets. In particular, the interpretation and enforcement of these laws and regulations involve uncertainties. Since local administrative and court authorities have significant discretion in interpreting and implementing statutory provisions and contractual terms, it may be difficult to evaluate the outcome of administrative and court proceedings and the level of legal protection we enjoy in many of the localities that we operate in. Moreover, local courts may have broad discretion to reject enforcement of foreign awards. These uncertainties may affect our judgment on the relevance of legal requirements and our ability to enforce our contractual rights or tort claims. In addition, the regulatory uncertainties may be exploited through unmerited or frivolous legal actions or threats in attempts to extract payments or benefits from us.

Each jurisdiction in Southeast Asia has enacted, and may enact or amend from time to time, laws and regulations governing mobile payment, money transfer, messages, applications, electronic documents and other content through the Internet. The relevant government authorities may prohibit the distribution of information through the Internet that they deem to be objectionable on various grounds, such as public interest or public security, or to otherwise be in violation of local laws and regulations. If any of the information disseminated through our platforms were deemed by any relevant government authorities to violate content restrictions, we would not be able to continue to display such content and could be subject to penalties, including confiscation of the property used in the non-compliant acts, removal of the infringing content, temporary or permanent blocks, administrative fines, suspension of business and revocation of required licenses, which could materially and adversely affect our business, financial condition and results of operations.

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Furthermore, many of the legal systems in Southeast Asia are based in part on government policies and internal rules, some of which are not published on a timely basis or at all and may have retroactive effect. There are other circumstances where key regulatory definitions are unclear, imprecise or missing, or where interpretations that are adopted by regulators are inconsistent with interpretations adopted by a court in analogous cases. As a result, we may not be aware of our violation of certain policies and rules until sometime after the violation. In addition, any administrative and court proceedings in Southeast Asia may be protracted, resulting in substantial costs and diversion of resources and management attention.

It is possible that a number of laws and regulations may be adopted or construed to apply to us in Southeast Asia and elsewhere that could restrict our industries. Scrutiny and regulation of the industries in which we operate may further increase, and we may be required to devote additional legal and other resources to address this regulation. For example, existing laws or new laws regarding the regulation of currency, money transfer, mobile payment, money laundering, banking institutions, unclaimed property, e-commerce, consumer and data protection and intermediary payments may be interpreted to adversely affect our business model as well as products and services. Changes in current laws or regulations or the imposition of new laws and regulations in Southeast Asia or elsewhere regarding our industries may slow the growth of our industries and adversely affect our financial position and results of operations.

It will be difficult to acquire jurisdiction and enforce liabilities against our assets based in some Southeast Asian jurisdictions.

Some of our assets are located in Southeast Asia and all of our executive officers and present directors reside outside the United States. As a result, it may not be possible for United States investors to enforce their legal rights, to effect service of process upon our directors or executive officers or to enforce judgments of United States courts predicated upon civil liabilities and criminal penalties of our directors and executive officers under federal securities laws. Our Chairman and CEO of Currenc currently resides, and will continue to reside in Hong Kong. There is uncertainty as to whether the courts of the Hong Kong or the People’s Republic of China (“PRC”), respectively, would recognize or enforce judgments of U.S. courts against us or such directors predicated upon the civil liability provisions of the securities laws of the United States or any state. In addition, it is uncertain whether such Hong Kong or PRC courts would entertain original actions brought in the courts of the Hong Kong or the PRC, against us or such persons predicated upon the securities laws of the United States or any state. Other senior staff, including our CEO and the entire management team of Tranglo and WalletKu reside outside the United States. Management has been advised that Indonesia, Malaysia and many of the other jurisdictions where we operate do not have treaties providing for the reciprocal recognition and enforcement of judgments of courts with the United States. Further, it is unclear if extradition treaties now in effect between the United States and some Southeast Asian jurisdictions, such as Indonesia, the Philippines and Malaysia, would permit effective enforcement of criminal penalties under the federal securities laws.

Fluctuations in foreign currency exchange rates will affect our financial results, which we report in U.S. Dollars.

We operate in multiple jurisdictions, which exposes us to the effects of fluctuations in currency exchange rates. We earn revenue denominated in Indonesian Rupiah, Singapore Dollars, Malaysian Ringgit and U.S. Dollars, among other currencies. Fluctuations in the exchange rates between the various currencies that we use could result in expenses being higher and revenue being lower than would be the case if exchange rates were stable. We cannot assure you that movements in foreign currency exchange rates will not have a material adverse effect on our results of operations in future periods. We do not generally enter into hedging contracts to limit our exposure to fluctuations in the value of the currencies that our businesses use. We cannot assure you that central banks of the jurisdictions in which we operate will, or would be able to, intervene in the foreign exchange market in the future to achieve stabilization or other objectives, or that such intervention would be effective in achieving the intended objectives. Furthermore, the substantial majority of our revenue is denominated in emerging markets currencies. Because fluctuations in the value of emerging markets currencies are not necessarily correlated, there can be no assurance that our results of operations will not be adversely affected by such volatility.

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Restrictions on currency exchange in certain countries may limit our ability to receive and use our revenue effectively.

A large majority of our revenue and expenses are denominated in Singapore Dollars, Malaysian Ringgit, United States Dollars and Indonesian Rupiah. If revenue denominated in Singapore Dollars, Malaysian Ringgit, United States Dollars and Indonesian Rupiah increase or expenses denominated in such currencies decrease in the future, we may need to convert a portion of our revenue into other currencies to meet our foreign currency obligations, including, among others, payment of dividends declared, if any, in respect of our Ordinary Shares. In Malaysia, residents are allowed to buy or sell Ringgit against foreign currency with, amongst others, a licensed onshore bank (other than a licensed international Islamic bank) on a spot basis. In Indonesia, a party wishing to convert Indonesian Rupiah to foreign currency exceeding certain thresholds is required to submit certain supporting documents to the bank handling the foreign exchange conversion, including the underlying transaction documents and a duly stamped statement confirming that the underlying transaction documents are valid and that the foreign currency will only be used to settle the relevant payment obligations. For conversions not exceeding the threshold, the person only needs to declare in a duly stamped letter that its aggregate foreign currency purchases have not exceeded the monthly threshold set forth in the Indonesian banking system. We cannot guarantee that we will be able to convert such local currencies into U.S. Dollars or other foreign currencies to pay dividends or for other purposes on a timely basis or at all.

The ability of our subsidiaries in certain countries to distribute dividends to us may be subject to restrictions under their respective laws.

We are a holding company, and our subsidiaries are located throughout Southeast Asia, including Malaysia, Indonesia and Singapore. Part of our primary internal sources of funds to meet our cash needs is our share of the dividends, if any, paid by our subsidiaries. The distribution of dividends to us from our Indonesian subsidiary, WalletKu, is subject to a requirement to maintain a general reserve of at least 20% of the paid up capital of the subsidiary. Although there are currently no foreign exchange control or other regulations which restrict the ability of our subsidiaries in Malaysia, Indonesia and Singapore to distribute dividends to us, the relevant regulations may change and the ability of these subsidiaries to distribute dividends to us may be restricted in the future.

You may face difficulties in protecting your interests, and your ability to protect your rights through U.S. courts may be limited, because we are a Cayman Islands exempted company.

The courts of the Cayman Islands are unlikely (i) to recognize or enforce against us, judgments of courts of the United States obtained against us or our directors or officers predicated upon the civil liability provisions of the securities laws of the United States or any state in the United States; and (ii) in original actions brought in the Cayman Islands, to impose liabilities against us or our directors or officers predicated upon the civil liability provisions of the securities laws of the United States or any state in the United States, so far as the liabilities imposed by those provisions are penal in nature. In those circumstances, although there is currently no statutory enforcement or treaty between the United States and the Cayman Islands providing for enforcement of judgments obtained in the United States. The courts of the Cayman Islands will recognize and enforce a foreign money judgment of a foreign court of competent jurisdiction without retrial on the merits based on the principle that a judgment of a competent foreign court imposes upon the judgment debtor an obligation to pay the sum for which judgment has been given provided certain conditions are met. For a foreign judgment to be enforced in the Cayman Islands, such judgment must be final and conclusive, given by a court of competent jurisdiction (the courts of the Cayman Islands will apply the rules of Cayman Islands private international law to determine whether the foreign court is a court of competent jurisdiction), and must not be in respect of taxes or a fine or penalty, inconsistent with a Cayman Islands judgment in respect of the same matter, impeachable on the grounds of fraud or obtained in a manner, and or be of a kind the enforcement of which is, contrary to natural justice or the public policy of the Cayman Islands. Furthermore, it is uncertain that Cayman Islands courts would enforce: (1) judgments of U.S. courts obtained in actions against us or other persons that are predicated upon the civil liability provisions of the U.S. federal securities laws; or (2) original actions brought against us or other persons predicated upon the Securities Act. Ogier (Cayman) LLP has informed us that there is uncertainty with regard to Cayman Islands law relating to whether a judgment obtained from the U.S. courts under civil liability provisions of the securities laws will be determined by the courts of the Cayman Islands as penal, punitive in nature. A Cayman Islands Court may stay enforcement proceedings if concurrent proceedings are being brought elsewhere.

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As a result of all of the above, our shareholders may have more difficulty in protecting their interests in the face of actions taken by our board of directors or senior management than they would as shareholders of a company incorporated in the United States. For a discussion of significant differences between the provisions of the Companies Law of the Cayman Islands and the laws applicable to companies incorporated in the United States and their shareholders, see “Description of Ordinary Shares-Differences in Corporate Law.”

Certain judgments obtained against us by our shareholders may not be enforceable.

We are a Cayman Islands exempted company and substantially all of our assets are located outside the United States. Substantially all of our current operations are conducted in Singapore, Malaysia and Indonesia. In addition, most of our current directors and officers are nationals and residents of countries other than the United States. Substantially all of the assets of these persons are located outside the United States. As a result, it may be difficult or impossible for you to effect service of process against us or against these individuals in the United States in the event that you believe that your rights have been infringed under the U.S. federal securities laws or otherwise. Even if you are successful in bringing an action of this kind, the laws of the Cayman Islands, Singapore, Malaysia and Indonesia may render you unable to enforce a judgment against our assets or the assets of our directors and officers.

Risks Related to the Government Regulation Regulatory Framework Applicable to Us

Our business is subject to extensive government regulation and oversight across various geographies and our status under these regulations may change.

We operate in a highly regulated industry that is rapidly evolving, which requires us to follow regulatory updates and act on a timely basis. We currently principally operate in Singapore, Malaysia and Indonesia, where our business and operations are subject to numerous governmental and industry regulators. Because the industries we operate in are relatively new in our markets, especially the money transfer, payment solutions and e-wallet services industries, the relevant laws and regulations, as well as their interpretations, are often unclear and evolving. Compliance with present or future regulation could be costly, and breaches or violations could expose us to substantial liability, force us to change our business practices or force us to cease offering our current services. Furthermore, regulators may require specific business continuity and disaster recovery plans and may conduct rigorous testing of such plans. Responding to such increased scrutiny may be costly and time-consuming and may divert our resources from other business priorities. The implementation of new regulations or guidelines could require us to change the way we conduct our money service operator or other payment system operator services or the licenses that we require, incur new expenses or retain legal counsel or additional staff to ensure compliance with such regulations. Any of the foregoing could have a material adverse effect on our business, financial condition and results of operations. See “Seamless’ Business-Regulation” for further details on applicable regulations.

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We may fail to obtain, maintain or renew requisite licenses and approvals.

While we believe that we currently have all material licenses and approvals necessary to conduct our business, we may not be able to obtain all the licenses and approvals that may be deemed necessary to provide the products and services we plan to offer. Because the industries we operate in are relatively new in our markets, especially the money transfer services businesses, the relevant laws and regulations, as well as their interpretations, are often unclear and evolving. This can make it difficult to know which licenses and approvals are necessary, or the processes for obtaining them. For these same reasons, we also cannot be certain that we will be able to maintain the licenses and approvals that we have previously obtained, or that once they expire we will be able to renew them. We also believe that some of our business operations fall outside the scope of licensing requirements, or benefit from certain exemptions, making it not necessary to obtain certain licenses or approvals. We cannot be sure that our interpretations of the rules and their exemptions have always been or will be consistent with those of the local regulators.

As we expand our businesses, in particular our money service business, we may be required to obtain new licenses and will be subject to additional laws and regulations in the markets we plan to operate in.

If we fail to obtain, maintain or renew any required licenses or approvals or make any necessary filings or are found to require licenses or approvals that we believed were not necessary or we were exempted from obtaining, we may be subject to various penalties, such as confiscation of the revenue or assets that were generated through the unlicensed business activities, imposition of fines, suspension or cancelation of the applicable license, written reprimands, termination of third-party arrangements, suspension of business activities, criminal prosecution and the discontinuation or restriction of our operations. Any such penalties may disrupt our business operations and materially and adversely affect our business, financial condition and results of operations.

We are subject to anti-money laundering laws and regulations.

We are subject to various anti-money laundering and counter-terrorist financing laws and regulations around the world that prohibit, among other things, our involvement in transferring the proceeds of criminal activities. We have programs designed to comply with new and existing legal and regulatory requirements. However, any errors, failures, or delays in complying with federal, state or foreign anti-money laundering or counter-terrorist financing laws and regulations by us or our partners could result in significant criminal and civil lawsuits, penalties, forfeiture of significant assets, or other enforcement actions, as well as reputational harm.

Regulators around the world have increased their scrutiny of compliance with these obligations, which may require us to further revise or expand our compliance program, including the procedures we use to verify the identity of our customers and to monitor international and domestic transactions. Regulators regularly re-examine thresholds of the number of transactions at which we must obtain and keep applicable records or verify identities of customers and any change in such thresholds could result in greater costs for compliance. Costs associated with fines or enforcement actions, changes in compliance requirements, or limitations on our ability to grow our business could harm our business and any new requirements or changes to existing requirements could impose significant costs, result in delays to planned product and service improvements, make it more difficult for new customers to join our network and reduce the attractiveness of our products and services.

A former director of one of our subsidiaries was required to resign his position by a local regulator.

A former director and officer of a subsidiary was required by a regulator to resign his position as director and officer in that subsidiary for reasons relating to whether he was fit and proper to serve as director. While we do not anticipate the regulator’s actions having any direct effect on us or our operations as our subsidiary has not been subject to any warning or sanctions in relation to this incident, this incident and negative perceptions regarding it could negatively affect the brand names of our businesses and our reputation in our industry, could cause customers to switch to other service providers, and could cause potential and existing funding sources, customers, service providers and investors to decide to not enter into transactions, or associate, with us, which could have a negative impact on our business and results of operations.

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Risks Related to Our Organization and Structure

Our management team may not successfully or efficiently manage its transition to being a public company.

As a public company, we have incurred new obligations relating to our reporting, procedures, and internal controls. These new obligations and attendant scrutiny will require investments of significant time and energy from our executives and could divert their attention away from the day-to-day management of our business, which in turn could adversely affect our financial condition or operating results.

The members of our management team have extensive experience leading complex organizations. However, they have limited experience managing a publicly traded company, interacting with public company investors, and complying with the increasingly complex laws, rules and regulations that specifically govern public companies.

We are an “emerging growth company,” and our reduced SEC reporting requirements may make our shares less attractive to investors.

We are an “emerging growth company” as defined in the JOBS Act. We will remain an “emerging growth company” until the earliest to occur of (i) the last day of the fiscal year (a) following the fifth anniversary of the closing of the Business Combination, (b) in which we has total annual gross revenue of at least $1.235 billion or (c) in which we are deemed to be a large accelerated filer, which means the market value of Holdco Shares held by non-affiliates exceeds $700 million as of the last business day of our prior second fiscal quarter, and (ii) the date on which we issued more than $1.0 billion in non-convertible debt during the prior three-year period. We intend to take advantage of exemptions from various reporting requirements that are applicable to most other public companies, such as an exemption from the provisions of Section 404(b) of the Sarbanes-Oxley Act requiring our independent registered public accounting firm provide an attestation report on the effectiveness of our internal control over financial reporting and reduced disclosure obligations regarding executive compensation in our periodic reports and proxy statements and exemptions from the requirements of holding a nonbinding advisory vote on executive compensation and shareholder approval of any golden parachute payments not previously approved. We cannot predict if investors will find our shares less attractive because we intend to rely on certain of these exemptions and benefits under the JOBS Act. If some investors find our shares less attractive as a result, there may be a less active, liquid and/or orderly trading market for our shares and the market price and trading volume of our shares may be more volatile and decline significantly.

We will incur significant increased expenses and administrative burdens as a public company, which could have an adverse effect on its business, financial condition and results of operations.

As a result of the consummation of the Business Combination, we face increased legal, accounting, administrative and other costs and expenses as a public company that we did not incur as a private company. The Sarbanes-Oxley Act, including the requirements of Section 404, as well as rules and regulations subsequently implemented by the SEC, the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010 and the rules and regulations promulgated and to be promulgated thereunder, Public Company Accounting Oversight Board (the “PCAOB”) and the securities exchanges, impose additional reporting and other obligations on public companies. Compliance with public company requirements will increase costs and make certain activities more time-consuming. A number of those requirements have and will require us to carry out activities we have not done previously. For example, we have created new board committees and will adopt new internal controls and disclosure controls and procedures. In addition, expenses associated with SEC reporting requirements will be incurred. Furthermore, if any issues in complying with those requirements are identified, we could incur additional costs rectifying those issues, and the existence of those issues could adversely affect our reputation or investor perceptions of us. It may also be more expensive to obtain director and officer liability insurance. Risks associated with our status as a public company may make it more difficult to attract and retain qualified persons to serve on our board of directors or as executive officers. The additional reporting and other obligations imposed by these rules and regulations will increase legal and financial compliance costs and the costs of related legal, accounting and administrative activities. These increased costs will require us to divert a significant amount of money that could otherwise be used to expand the business and achieve strategic objectives. Advocacy efforts by shareholders and third parties may also prompt additional changes in governance and reporting requirements, which could further increase costs.

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Currenc will incur significantly increased costs and devote substantial management time as a result of operating as a public company, particularly after it is no longer an “emerging growth company.”

Following the consummation of the Business Combination, Currenc has incurred, and will continue to incur, significant legal, accounting and other expenses that Seamless did not incur as a private company and INFINT did not incur as a blank check company. For example, we are currently required, and will continue to be required, to comply with certain of the requirements of the Sarbanes-Oxley Act and the Dodd-Frank Wall Street Reform and Consumer Protection Act, as well as rules and regulations subsequently implemented by the SEC, including the establishment and maintenance of effective disclosure and financial controls and changes in corporate governance practices. Currenc expects that compliance with these requirements with respect to Seamless’ business and operations will increase its legal and financial compliance costs and will make some activities more time consuming and costly. In addition, Currenc expects that its management and other personnel will need to divert attention from operational and other business matters to devote substantial time to these public company requirements. In particular, it expects to incur significant expenses and devote substantial management effort towards ensuring compliance with the requirements of Section 404 of the Sarbanes-Oxley Act. Seamless is still in the process of compiling the system and processing documentation needed to comply with such requirements. Currenc may not be able to complete its evaluation, testing and any required remediation in a timely fashion. In that regard, Currenc anticipates that it will need to hire additional accounting and financial staff with appropriate public company experience and technical accounting knowledge.

However, for as long as Currenc remains an “emerging growth company” as defined in the JOBS Act, it intends to take advantage of certain exemptions from various reporting requirements that are applicable to other public companies that are not “emerging growth companies” including, but not limited to, not being required to comply with the auditor attestation requirements of Section 404 of the Sarbanes-Oxley Act, reduced disclosure obligations regarding executive compensation in its periodic reports and proxy statements, and exemptions from the requirements of holding a nonbinding advisory vote on executive compensation and shareholder approval of any golden parachute payments not previously approved.

Under the JOBS Act, “emerging growth companies” can delay adopting new or revised accounting standards until such time as those standards apply to private companies. Currenc has continued INFINT’s election to accept this exemption from new or revised accounting standards and, therefore, will not be subject to the same new or revised accounting standards as other public companies that are not “emerging growth companies.”

After Currenc is no longer an “emerging growth company,” it expects to incur additional management time and cost to comply with the more stringent reporting requirements, including complying with the auditor attestation requirements of Section 404 of the Sarbanes-Oxley Act.

Currenc cannot predict or estimate the amount of additional costs it may incur as a result of becoming a public company or the timing of such costs.

We will need to improve our operational and financial systems to support our expected growth, increasingly complex business arrangements, and rules governing revenue and expense recognition and any inability to do so will adversely affect our billing and reporting.

To manage the expected growth of our operations and increasing complexity, we will need to improve our operational and financial systems, procedures, and controls and continue to increase systems automation to reduce reliance on manual operations. Any inability to do so will affect our manufacturing operations, customer billing and reporting. Our current and planned systems, procedures and controls may not be adequate to support our complex arrangements and the rules governing revenue and expense recognition for our future operations and expected growth. Delays or problems associated with any improvement or expansion of our operational and financial systems and controls could adversely affect our relationships with our customers, cause harm to our reputation and brand and could also result in errors in our financial and other reporting. We expect that complying with these rules and regulations will substantially increase our legal and financial compliance costs and will make some activities more time-consuming and costly. These increased costs will increase our net loss and we cannot predict or estimate the amount or timing of additional costs we may incur to respond to these requirements.

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Our management has limited experience in operating a U.S.-listed public company.

Our management has limited experience in the management of a U.S.-listed public company. Our management team may not successfully or effectively manage our transition to a U.S.-listed public company that will be subject to significant regulatory oversight and reporting obligations under federal securities laws. Their limited experience in dealing with the increasingly complex laws pertaining to public companies could be a significant disadvantage in that it is likely that an increasing amount of their time may be devoted to these activities which will result in less time being devoted to the management and growth of the combined company. We may not have adequate personnel with the appropriate level of knowledge, experience, and training in the accounting policies, practices or internal controls over financial reporting required of U.S.-listed public companies. The development and implementation of the standards and controls necessary for the combined company to achieve the level of accounting standards required of a public company listed on a public exchange in the United States may require costs greater than expected. It is possible that we will be required to expand our employee base and hire additional employees to support our operations as a public company, which will increase our operating costs in future periods.

Currenc qualifies as a foreign private issuer within the meaning of the rules under the Exchange Act, and as such Currenc will be exempt from certain provisions applicable to United States domestic public companies.

As of June 30, 2025, Currenc will qualify as a foreign private issuer under the Exchange Act, as less than 50% of Currenc’s outstanding voting securities are held by U.S. residents. Currenc is exempt from certain provisions of the securities rules and regulations in the United States that are applicable to U.S. domestic issuers, including: (1) the rules under the Exchange Act requiring the filing of quarterly reports on Form 10-Q or current reports on Form 8-K with the SEC; (2) the sections of the Exchange Act regulating the solicitation of proxies, consents, or authorizations in respect of a security registered under the Exchange Act; (3) the sections of the Exchange Act requiring insiders to file public reports of their share ownership and trading activities and liability for insiders who profit from trades made in a short period of time; and (4) the selective disclosure rules by issuers of material nonpublic information under Regulation FD.

As a foreign private issuer, Currenc will be required to file an annual report on Form 20-F within four months of the end of each fiscal year. In addition, Currenc intends to publish its results on a quarterly basis through press releases, distributed pursuant to the rules and regulations of Nasdaq. Press releases relating to financial results and material events will also be furnished to the SEC on Form 6-K. However, the information Currenc is required to file with or furnish to the SEC will be less extensive and less timely compared to that required to be filed with the SEC by U.S. domestic issuers. Accordingly, if you continue to hold Ordinary Shares and warrants (collectively, “Currenc securities”) once Currenc is a foreign private issuer, you may receive less or different information about Currenc than you would receive about a U.S. domestic public company.

Even though Currenc qualifies as a foreign private issuer, Currenc could lose its status as a foreign private issuer under current SEC rules and regulations if more than 50% of the outstanding Ordinary Shares become directly or indirectly held of record by U.S. holders and any one of the following is true: (1) the majority of Currenc’s directors or officers are U.S. citizens or residents; (2) more than 50% of Currenc’s assets are located in the United States; or (3) Currenc’s business is administered principally in the United States. If Currenc loses its status as a foreign private issuer in the future, it will no longer be exempt from the rules described above and, among other things, will be required to file periodic reports and annual and quarterly financial statements as if it were a company incorporated in the United States. If this were to happen, Currenc would likely incur substantial costs in fulfilling these additional regulatory requirements and members of Currenc’s management would likely have to divert time and resources from other responsibilities to ensuring these additional regulatory requirements are fulfilled.

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Because we are a foreign private issuer and are exempt from certain Nasdaq corporate governance standards applicable to U.S. issuers, you will have less protection than you would have if we were a domestic issuer.

Nasdaq listing rules require listed companies to have, among other things, a majority of its board members be independent. As a foreign private issuer, however, we are permitted to, and we may follow home country practice in lieu of the above requirements, or we may choose to comply with the above requirement within one year of listing. The corporate governance practice in our home country, the Cayman Islands, does not require a majority of our board to consist of independent directors. Thus, although a director must act in the best interests of Currenc, it is possible that fewer board members will be exercising independent judgment and the level of board oversight on the management of Currenc may decrease as a result. In addition, Nasdaq listing rules also require U.S. domestic issuers to have a compensation committee, a nominating/corporate governance committee composed entirely of independent directors, and an audit committee with a minimum of three members. We, as a foreign private issuer, are not subject to these requirements. Nasdaq listing rules may require shareholder approval for certain corporate matters, such as requiring that shareholders be given the opportunity to vote on all equity compensation plans and material revisions to those plans, certain ordinary share issuances. We may consider following home country practice in lieu of the requirements under Nasdaq listing rules with respect to certain corporate governance standards which may afford less protection to investors.

The laws of the Cayman Islands may not provide our shareholders with benefits comparable to those provided to shareholders of corporations incorporated in the United States.

We are an exempted company incorporated under the laws of the Cayman Islands with limited liability. Our corporate affairs are governed by our Articles, by the Companies Act and by the common law of the Cayman Islands. The rights of shareholders to take action against our directors, actions by minority shareholders and the fiduciary responsibilities of our directors to us under Cayman Islands law are to a large extent governed by the common law of the Cayman Islands. The common law in the Cayman Islands is derived in part from comparatively limited judicial precedent in the Cayman Islands and from English common law. Decisions of the Privy Council (which is the final Court of Appeal for British Overseas Territories such as the Cayman Islands) are binding on a court in the Cayman Islands. Decisions of the English courts, and particularly the Supreme Court and the Court of Appeal are generally of persuasive authority but are not binding in the courts of the Cayman Islands. Decisions of courts in other Commonwealth jurisdictions are similarly of persuasive but not binding authority. The rights of our shareholders and the fiduciary responsibilities of our directors under Cayman Islands law are not as clearly established as they would be under statutes or judicial precedents in the United States. In particular, the Cayman Islands has a less developed body of securities laws relative to the United States. Therefore, our public shareholders may have more difficulty protecting their interests in the face of actions by our management, directors or controlling shareholders than would shareholders of a corporation incorporated in a jurisdiction in the United States. See “Description of Ordinary Shares – Differences in Corporate Law.”

Shareholders of Cayman Islands exempted companies like us have no general rights under Cayman Islands law to inspect corporate records or to obtain copies of the register of members of these companies. Our directors have discretion under our Articles to determine whether or not, and under what conditions, our corporate records may be inspected by our shareholders, but are not obliged to make them available to our shareholders. This may make it more difficult for you to obtain the information needed to establish any facts necessary for a shareholder motion or to solicit proxies from other shareholders in connection with a proxy contest.

As a result of all of the above, public shareholders may have more difficulty in protecting their interests in the face of actions taken by our management, members of the board of directors, or controlling shareholders than they would as public shareholders of a company incorporated in the United States. For a discussion of significant differences between the provisions of the Companies Act of the Cayman Islands and the laws applicable to companies incorporated in the United States and their shareholders see “Description of Ordinary Shares-Differences in Corporate Law”.

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Currenc may be a passive foreign investment company (“PFIC”), which could result in adverse U.S. federal income tax consequences to U.S. investors who own Ordinary Shares.

If Currenc is or becomes a PFIC, for U.S. federal income tax purposes for any taxable year during which a U.S. Holder (a beneficial owner of Ordinary Shares or warrants, who or that is, for U.S. federal income tax purposes, (i) an individual who is a citizen or resident of the United States, (ii) a corporation (or other entity treated as a corporation for U.S. federal income tax purposes) that is created or organized in or under the laws of the United States or any state thereof or the District of Columbia, (iii) an estate the income of which is subject to U.S. federal income tax regardless of its source, or (iv) a trust that (1) is subject to the primary supervision of a court within the United States and the control of one or more U.S. persons for all substantial decisions or (2) has a valid election in effect under applicable U.S. Treasury regulations to be treated as a U.S. person) holds Ordinary Shares or warrants, certain adverse U.S. federal income tax consequences may apply to such U.S. Holder. The annual PFIC income and asset tests in respect of Currenc will be applied based on the assets and activities of the combined business. Whether Currenc is a PFIC for any taxable year is a factual determination that depends on, among other things, the composition of its income and assets, and the market value of its and its subsidiaries’ assets. Further, whether Currenc is treated as a PFIC for U.S. federal income tax purposes is a factual determination that must be made annually at the close of each taxable year and, thus, is subject to uncertainty. Accordingly, there can be no assurance that Currenc will not be treated as a PFIC for any taxable year.

If Currenc were treated as a PFIC, a U.S. Holder of Ordinary Shares or warrants may be subject to adverse U.S. federal income tax consequences, such as taxation at the highest marginal ordinary income tax rates on capital gains and on certain actual or deemed distributions, interest charges on certain taxes treated as deferred, and additional reporting requirements. Certain elections (including a “qualified electing fund” or a mark-to-market election) may be available to U.S. Holders of Ordinary Shares to mitigate some of the adverse tax consequences resulting from PFIC treatment, but U.S. Holders will not be able to make similar elections with respect to Currenc warrants.

The transfer of our Ordinary Shares may be subject to U.S. estate and generation-skipping transfer tax.

Because our Ordinary Shares will be treated as shares of a U.S. domestic corporation for U.S. federal income tax purposes, the U.S. estate and generation-skipping transfer tax rules generally may apply to a non-U.S. holder’s ownership and transfer of our Ordinary Shares.

Risks Related an Investment in of Our Securities

An active market for our securities may not develop, which would adversely affect the liquidity and price of our securities.

The price of our securities may vary significantly due to factors specific to us as well as to general market or economic conditions. Furthermore, an active trading market for our securities may never develop or, if developed, it may not be sustained. You may be unable to sell your securities unless a market can be established and sustained.

Our warrants are not currently listed on a national securities exchange.

On November 28, 2023, NYSE notified INFINT and publicly announced that NYSE determined to commence proceedings to delist INFINT’s public warrants from NYSE and that trading in the INFINT’s warrants would be suspended immediately due to “abnormally low” trading price pursuant to Section 802.01D of the NYSE Listed Company Manual. Trading in the INFINT’s warrants was suspended immediately. Following the notice of delisting and suspension of trading of public warrants by the NYSE, the public warrants were delisted from the NYSE effective December 13, 2023. As a result, the public warrants may only be available for quotation on over-the-counter market, which may result in a limited ability to engage in transactions in the public warrants providing warrant holders with limited or no liquidity. The public warrant holders may be unable to sell their securities, unless a market can be fully developed and sustained.

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Our failure to meet Nasdaq’s continued listing requirements could result in a delisting of our shares.

If we fail to satisfy Nasdaq’s continued listing requirements, such as the corporate governance requirements or the minimum closing bid price requirement of $1.00 per share set forth in Nasdaq Listing Rule 5450(a)(1), Nasdaq may take steps to delist our shares.

Such a delisting would likely have a negative effect on the price of our shares and would impair your ability to sell or purchase our shares when you wish to do so. In the event of a delisting, we can provide no assurance that any action taken by us to restore compliance with listing requirements would allow our shares to become listed again, stabilize the market price or improve the liquidity of our shares, prevent our shares from dropping below Nasdaq’s minimum bid price requirement or prevent future non-compliance with Nasdaq’s listing requirements.

If Nasdaq delists our securities from trading on its exchange and we are not able to list our securities on another national securities exchange, we expect our securities could be quoted on an over-the-counter market. If this were to occur, we could face significant material adverse consequences, including:

●	a limited availability of market quotations for our securities;

●	reduced liquidity for our securities;

●	a determination that our Ordinary Shares are “penny stock” which will require brokers trading in the Ordinary Shares to adhere to more stringent rules and possibly result in a reduced level of trading activity in the secondary trading market for our securities;

●	a limited amount of news and analyst coverage; and

●	a decreased ability to issue additional securities or obtain additional financing in the future.

If securities or industry analysts do not publish research or reports about our business, if they change their recommendations regarding our Ordinary Shares or if our operating results do not meet their expectations, our Ordinary Shares price and trading volume could decline.

The trading market for our Ordinary Shares will depend in part on the research and reports that securities or industry analysts publish about us or our businesses. If no securities or industry analysts commence coverage of us, the trading price for our Ordinary Shares could be negatively impacted. In the event securities or industry analysts initiate coverage, if one or more of the analysts who cover us downgrade our securities or publish unfavorable research about its businesses, or if our operating results do not meet analyst expectations, the trading price of our Ordinary Shares would likely decline. If one or more of these analysts cease coverage of us or fail to publish reports on us regularly, demand for our Ordinary Shares could decrease, which might cause our Ordinary Share price and trading volume to decline.

Our Ordinary Share price may decline and you could lose all or part of your investment as a result.

The trading price of our Ordinary Shares is likely to be volatile. The stock market recently has experienced extreme volatility. This volatility often has been unrelated or disproportionate to the operating performance of particular companies. You may not be able to resell your Ordinary Shares at an attractive price due to a number of factors such as those listed in “Risks Related to Our Business, Industry, and Operations” and the following:

●	results of operations that vary from the expectations of securities analysts and investors;

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●	results of operations that vary from our competitors;

●	changes in expectations as to our future financial performance, including financial estimates and investment recommendations by securities analysts and investors;

●	declines in the market prices of stocks generally;

●	strategic actions by us or our competitors;

●	announcements by us or our competitors of significant contracts, acquisitions, joint ventures, other strategic relationships or capital commitments;

●	announcements of estimates by third parties of actual or anticipated changes in the size of our customer base or the level of customer engagement;

●	any significant change in our management;

●	changes in general economic or market conditions or trends in our industry or markets;

●	changes in business or regulatory conditions, including new laws or regulations or new interpretations of existing laws or regulations applicable to our business;

●	additional securities being sold or issued into the market by us or any of the existing shareholders or the anticipation of such sales, including if we issue shares to satisfy restricted stock unit related tax obligations or if existing shareholders sell shares into the market when applicable “lock-up” periods end;

●	investor perceptions of the investment opportunity associated with our Ordinary Shares relative to other investment alternatives;

●	the public’s response to press releases or other public announcements by us or third parties, including our filings with the SEC;

●	litigation involving us, our industry, or both, or investigations by regulators into our operations or those of our competitors;

●	guidance, if any, that we provide to the public, any changes in this guidance or our failure to meet this guidance;

●	the development and sustainability of an active trading market for our Ordinary Shares;

●	actions by institutional or activist shareholders;

●	developments in new legislation and pending lawsuits or regulatory actions, including interim or final rulings by judicial or regulatory bodies;

●	changes in accounting standards, policies, guidelines, interpretations or principles; and

●	other events or factors, including those resulting from pandemics, natural disasters, war, acts of terrorism or responses to these events.

These broad market and industry fluctuations may adversely affect the market price of our Ordinary Shares, regardless of our actual operating performance. In addition, price volatility may be greater if the public float and trading volume of our Ordinary Shares is low. In the past, following periods of market volatility, shareholders have instituted securities class action litigation. If we are involved in securities litigation, it could have a substantial cost and divert resources and the attention of executive management from our business regardless of the outcome of such litigation.

Investors who buy shares at different times will likely pay different prices.

Investors who purchase shares in this offering at different times will likely pay different prices, and so may experience different levels of dilution and different outcomes in their investment results. The Selling Shareholders may sell such shares at different times and at different prices. Investors may experience a decline in the value of the shares they purchase from the Selling Shareholders in this offering as a result of sales made by us in future transactions to the Selling Shareholders at prices lower than the prices they paid.

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Because there are no current plans to pay cash dividends on our Ordinary Shares for the foreseeable future, you may not receive any return on investment unless you sell your Ordinary Shares at a price greater than what you paid for it.

We intend to retain future earnings, if any, for future operations, expansion and debt repayment, and there are no current plans to pay any cash dividends for the foreseeable future. The declaration, amount and payment of any future dividends on our Ordinary Shares will be at the sole discretion of our board of directors. Our board of directors may consider general and economic conditions, our financial condition and results of operations, our available cash and current and anticipated cash needs, capital requirements, contractual, legal, tax and regulatory restrictions, implications of the payment of dividends by us to our shareholders or by our subsidiaries to us and such other factors as our board of directors may deem relevant. As a result, you may not receive any return on an investment in our Ordinary Shares unless you sell your Ordinary Shares for a price greater than that which you paid for it.

Our shareholders may experience dilution in the future.

The percentage of our Ordinary Shares owned by current shareholders may be diluted in the future because of equity issuances for acquisitions, capital market transactions or otherwise, including, without limitation, equity awards that we may grant to our directors, officers and employees, exercise of our warrants. Such issuances may have a dilutive effect on our earnings per share, which could adversely affect the market price of our Ordinary Shares.

Future sales, or the perception of future sales, by us or our shareholders in the public market could cause the market price for our Ordinary Shares to decline.

The sale of our Ordinary Shares in the public market, or the perception that such sales could occur, could harm the prevailing market price of our Ordinary Shares. These sales, or the possibility that these sales may occur, also might make it more difficult for us to sell equity securities in the future at a time and at a price that it deems appropriate.

On July 18, 2025, we filed a registration statement on Form S-8 (File No. 333-288771) under the Securities Act, to register a total of 4,636,091 Ordinary Shares, representing all Ordinary Shares issuable or securities convertible or exchangeable for Ordinary Shares issued pursuant to our Incentive Plan. Any such Form S-8 registration statements will automatically become effective upon filing. Accordingly, the Ordinary Shares, subject to applicable vesting provisions and other restrictions imposed by law, registered under such registration statement will be available for sale in the open market following the expiration of any applicable lock-up periods. See “Executive Compensation – Equity Incentive Plan.”

In the future, we may also issue its securities in connection with investments or acquisitions. The amount of Ordinary Shares issued in connection with an investment or acquisition could constitute a material portion of the then-outstanding Ordinary Shares. Any issuance of additional securities in connection with investments or acquisitions may result in additional dilution to our shareholders.

There is no guarantee that the public warrants or private warrants will ever be in the money; they may expire worthless or the terms of warrants may be amended.

The exercise price for the public warrants and private warrants is $11.50 per ordinary share. There is no guarantee that the public warrants or private warrants will ever be in the money prior to their expiration, and as such, the warrants may expire worthless.

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In addition, our public warrants and private warrants were issued in registered form under a warrant agreement between Continental Stock Transfer & Trust Company, as warrant agent, and INFINT. The warrant agreement provides that the terms of the warrants may be amended without the consent of any holder to cure any ambiguity or correct any defective provision, but requires the approval by the holders of at least a majority of the then outstanding public warrants to make any other change. Accordingly, we may amend the terms of the warrants in a manner adverse to a holder if holders of at least a majority of the then outstanding public warrants approve of such amendment. Although our ability to amend the terms of the warrants with the consent of at least a majority of the then outstanding public warrants is unlimited, examples of such amendments could be amendments to, among other things, increase the exercise price of the warrants, shorten the exercise period or decrease the number of shares and their respective affiliates and associates have of Ordinary Shares purchasable upon exercise of a warrant.

Our Warrant Agreement designates the courts of the State of New York or the United States District Court for the Southern District of New York as the sole and exclusive forum for certain types of actions and proceedings that may be initiated by holders of our warrants, which could limit the ability of warrant holders to obtain a favorable judicial forum for disputes with us.

Our Warrant Agreement provides that, subject to applicable law, (i) any action, proceeding or claim against Currenc arising out of or relating in any way to the warrant agreement, including under the Securities Act, will be brought and enforced in the courts of the State of New York or the United States District Court for the Southern District of New York, and (ii) that we irrevocably submit to such jurisdiction, which jurisdiction shall be the exclusive forum for any such action, proceeding or claim. We will waive any objection to such exclusive jurisdiction and that such courts represent an inconvenient forum.

Notwithstanding the foregoing, these provisions of the warrant agreement will not apply to suits brought to enforce any liability or duty created by the Exchange Act or any other claim for which the federal district courts of the United States of America are the sole and exclusive forum. Any person or entity purchasing or otherwise acquiring any interest in any of our warrants shall be deemed to have notice of and to have consented to the forum provisions in our warrant agreement. If any action, the subject matter of which is within the scope the forum provisions of the warrant agreement, is filed in a court other than a court of the State of New York or the United States District Court for the Southern District of New York (a “foreign action”) in the name of any holder of our warrants, such holder shall be deemed to have consented to: (x) the personal jurisdiction of the state and federal courts located in the State of New York in connection with any action brought in any such court to enforce the forum provisions (an “enforcement action”), and (y) having service of process made upon such warrant holder in any such enforcement action by service upon such warrant holder’s counsel in the foreign action as agent for such warrant holder.

This choice-of-forum provision may limit a warrant holder’s ability to bring a claim in a judicial forum that we find favorable for disputes with Currenc, which may discourage such lawsuits. Alternatively, if a court were to find this provision of our warrant agreement inapplicable or unenforceable with respect to one or more of the specified types of actions or proceedings, we may incur additional costs associated with resolving such matters in other jurisdictions, which could materially and adversely affect our business, financial condition and results of operations and result in a diversion of the time and resources of our management and board of directors.

We may redeem the unexpired warrants prior to their exercise at a time that is disadvantageous to warrant holders, thereby making their warrants worthless.

We have the ability to redeem outstanding warrants at any time after they become exercisable and prior to their expiration, at a price of $0.01 per warrant, provided that the last reported sales price of the Ordinary Shares equals or exceeds $18.00 per share for any 20 trading days within a 30 trading-day period ending on the third trading day prior to the date we send the notice of redemption to the warrant holders. If and when the warrants become redeemable by us, we may exercise its redemption right even if we are unable to register or qualify the underlying securities for sale under all applicable state securities laws. Additionally, ninety (90) days after the warrants become exercisable, we may redeem all (but not less than all) of the outstanding warrants at $0.01 per warrant upon a minimum of 30 days’ prior written notice of redemption (during which time the holders may exercise their warrants prior to redemption for the number of shares set forth in the table under the section captioned “Description of Securities - Warrants - Redemption of Warrants - Redemption of Warrants for Ordinary Shares”) if the following conditions are satisfied: (i) the last reported sale prices of the Ordinary Shares equals or exceeds $18.00 per share (as may be adjusted for share splits, share dividends, reorganizations, recapitalizations or the like) on the trading day prior to the date of the notice; and (ii) there is an effective registration statement covering the issuance of Ordinary Shares issuable upon exercise of the warrants and a current prospectus relating thereto available throughout the 30-day period after written notice of redemption is given. In either case, redemption of the outstanding warrants could force you (i) to exercise your warrants and pay the exercise price therefor at a time when it may be disadvantageous for you to do so, (ii) to sell your warrants at the then-current market price when you might otherwise wish to hold your warrants or (iii) to accept the nominal redemption price which, at the time the outstanding warrants are called for redemption, is likely to be substantially less than the market value of your warrants.

The future exercise of registration rights may adversely affect the market price of our Ordinary Shares.

Prior to Closing, we entered into a Registration Rights Agreement that obligate us to register the Ordinary Shares received by certain significant former INFINT and Seamless shareholders as part of the Business Combination. The holders will have certain “piggy-back” registration rights with respect to registration statements filed following the Business Combination, subject to certain requirements and customary conditions. These sales, or the perception in the market that the holders of a large number of shares intend to sell shares, could reduce the market price of our Ordinary Shares.

We have filed a registration statement of which this prospectus forms a part, in order to facilitate registration of those sales. The registration of these securities will permit the public resale of such securities. The registration and availability of such a significant number of securities for trading in the public market may have an adverse effect on the market price of our securities.

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There may be sales of a substantial amount of our Ordinary Shares by current shareholders, and these sales could cause the price of our Ordinary Shares to fall.

Future sales of Currenc’s Ordinary Shares may cause the market price of its securities to drop significantly, even if its business is doing well.

Upon the effectiveness of this registration statement, the Selling Securityholders may sell large amounts of our Ordinary Shares in the open market or in privately negotiated transactions, which could have the effect of increasing the volatility in our Ordinary Share price or putting significant downward pressure on the price of our Ordinary Shares.

  On July 18, 2025, we filed a registration statement on Form S-8 (File No. 333-288771) under the Securities Act, to register a total of 4,636,091 Ordinary Shares, representing all Ordinary Shares issuable or securities convertible or exchangeable for Ordinary Shares issued pursuant to our Incentive Plan. Any such Form S-8 registration statements will automatically become effective upon filing. Accordingly, the Ordinary Shares, subject to applicable vesting provisions and other restrictions imposed by law, registered under such registration statement will be available for sale in the open market following the expiration of any applicable lock-up periods. See “Executive Compensation – Equity Incentive Plan.”

Sales of substantial amounts of our Ordinary Shares in the public market, or the perception that such sales will occur, could adversely affect the market price of our Ordinary Shares and make it difficult for us to raise funds through securities offerings in the future.

Future resales of our Ordinary Shares may cause the market price of our securities to drop significantly, even if our business is doing well.

In connection with the Business Combination, INFINT shareholders and Seamless shareholders, and certain of our officer and directors entered into a lock-up agreement pursuant to which they agreed, subject to certain exceptions, not to lend, offer, pledge, hypothecate, encumber, donate, assign, sell, contract to sell, sell any option or contract to purchase, purchase an option or contract to sell, grant any option, right or warrant to purchase, or otherwise transfer or dispose of, directly or indirectly, any of the shares issued in connection with the Business Combination (the “Lock-up Shares”), enter into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of such shares, or publicly disclose the intention to do any of the foregoing, whether any of these transactions are to be settled by delivery of any such shares or other securities, in cash, or otherwise, subject to limited exceptions. The restrictions placed upon the Lock-up Shares have now expired.

However, following the expiration of such lock-ups, the Sponsor and the holders of Lock-Up Shares are not (or, in the case of the Sponsor, will not) be restricted from selling our Ordinary Shares held by them, other than by applicable securities laws. As such, sales of a substantial number of Ordinary Shares in the public market could occur at any time. These sales, or the perception in the market that the holders of a large number of shares intend to sell shares, could reduce the market price of our Ordinary Shares. In connection with the Closing, in order to meet Nasdaq unrestricted public float requirements, the parties agreed to waive lock-up restrictions on 2,100,000 shares held by the Sponsor.

The shares held by the Lock-Up Shareholders may be sold, and the shares held by the Sponsor may be sold after the expiration of its lock-up period. As restrictions on resale end and registration statements (filed after the Closing to provide for the resale of such shares from time to time) are available for use, the sale or possibility of sale of these shares could have the effect of increasing the volatility in our Ordinary Share price or the market price of our Ordinary Shares could decline if the holders of currently restricted shares sell them or are perceived by the market as intending to sell them.

The issuance of Ordinary Shares to Arena may cause substantial dilution to our existing shareholders and the sale of such shares acquired by the Selling Shareholders could cause the price of our Ordinary Shares to decline..

We are registering for resale by Arena up 20,600,000 of our Ordinary Shares, consisting of 600,000 ELOC Commitment Fee Shares and up to 20,000,000 ELOC Purchase Shares that we may sell to Arena under the ELOC Purchase Agreement if and when we elect to sell Ordinary Shares to Arena under the ELOC Purchase Agreement, from time to time. The number of our Ordinary Shares ultimately offered for resale by the Selling Shareholders under this prospectus is dependent upon the number of shares sold pursuant to the ELOC Purchase Agreement. Depending on a variety of factors, including market liquidity of our Ordinary Shares, the issuance of such shares to Arena may cause the trading price of our Ordinary Shares to decline.

It is not possible to predict the actual number of shares we will sell under the Purchase Agreement to Arena, or the actual gross proceeds resulting from those sales. Further, we may not have access to the full amount available under the Purchase Agreement.

On February 10, 2025, we entered into the ELOC Purchase Agreement with Arena, pursuant to which Arena has committed to purchase up to $10,000,000 of our Ordinary Shares, subject to certain limitations and conditions set forth in the ELOC Purchase Agreement. The Ordinary Shares that may be issued under the ELOC Purchase Agreement may be sold by us to Arena at our discretion from time to time over the 12-month period beginning on the Commencement Date.

We generally have the right to control the timing and amount of any sales of our Ordinary Shares to Arena under the ELOC Purchase Agreement. Sales of our Ordinary Shares, if any, to Arena under the ELOC Purchase Agreement will depend upon market conditions and other factors to be determined by us. We may ultimately decide to sell to Arena all, some or none of our Ordinary Shares that may be available for us to sell to Arena pursuant to the ELOC Purchase Agreement.

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Because the purchase price per share to be paid by Arena for our Ordinary Shares that we may elect to sell to Arena under the ELOC Purchase Agreement, if any, will fluctuate based on the market prices of our Ordinary Shares at the time we elect to sell shares to Arena pursuant to the ELOC Purchase Agreement, if any, it is not possible for us to predict, as of the date of this prospectus and prior to any such sales, the number of our Ordinary Shares that we will sell to Arena under the ELOC Purchase Agreement, the purchase price per share that Arena will pay for shares purchased from us under the ELOC Purchase Agreement, or the aggregate gross proceeds that we will receive from those purchases by Arena under the ELOC Purchase Agreement.

Although the ELOC Purchase Agreement provides that we may sell up to an aggregate of $10,000,000 of our Ordinary Shares to Arena, up to 20,000,000 Ordinary Shares are being registered for resale under the Registration Statement that includes this prospectus. The number of Ordinary Shares ultimately offered for resale by Arena is dependent upon the number of Ordinary Shares, if any, we ultimately elect to sell to Arena pursuant to the ELOC Purchase Agreement.

If we elect to issue and sell to Arena pursuant to the ELOC Purchase Agreement more Ordinary Shares than are being registered for resale under this prospectus in order to receive aggregate gross proceeds equal to an aggregate of $10,000,000 available under the ELOC Purchase Agreement, we will file with the SEC one or more additional registration statements to register under the Securities Act the resale by Arena of any such additional Ordinary Shares we elect to sell to Arena from time to time under the ELOC Purchase Agreement, and the SEC must declare such additional registration statements effective before we can sell any additional Ordinary Shares to Arena under the ELOC Purchase Agreement. Any issuance and sale by us under the ELOC Purchase Agreement of a substantial amount of Ordinary Shares in addition to the 20,000,000 Ordinary Shares being registered for resale under this prospectus could cause additional substantial dilution to our shareholders.

In addition, pursuant to the terms of the ELOC Purchase Agreement, (i) the number of Ordinary Shares we will sell to Arena under each Advance Notice will not exceed the “Beneficial Ownership Limitation” which is 4.99% of the then total outstanding Ordinary Shares and (ii) the aggregate number of Ordinary shares we will sell to Arena will not exceed the “Exchange Cap” which is 19.99% of the then outstanding Ordinary Shares before such proposed sale, unless we obtain shareholders’ approval to issue shares in excess of the Exchange Cap.

Our inability to access a portion or the full amount available under the ELOC Purchase Agreement, in the absence of any other financing sources, could have a material adverse effect on our business.

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Arena will pay less than the then-prevailing market price for Ordinary Shares, which could cause the price of the Ordinary Shares to decline.

The purchase price of the Ordinary Shares sold to Arena under the ELOC Purchase Agreement is derived from multiplying the market price of our Ordinary Shares on the Nasdaq Global Market by 96%. Our Ordinary Shares to be sold to Arena pursuant to the ELOC Purchase Agreement will be purchased at a discounted price. As a result of the pricing structure, Arena may sell the Ordinary shares it receives immediately after receipt of such shares, which could cause the price of our Ordinary Shares to decline.

Our management team may will have broad discretion to invest or spend the net proceeds it receives from the sale of the Ordinary Shares to Arena pursuant to the ELOC Purchase Agreement in ways with which you may not agree or in ways which may not yield a significant return.

Our management team will have broad discretion as to the use of the net proceeds from our sale of our Ordinary Shares to Arena, if any, and we could use such proceeds for purposes other than those contemplated at the time of commencement of this offering. Accordingly, investors will be relying on the judgment of our management team with regard to the use of those net proceeds, and investors will not have the opportunity, as part of their investment decision, to assess whether the proceeds are being used appropriately. It is possible that, pending their use, we may invest those net proceeds in a way that does not yield a favorable, or any, return for us. The failure of our management team to use such funds effectively could have a material adverse effect on our business, financial condition, operating results and cash flows.

Our Warrants may not be exercised at all or may be exercised on a cashless basis and we may not receive any cash proceeds from the exercise of the Warrants.

The exercise price of the PIPE Warrants and other warrants may be higher than the prevailing market price of the underlying Ordinary Shares. The exercise price of the PIPE Warrants and other warrants is subject to market conditions and may not be advantageous if the prevailing market price of the underlying Ordinary Shares is lower than the exercise price. The cash proceeds associated with the exercise of PIPE Warrants and other warrants to purchase our Ordinary Shares are contingent upon our share price. The value of our Ordinary Shares will fluctuate and may not align with the exercise price of the warrants at any given time. If the PIPE Warrants or other warrants are “out of the money,” meaning the exercise price is higher than the market price of our Ordinary Shares, there is a high likelihood that the PIPE Warrant or other warrant holder may choose not to exercise its warrants. As a result, we may not receive any proceeds from the exercise of the PIPE Warrants and other warrants.

Furthermore, with regard to the PIPE Warrants and other warrants, it is possible that we may not receive cash upon their exercise since the PIPE Warrants and other warrants may be exercised on a cashless basis. A cashless exercise allows warrant holders to convert the warrants into shares of our Ordinary Shares without the need for a cash payment. Instead of paying cash upon exercise, the PIPE Warrant or other warrant holder would receive a reduced number of shares based on a predetermined formula. As a result, the number of shares issued through a cashless exercise will be lower than if the PIPE Warrants or other warrants were exercised on a cash basis, which could impact the cash proceeds we receive from the exercise of such warrants.

The Warrants may only be exercised for cash provided there is then an effective registration statement registering the Ordinary Shares issuable upon the exercise of such Warrants. In the event the Ordinary Shares underlying the PIPE Warrants are not registered within 12 months of the issuance of the PIPE Warrants, the holder has the option to cashless exercise each warrant for 0.8 Ordinary Shares, pursuant to an available exemption from registration under the Securities Act.

We may from time to time need additional financing to fund operations and to expand our business, including to pursue acquisitions and other strategic opportunities.

We intend to fund our current working capital needs in the ordinary course of business and to continue to expand our business with our existing cash and cash equivalents, and cash flows from operating activities. However, we may from time to time need additional financing to fund operations and to expand our business. We may, from time to time, explore additional financing sources to lower our cost of capital, which could include equity, equity-linked and debt financing. In addition, from time to time, we may evaluate acquisitions and other strategic opportunities. If we elect to pursue any such investments, we may fund them with internally generated funds, bank financing, the issuance of other debt or equity or a combination thereof. There is no assurance that any such financing or funding would be available to us on acceptable terms or at all. Sales of securities registered could lower the market price of our Ordinary Shares and warrants. We do not believe this would harm our chances of raising capital, but could affect the sale price and number of securities we need to issue.

There is no assurance that the holders of the PIPE Warrants will elect to exercise any or all of the warrants, which could impact our liquidity position. To the extent that the PIPE Warrants are exercised on a “cashless basis,” the amount of cash we would receive from the exercise of the warrants will decrease. We believe the likelihood that a PIPE Warrant holder will exercise its warrants, and therefore the amount of cash proceeds that we would receive is, among other things, dependent upon the market price of our Ordinary Shares. If the market price for our Ordinary Shares is less than the applicable exercise price of $11.50, subject to adjustment as described herein, we believe such holder will be unlikely to exercise its PIPE Warrants.

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USE OF PROCEEDS

All of the Ordinary Shares offered by the Selling Securityholders pursuant to this prospectus will be sold by the Selling Securityholders for its accounts. We will not receive any of the proceeds from these sales.

We will receive up to $10,000,000 in aggregate gross proceeds under the ELOC Purchase Agreement from sales of our Ordinary Shares we may elect to make to Arena pursuant to the ELOC Purchase Agreement after the date of this prospectus. The net proceeds from sales, if any, under the ELOC Purchase Agreement, will depend on the frequency and prices at which we sell our Ordinary Shares to Arena after the date of this prospectus. See the section entitled “Plan of Distribution” elsewhere in this prospectus for more information.

We expect to use any proceeds that we will receive under the ELOC Purchase Agreement for working capital and general corporate purposes. As of the date of this prospectus, we cannot specify with certainty all of the particular uses, and the respective amounts we may allocate to those uses, for any net proceeds we receive. Accordingly, we will retain broad discretion over the use of these proceeds.

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MARKET INFORMATION FOR ORDINARY SHARES AND DIVIDEND POLICY

Market Information

Our Ordinary Shares are listed on the Nasdaq Global Market under the symbol “CURR.”. As of June 27, 2025, there were 38 holders of record of our Ordinary Shares.

Dividend Policy

We have not paid any cash dividends on our Ordinary Shares to date. The payment of cash dividends by us in the future will be dependent upon our revenues and earnings, if any, capital requirements and general financial condition. The payment of any dividends will be within the discretion of our board of directors.

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Management’s Discussion and ANALYSIS of financial condition and results of operations

You should read the following discussion and analysis of Seamless’ financial condition and results of operations in conjunction with the consolidated financial statements and the related notes included elsewhere herein. This discussion contains forward-looking statements that involve risks and uncertainties. Seamless’ actual results and the timing of events could differ materially from those anticipated in these forward-looking statements as a result of various factors, including those set forth under “Risk Factors” and elsewhere in this proxy statement and prospectus.

References to the “Company,” “Currenc,” “our,” “us” or “we” in the following section refer to Seamless Group Inc. prior to the Business Combination and to Currenc Group Inc. after the Business Combination.

Overview

The Company is an exempted company incorporated in the Cayman Islands on March 8, 2021. It is an investment holding company headquartered in Singapore.

The Company is a leading operator of global money transfer services and airtime trading in Southeast Asia. The Company’s mainstream business is its remittance business which facilitates users, in particular migrant workers, in different countries sending money from one country to another in a low cost and efficient manner. Another line of business is the airtime business which sells airtime to users in different countries worldwide, including retail users in Indonesia. Before merging with INFINT, the Company operated its two different business lines through four main subsidiaries: Tranglo, WalletKu, TNG Asia and GEA. On July 30, 2024, the Company divested GEA and on August 30, 2024, the Company also disposed of TNG Asia. Since then, the Company has operated the global remittance business only through Tranglo, which is one of the leading money remittance platforms in Southeast Asia. Tranglo provides business-to-business, or B2B, remittance services for financial institutions and is considered as a upstream player of the remittance industry. The Company also provides cross-border international airtime transfer services through Tranglo, acting as a switching platform provider for telecom airtime transfer and a wholesale reseller of foreign airtime. The Company also runs WalletKu, which is an Indonesian airtime operator facing end users directly.

At March 31, 2025, Tranglo had more than 5,000 bank partners, 35 eWallets, 130,000 cash pick-up points, and 113 corporate clients for remittances, with a remittance network covering more than 100 countries. As for the three-month period ended March 31, 2025, Tranglo processed around 2.77 million transactions with a total processing value, or TPV, of $1.30 billion, which represents a drop in volume by 5.8% as compared to 2.94 million transactions, and a decrease in TPV by 3.7% as compared to the TPV of $1.35 billion for the three-month period ended March 31, 2024. As for the three-month period ended March 31, 2025, the top four sending countries/regions for Tranglo’s remittance business were UK, Hong Kong, Singapore and Korea, whereas the top four receiving countries were Philippines, Indonesia, Thailand and Vietnam.

The number of Tranglo unique users increased to 579,684 as of March 31, 2025, from 575,941 as of March 31, 2024. The number of average monthly unique sending accounts decreased from 360,521 for the three-month period ended March 31, 2024 to 348,865 for the three-month period ended March 31, 2025.

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Tranglo is also a global airtime transfer hub, offering cross-border airtime wholesale and transfer services. This line of business also targets migrant workers who could buy and transfer airtime back to their family members in their homeland. However, global airtime transfer business has much lower gross margin as compared to the remittance business, and it also requires higher working capital as there are account receivables in the trade. Moreover, as most Southeast Asian countries have widely developed their internet network, especially in countries like Indonesia, more Wi-Fi connections are available to citizens and therefore, the demand of airtime transfer has been declining in the Southeast Asian countries like Indonesia and Malaysia. At March 31, 2025, Tranglo has partnered with more than 500 mobile operators that cover 150 countries and served more than 40 airtime corporate customers. As for the three-month period ended March 31, 2025, Tranglo processed 0.92 million airtime transfer transactions with a total value of $2.0 million, representing a decrease of 16.4% in volume and 23.1% in value as compared to 1.1 million transactions with a total value of $2.6 million for the three-month period ended March 31, 2024. For the three-month period ended March 31, 2025, the airtime unique user accounts decreased to 244,468, representing a decline of 14.9% as compared to 287,310 for the three-month period ended March 31, 2024. The monthly average unique sending accounts also decreased to 123,503 for the three-month period ended March 31, 2025, representing a decline of 17.1% as compared to 149,053 for the three-month period ended March 31, 2024.

WalletKu is an independent electronic platform in Indonesia directly facing end users, and allows its customers to purchase airtime and conduct internet data top-up. WalletKu platform also allows users to conduct cash top-up, transfers, and utility or bill payments. WalletKu is also a participant in the Indosat Cluster Partnership for managing the marketing work of Indosat telecommunication and airtime products in two cluster areas in Indonesia. WalletKu served approximately 128,000 customers as of March 31, 2025, distributing airtime with a total value of $3.44 million for the three-month period ended March 31, 2025.

Business Combination

On August 30, 2024 (the “Closing Date”), INFINT, INFINT Fintech Merger Sub Corp., a Cayman Islands exempted company and wholly owned subsidiary of INFINT (“Merger Sub”), and Seamless Group Inc., a limited liability company under the laws of the Cayman Islands (along with its wholly owned subsidiaries, “Seamless”), consummated a business combination pursuant to the business combination agreement, dated as of August 3, 2022, as amended (the “Business Combination Agreement”).

On the Closing Date, INFINT completed a series of transactions (the “Closing”) that resulted in the combination (the “Business Combination”) of INFINT with Seamless. On August 30, 2024, pursuant to the Business Combination Agreement, the Merger Sub merged with and into Seamless, with Seamless surviving the merger as a wholly owned subsidiary of INFINT, and INFINT changed its name to Currenc Group Inc. (“Currenc”). The Company’s ordinary shares are listed on the Nasdaq Global Market under the symbol “CURR”.

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Pursuant to ASC 805-40, Reverse Acquisitions, for financial accounting and reporting purposes, Seamless was deemed the accounting acquirer with INFINT being treated as the accounting acquiree, and the Business Combination was accounted for as a reverse recapitalization (the “Reverse Recapitalization”). Accordingly, the audited condensed consolidated financial statements of the Company represent a continuation of the financial statements of Seamless, with the Business Combination being treated as the equivalent of Seamless issuing stock for the net assets of INFINT, accompanied by a recapitalization. The net liabilities of INFINT were stated at historical cost, with no goodwill or other intangible assets recorded, and were consolidated with Seamless’ financial statements on the Closing Date. The number of Seamless common shares for all periods prior to the Closing Date have been retrospectively adjusted using the exchange ratio that was established in accordance with the Business Combination Agreement, after adjusting for the share repurchase.

See Note 3 to the consolidated financial statements, Reverse Recapitalization and Related Transactions, for additional information.

PIPE Offering

Simultaneous with the closing of the Business Combination, Currenc also completed a series of private financings, issuing a Convertible Note for $1.94 million, 400,000 commitment shares, and warrants to purchase 136,110 ordinary shares in a private placement to a PIPE investor (the “PIPE Offering”), which raised $1.75 million in net proceeds.

Major Factors Affecting Currenc’s Results of Operations

The Company’s remittance services have benefited from continual growth in global migrant worker population, who have a strong demand for regular and small sizes of remittance to send money regularly to their homeland for their families’ livelihood. With more usage of mobile devices and the increasing number of electronic wallets in Asia, the need for digital remittance has been increasing.

However, as the global digital remittance market has thrived and grown rapidly, more competitors have entered into the market and, as a result, market competition is intensifying. This has direct impact on the pricing power of the Company, and thus its profitability.

On the other hand, its international airtime transfer business may be adversely affected by the increasing adoption and thus wider availability of free Wi-Fi in public places and buildings in many Southeast Asian countries as well as other emerging countries.

As the Southeast Asian market is getting saturated, the Company’s results of operations and financial condition are affected by its ability to expand its market reach to other geographical regions like Middle East or Africa.

Currenc’s ability to maintain and increase the size of its user base

The Company’s revenue is largely driven by the number of users and the number of transactions on its remittance platforms, as well as the users on the airtime trading platforms. The larger the number of users on the Company’s platforms and the larger the number of partners, including banks, e-Wallets and corporations that will join its network, the greater will be the number of transactions that drive its revenue. However, as the market competition is getting more intense, the Company has to offer more price-competitive and highly efficient services in order to maintain and increase its user base.

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The Company serves only financial institutions and is a B2B remittance hub. In other words, the Company is considered as the upstream player of the digital remittance industry. Being an upstream player, the Company is under tremendous pricing pressure. In order to expand its profit margin, the Company believes that it should move downstream and directly face retail customers. In other words, the Company would like to develop B2C markets, especially in the Middle East market. This development, if successfully launched, will generate much higher profitability.

As for airtime business, the Company will strive to expand its global airtime transfer coverage and telco partner network. The global airtime transfer business mainly serves migrant workers worldwide. As Malaysia-Indonesia is currently the key global airtime corridor for Tranglo which contributed 54.6% of Tranglo’s global airtime revenue for the three-month period ended March 31, 2025, Tranglo’s global airtime business has been adversely affected by the changes. The Company would like to broaden its network and diversify its user base to other Asian countries like Pakistan, Middle East countries like the UAE and Saudi Arabia, and African countries like Egypt, in order to expand its global airtime business in the future. The Company will also seek to expand the network and coverage of WalletKu and offer a wider range of products and services for retail customers in Indonesia.

Currenc’s ability to operate in a cost-effective manner

The Company’s ability to control costs and expenses relating to its operations affects its profitability. The global remittance market is evolving rapidly and new entrants to the market have driven market competition. This has resulted in a long-term downward trend on the gross profit margin in the industry as a whole. In order to generate growing operating profits, we believe that market participants must expand their market scope and scale, while also attempting to control their operating costs.

Expansion into new markets and acquisitions

As part of the Company’s strategy of expansion, it has in the past acquired, and may, from time to time, acquire businesses or interests in businesses, including non-controlling interests, interests issued in the formation of joint ventures and/or issued in connection with the creation of strategic alliances. In the future, the Company will strive to develop its B2C businesses in Middle East, focusing on various fintech and airtime trading services. The Company will continually evaluate potential strategic acquisitions of businesses or products with the aim of expanding its user and revenue base, widening its geographic coverage and increasing its product range. In addition, the Company’s ability to leverage its existing distribution network to expand its product offering across its current markets and replicate its success in Southeast Asian and Middle East countries where it operates will affect its growth and results of operations. It expects that its growth prospects will continue to be significantly affected by its ability to expand its business in new and existing markets.

Currenc’s new AI products and services

The Company plans to launch new AI products and services for financial institutions. The Company has created SEAMLESS AI Lab which is intended to be a complete AI solution provider for financial institutions. The Company customizes using AI functions to create trading platform, operating apps, marketing centers and enquiry centers for financial institutions. Also, through AI for Hire, the Company provides human resources and recruitment services for customers. This includes AI Agent services to address common OTC challenges such as customer onboarding or “KYC,” real-time customer support, transaction inquiries, price volatility, liquidity management, and fraud detection.

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The Company strives to provide for financial institutions with comprehensive, AI-powered electronic banking solutions through SEAMLESS AI Lab, including a cutting-edge trading platform, trading and operating apps, customer inquiry and marketing centre, SEAMLESS AI Call Centre technology, training, compliance and risk management tools, website design and MasterCard issuance.

The Company also provides clients AI call centre services and compliance solutions designed to address common electronic banking challenges such as customer onboarding or “KYC,” real-time customer support, transaction inquiries, price volatility, liquidity management and fraud detection.

SEAMLESS AI Lab’s “AI Staff for Hire” offers clients with pre-built, customizable AI Agents to perform staff training across customer service, operations, compliance, finance and IT, as well as to assist human personnel, and deliver comprehensive reporting, monitoring and performance scoring.

The Company also helps financial institutions to set up or improve their platforms or infrastructures for developing or expanding their digital remittance and global airtime businesses, with an aim to recruit them to make use of the Company’s remittance and airtime corridors. The Company believes that the new AI services could recruit new clients for Tranglo and generate significant synergy for Tranglo’s remittance and airtime businesses.

The Company also plans to develop its AIDC (AI Data Center) business. Featuring a total planned capacity of 500MW, the 100-acre AIDC campus will be developed in phases. The campus will provide co-location and wholesale leasing solutions to hyperscalers, enterprise clients and other data center users, catering to diverse needs and ensuring a broad tenant base.

The Company plans to form an AI-focused investment fund in collaboration with ARC Group, a leading global investment bank. As the first of a series of initiatives, the fund aims to raise up to $100 million and will invest in AI data center (AIDC), green energy and computing power development, and will seek to drive AI innovation and digital transformation globally.

Results of Operations

This section includes tables that set forth a summary of the Company’s consolidated results of operations for the periods indicated, as well as accompanying narratives explaining material changes. This information should be read together with its consolidated financial statements and related notes included elsewhere in this proxy statement and prospectus. The operating results in any period are not necessarily indicative of the results that may be expected for any future period.

Three-month period Ended March 31, 2025 Compared to three-month period Ended March 31, 2024

	For the three-month period ended March 31,
	2025	2024
	$	$
	(dollars in thousands)
Revenue	10,055	13,104
Cost of revenue	(6,854)	(8,697)
Gross profit	3,201	4,407

Operating expenses
General and administrative and selling expenses	(7,522)	(5,828)
Total operating expenses	(7,522)	(5,828)
Finance income (costs)	(1,087)	(1,311)
Other income/(loss), net	970	190
Other expenses	(1)	(19)

Loss before income tax expense	(4,439)	(2,561)
Income tax expenses	(48)	(71)
Net loss	(4,487)	(2,632)

Non-GAAP Financial Figures:
EBITDA	(2,798)	(234)

(1)	To see how Currenc defines and calculates EBITDA, see “Management’s Discussion and Analysis of Financial Condition and Results of Operations-Non-GAAP Financial Measures.”

Revenue Analysis

For the three-month period ended March 31, 2025, the Company’s revenue decreased by 23% to $10.1 million as compared to $13.1 million for the three-month period ended March 31, 2024. The sharp decline was mainly due to that the Company divested TNG Asia and GEA in the third quarter of 2024, and therefore there was no more revenue contribution by these two entities in the year of 2025. On the other hand, TNG Asia and GEA together contributed a remittance revenue of $2.2 million for the three-month period ended March 31, 2024.

The declining trend in global airtime business continued in the year of 2025. For the three-month period ended March 31, 2025, the global airtime transfer revenue declined by 23% to $2 million, as compared to $2.6 million for the three-month period ended March 31, 2024.

The local airtime business operated by WalletKu declined by 8% to $3.4 million for the three-month period ended March 31, 2025, as compared to $3.7 million for the three-month period ended March 31, 2024.

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Three-month period Ended March 31, 2025, Compared to three-month period Ended March 31, 2024

	For the three-month period ended March 31,
	2025	2024
	$	$
	(dollars in thousands)
Remittance revenue excluding TNG Asia & GEA	4,583	5,025

Global Airtime Revenue	2,022	2,573
Indonesian Airtime Revenue	3,437	3,742
Total Revenue excluding TNG Asia & GEA	10,042	11,340

For the three-month period ended March 31, 2025, Tranglo processed 2.77 million remittance transactions with a total value of $1.30 billion, which compares to 2.94 million transactions and a total value of $1.35 billion for the three-month period ended March 31, 2024. However, Tranglo’s overall take rate decreased to 0.35% during the three-month period ended March 31, 2025, of which 0.26% was the average transaction fee take rate, whereas 0.09% was the average forex spread take rate. For the three-month period ended March 31, 2025, ODL remittance flows represented 3.10% of the TPV of Tranglo. This compared to the average total take rate of 0.37% and ODL remittance flows of 5.58% for the year of 2024.

Since the Company divested its TNG Asia and GEA in third quarter of 2024, both divested entities had exited the eWallet and remittance business by the end of 2024. As these two entities contributed to certain extent to the remittance volume and revenue of Tranglo, their exit of from the remittance business has had an adverse impact on Tranglo’s remittance business for the first quarter of 2025, as there was lower contribution from the Hong Kong market. As a result, the Company remittance revenue excluding TNG Asia and GEA declined by 8% to $4.6 million for the three month-period ended March 31, 2025, as compared to $5.0 million for the same period of 2024.

The decline in revenue was also due to a decline of 23% in global airtime revenue, from $2.6 million for the three-month period ended March 31, 2024 to $2.0 million for the three-month period ended March 31, 2025. The continual decline in demand for Malaysia-Indonesia airtime transfers has led to a continual decline in Tranglo’s global airtime business in the past few years, and the Company does not expect a turn around on its global airtime business in the near future.

The Indonesian retail business recorded a decrease of 8% to $3.4 million for the three-month period ended March 31, 2025, as compared to $3.7 million for the three-month period ended March 31, 2024.

For the three-month period ended March 31, 2025, the Company recorded a gain of $1.0 million as “Other income”. For the three-month period ended March 31, 2024, the Company recorded a gain of $0.2 million as “Other income”, of which Tranglo recorded a gain of $0.2 million as “Other gain”.

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Cost of Revenue

For the three-month period ended March 31, 2025, the Company’s cost of revenue was $6.9 million which was a decrease of 20.7% as compared to that of $8.7 million for the three-month period ended March 31, 2024. The direct costs for remittance revenue was $1.7 million for the three-month period ended March 31, 2025, which represented a decrease of 41.4% as compared to $2.9 million for the three-month period ended March 31, 2024. The decline was mainly due to that the cost of revenue contributed by TNG Asia and GEA ceased to be recorded in the year of 2025.

As the TPV for Tranglo decreased by 3.7%, from $1.35 billion for the three-month period ended March 31, 2024 to $1.3 billion for the three-month period ended March 31, 2025, the direct costs of remittance revenue for Tranglo was $1.7 million for the three-month period ended March 31, 2025, which represented a direct payout rate of 0.13%. This payout rate was similar to the direct payout rate of 0.12% for the year of 2024.

The direct costs for global airtime revenue decreased substantially by 23% from $2.2 million to $1.7 million, which was in line with the 23% decline in global airtime revenue. The direct costs for Indonesian airtime revenue was $3.4 million, which was at relatively the same level as that of $3.5 million for the three-month period ended March 31, 2024.

For the three-month period ended March 31, 2024 the amortization expenses was $0.4 million. The amortization expenses were related only to the amortization expense of TNG Asia, after the divestiture of TNG Asia in the year of 2024, there was no more amortization expense of the Company for the three-month period ended March 31, 2025.

Operating Expenses

The Company’s operating expenses increased from $5.8 million for the three-month period ended March 31, 2024, to $7.5 million for the three-month period ended March 31, 2025. The substantial increase was mainly due to an expense of $2.2 million in recognition of the incentive shares granted to the employee.

On the other hand, as the Company divested TNG Asia and GEA in August 2024, there was a total expense of $1.3 million recognised as the operating expenses of Current for the three-month period ended March 31, 2024, which was not recognised in the year of 2025. For Tranglo, the operating cost for the three-month period ended March 31, 2025, was $3.2 million, representing an increase of 14% as compared to $2.8 million for the three-month period ended March 31, 2024. As for WalletKu, the operating costs was $0.2 million for the three-month period ended March 31, 2025, as compared to $0.4 million for the three-month period ended March 31, 2024. This was the result of stringent cost control of WalletKu’s business.

Other expenses

For the three-month period ended March 31, 2025, the Company recorded a gain of $1.0 million as “Other income/(loss)”, which was mostly contributed by Tranglo. This compared to a gain of $0.8 million for the three-month period ended March 31, 2024, also contributed mostly by Tranglo.

Finance costs, net

Finance costs for the three-month period ended March 31, 2025, were mainly the interest on loan converted from convertible bond of $0.5 million.

Finance costs in the same period in 2024 were mainly represented by convertible bond interest of $0.5 million, and interest on loan converted from convertible bond of $0.5 million.

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Income tax expenses

The effective tax rate of Tranglo for the three-month period ended March 31, 2025 and 2024 was consistent with the statutory tax rate.

Non-GAAP Financial Measures

To supplement the Company’s consolidated financial statements, which are prepared and presented in accordance with GAAP, it uses EBITDA, a non-GAAP financial measure as described below, to understand and evaluate its core operating performance. These non-GAAP financial measures, which may differ from similarly titled measures used by other companies, are presented to enhance investors’ overall understanding of its financial performance and should not be considered a substitute for, or superior to, the financial information prepared and presented in accordance with GAAP.

EBITDA is defined as net loss before interest, taxes, depreciation and amortization. The Company believes that EBITDA provides useful information to investors and others in understanding and evaluating its operating results. These non-GAAP financial measures eliminate the impact of items that the Company does not consider indicative of the performance of its business. While the Company believes that these non-GAAP financial measures are useful in evaluating its business, this information should be considered as supplemental in nature and is not meant as a substitute for the related financial information prepared in accordance with GAAP.

The table below presents a reconciliation of EBITDA to net loss, the most directly comparable GAAP financial measure, for the periods indicated.

	For the three-month period ended March 31,
	2025	2024
	$	$
	(dollars in thousands)
Net loss	(4,487)	(2,632)
Add:
Income tax expenses	48	71
Interest expenses, net	1,087	1,311
EBIT	(3,352)	(1,250)
Depreciation and amortization	554	1,016
EBITDA	(2,798)	(234)

The use of EBITDA has material limitations as an analytical tool, as EBITDA does not include all items that impact Currenc’ net loss for the period.

EBITDA analysis

For the three-month period ended March 31, 2025	Tranglo	WalletKu	TNG Asia and GEA	Headquarters and adjustments	Group Total
	(dollars in thousands)
Net income (loss)	1,160	(136)	-	(5,511)	(4,487)

Add:
Income tax expenses	141	-	-	(93)	48
Interest expense, net	21	-	-	1,066	1,087
EBIT	1,322	(136)	-	(4,538)	(3,352)
Depreciation and amortization	-	-	-	-	554
EBITDA	1,322	(136)	-	(4,538)	(2,798)

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For the three-month period ended March 31, 2024	Tranglo	WalletKu	TNG Asia and GEA	Headquarters and adjustments	Group Total
	(dollars in thousands)
Net income (loss)	1,070	(123)	(1,039)	(2,540)	(2,632)

Add:
Income tax expenses	163	-	-	(92)	71
Interest expense, net	-	-	242	1,069	1,311
EBIT	1,233	(123)	(797)	(1,563)	(1,250)
Depreciation and amortization	-	-	-	-	1,016
EBITDA	1,233	(123)	(797)	(1,563)	(234)

For the three-month period ended March 31, 2024, the Company had an EBIT loss of $1.3 million and an EBITDA loss of $0.2 million. For the three-month period ended March 31, 2025, the EBIT loss increased to $3.4 million and the EBITDA loss was $2.8 million. The increase in EBIT and EBITDA losses in the three-month period ended March 31, 2025, was mainly due to the increase in loss incurred by the headquarters. On the subsidiary level, Tranglo’s EBITDA profit was $1.3 million, which represented an increase of 8% as compared to $1.2 million for the three-month period ended March 31, 2024. For WalletKu, the EBITDA loss was $0.1 million for the three-month period ended March 31, 2025, which was at relatively the same level as that for the three-month period ended March 31, 2024. For the two subsidiaries combined, i.e. Tranglo and WalletKu, the combined EBITDA profit was $1.2 million for the three-month period ended March 31, 2025, which compared to $1.11 million EBITDA profit for the three-month period ended March 31, 2024 represented an increase of 8%.

For a discussion of the limitations associated with using EBITDA rather than GAAP measures and a reconciliation to net loss, see “—Non-GAAP Financial Measures.”

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Taxation

Cayman Islands

Currenc is an exempted company incorporated and registered in the Cayman Islands. The Cayman Islands currently levies no taxes on individuals or corporations based upon profits, income, gains or appreciation and there is no taxation in the nature of inheritance tax or estate duty.

There are no other taxes likely to be material to us levied by the Government of the Cayman Islands except for stamp duties which may be applicable on instruments executed in, or , after execution, brought within the jurisdiction of the Cayman Islands. No stamp duty is payable in the Cayman Islands on the issue of shares by, or any transfers of shares of, Cayman Islands companies (except those which hold interests in land in the Cayman Islands). There are no exchange control regulations or currency restrictions in the Cayman Islands.

Payments of dividends and capital in respect of our Ordinary Shares will not be subject to taxation in the Cayman Islands and no withholding will be required on the payment of a dividend or capital to any holder of our Ordinary Shares, as the case may be, nor will gains derived from the disposal of our Ordinary Shares be subject to Cayman Islands income or corporation tax.

Malaysia

The Company’s subsidiaries incorporated in Malaysia are subject to Malaysian profits tax at a rate of 24.0% on the estimated assessable profit. Payment of dividends to the shareholders of the Company’s subsidiaries in Malaysia are not subject to withholding tax in Malaysia. No Malaysian profit tax has been levied as the Company did not have assessable profit that was earned in or derived from the Malaysian subsidiary during the periods presented.

Indonesia

The Company’s subsidiaries incorporated in Indonesia are subject to Indonesian profits tax at a rate of 22.0% on the taxable profit. Dividends paid by its subsidiaries in Indonesia will be subject to a withholding tax rate ranging from 0% (subject to certain requirements) to 20%. Dividends paid or payable to foreign taxpayers are subjected to a tax rate of 20% of cash payment (if in the form of cash dividends) or 20% of par value (if in the form of share dividends). Taxpayers who are residents of a country that have a written agreement for double tax avoidance with Indonesia will be charged at a lower rate if they give their original residence certificates issued by the department of taxation of the origin country. No Indonesian profit tax has been levied as the Company did not have assessable profit that was earned in or derived from the Indonesian subsidiary during the periods presented.

Going Concern

The accompanying unaudited consolidated financial statements have been prepared using the going concern basis of accounting, which contemplates the realization of assets and the satisfaction of liabilities in the normal course of business.

As of March 31, 2025, the Company had cash balances of $62.3 million, a working capital deficit of $59.8 million and net capital deficit $43.9 million. For the three-month period ended March 31, 2025, the Company had a net loss of $4.5 million and net cash provided by operating activities of $1.5 million. Net cash used in investing activities was $0.2 million. These conditions cast substantial doubt about the Company’s ability to continue as a going concern.

While the Company believes that it will be able to grow the Company’s revenue base and control expenditures, there is no assurance that it will be able to achieve these goals. As a result, the Company continually monitors its capital structure and operating plans and evaluates various potential funding alternatives that may be needed to finance the Company’s business development activities, general and administrative expenses and growth strategy. In addition, on February 10, 2025, the Company entered into the ELOC Purchase Agreement with a third party. Under the ELOC scheme, the company will have the capacity to issue additional shares and dispose in the market for extra liquidity.

Liquidity and Capital Resources

Cash Flows and Working Capital

The Company’s principal sources of liquidity have been cash generated from operating activities. As of March 31, 2025 and 2024, it had $62.3 million and $59.2 million, respectively, in Cash and cash equivalents, Restricted cash and Escrow money receivable. Cash and cash equivalents, Restricted cash and Escrow money receivable include cash on hand and cash placed with banks or other financial institutions. As of March 31, 2025, and March 31, 2024, the Company had $0.04 million and $5.5 million, respectively, in restricted cash.

The Company believes that its current cash and cash equivalents, proceeds from additional equity and debt financing and its anticipated cash flows from operations will be sufficient to meet its anticipated cash needs, including its cash needs for working capital and capital expenditures, for at least the next 12 months.

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The following table sets forth a summary of the Company’s cash flows for the periods indicated:

	For the three-month period ended March 31,
	2025	2024
	$	$
	(dollars in thousands)
Net cash used in by operating activities	(1,488)	(221)
Net cash used in by investing activities	(175)	(11)
Net cash provided by/(used in) financing activities	142	470
Net decrease in cash and cash equivalents	(1,521)	238
Cash and cash equivalents, restricted cash and escrow money receivable at beginning of the period/year	63,862	58,960
Cash and cash equivalents, restricted cash and escrow money receivable at end of the period/year	62,341	59,198

Operating Activities

The Company had net cash used in operating activities of $1.5 million for the three-month period ended March 31, 2025, mainly comprised of a net loss of $4.5 million, net-off by Non-cash expense for Share-based compensation of $2.2 million.

Seamless had net cash used in operating activities of $0.2 million in the three-month period ended March 31, 2024, mainly comprised of a net loss of $2.6 million, offset by the increase in interest payable on convertible bonds of $1 million, depreciation of $0.2 million and amortization of $0.8 million.

Investing Activities

Net cash used in investing activities amounted to $0.2 million in the three-month period ended March 31, 2025.

Net cash provided by investing activities amounted to $0.01 million in the three-month period ended March 31, 2024.

Financing Activities

Net cash provided by financing activities amounted to $0.1 million in the three-month period ended March 31, 2025.

Net cash used by financing activities amounted to $0.5 million in the three-month period ended March 31, 2024, primarily attributable to net proceeds from borrowings of $0.5 million.

Capital Expenditures

The Company’s capital expenditures are incurred primarily in connection with computer hardware and software. Its capital expenditures were $0.2 million and $0.01 million for the three-month periods ended March 31, 2025 and 2024, respectively.

Contractual Obligations

The following table sets forth the Company’s contractual obligations as of March 31, 2025:

	Payment Due by Period
	Total	Less than 1 year	1-3 years	3-5 years	More than 5 years
	(dollars in thousands)
Operating lease commitments(1)	311	196	115	-	-
Convertible note	1,944	1,944	-	-	-
Convertible bonds	8,900	8,900	-	-	-
Borrowings	11,228	11,228	-	-	-
Total contractual obligations	22,383	22,268	115	-	-
Total interest payments(2)	1,040	1,040	-	-	-
Total contractual cash obligations	23,423	23,308	115	-	-

(1)	The Company leased certain office and shop premises and computer peripherals under non-cancellable operating leases expiring in 2025. Payments under operating leases are expensed on a straight-line basis over the periods of the respective leases.

(2)	Interest payments are based on the existing borrowings and convertible bonds held by the consolidated subsidiaries. It is assumed that no further refinancing of existing loans takes place.

Off-Balance Sheet Commitments and Arrangements

The Company was not a party to any financial guarantees or other commitments to guarantee the payment obligations of any third parties during 2024 and 2025. It has not entered into any derivative contracts that are indexed to its shares and classified as shareholder’s equity or that are not reflected in its consolidated financial statements. Furthermore, it does not have any retained or contingent interest in assets transferred to an unconsolidated entity that serves as credit, liquidity or market risk support to such entity. The Company does not have any variable interest in any unconsolidated entity that provides financing, liquidity, market risk or credit support to it or engages in leasing, hedging or product development services with it.

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Recent Accounting Pronouncements

From time to time, new accounting pronouncements are issued by the Financial Accounting Standards Board (“FASB”) or other standard setting bodies and adopted by the Company as of the specified effective date. Unless otherwise discussed, the impact of recently issued standards that are not yet effective are not expected to have a material impact on the Company’s financial position or results of operations upon adoption.

Rescission of SAB 121 and Adoption of SAB 122

On January 23, 2025, the U.S. Securities and Exchange Commission (SEC) issued Staff Accounting Bulletin (SAB) No. 122, which rescinds SAB No. 121. Under SAB 121, entities that safeguard crypto-assets for platform users were required to recognize a corresponding liability and asset for those obligations. SAB 122 eliminates this requirement and must be applied retrospectively for all periods presented.

The guidance is effective for annual reporting periods beginning after December 15, 2024, with early adoption permitted in any interim or annual financial statement period filed with the SEC on or after January 30, 2025. The Company has elected not to early adopt the guidance.

Internal Control Over Financial Reporting

Prior to the Business Combination, Seamless was a private company with limited accounting personnel and other resources with which to address its internal control and procedures over financial reporting. As a company with less than $1.235 billion in revenue for its last fiscal year, Currenc qualifies as an “emerging growth company” pursuant to the JOBS Act. An emerging growth company may take advantage of specified reduced reporting and other requirements that are otherwise applicable generally to public companies. These provisions include exemption from the auditor attestation requirement under Section 404 of the Sarbanes-Oxley Act of 2002 in the assessment of the emerging growth company’s internal control over financial reporting.

Critical Accounting Policies and Estimates

The Company prepares its consolidated financial statements in accordance with U.S. GAAP. In doing so, it has to make estimates and assumptions that affect its reported amounts of assets, liabilities, revenue and expenses, as well as related disclosure of contingent assets and liabilities. To the extent that there are material differences between these estimates and actual results, The Company’s financial condition or operating results and margins would be affected. The Company bases its estimates on past experience and other assumptions that it believes are reasonable under the circumstances, and it evaluates these estimates on an ongoing basis. The following is a discussion of the accounting policies the Company applies that are considered to involve a higher degree of judgment in their application.

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Revenue Recognition

The Company complies with ASC 606, Revenue from Contracts with Customers.

Revenue from contracts with customers is measured based on the consideration specified in a contract with a customer in exchange for transferring goods or services to a customer net of sales and service tax, returns, rebates and discounts. The Company recognizes revenue when (or as) it transfers control over a product or service to its customer. An asset is transferred when (or as) the customer obtains control of the asset. Depending on the substance of the contract, revenue is recognized when the performance obligation is satisfied, which may be at a point in time or over time.

Contract assets represent the Company’s right to consideration for performance obligations that have been fulfilled but for which the customer has not been billed as of the balance sheet date.

Remittance services revenue

Revenue from contracts with customers on service charges and gain/loss on foreign exchange arising from remittance activities are recognized upon the processing and execution of the international money transfer transactions. Remittance services are further divided into Fiat Currency Prefunded Remittance Service and XRP Prefunded Remittance Service. Management has considered these two services to be two product lines.

The customers of the remittance services or Remittance Partners, are financial institutions. Remittance Partners who use the fiat currency prefunding option for their remittance business with the Company are referred to as Fiat Currency Prefunded Remittance Partners, whereas customers who choose the XRP Prefunding mode are referred to as XRP Prefunded Remittance Partners.

Fiat Currency Prefunded Remittance Service

The Company earns revenue by charging their customers a fiat currency prefunded remittance fee when they use the Company’s platform to transfer money to a beneficiary in another country. These fiat currency prefunded remittance fees are fixed and specific for every country’s currency and are charged at the point-in-time of executing this performance obligation. Prior to delivering cash to the customer’s beneficiary, the customer must directly provide the Company with prefunding (i.e., the cash to be remitted to the beneficiary). This is the traditional prefunding process, which the Company describes as Fiat Currency Prefunded Remittance Service.

XRP Prefunded Remittance Service

Unlike the Fiat Currency Prefunded Remittance Service, the customer obtains prefunding through Ripple Solution offered by Ripple Lab Inc. with the XRP Prefunded Remittance Service. Ripple supplies the customer with the XRP equivalent of the requested prefunding. The Company subsequently liquidates this XRP on Ripple’s behalf, and the fiat currency obtained as a result of the liquidation process is transferred to the customer’s beneficiary. Customers who prefund their remittance service with XRP must enter into an agreement with Ripple and undergo stringent credit checks in order to get XRP prefunding and use Ripple’s platform. The Company charges their customers an XRP Prefunded Remittance Service Fee when the money is transferred to the customer’s beneficiary.

For both the XRP Prefunded and Fiat Currency Prefunded Remittance Services, the Company has no obligations to the customer in terms of guarantees, warranties or other similar obligations. There are also no significant payment terms involved as the Company obtains their fees shortly after charging their customers.

Sales WalletKu Modern Channel

Revenue from the sale of goods is recognized at the point in time when the Company satisfies its performance obligation, which is upon delivery of the goods to customer. The credit terms are typically 3-7 days.

Sales of airtime

Revenue from airtime sold is recognized when the relevant international airtime transfer or reload request is processed and executed.

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Other services

Revenue from contracts with customers on other services is recognized as and when services are rendered.

Goodwill Impairment

Goodwill represents the excess of the purchase price over the estimated fair value of net tangible and identifiable intangible assets acquired in a business combination. The Company performs goodwill impairment test on annual basis and more frequently upon the occurrence of certain events as defined by ASC 350. Goodwill is impaired when the carrying value of the reporting units exceeds its fair value. The Company first assesses qualitative factors to determine whether events or circumstances indicate that it is more likely than not that the fair value of a reporting unit is less than its carrying amount. Based on the qualitative assessment, if it is more likely than not that the fair value of a reporting unit is less than the carrying amount, the quantitative impairment test is performed.

The Company estimates the fair value of the reporting unit using a discounted cash flow approach. Significant management judgment and estimation are involved in forecasting the amount and timing of expected future cash flows and the underlying assumptions used in the discounted cash flow approach to determine the fair value of the reporting unit.

Emerging Growth Company, Smaller Reporting Company and Foreign Private Issuer Status

The Company is an “emerging growth company,” as defined in Section 2(a) of the Securities Act, as modified by the Jumpstart Our Business Startups Act of 2012 (the “JOBS Act”), and it may take advantage of certain exemptions from various reporting requirements that are applicable to other public companies that are not emerging growth companies including, but not limited to, not being required to comply with the auditor attestation requirements of Section 404 of the Sarbanes-Oxley Act, reduced disclosure obligations regarding executive compensation in its periodic reports and proxy statements, and exemptions from the requirements of holding a nonbinding advisory vote on executive compensation and shareholder approval of any golden parachute payments not previously approved.

Further, Section 102(b)(1) of the JOBS Act exempts emerging growth companies from being required to comply with new or revised financial accounting standards until private companies (that is, those that have not had a Securities Act registration statement declared effective or do not have a class of securities registered under the Exchange Act) are required to comply with the new or revised financial accounting standards. The JOBS Act provides that a company can elect to opt out of the extended transition period and comply with the requirements that apply to non-emerging growth companies but any such election to opt out is irrevocable. The Company has elected not to opt out of such extended transition period which means that when a standard is issued or revised and it has different application dates for public or private companies, the Company, as an emerging growth company, can adopt the new or revised standard at the time private companies adopt the new or revised standard. This may make comparison of the Company’s financial statements with another public company which is neither an emerging growth company nor an emerging growth company which has opted out of using the extended transition period difficult or impossible because of the potential differences in accounting standards used.

Additionally, the Company is a “smaller reporting company” as defined in Item 10(f)(1) of Regulation S-K. Smaller reporting companies may take advantage of certain reduced disclosure obligations, including, among other things, providing only two years of audited consolidated financial statements.

The Company is a “foreign private issuer” as defined under Rule 405 of the Securities Act and Rule 3b-4 of the Exchange Act. As a result, the Company is not subject to the same requirements as U.S. domestic issuers. Under the Exchange Act, the Company will be subject to reporting obligations that, to some extent, are more lenient and less frequent than those of U.S. domestic reporting companies. For example, the Company will not be required to issue quarterly reports or proxy statements. The Company will not be required to disclose detailed individual executive compensation information. Furthermore, the Company’s directors and executive officers will not be required to report equity holdings under Section 16 of the Exchange Act and will not be subject to the insider short-swing profit disclosure and recovery regime.

Furthermore, Nasdaq Rule 5615(a)(3) provides that a foreign private issuer, such as us, may rely on our home country corporate governance practices in lieu of certain of the rules in the Nasdaq Rule 5600 Series and Rule 5250(d), provided that we nevertheless comply with Nasdaq’s Notification of Noncompliance requirement (Rule 5625), the Voting Rights requirement (Rule 5640) and that we have an audit committee that satisfies Rule 5605(c)(3), consisting of committee members that meet the independence requirements of Rule 5605(c)(2)(A)(ii). If we rely on our home country corporate governance practices in lieu of certain of the rules of Nasdaq, our shareholders may not have the same protections afforded to shareholders of companies that are subject to all of the corporate governance requirements of Nasdaq. If we choose to do so, we may utilize these exemptions for as long as we continue to qualify as a foreign private issuer.

Ordinary Shares Subject to Possible Redemption

The Company accounts for its ordinary shares subject to possible redemption in accordance with the guidance enumerated in ASC 480, Distinguishing Liabilities from Equity. Ordinary shares subject to mandatory redemption are classified as a liability instrument and are measured at fair value. Conditionally redeemable ordinary shares (including ordinary shares that feature redemption rights that are either within the control of the holder or subject to redemption upon the occurrence of uncertain events not solely within the Company’s control) are classified as temporary equity. At all other times, ordinary shares are classified as shareholders’ equity. The Company’s Ordinary Shares feature certain redemption rights that are considered by the Company to be outside of the Company’s control and subject to the occurrence of uncertain future events.

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DESCRIPTION OF CURRENC’S Business

References to the “Company,” “Currenc,” “our,” “us” or “we” in the following section refer to Seamless Group Inc. prior to the Business Combination and to Currenc Group Inc. after the Business Combination.

Industry Overview

Money Transfer Business

Digital remittances are cross-border money transfers conducted over the internet mostly by the migrant population using digital transfer networks like e-Wallets, easy-to-use mobile applications and others. People living in Asian countries are increasingly engaging with counterparts abroad for medical, business, education, entertainment, leisure and other activities. In addition, there is a rapidly growing need for remittance services for migrant workers sending money back to their homelands on a regular basis.

Remittances in general include fund transfers between residents and non-residents and earnings transfer from short-term workers from other countries to their country of origin. Remittances are often made on a regular or periodic basis and most users do not switch their fund transfer provider frequently. Digital remittances refer to those funds sent to other countries using digital transfer platforms other than bank SWIFT systems. Funds that are transferred domestically are usually not included in the digital remittances segment.

In the past, traditionally, sending money across borders has been done through the bank SWIFT system.

# How traditional remittance works today
(traditional bank with SWIFT)

Sender
1
Sending bank
2
Central Counterparty
FX cost: $$$
Sending correspondent bank / Liquidity provider (J.P.Morgan, Citi, BOA...etc)
Lifting fees
3
4
Receiving correspondent bank
Lifting fees
Central Counterparty
Payout in a few working days
5
Beneficiary
Receiving bank

## Problems today:

- **High cost of transaction** due to involvement of more intermediaries (e.g. clearing/correspondent banks/receiving bank)
- **Long transaction turnaround time**
- **Subject to currency fluctuation**
- **No non-bank network** (can't served the ~2 billion unbanked community)

## Journey

1. Sending bank receives remittance request/instruction from sender and forward request to central counterparty.
2. Central counterparty is involved in clearing and forwards it to the sending correspondent (eg. J.P. Morgan, Citi Bank, Bank of America...etc)
3. This correspondent calculates FX costs, performs switching and local currency conversion before forwarding the instruction to the receiving correspondent bank.
4. Receiving correspondent bank then forwards the transaction instruction to its central counterparty.
5. Receiving bank receives the instruction to deposit said remittance amount into the beneficiary's account.

*Note:*
*A fee is charged by each processing party and intermediary in this journey.*

Traditional bank SWIFT remittance systems enjoy the advantages of reliability and security, which is an important consideration for people and especially corporations for sending large sums of money to other countries, and the wide coverage of the global network of SWIFT which covers almost all countries. However, there are many pain points in the bank SWIFT system. First, the processing costs and expenses are high. This is particularly so for those remittance flows which involve small amounts of money, which are often done on a regular and frequent basis. The relatively high fixed transaction fees charged by banks may constitute a larger proportion of the remittance money if the remittance amount involved is small. Second, the process is tedious and usually takes a few days for processing. That may lead to frustration and anxiety for the senders and receivers, especially when the recipient needs the money urgently. Third, to receive funds through the SWIFT system a recipient must have access to a bank account, which poses a serious problem for many residents of Southeast Asian countries that have no bank accounts and have no access to banking services.

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World’s Most Unbanked Countries

Country	Total Population (Millions)	Unbanked Population (%)	Cash Transactions (%)	Card Transactions (%)	# of ATMs per 100,000 Adults	Internet Penetration (%)
Morocco	36.9	71	41	27	28.6	62
Vietnam	97.3	69	26	35	25.9	66
Egypt	102.3	67	55	27	20.1	45
Philippines	109.6	66	37	22	29.0	60
Mexico	128.9	63	21	44	61.5	66
Nigeria	206.1	60	24	27	16.9	70
Peru	33.0	57	22	62	126.7	49
Colombia	50.9	54	15	55	41.3	62
Indonesia	273.5	51	13	34	53.3	55
Argentina	45.2	51	18	45	60.9	76
Kenya	53.8	44	40	25	7.7	83
Romania	19.2	42	78	19	64.4	64
Kazakhstan	18.8	41	60	20	85.9	76
Ukraine	43.7	37	60	28	96.3	57
Uruguay	3.5	36	26	53	120.1	68
South Africa	59.3	31	11	43	65.3	56
Turkey	84.3	31	8	71	84.0	65
Brazil	212.6	30	18	62	101.7	67
Bulgaria	7.0	28	63	26	94.3	63
Saudi Arabia	34.8	28	34	35	73.3	82
Chile	19.1	26	11	70	50.0	82
Hungary	9.7	25	45	44	61.0	77
Russia	145.9	24	17	37	165.5	76
India	1,380	20	17	32	21.0	34
China	1,439.3	20	6	22	95.6	54
Czech Republic	10.7	19	44	22	58.0	88
Thailand	69.8	18	16	26	115.1	53
Lithuania	2.7	17	12	24	38.6	78
Slovakia	5.5	16	41	17	61.8	82
Greece	10.4	15	29	54	63.4	70
Malaysia	32.4	15	11	32	44.7	80
Poland	37.9	13	12	25	70.6	76
Latvia	1.9	7	12	49	58.3	81
Israel	8.7	7	1	76	133.2	82
USA	331	7	4	59	N/A	89
Spain	46.8	6	11	49	106.3	85
France	65.3	6	5	55	98.3	90
Italy	60.5	6	5	55	98.3	90
Taiwan	23.8	6	12	42	N/A	88
South Korea	51.3	5	2	73	267.0	95
Hong Kong	7.5	5	2	73	53.2	89
UK	67.9	4	7	56	110.3	95
Estonia	1.3	2	12	21	66.9	88
Austria	9.0	2	4	28	172.0	88
Singapore	5.9	2	4	75	58.8	84
Japan	126.5	2	6	68	124.1	93
Switzerland	8.7	2	2	25	97.2	94
Germany	83.8	1	4	11	119.9	93
Belgium	11.6	1	6	51	81.0	88
New Zealand	4.8	1	3	55	63.5	91
Australia	25.5	0	5	53	146.1	88
Canada	37.7	0	3	73	214.1	93
Denmark	5.8	0	3	54	44.8	97
Netherlands	17.1	0	0	19	41.1	93
Finland	5.5	0	2	23	34.7	96
Sweden	10.1	0	2	46	31.9	96
Norway	5.4	0	3	50	31.6	97

Source: Merchant Machine, 2021

In 2021, in the five Southeast Asian countries of Vietnam, Philippines, Indonesia, Thailand and Malaysia, 219 million of the total population of 582.6 million people were unbanked, representing 37.5% of the population. These unbanked individuals and similar persons in other Southeast Asian countries or other emerging markets are unable to receive funds and convert them to cash via banks or Automatic Teller Machines (ATMs). In addition, the population in the Philippines and Indonesia is widely dispersed, and there is not a well-developed transportation system to connect exurban people to the cities. There are 7,642 islands in the Philippines, and 18,110 islands in Indonesia. The widely dispersed population within these countries limits the penetration of bank branches and ATM availability for the cash withdrawals needed in the countries’ highly cash-based societies, further frustrating the ability of individuals to receive money sent from abroad.

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Composed of ten countries, the Association of Southeast Asian Nations (ASEAN) has a combined population of about 650 million people. In the last two decades, labor migration has emerged as a significant driver of economic growth and development in the region, as well as a safety net for families and communities who depend on migrants earning a livelihood outside of their home country. The region holds both countries of net origin (Cambodia, Indonesia, the Lao People’s Democratic Republic, Myanmar, the Philippines and Vietnam) and destination (Brunei Darussalam, Malaysia, Singapore and Thailand). Per government data submitted to the International Labour Migration Statistics (ILMS) Database in ASEAN, there are about 5.1 million employed migrants in the region. In 2019, Malaysia and Thailand were among the top 20 countries globally with the largest numbers of international migrants. The number of migrants from the region working abroad increased from 2.2 million in 2014 to 2.9 million in 2018. Indonesia and the Philippines are among the top 20 countries with the largest diaspora populations in the world, ranked 14th and 9th respectively in 2020 (UNDESA, 2020). The international remittances received by the region increased from $48 billion in 2010 to $78 billion in 2019. As demographic and development differences continue to widen in the region and other parts of the world, this trend is projected to increase in the future. (Source - Measuring Labour Migration in ASEAN: Analysis from the ILO’s International Labour Migration Statistics (ILMS) Database)

These migrant workers have a strong need to send money back to their families in their homelands on a monthly or other periodic basis. On average, the income levels of these migrant workers are relatively low, and as such, the amounts of money they send back to their families every month are not large in general. Because most of their families depend on these overseas incomes to support their livelihood, the migrant workers usually need to send the money to their families at least monthly, if not more frequently. Traditionally, the migrant workers have to rely on the banking system for sending money back to their homelands. However, the processing costs and forex spreads charged by banks are excessive in comparison to the small amount of the remittance. The endless chains of mediators, hidden charges, and paperwork involved in traditional money transfer channels made the process costly and arduous. These services charge comparatively high fees, and on average, the transaction fees and currency spreads charged by banks will represent around 6%-11% of the remittance money processed, depending on the amount transferred and the banks and countries involved. As a result, users across the globe are shifting toward digital remittance services in order to minimize the money transfer time and remittance costs. Digital companies such as WISE, Tranglo, Worldremit and Remitly have won their share of the market by offering reduced transfer fees enabled by optimizing the use of digital infrastructures to bypass much of the cost of traditional transfers.

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## Fund Flow

*Note: Remittance Licensees are licensed financial institutions*

1. Remittance Licensee makes prefunding (say USD100K) to Tranglo's bank account in advance (T-1 Day). Tranglo credits USD100K to the designated prefunding pool of the Licensee.

| | |
|---|---|
| Remittance Licensee has the right to the USD100K in the prefunding pool. | Tranglo has the obligation to provide USD100K remittance services to the Remittance Licensees. |

2. On T-1 Day, Tranglo transfers USD100K to Payout Agents' bank accounts, which is used to top up the prefunding pool of Tranglo.

| | |
|---|---|
| Tranglo has the right to the USD100K in the prefunding pool. | Payout Agent has the obligation to provide USD100K remittance services for Tranglo. |

3. On T Day, Sender (Individual end user of sending country) instructs Remittance Licensee via digital platforms (e.g. mobile application or website) to send USD10K to a beneficiary in the recipient country.

| |
|---|
| USD10K is deducted from the Sender's wallet by the Remittance Licensee. |

4. On T Day, Remittance Licensee confirms the request and instructs Tranglo to process the transaction and send USD10K to the beneficiary in the recipient country via direct API link..

| | |
|---|---|
| The right of the Remittance Licensee to the prefunding pool drops to USD90K. | Tranglo deducts USD10K from the Remittance Licensee's prefunding pool. The obligation to the prefunding of Remittance Licensee drops to USD90K. |

5. Tranglo Connect performs FX conversion, compliance screening and applies intelligent routing to the preferred payout destination.
6. On T Day, Tranglo sends remittance instruction to Payout Agents that provide a variety of payout options, such as banks/e-wallets, physical pickup points to disperse USD10K to the Beneficiary.

| | |
|---|---|
| Payout Agent deducts USD10K from Tranglo's prefunding pool and the obligation to the prefunding of Tranglo drops to USD90K. | The right of Tranglo to the prefunding pool drops to USD90K. |

7. On T Day, the Payout Agent sends USD10K to the Beneficiary's bank account or eWallet in the recipient country, or the beneficiary could choose to collect the cash from cash pick up points.

| |
|---|
| Beneficiary gets USD10K on the same day as Sender sends the money - REAL-TIME REMITTANCE |

For digital remittance, the fund transfer is conducted outside the bank SWIFT system. Instead, it goes through a remittance hub like Tranglo, which connects with participants like banks, e-Wallets or other remittance licensees by an application programming interface (“API”) and web-based integration. The participants fund transactions through the remittance hub by prepayment, depositing a tranche of funds in a segregated bank account of the remittance agent in what is known in the industry as the prefunding process. The remittance agent connects with various payout agents in different countries using a similar integration through an API and web-based applications. In connection with a fund transfer using Tranglo as remittance hub, Tranglo serves as the remittance agent. Upon the execution of a remittance order by the user of a participant, the remittance agent will execute the order and render payout of the fund via a payout agent on a real-time basis, deducting the amount of the transaction from the prefunded deposit of the participant. As a result, instead of having to wait for a few days as the sender sends the money via the banking system, the recipients can receive funds in the form of cash almost instantly after the sender initiates the transfer by clicking a button on a digital remittance platform.

Moreover, as the remittance agents connect not only with banks as their payout agents, but also with post offices, convenience shops or other cash pick up points, the recipients are able to enjoy the luxury of choosing different modes for cashing out the money. Currently, Tranglo has established a network of more than 5,000 banks and e-Wallet operators, and more than 130,000 cash pick up points which cover more than 70 countries.

In the past few years, the digital remittance industry has expanded its market reach beyond individual senders or migrant workers to include corporations. The demand by corporations to send or collect larger sums of money to and from other countries has been growing as globalization continues its rapid pace. Also, as e-Commerce and cross-border selling or purchasing of goods have grown rapidly in Southeast Asia, the need of corporations to send or collect funds have increased. Corporations are looking for more cost effective and efficient means for cross-border money transfers, especially in Southeast Asian countries and other emerging markets. Corporations are increasingly turning to digital remittance platforms or institutions for conducting regular cross-border money transfers. These corporations or eCommerce platforms are not financial institutions and do not possess the required financial licenses for processing money or funds transfers. The digital remittance industry has emerged to serve as a platform for these non-financial institutions to meet this demand.

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# How Tranglo's digital remittance works today
## (Tranglo Business for Merchants & Corporations)

Senders
Non-banks,
Non-financial institutions
Corporations
Merchants
Online sellers
SMEs
1
Collection
API (Application Programming Interface) / Web Platform
2
Tranglo Business
Forex trading & treasury management
Multi-Currency settlement
Seamless experience
Troubleshooting
Screening
Account management
Customer support
3
Real-time Payout
Beneficiary
1,300 banks / e-Wallets
140,000+ pickup points
22 countries

### Journey

1. Tranglo helps customers (corporates, online sellers, merchants and SMEs) collect payments from their customers in Singapore and Malaysia. This can be done via direct API link or web platform. Funds are collected into local bank.
2. Tranglo performs screening, FX conversion and also receives payout instruction from respective customers.
3. Tranglo sends payout instruction to receiving institutions that provide a variety of payout options, such as banks/wallets, pickup points.

### Tranglo Business's offers:

- **All-in-one platform** for cross-border collection and payout
- **Locked foreign exchange** means no forex risk
- Available **for businesses of any sizes**
- Customers **do not need to be a licensed** financial institution/money service provider

The digital remittance industry can provide an all-in-one platform for non-financial institutions to collect and distribute large numbers of payments across different countries in a timely and highly cost-effective manner. Online money transfer platforms also help manage transfers of funds between organizations as well as between organizations and their customers. These efficient, user-friendly platforms allow users to have access to money transactions directly and execute the fund transfer process easier, allowing corporations to reduce administrative costs.

The increasing penetration of smartphones in emerging countries, the increasing number of cross-border transactions and the growing adoption of mobile-based payment channels are expected to propel market growth. Further, the increasing adoption of digital wallets is expected to accentuate segment growth. Digital wallets enable customers to transfer and track their funds from their digital wallet application, and digital remittance services offer privacy and protection for consumers’ transactions and funds.

Digital remittance services became even more important during the COVID-19 pandemic. Restrictions on travel and public movement led to a reduced frequency of customer visits to banks and other financial institutions for remitting money. People began to increasingly rely on digital payment methods to conduct various transactions. The COVID-19 pandemic led to greater adoption and use of e-Wallets, as consumers shifted away from cash for online and in-store payments. With gaps in financial services, banks are being challenged by the broader user functions available from e-Wallets to build their digital capabilities or partner with e-Wallets to remain relevant. In addition to more partnership and technical integration with merchants’ Point-of-Sales (POS) systems, trust in the security of e-Wallets will remain an influential feature driving use in the future.

Another significant trend impacting digital remittance businesses is increasing regulation. Regulations in the region apply not only banks but extend the same measures to the money service operators to establish a strong focus on anti-money laundry and counter-terrorism financing programs, cybersecurity and consumer protection. Regulations also require money remittance providers, banks and other financial institutions to develop systems to detect, monitor and prevent suspicious transactions by screening all of their transactions against a comprehensive set of rules, and reporting exceptions to the authorities in a regular manner.

Lack of confidence in the security and compliance of digital remittance services has hindered growth in the market in the past. The trend toward tightened regulations is expected to drive out less reputable service providers and enhance the overall image of the digital remittances industry. The strict regulations which subject digital remittance players to the same regulatory standards of banks should further increase user confidence in these services, a critical requirement for adoption by financial institutions and corporations. Sending money globally through digital remittance platforms can now provide the same level of protection as banks, but at a lower cost and on a real-time basis. Wider adoption by financial institutions and corporations is important for the growth of the digital remittance industry as a whole.

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Summary statistics on digital remittance (source - statista)

●	Annual transaction value is projected to reach $135.2 billion in 2023.

●	Transaction value is expected to show an annual growth rate (CAGR 2023-2027) of 6.59% resulting in a projected total annual transaction value of $174.5 billion by 2027.

●	The number of annual users is expected to reach 18.6 million by 2027.

●	The average transaction value per user is expected to grow to $9,580 in 2023.

●	The Southeast Asia digital remittance market size is projected to reach $5.4 billion in 2023 and is expected to reach $7.64 billion by 2027, at a CAGR of 9.0% during the forecast period 2023 to 2027.

Global Airtime Transfer Business

Globally, airtime made up $12 billion of the $1 trillion mobile money industry in 2021, according to a GSMA report. That number represented a 21% year-on-year increase, highlighting the continued importance of international airtime services. However, in terms of transactions, airtime made up just 3% of all outgoing mobile transactions in 2021. In fact, GSMA Mobile Money Metrics found that airtime accounted for much less value even if they exceeded the peer-to-peer mobile money transaction volumes.

Regions where legacy connections remain dominant are especially dependent on International airtime transfers. For example, airtime top-ups accounted for over 49% of the mobile transactions in Sub-Saharan Africa in 2018. While smartphone penetration reached 50% in the region as of September 2020, 35% of them run on 2G and 3G connectivity1. Data is also expensive in the region. According to WEF, 1Gb of data costs 40% of the average monthly wage in Sub-Saharan Africa, causing users to turn to airtime top-ups as a more affordable alternative.

Modes of transfer

Airtime has not changed since its inception. There are two main modes that users use to send and receive airtime credit-pin-based transactions and pinless transfers.

Pin-based transfer is the traditional mode of transfer. Utilizing physical reload cards that can be scratched to reveal a string of numbers (a pin), a user will need to key in these numbers into an SMS or USSD menu to reload airtime. These single-use reload cards are available physically and electronically. They are further divided into single- or multi-country pins. A single-country pin allows a sender to make a top-up to any operator of a single country, while multi-country pin allows a sender to make a one-time top-up to any one operator in a few designated countries.

Pinless airtime transfer uses an API to provide real-time airtime top-ups. This direct integration allows telcos to conveniently offer multiple top-up services in different top-up denominations to their customers.

Challenges

The airtime transfer business faces a number of challenges:

Fraud - System loopholes can be exploited and pin-based reload cards may be subject to theft, leading to significant loss of value. To this end, many top-up providers have migrated to pinless transfer solutions for better security.

1 GSMA’s Global Mobile Trends 2021

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Data security - Mobile numbers can also be misused by unscrupulous traders and sellers, subjecting users to harassment in the form of unsolicited calls and spam messages. A recent development that seeks to address this problem lies in the form of a tokenization system, where sensitive data is replaced with a unique string of numbers that cannot be compromised.

Wholesale roaming market - According to Juniper Research, roaming revenues accounted for under 7% ($50.6 billion) of total operator revenues in 2019. But new data roaming services like Roam-Like-Home and Wi-Fi calling allow users to use their home numbers without needing to seek foreign airtime top-ups, lowering demand.

Retail Airtime Business In Indonesia

The traditional telecommunication industry in Indonesia as of 2019 is a lucrative business, with more than 341.3 million users registered by the incumbent phone networks, exceeding the population in Indonesia of 270.6 million. Approximately 331.9 million (97.2%) of those users purchase prepaid airtime before using their phone for Internet access or to make or receive phone calls, and only 9.41 million (2.8%) users pay for their service in arrears (source: databoks.katadata.co.id). In 2020 the market for mobile telecommunication services was $7.11 billion, divided among five large telecommunication operators in Indonesia: TELKOMSEL, XL AXIATA, INDOSAT OOREDOO, TRI INDONESIA & SMARTFREN. These sales are made through two principal two channels - in store purchases of airtime products by end users that are distributed through a distributor partnership; and modern channel distribution through online shops and online platforms including websites and applications.

Based on data from bisnis.com, in 2021 more than 50% of the total market transactions were generated by the traditional channel and less than 50% generated by the modern channels. In 2021, there were between 100 and 150 authorized distributors across all operators, which in turn manage over seven million telecommunication outlets/merchants across Indonesia serving 331.9 million end users. Distribution is tiered into four separate levels:

●	Level 1 - Authorized Distribution Partner - For these distributors, the average margin ranges from 3.75% to 4.75%, excluding incentive payouts from operators.

●	Level 2 - Distributor Reseller/Big Player - These distributors focus on achieving a high volume of transactions, and the average margin ranges from 0.5% to 1.5%.

●	Level 3 - Airtime All Operator Wholesaler - These distributors provide websites and applications to resell airtime to outlets or directly to end users, and the average margin ranges from 1% to 2%.

●	Level 4 - Outlets/Merchants - The outlets and merchants, which can be a business or an individual, conduct direct selling to end users, and achieve average margins ranging from 4% to 7%.

Telecommunication User Behavior in Indonesia

Approximately 50% of the mobile telecommunication users in Indonesia buy airtime from the traditional channels, i.e., offline shops, such as nearby outlets or merchants, driven in part by the fact that almost of 40% (92 million people) of Indonesia’s population are still unbanked and thus are not able to make purchases electronically through the legacy bank payment system. Of those who have bank accounts, 47 million still have no easy access to banking services like traditional ATM machines for conducting transactions. For these reasons, the potential market for transition to online airtime sales is significant, and many existing Indonesian e-commerce websites and online channels have begun to sell airtime through their channel or application (e.g., Google, Temasek, Bain & Company via bisnisindonesia.id).

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DIRECTORS AND EXECUTIVE OFFICERS

Executive Officers and Directors

The following table sets forth the names, ages and positions of the directors and executive officers of Currenc Group Inc.

Name	Age	Position
Alexander King Ong Kong	54	Executive Chairman of the Board and Director
Ronnie Ka Wah Hui	61	Chief Executive Officer
Wan Lung Eng	48	Chief Financial Officer
Eng Ho Ng	71	Director
Kevin Chen	47	Director
Eric Weinstein	71	Director

Background of Directors and Executive Officers

Executive Officers

Alexander King Ong Kong has served as the Executive Chairman and Director of Currenc since the Business Combination and previously served as the Executive Chairman and Director Seamless Group Inc. since January 2022. He was the founder and Chief Executive Officer of Seamless Group Inc. and has been a member of the Company’s board of directors since 2014. He is also the Chief Executive Officer of TNG (Asia) Limited, a former Stored Value Facility licensee in Hong Kong offering fintech services from eWallet to cross-border money transfer. Mr. Kong is a serial entrepreneur with extensive experience in technology, e-Commerce, payment gateway and business solutions. He has a long track record of enterprise software development for some of the well-known conglomerates and insurance companies, (such as Manulife, AIA, FDW and ING) through his software company, SINO Dynamic Solutions Limited. Over the years, the awards and accolades won by Mr. Kong and his companies include The InnoStars Award 2021, 2017 Deloitte Rising Star Hong Kong and 2017 Deloitte China Rising Star. Mr. Kong has a Bachelor of Science degree in Travel Industry Management from the University of Hawaii. He was also a member of the Financial Services Advisory Committee of Hong Kong Trade Development Council from May 2019 to March 2023.

Ronnie Ka Wah Hui has served as the Chief Executive Officer of Currenc since the Business Combination and previously served as Chief Executive Officer of Seamless Group Inc. since January 2022. Dr. Hui graduated from The University of Hong Kong with a Bachelor of Medicine and Bachelor of Surgery. He is a member of the Royal College of Physicians of the United Kingdom, a fellow member of the Hong Kong Academy of Medicine (Paediatrics) and a fellow member of the Hong Kong College of Peadiatricians. Dr. Hui has been practicing as a Specialist in Paediatrics in Hong Kong since 1987. Dr. Hui has been granted the CFA (Chartered Financial Analyst) Charterholder since 2004, and also obtained the degree of Master of Business Administration in 2007. Dr. Hui has extensive corporate executive and financial management experience in publicly listed corporations. He had served as a senior executive in Town Health International Investment Limited, Core Healthcare Investment Holdings Limited, Hanergy Thin Film Power Group Limited and Convoy Global Holdings Limited. In 2014, Dr Hui was recruited to join Town Health International Medical Group Limited, which is a Hong Kong listed healthcare conglomerate, as the Chief Executive Officer of the Group, from 2014 until 2020. Dr. Hui had also served as the independent director in several other Hong Kong listed companies, including CASH Financial Services Group, e2 Capital Group, Pricerite Group, Core Communication Group, Suncorp International Group and Winbox International Holdings Group. Dr. Hui was granted the Justice of the Peace by the Hong Kong SAR Government in 2007.

Wan Lung Eng has served as the Chief Financial Officer of Currenc since April 16, 2025. Mr. Eng has over 20 years of experience as an executive, investment banker, and private equity professional in corporate finance, mergers and acquisitions, capital markets, principal investments and corporate development within financial institutions and corporates, spanning diverse industries. Since July 2022, Mr. Eng has served as the Chief Financial Officer of VitalCheck Wellness, a global healthcare services company delivering traditional healthcare into the workplace. He has developed and implemented workplace policies for accounting, administration and compliance. Prior to that, from January 2022 through July 2022, Mr. Eng served as the Chief Financial Officer of Teclison, a clinical-stage oncology company focused on developing innovative cancer therapeutics. During this time, Mr. Eng facilitated the company’s corporate and financial strategies, and managed legal and administration functions. Prior to joining Teclison, Mr. Eng served as Chief Financial Officer at Spectral MD, Inc., a healthcare technology company focused on wound care, from September 2020 through November 2021, where he led the company through a financial transformation and London Stock Exchange listing. Mr. Eng holds an M.B.A. from Duke University in the US and a Bachelor’s degree in Bachelor of Accountancy from Nanyang Technological University in Singapore. We believe that Mr. Eng’s experience in evaluating financial and strategic options and the operations of companies in diverse industries make him a valuable member of our management team.

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Directors

Eng Ho Ng has served as a Director of Currenc since the Business Combination and previously served as a Director of Seamless Group Inc. since December 2018 and is currently the non-executive Chairman of ZWEEC Analytics Pte Ltd, a Singapore-based private company, specializing in computer vision technology solutions for the safeguarding of national water resources. He is also an Independent Director of FingerMotion Inc., a Nasdaq company involved in mobile payment and recharge platform solutions in China, and Almazing Pte Ltd, a Singapore-based retail analytics company. Mr. Ng has been an independent non-executive director of Seamless Group Inc. since December 2018 and TNG (Asia) Limited since September 2017. He had also served as independent director of a number of public listed companies in Singapore (Mencast Holdings Ltd, 2008 to 2013, and China Taisan Technology Group Holdings Ltd, 2017 to 2018) and on the Nasdaq (Alvarion Inc., 2009 to 2012). Prior to this, Mr. Ng was the Executive Vice President (Operations) at Singapore Technologies Telemedia Pte Ltd, a wholly owned subsidiary of Temasek Holdings for five years. Mr. Ng also was the Managing Director of Keppel Telecommunications & Transportation Ltd (Keppel T&T), a company listed in the Singapore Exchange Ltd and a member of the Keppel group of companies. Mr. Ng had served as a career officer in the Singapore Armed Forces (SAF). He joined the SAF in 1973 and was sent on a scholarship to the United Kingdom to be trained as an officer, initially, at the Royal Military Academy, Sandhurst and subsequently, to the Royal Military College of Science, Shrivenham, where he graduated in 1977 with a Bachelor of Science (Hons) degree in Telecommunications System Engineering. Mr. Ng held the position of the Chief Signal Officer, prior to his departure in September 1990 to pursue a new career in the private sector.

Kevin Chen has served as a Director of Currenc since March 2021 and previously served as a member of our board of Directors and a founder of the Sponsor since November 2021. Mr. Chen has served as a Chairman and Chief Executive Officer of Edoc Acquisition Corporation (NASDAQ: ADOC), a SPAC focused on businesses in the North American and Asian-Pacific healthcare and healthcare provider sectors, since August of 2020 until its de-SPAC with Australian Oil Seeds Holdings Limited, an edible oil company, on March 2024 and has served as a director of Australian Oilseeds Holdings Limited since March 2024. Mr. Chen also has since February of 2019 served as a member of the board of directors of Horizon Global Access Fund, a segregate, Cayman Islands-based, portfolio of Flagship Healthcare Properties Fund, which is a leading U.S. Healthcare REIT. Mr. Chen has also acted as Chief Investment Officer and Chief Economist of Horizon Financial, a New York-based investment management firm that offers cross-border solutions for global clients, with a specialty in investment in U.S. healthcare facilities, since January of 2018. He is responsible for advising clients investing in healthcare facilities in the United States. In addition, Mr. Chen currently serves as a Manager of ACM Macro LLC, a registered investment advisor and affiliated entity of Horizon Financial Advisors LLC. He took this position in June 2017. From 2013 to 2017, Mr. Chen managed portfolios at several investment firms that were not registered with FINRA. From January of 2017 to June 2017, Mr. Chen acted as Chief Strategist at Hywin Capital Management, LLC. Mr. Chen was the Chief Investment Officer at Three Mountain Capital Management LP from August of 2013 until January of 2017. He has extensive experience with and has cultivated a broad network in investment management, particularly in the context of healthcare facilities. In his extensive business experience, Mr. Chen held essential positions such as co-founder and vice-chairman of the Absolute Return Investment Management Association of China, director of asset allocation at Morgan Stanley from August 2004 to August 2008, and manager at China Development Bank from September 1998 to August 2000. Mr. Chen has been a guest speaker at Harvard University, Fordham University, Pace University, and IESE Business School. He is a former member of the Adjunct Advisory Committee and former Interim Head of the Private Sector Concentration program of Master of Science in Global Affairs, New York University, and has been an adjunct professor in the Center for Global Affairs there since 2012. He received his PhD in Finance from the Financial Asset Management Engineering Center at University of Lausanne, Switzerland, an MBA in Finance from the Center for Economic Research, Tilburg University in the Netherlands, and a B.A. in Economics from the Renmin University of China in Beijing, China.

Eric Weinstein has served as a Director of Currenc since March 2021 including as the chairman of the board of directors of INFINT from November 2021 until the Business Combination. Mr. Weinstein served as a Managing Director of JonesTrading from July 2022 until January 2023. Prior to that, Mr. Weinstein served as an Investment Manager at Eastmore Group since February 2018 where his responsibilities as a managing director included screening and overseeing investments. He has previously served as a Managing Director at Neuberger Berman from May 2009 to January 2018 where he was also the Chairman of Hedge Fund Solutions and a member of the Investment Risk Committee and Alternatives Investment Committee. Mr. Weinstein has over 30 years of experience at global financial services firms that include Neuberger Berman, Lehman Brothers Holdings Inc., Swiss Bank Corporation, and Morgan Stanley. At Lehman Brothers, Mr. Weinstein acted as a Chief Investment Officer of Lehman Brothers Alternative Investment Management and oversaw a pool of capital that exceeded $5 billion U.S. dollars. He has served as the co-manager of a private equity investment start-up which was focused on providing seed capital to start up investment firms. He has also served as a director to a number of investment funds. Mr. Weinstein has global experience managing investments and servicing clients in North America, South America, Europe, Asia, and Oceania. Mr. Weinstein received his MBA from the Wharton School at the University of Pennsylvania and a Bachelor of Arts in economics from Brandeis University.

Some of Currenc’s executive officers and present directors reside outside the United States. Alexander King Ong Kong, the Chairman, and Ronnie Ka Wah Hui, the Chief Executive Officer, are located in Hong Kong. As a result, it may be difficult, or in some cases not possible, for investors in the United States to enforce their legal rights, to effect service of process upon those directors and officers located outside the United States, to enforce judgments of United States courts predicated upon civil liabilities and criminal penalties on our directors under United States securities laws. In particular, the PRC does not have treaties providing for the reciprocal recognition and enforcement of judgments of courts with the United States and many other countries and regions. Therefore, recognition and enforcement in the PRC or Hong Kong of judgement of United States courts in relation to any matter not subject to a binding arbitration provision may be difficult or impossible. In addition, it is uncertain whether such Hong Kong or PRC courts would entertain original actions brought in the courts of the Hong Kong or the PRC, against us or such persons predicated upon the securities laws of the United States or any state.

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Some of our assets are located in Southeast Asia and all of our executive officers and present directors reside outside the United States. In addition, post-Divestiture, based on the three-month period ended March 31, 2025 operating results, the percentage of revenue generated in Hong Kong and the PRC represented approximately 4.3% of Currenc’s total revenue. As a result, it may not be possible for United States investors to enforce their legal rights, to effect service of process upon our directors or executive officers or to enforce judgments of United States courts predicated upon civil liabilities and criminal penalties of our directors and executive officers under federal securities laws. Our, the Chairman and CEO of Currenc currently resides and will continue to reside in Hong Kong. There is uncertainty as to whether the courts of the Hong Kong or the PRC, respectively, would recognize or enforce judgments of U.S. courts against us or such directors predicated upon the civil liability provisions of the securities laws of the United States or any state. In addition, it is uncertain whether such Hong Kong or PRC courts would entertain original actions brought in the courts of the Hong Kong or the PRC, against us or such persons predicated upon the securities laws of the United States or any state. Other senior staff like the CFO of Currenc and the whole management team of Tranglo and WalletKu reside outside the United States. Management has been advised that Indonesia, Malaysia and many of the other jurisdictions where we operate do not have treaties providing for the reciprocal recognition and enforcement of judgments of courts with the United States. Further, it is unclear if extradition treaties now in effect between the United States and some Southeast Asian jurisdictions, such as Indonesia, the Philippines and Malaysia, would permit effective enforcement of criminal penalties under the federal securities laws.

Family Relationships

There are no family relationships among any of our directors or executive officers.

Board Composition

Our business and affairs are organized under the direction of our board of directors. Our board of directors has, since the consummation of the Business Combination, consisted of four members. The primary responsibilities of the board of directors are to provide oversight, strategic guidance, counseling, and direction to our management. The board of directors will meet on a regular basis and additionally as required.

In accordance with our Articles, our board of directors is divided into three classes, Class I, Class II and Class III, with members of each class serving staggered three-year terms. The directors are assigned to the following classes:

●	Class I consists of Eric Weinstein, whose term will expire at our 2025 annual meeting of shareholders;

●	Class II consists of Eng Ho Ng, whose term will expire at our 2026 annual meeting of shareholders; and

●	Class III consists of Alexander King Ong Kong and Kevin Chen, whose term will expire at our 2027 annual meeting of shareholders.

At each annual meeting of shareholders to be held after the initial classification, the successors to directors whose terms then expire will be elected to serve from the time of election and qualification until the third annual meeting following their election and until their successors are duly elected and qualified. This classification of our board of directors may have the effect of delaying or preventing changes in our control or management.

Director Independence

As a result of our Ordinary Shares being listed on the Nasdaq, we adhere to the listing rules of the Nasdaq in affirmatively determining whether a director is independent. Our board of directors has consulted, and will consult, with its counsel to ensure that the board’s determinations are consistent with those rules and all relevant securities and other laws and regulations regarding the independence of directors. The Nasdaq listing standards generally define an “independent director” as a person, other than an executive officer of a company or any other individual having a relationship which, in the opinion of the issuer’s board of directors, would interfere with the exercise of independent judgment in carrying out the responsibilities of a director.

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Each of the directors other than Alexander King Ong Kong and Kevin Chen qualify as independent directors as defined under the listing rules of the Nasdaq, and our board of directors consists of a majority of independent directors, as defined under the rules of the SEC and Nasdaq Listing Rules relating to director independence requirements. In addition, we are subject to the rules of the SEC and Nasdaq relating to the membership, qualifications, and operations of the audit committee, the compensation committee, and the nominating and corporate governance committee, as discussed below.

Board Oversight of Risk

Our President and Chief Executive Officer and other executive officers will regularly report to the non-executive directors and the audit, the compensation and the nominating and corporate governance committees to ensure effective and efficient oversight of our activities and to assist in proper risk management and the ongoing evaluation of management controls. One of the key functions of our board of directors will be informed oversight of its risk management process. The Company’s board of directors does not anticipate having a standing risk management committee, but rather anticipates administering this oversight function directly through the board of directors as a whole, as well as through various standing committees of the board of directors that address risks inherent in their respective areas of oversight. In particular, our board of directors will be responsible for monitoring and assessing strategic risk exposure and our audit committee will have the responsibility to consider and discuss the combined company’s major financial risk exposures and the steps its management will take to monitor and control such exposures, including guidelines and policies to govern the process by which risk assessment and management is undertaken. The audit committee will also monitor compliance with legal and regulatory requirements. Our compensation committee will also assess and monitor whether our compensation plans, policies and programs comply with applicable legal and regulatory requirements.

Board Committees

Our board of directors have established an audit committee, a compensation committee and a nominating and corporate governance committee. Our board of directors has adopted a written charter for each of these committees, which complies with the applicable requirements of current Nasdaq Listing Rules. Copies of the charters for each committee will be available on the investor relations portion of Currenc’s website. The composition and function of each committee will comply with all applicable requirements of the Sarbanes-Oxley Act and all applicable SEC rules and regulations.

Audit Committee

The members of the audit committee are Eng Ho Ng (Chair) and Eric Weinstein. Our board of directors has determined that each of the members of the audit committee will be an “independent director” as defined by, and meet the other requirements of the Nasdaq Listing Rules applicable to members of an audit committee and Rule 10A-3(b)(i) under the Exchange Act, including that each member of the audit committee can read and understand fundamental financial statements in accordance with Nasdaq audit committee requirements. In arriving at this determination, the Company’s board of directors examined each audit committee member’s scope of experience and the nature of their prior and current employment. The audit committee will meet on at least a quarterly basis. Both the combined company’s independent registered public accounting firm and management intend to periodically meet privately with our audit committee.

The primary purpose of the audit committee is to discharge the responsibilities of the Company’s board of directors with respect to our accounting, financial, and other reporting and internal control practices and to oversee our independent registered accounting firm. Specific responsibilities of our audit committee include:

●	selecting a qualified firm to serve as the independent registered public accounting firm to audit our financial statements;

●	helping to ensure the independence and performance of the independent registered public accounting firm;

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●	discussing the scope and results of the audit with the independent registered public accounting firm, and reviewing, with management and the independent accountants, our interim and year-end operating results;

●	developing procedures for employees to submit concerns anonymously about questionable accounting or audit matters;

●	reviewing policies on risk assessment and risk management;

●	reviewing related party transactions;

●	obtaining and reviewing a report by the independent registered public accounting firm at least annually, that describes our internal quality-control procedures, any material issues with such procedures, and any steps taken to deal with such issues when required by applicable law; and

●	approving (or, as permitted, pre-approving) all audit and all permissible non-audit service to be performed by the independent registered public accounting firm.

Audit Committee Financial Expert

Our board of directors has determined that each member of the audit committee qualifies as an audit committee financial expert within the meaning of SEC regulations and meets the financial sophistication requirements of the Nasdaq Listing Rules. In making this determination, our board of directors considered each members’ formal education, training, and previous experience in financial roles.

Compensation Committee

The members of the compensation committee are Eng Ho Ng (Chair) and Eric Weinstein. Our Board has determined that each of the members will be an “independent director” as defined by the Nasdaq Listing Rules applicable to members of a compensation committee. The Company’s board of directors has determined that each of the members of the compensation committee is a non-employee director, as defined in Rule 16b-3 promulgated under the Exchange Act and satisfy the independence requirements of the Nasdaq. The compensation committee will meet from time to time to consider matters for which approval by the committee is desirable or is required by law.

Specific responsibilities of our compensation committee include:

●	reviewing and approving on an annual basis the corporate goals and objectives relevant to our Chief Executive Officer’s compensation, evaluating our Chief Executive Officer’s performance in light of such goals and objectives and determining and approving the remuneration (if any) of our Chief Executive Officer based on such evaluation;

●	reviewing and approving the compensation of our other executive officers;

●	reviewing and recommending our board of directors the compensation of our directors;

●	reviewing our executive compensation policies and plans;

●	reviewing and approving, or recommending that our board of directors approve, incentive compensation and equity plans, severance agreements, change-of-control protections and any other compensatory arrangements for our executive officers and other senior management, as appropriate;

●	administering our incentive compensation equity-based incentive plans;

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●	selecting independent compensation consultants and assessing whether there are any conflicts of interest with any of the committee’s compensation advisors;

●	assisting management in complying with our proxy statement and annual report disclosure requirements;

●	if required, producing a report on executive compensation to be included in our annual proxy statement;

●	reviewing and establishing general policies relating to compensation and benefits of our employees; and

●	reviewing our overall compensation philosophy.

Nominating and Corporate Governance Committee

The members of the nominating and corporate governance committee are Eng Ho Ng (Chair) and Eric Weinstein. Our board of directors have determined that each of the members will be an “independent director” as defined by the Nasdaq Listing Rules applicable to members of a nominating committee. The nominating and corporate governance committee will meet from time to time to consider matters for which approval by the committee is desirable or is required by law.

Specific responsibilities of our nominating and corporate governance committee include:

●	identifying, evaluating and selecting, or recommending that our board of directors approve, nominees for election to our board of directors;

●	evaluating the performance of our board of directors and of individual directors;

●	reviewing developments in corporate governance practices;

●	evaluating the adequacy of our corporate governance practices and reporting;

●	reviewing management succession plans; and

●	developing and making recommendations to our board of directors regarding corporate governance guidelines and matters.

Code of Ethics

We have adopted a code of ethics that applies to all of our directors, officers and employees. A copy of our code of ethics will be available on our website. We also intend to disclose future amendments to, or waivers of, its code of ethics, as and to the extent required by SEC regulations, on its website.

Compensation Committee Interlocks and Insider Participation

None of the members of the compensation committee was at any time one of Currenc’s officers or employees. None of Currenc’s executive officers currently serves, or has served during the last completed fiscal year, on the compensation committee or board of directors of any other entity that has one or more executive officers that will serve as a member of our board of directors or compensation committee.

Shareholder and Interested Party Communications

Shareholders and interested parties may communicate with our board of directors, any committee chairperson or the non-management directors as a group by writing to the board or committee chairperson in care of Currenc Group Inc., 410 North Bridge Road, Spaces City Hall, Singapore. Each communication will be forwarded, depending on the subject matter, to the Company’s board of directors, the appropriate committee chairperson or all non-management directors.

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Limitations of Liability and Indemnification of Directors and Officers

Our Articles contain provisions that limit the personal liability of our directors and officers to Currenc for loss or damages incurred by Currenc as a result of the carrying out of their functions, unless that liability arises through the actual fraud or willful default of such person. Pursuant to the Articles, no person shall be found to have committed actual fraud or willful default unless or until a court of competent jurisdiction shall have made a finding to that effect. Consequently, Currenc’s directors and officers will not be personally liable to Currenc for loss or damages incurred by Currenc as a result of the carrying out of their functions, unless a court of competent jurisdiction shall have made a finding to effect that liability has arisen through the actual fraud or willful default of such person.

In addition, our Articles contain indemnification provisions entitling Currenc’s directors and officers to indemnification out of the assets of Currenc against any liability, action, proceeding, claim, demand, costs, damages or expenses, including legal expenses, whatsoever which they or any of them may incur as a result of any act or failure to act in carrying out their functions other than such liability (if any) that they may incur by reason of their own actual fraud or willful default.

We have purchased and intend to maintain director and officer liability insurance to cover liabilities our directors and officers may incur in connection with their services to the company, including matters arising under the Securities Act.

There is no pending litigation or proceeding involving any of our directors, officers, employees or agents in which indemnification will be required or permitted. We are not aware of any threatened litigation or proceedings that may result in a claim for such indemnification.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, executive officers or persons controlling the combined company, we have been informed that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

EXECUTIVE COMPENSATION

References to the “Company,” “Currenc,” “our,” “us” or “we” in the following section refer to Seamless Group Inc. prior to the Business Combination and to Currenc Group Inc. after the Business Combination.

Executive Compensation

This section discusses material components of the executive compensation programs for the Company’s executive officers who area named in the “Summary Compensation Table” below. In 2024, Seamless’ “named executive officers” and their positions were as follows:

In 2024, Seamless’ “named executive officers” and their positions were as follows:

●	Alexander King Ong Kong, Chairman and former Chief Executive Officer;

●	Ronnie Ka Wah Hui, Chief Executive Officer and interim Chief Financial Officer

This discussion may contain forward-looking statements that are based on the Company’s current plans, considerations, expectations, and determinations regarding future compensation programs.

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INFINT Director and Executive Officer Compensation

Prior to the Business Combination, none of INFINT’s directors or officers received any compensation for services rendered to INFINT. No compensation of any kind, including finder’s and consulting fees, were paid to the Sponsor, INFINT’s existing directors, officers or any of their respective affiliates, for services rendered prior to or in connection with the completion of the Business Combination. INFINT did not grant any share options, share appreciation rights, or any other equity or equity-based awards under long-term incentive plans to any of its directors or officers.

Summary Compensation Table

The following table contains information pertaining to the compensation of Currenc’s named executives for the years ending December 31, 2024 and 2023.

	Salary		Contract Income	RSUs	Options	Bonus	All Other Compensation	Total
Name and Principal Position	Year	($)	($)	($)	($)	($)	($)	($)
Alexander King Ong Kong, Chairman and former CEO	2024	$292,930	-	-	-	-	-	$292,930
	2023	$390,573	-	-	-	-	-	$390,573
Ronnie Ka Wah Hui, CEO and former CFO	2024	$41,274	$41,274	-	-	-	-	$41,274
	2023	$61,146	$61,146	-	-	-	-	$122,292
Hagay Ravid former CFO	2024	$260,461	$260,461	-	-	-	-	$260,461
	2023	$141,250	$141,250	-	-	-	-	$141,250

(1)	Under the prior 2018 Equity Incentive Plan, in January 2021, Mr. Kong was granted 100,436.18 RSUs, and Mr. Hui was granted 79,366.65 RSUs. The 2018 Equity Incentive Plan was terminated and replaced by the Seamless Incentive Plan. All previously awarded RSUs and options described above have been voided and replaced by new RSUs granted to relevant participants under the Seamless Incentive Plan. Under the Seamless Incentive Plan, in August 2022, Mr. Kong was granted 1,009,491 Seamless Restricted Shares, and Mr. Hui was granted 432,632 Seamless Restricted Shares. These Restricted Shares will vest over a two-year period after the consummation of the Business Combination. Specifically, one third of these Restricted Shares vested upon the consummation of the Business Combination, one third will vest on the first anniversary year of the Business Combination, and one third will vest on the second anniversary year of the Business Combination. These newly awarded shares have already replaced and covered the employees’ interests under the prior 2018 Equity Incentive Plan.

Narrative to the Summary Compensation Table

Currenc Employment Agreements

Currenc plans to enter into employment agreements with Ronnie Ka Wah Hui (Chief Executive Officer) and Alexander King Ong Kong (Chairman), and Seamless has an existing employment agreement with Hagay Ravid (Chief Financial Officer), (each an “Employment Agreement, and collectively, the “Employment Agreements”). On December 27, 2024, Haggai Ravid notified us of his resignation as the Company’s Chief Financial Officer, effective December 31, 2024, Mr. Ravid’s resignation did not result from a disagreement with the Company or the Company’s board of directors with respect to accounting.

In connection with Mr. Ravid’s resignation, the Company and Mr. Ravid entered into a Cooperation Agreement, dated December 27, 2024 (the “Cooperation Agreement”). Pursuant to the terms of the Cooperation Agreement, the Company will (i) provide to Mr. Ravid a lump sum payment representing Mr. Ravid’s final salary for the period worked through December 31, 2024 and (ii) grant 22,222 ordinary shares of the Company, par value $0.0001 per share, in lieu of any other payments or vesting of restricted ordinary shares pursuant to Mr. Ravid’s Employment Agreement with the Company. Mr. Ravid also agreed to waive reimbursement for outstanding business-related expenses in the amount of $20,000.

The Company’s CEO, Mr. Ronnie Ka Wah Hui, will serve as the Company’s Chief Financial Officer on an interim basis until the Company has found a replacement for Mr. Ravid.

The Employment Agreements are expected to provide for a base salary of $300,000 for each of Mr. Hui and Mr. Kong, and any possible annual performance bonuses and equity grants under the Incentive Plan are to be determined by Currenc’s compensation committee.

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Executive Employment Agreements

Alexander King Ong Kong

Mr. Kong entered into an employment agreement on June 1, 2018 to serve TNG (Asia) Limited, a former wholly owned subsidiary of Seamless (“TNG Asia”), as Chief Executive Officer. The employment agreement provided Mr. Kong with a monthly salary of HK$200,000. Mr. Kong’s monthly salary was increased to HK$220,000 effective April 2019, to HK$236,900 effective January 1, 2021, and to HDK255,500 effective January 1, 2023, pursuant to that certain salary adjustment letter dated March 1, 2023. TNG Asia has been divested (as described below).

Quantification of Potential Payments and Benefits to the Executive Officer of Seamless in Connection with the Business Combination

The information set forth in the table below is intended to comply with Item 402(t) of the SEC’s Regulation S-K, which requires disclosure of information about certain compensation for the chief executive officer and other executives of Seamless that is based on, or otherwise relates to, the transactions contemplated by the Business Combination, which is referred to as the purchase-related compensation.

			Pension/	Perquisites/	Tax
	Cash	Equity	NQDC	Benefits	Reimbursements	Other	Total
Name	($)	($)	($)	($)	($)	($)(1)	($)
Alexander King Ong Kong	$300,000	-	-	-	-	-	-

(1)	In connection with the Business Combination, no outstanding Seamless options or warrants (whether vested or unvested) were assumed, continued or replaced by the Surviving Company.

Ronnie Ka Wah Hui

Mr. Hui entered into a service agreement with TNG FinTech Group (HK), now known as Dynamic FinTech Group (HK) Limited and a former wholly owned subsidiary of Seamless (“TNG FinTech”), on February 26, 2020 to serve as a Group Financial Advisor to the company. The service agreement provided Mr. Hui with a monthly fee of HK$40,000, with the potential for such fee to be adjusted to HK$120,000 upon the successful completion of a pre-IPO round of fund raising of a certain amount, and a total of US$1,000,000 worth of share options at the company’s valuation of US$800 million that would vest over three years upon a successful IPO of the company, as more fully described in the service agreement. Mr. Hui became a full-time employee of TNG Asia on November 1, 2020 pursuant to an employment agreement and ended on August 30, 2024. The employment agreement provided for a monthly base salary of HK$40,000. TNG FinTech and, again, TNG Asia have been divested.

Quantification of Potential Payments and Benefits to the Executive Officer of Seamless in Connection with the Business Combination

The information set forth in the table below is intended to comply with Item 402(t) of the SEC’s Regulation S-K, which requires disclosure of information about certain compensation for the chief executive officer and other executives of Seamless that is based on, or otherwise relates to, the transactions contemplated by the Business Combination, which is referred to as the purchase-related compensation.

			Pension/	Perquisites/	Tax
	Cash	Equity	NQDC	Benefits	Reimbursements	Other	Total
Name	($)	($)	($)	($)	($)	($)(1)	($)
Ronnie Ka Wah Hui	$300,000	-	-	-	-	-	-

(1)	In connection with the Business Combination, no outstanding Seamless options or warrants (whether vested or unvested) were assumed, continued or replaced by the Surviving Company.

Non-Competition Agreements

Mr. Kong is subject to non-competition and non-solicitation restrictions during his employment with TNG Asia and for a period of 12 months following termination of employment. Mr. Hui is subject to non-competition and non-solicitation restrictions during his employment with TNG Asia and for a period of 3 months following termination of employment.

Benefits and Perquisites

Seamless, through its subsidiaries, provided benefits to its named executive officers on the same basis as provided to all of its employees, including insurance and leave. Seamless did not offer any executive-specific benefit or perquisite programs.

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Outstanding Equity Awards

The following table sets forth information regarding equity awards held by the named executive officers as of December 31, 2024. The applicable vesting provisions are described in the footnote following the table.

	Share Awards
Name (a)	Number of Shares or Units of Shares That Have Not Vested (#) (g)	Market Value of Shares or Units of Shares That Have Not Vested ($) (h)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#) (i)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($) (j)(1)
Alexander King Ong Kong(1)	-	-	672,994	450,906
Ronnie Ka Wah Hui(2)	-	-	288,421	193,242
Eng Ho Ng(3)	-	-	-	-
Kevin Chen	-	-	-	-
Eric Weinstein(4)	-	-	-	-

Under the Seamless Incentive Plan, a total of 3,964,324 of our Ordinary Shares have been placed intro trust for awards to employees and to service providers to the Company.

(1)	Pursuant to the Seamless Incentive Plan, Mr. Kong has been granted 1,009,491 Ordinary Shares. 336,497 Ordinary Shares were vested to Mr. Kong pursuant to Seamless Incentive Plan upon consummation of the Business Combination, and the remaining 672,994 Ordinary Shares shall be vested on the 2nd an 3rd anniversary of the consummation of the Business Combination. These Ordinary Shares will vest over a two-year period after the consummation of the Business Combination. Specifically, one third of these Ordinary Shares vested upon the consummation of the Business Combination, one third will vest on the first anniversary year of the Business Combination, and one third will vest on the second anniversary year of the Business Combination. On June 27, 2025, the closing price of our Ordinary Shares was $0.67.

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(2)	Mr. Hui has been granted an aggregate of 432,632 Ordinary Shares. 144,211 Ordinary Shares were vested to Mr. Hui pursuant to Seamless Incentive Plan upon the consummation of the Business Combination and the remaining 288,421 Ordinary Shares shall be vested on the 2nd an 3rd anniversary of the consummation of the Business Combination. These Ordinary Shares will vest over a two-year period after the consummation of the Business Combination. Specifically, one third of these Ordinary Shares vested upon the consummation of the Business Combination, one third will vest on the first anniversary year of the Business Combination, and one third will vest on the second anniversary year of the Business Combination.
(3)	Mr. Eng Ho Ng, an independent director of Seamless and a member of our board of directors, has been granted 10,383 Ordinary Shares under the Seamless Incentive Plan. These shares vested in full upon the consummation of the Business Combination.
(4)	Mr. Eric Weinstein, a member of our board of directors has been awarded 60,000 Ordinary Shares by INFINT in connection with his appointment as INFINT’s chairman of the board of directors. These shares vested in full upon the consummation of the Business Combination and were transferred on March 3, 2025.

Recent Developments

On April 10, 2025, the Company made an offer of employment to Mr. Wan Lung Eng (“Mr. Eng”) pursuant to which Mr. Eng will serve as the Company’s Chief Financial Officer. Mr. Eng commenced employment with the Company on April 16, 2025.

Mr. Eng’s annual salary is $300,000 with a guaranteed quarterly bonus of $25,000, an annual performance bonus based on the achievement of key performance indicators established by the Company’s board of directors will be granted, a certain number of stock option under the Company’s equity incentive plan, with the final number of options and strike price to be determined will be granted on the unconditional date, the date falling three (3) months after the date on which Mr. Eng’s employment commenced. Mr. Eng’s employment agreement includes customary severance benefits if termination occurs for any reason or no reason on any date following the date that is three months after the date on which he commenced employment.

Director Compensation

The following table shows information regarding the compensation earned during the years ended December 31, 2024, and 2023 by the members of our board of directors.

DIRECTOR COMPENSATION TABLE

Executive	Year	Salary ($)	Bonus ($)	Share Awards ($)	Option Awards ($) (1)	Non-Equity Incentive Plan Compensation ($)	Non-Qualified Deferred Compensation Earnings ($)	All Other Compensation ($)	Total ($)

Alexander King Ong Kong	2024	$100,820	-	50,410	-	-	-	-	$100,820
	2023	$0	-	-	-	-	-	-	$0

Eric Weinstein	2024	$0	-	50,410	-	-	-	-	$50,410
	2023	$0	-	-	-	-	-	-	$0

Eng Ho Ng	2024	$0	-	50,410	-	-	-	-	$50,410
	2023	$0	-	-	-	-	-	-	$0

Kevin Chen	2024	$0	-	50,410	-	-	-	-	$50,410
	2023	$0	-	-	-	-	-	-	$0

Summary of the Equity Incentive Plan

Purpose of the Incentive Plan

The purpose of the Incentive Plan is to help Currenc to secure and retain the services of eligible award recipients, provide incentives for such persons to exert maximum efforts for the success of Currenc and its subsidiaries and affiliates and to provide means by which the eligible recipients may benefit from increases in value of Currenc Ordinary Shares. Each director of Currenc (up to five) and approximately 30 employees and consultants of Currenc and its subsidiaries and affiliates are eligible to participate in the Incentive Plan.

Shares Available for Awards

The total number of Ordinary Shares reserved for issuance under the Incentive Plan is 4,636,091 Ordinary Shares (the “Initial Share Pool”). The maximum number of Ordinary Shares of Currenc that may be issued under the Incentive Plan as a result of the exercise of Incentive Stock Options will be equal to the Initial Share Pool, and, during any fiscal year of the Company, the sum of the value (determined as of the date of grant) of all Awards that may be granted to a non-employee director during such fiscal year may not exceed $500,000 in the aggregate.

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If shares covered by an award are not purchased or are forfeited or expire, or otherwise terminate without delivery of any shares subject thereto, then such shares will, to the extent of any such forfeiture, termination, cash-settlement or expiration, be available for future grant under the Incentive Plan. If any options or share appreciation rights terminate or expire without being fully exercised or are canceled, forfeited or cash-settled, the shares for which the option or share appreciation right was not exercised may be available for future grants under the Incentive Plan; provided, that to the extent any shares subject to an option or share-settled share appreciation right are withheld for payment of the purchase or exercise price or for payment of taxes, such withheld shares will be treated as granted and will not again be available for future grants. If any full-value award is canceled, forfeited or cash-settled, the shares for which such award was canceled, forfeited or cash-settled may be available for future grants under the Incentive Plan.

Summary of Material Terms of the Incentive Plan

General. The Incentive Plan provides that grants may be in the following forms:

●	restricted shares awards

●	share options awards

●	restricted share unit awards

●	share appreciation rights

●	performance awards

●	other share-based awards

●	other cash-based awards

Administration. The Incentive Plan shall be administered by the compensation committee (the “Committee”) of the board of directors of Seamless. The Seamless board of directors may designate one or more its directors as a subcommittee who may act for the Committee if necessary. The Committee may issue rules and regulations for administration of the Plan. The Committee (or its delegate) shall have full power and authority to: (i) designate participants; (ii) determine the type or types of awards to be granted; (iii) determine the number of shares to be covered by (or with respect to which payments, rights or other matters are to be calculated in connection with) the awards; (iv) determine the terms and conditions of any award; (v) determine whether, to what extent and under what circumstances awards may be settled or exercised in cash, shares, other awards, other property, net settlement (including broker-assisted cashless exercise) or any combination thereof, or cancelled, forfeited or suspended, and the method or methods by which awards may be settled, exercised, cancelled, forfeited or suspended; (vi) determine whether, to what extent and under what circumstances cash, shares, other awards, other property and other amounts payable with respect to an award shall be deferred either automatically or at the election of the holder thereof or of the Committee; (vii) interpret and administer the Incentive Plan and any instrument or agreement relating to, or award made thereunder; (viii) establish, amend, suspend or waive such rules and regulations and appoint such agents as it shall deem appropriate for the proper administration of the Incentive Plan; and (ix) make any other determination and take any other action that the Committee deems necessary or desirable for the administration of the Incentive Plan. All decisions of the Committee shall be final, binding and conclusive.

Eligibility for Participation. Any employee, non-employee director, advisor and consultant of Seamless or any of its subsidiaries or affiliates will be eligible to be selected to receive an award under the Incentive Plan.

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Types of Awards.

Restricted Shares

The Committee is authorized to grant awards of restricted shares (“Restricted Shares”) to participants in accordance with the terms and conditions of the Incentive Plan, and with such additional terms and conditions, in either case not inconsistent with the provisions of the Incentive Plan, as the Committee shall determine. The Committee determines the number of Restricted Shares that will be granted, which may be service- and/or performance-based, the respective vesting and delivery schedules, and whether the Restricted Shares is entitled to dividends or dividend equivalents, voting rights or any other rights.

Options

The Committee is authorized to grant options (the “Options”) to participants in accordance with the terms and conditions of the Incentive Plan, and with such additional terms and conditions, in either case not inconsistent with the provisions of the Incentive Plan, as the Committee shall determine. The Committee determines the vesting schedules, exercise price per share, term of each Option, and time at which the Option may be exercised in whole or in part, and the methods and forms in which payment of the exercise price may be made (including cash, shares, other awards, other property, net settlement (including broker-assisted cashless exercise) or any combination thereof, having a fair market value on the exercise date equal to the relevant exercise price.

Where relevant to a participant who is a U.S. taxpayer, the Committee may designate an Option as intended to be an incentive stock option under the Code, provided the participant is, as of the time of grant, an employee of the Company or any subsidiary or affiliate of the Company. Incentive stock options are subject to conditions imposed under the Code, including that any incentive stock options granted to a participant who owns more than 10% of the voting power of all classes of the Company’s outstanding shares shall not have a term of more than five years and shall have a per share exercise price that equals at least 110% of the fair market value of an ordinary share of the Company on the grant date and that the aggregate fair market value (determined as of the date the incentive stock options are granted) of the shares with respect to which the incentive stock options are granted under the Incentive Plan and all other option plans of the Company and its affiliates that become exercisable for the first time by the participant during any calendar year shall not exceed $100,000.

Restricted Share Units

The Committee is authorized to grant the RSUs to participants in accordance with the terms and conditions of the Incentive Plan, and with such additional terms and conditions, in either case not inconsistent with the provisions of the Incentive Plan, as the Committee shall determine. An RSU represents the contractual right to receive one of Currenc’s Ordinary Shares. Subject to the provisions of the Incentive Plan, the Committee determines the terms and conditions of RSU grants, including the vesting criteria (which may include accomplishing specified performance criteria or continued service to Currenc) and the form and timing of payment. Holders of RSUs do not have any rights as shareholders but the Committee may provide in an award agreement that such holders are entitled to receive cash payments equal to the per-share dividend paid on Ordinary Shares which will be distributed upon vesting of the RSU.

Share Appreciation Rights

The Committee is authorized to grant share appreciation rights (“SAR”) to participants in accordance with the terms and conditions of the Incentive Plan, and with such additional terms and conditions, in either case not inconsistent with the provisions of the Incentive Plan, as the Committee shall determine. Share appreciation rights may be granted independently or in addition to other awards granted under the Incentive Plan. The Committee determines the exercise price per share under a SAR, term of each SAR, times at which a SAR may be exercised or settled in whole or in part. Upon the exercise of a SAR, Seamless shall pay to the participant an amount equal to the number of its shares subject to the SAR multiplied by the excess, if any, of the fair market value of one share on the exercise date over the exercise price of such SAR. Seamless shall pay such excess in cash, in shares valued at fair market value, or any combination thereof, as determined by the Committee.

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Performance Awards

The Committee is authorized to grant, in addition to Restricted Shares and Options, which are performance-based, other performance awards (“Performance Awards”) to participants in accordance with the terms and conditions of the Incentive Plan, and with such additional terms and conditions, in either case not inconsistent with the provisions of the Incentive Plan, as the Committee shall determine. Performance Awards may be denominated as a cash amount, a number of Shares or a combination thereof and are awards which may be earned upon achievement or satisfaction of performance conditions specified by the Committee. Subject to the terms of the Incentive Plan, the performance goals to be achieved during any performance period, the length of any performance period, the amount of any Performance Award granted and the amount of any payment or transfer to be made pursuant to any Performance Award shall be determined by the Committee.

Other Share-Based Awards

The Committee is authorized, subject to limitations under applicable law, to grant to participants such other awards that may be denominated or payable in, valued in whole or in part by reference to, or otherwise based on, or related to, shares or factors that may influence the value of shares, including convertible or exchangeable debt securities, other rights convertible or exchangeable into shares, acquisition rights for shares, awards with value and payment contingent upon performance of Seamless or business units thereof or any other factors designated by the Committee (“Other Share-Based Awards”). The Committee shall determine the terms and conditions of such awards.

Other Cash-Based Awards

The Committee is authorized, subject to limitations under applicable law, to grant to participants such other awards that may be denominated or payable in, valued in whole or in part by reference to, or otherwise based on, or related to, cash (“Other Cash-Based Awards”). The Committee shall determine the terms and conditions of such awards.

Adjustment Provisions

In the event that, as a result of any dividend, other than recurring ordinary cash dividends, or other distribution (whether in the form of cash, Shares or other securities), recapitalization, share split (share subdivision), reverse share split (share consolidation), reorganization, merger, amalgamation, consolidation, split-up, spin-off, combination, repurchase or exchange of shares or other securities of Seamless, issuance of warrants or other rights to acquire shares or other securities of Seamless, issuance of shares pursuant to the antidilution provisions of securities of Seamless, or other similar corporate transaction or event affecting the shares, or of changes in applicable laws, regulations or accounting principles, an adjustment is necessary in order to prevent dilution or enlargement of the benefits or potential benefits intended to be made available under the Incentive Plan, then the Committee shall, subject to Incentive Plan, adjust equitably any or all of:

●	the number and type of shares (or other securities) which thereafter may be made the subject of awards;

●	the number and type of shares (or other securities) subject to outstanding awards;

●	the grant, acquisition, exercise price with respect to any award or, if deemed appropriate, make provision for a cash payment to the holder of an outstanding award; and

●	the terms and conditions of any outstanding awards, including the performance criteria of any Performance Awards;

provided, however, that the number of shares subject to any award denominated in shares shall always be a whole number.

Clawback Provisions

All awards issued under the Incentive Plan are subject (including on a retroactive basis) to (i) any clawback, forfeiture or similar incentive compensation recoupment policy established from time to time by Currenc, including, without limitation, any such policy established to comply with the Dodd-Frank Wall Street Reform and Consumer Protection Act, (ii) applicable law (including, without limitation, Section 304 of the Sarbanes-Oxley Act and Section 954 of the Dodd-Frank Wall Street Reform and Consumer Protection Act), and/or (iii) the rules and regulations of the applicable securities exchange or inter-dealer quotation system on which the Ordinary Shares or other securities are listed or quoted, and such requirements are deemed incorporated by reference into all outstanding award agreements.

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Change in Control

In the event of a change in control, an award agreement may provide that (i) the award shall vest and become immediately exercisable with respect to all or a portion of the shares subject to any relevant Options or SARs, (ii) the restricted period shall expire immediately with respect to all or a portion of the outstanding shares of any relevant Restricted Shares or RSUs and (iii) any Other Share-Based Awards or Other Cash-Based Awards shall be vested as to all or a portion of the Award.

With respect to a Performance Award, in the event of a change in control, the relevant award agreement may provide that all incomplete performance periods with respect to such award in effect on the date the change in control occurs shall end on the date of such change and the Committee shall either (1)(i)(x) determine the extent to which performance goals with respect to such performance period have been met based upon such audited or unaudited financial information then available as it deems relevant and (y) cause to be paid to the applicable participant partial or full awards with respect to performance goals for each such performance period based upon the Committee’s determination of the degree of attainment of performance goals or, (ii) assume that the applicable “target levels” of performance have been attained, or (2) use such other basis determined by the Committee.

The Committee may provide that, in the event of a change in control, the participant may retain any tag-along rights, or any rights to sell the Awards under any Seamless repurchase arrangements.

Amendment and Termination of Incentive Plan

Except to the extent prohibited by applicable laws and unless otherwise expressly provided in an award agreement or Incentive Plan, the Company’s board of directors may amend, alter, suspend, discontinue or terminate the Incentive Plan or any portion thereof at any time, provided that no such amendment, alteration, suspension discontinuation or termination shall be made without (i) shareholder approval, if such approval is required by applicable laws or the rules of the stock market or exchange or (ii) the consent of the affected participant, if such action would materially adversely affect the rights of such participant under any outstanding award, except to the extent any such amendment, alteration, suspension, discontinuance or termination is made to cause Incentive Plan to comply with applicable law, stock market or exchange rules, or to impose any recoupment provisions on any awards under the Incentive Plan.

Compensation Committee Interlocks and Insider Participation

None of the members of the compensation committee was at any time one of Currenc’s officers or employees. None of Currenc’s executive officers currently serves, or has served during the last completed fiscal year, on the compensation committee or board of directors of any other entity that has one or more executive officers that will serve as a member of our board of directors or compensation committee.

Compensation Committee Report

The Compensation Committee was formed in connection with the Closing of the Business Combination. The Compensation Committee operates under a written charter, a copy of which is available on our investor website at https://investors.currencgroup.com/English/about-us/corporate-governance/. The committee is responsible for, among other things:

●	reviewing, approving and determining the compensation of our officers and key employees;
●	evaluate compensation, including equity awards, to directors for service on the board of directors or any committee thereof and recommend to the Company’s board of directors the appropriate level of compensation;
●	administering our equity compensation plans;
●	reviewing, approving and making recommendations to the board of directors regarding incentive compensation and equity compensation plans; and
●	establishing and reviewing general policies relating to compensation and benefits of our employees.

The current members of the Compensation Committee are Eng Ho Ng (Chair) and Eric Weinstein. Eng Ho Ng serves as Chairman of the Compensation Committee. Each of the members of our Compensation Committee meet the requirements for independence under the under the applicable rules and regulations of the SEC and rules of Nasdaq.

Submitted by the Compensation Committee of the Board:

Eng Ho Ng (Chair)

Eric Weinstein

Summary of U.S. Federal Income Tax Consequences

The following summary is intended only as a general guide to the material U.S. federal income tax consequences of participation in the Incentive Plan. The summary is based on existing U.S. laws and regulations, and there can be no assurance that those laws and regulations will not change in the future. The summary does not purport to be complete and does not discuss the tax consequences upon a participant’s death, or the provisions of the income tax laws of any municipality, state or foreign country in which the participant may reside. As a result, tax consequences for any particular participant may vary based on individual circumstances. The summary assumes that awards granted under the Incentive Plan to U.S. taxpayers will be exempt from, or will comply with, Section 409A of the Code. If an award is not either exempt from, or in compliance with Section 409A, less favorable tax consequences may apply.

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Nonstatutory Stock Options.

Options granted under the Incentive Plan will be nonstatutory stock options having no special U.S. tax status. An optionee generally recognizes no taxable income as the result of the grant of such an option. Upon exercise of a nonstatutory stock option, the optionee normally recognizes ordinary income equal to the amount that the fair market value of the shares on such date exceeds the exercise price and Currenc generally will be allowed a compensation expense deduction for the amount that the optionee recognizes as ordinary income. If the optionee is an employee, such ordinary income generally is subject to withholding of income and employment taxes. Upon the sale of stock acquired by the exercise of a nonstatutory stock option, any gain or loss, based on the difference between the sale price and the fair market value on the exercise date, will be taxed as capital gain or loss. No tax deduction is available to Currenc with respect to the grant of a nonstatutory stock option or the sale of the stock acquired pursuant to such grant.

Restricted Share Rights, Performance Awards and Dividend Equivalents.

Recipients of grants of restricted share units, performance awards or dividend equivalents (collectively, “deferred awards”) will not incur any federal income tax liability at the time the awards are granted. Award holders will recognize ordinary income equal to (a) the amount of cash received under the terms of the award or, as applicable, (b) the fair market value of the shares received (determined as of the date of receipt) under the terms of the award. Dividend equivalents received with respect to any deferred award will also be taxed as ordinary income. Shares to be received pursuant to a deferred award generally become payable on the date or payment event, as specified in the applicable award agreement. For awards that are payable in shares, a participant’s tax basis is equal to the fair market value of the shares at the time the shares become payable. Upon the sale of the shares, appreciation (or depreciation) after the shares are paid is treated as either short-term or long-term capital gain (or loss) depending on how long the shares have been held.

Share Awards

If a Share Award is payable in Shares that is subject to a substantial risk of forfeiture, unless a special election is made by the holder of the award under the Code, the holder must recognize ordinary income equal to the fair market value of the Shares received (determined as of the first time the Shares become transferable or not subject to substantial risk of forfeiture, whichever occurs earlier). The holder’s basis for the determination of gain or loss upon the subsequent disposition of Shares acquired pursuant to a Share Award will be the amount ordinary income recognized either when the Shares are received or when the Shares are vested.

Section 409A.

Section 409A of the Code provides certain requirements for non-qualified deferred compensation arrangements with respect to an individual’s deferral and distribution elections and permissible distribution events. Awards granted under the Incentive Plan do not have any deferral feature that is subject to the requirements of Section 409A of the Code. If an award is subject to and fails to satisfy the requirements of Section 409A of the Code, the recipient of that award may recognize ordinary income on the amounts deferred under the award, to the extent vested, which may be prior to when the compensation is actually or constructively received. Also, if an award that is subject to Section 409A fails to comply with Section 409A’s provisions, Section 409A imposes an additional 20% federal income tax on compensation recognized as ordinary income, as well as interest on such deferred compensation. Certain states have enacted laws similar to Section 409A which impose additional taxes, interest and penalties on non-qualified deferred compensation arrangements. Currenc will also have withholding and reporting requirements with respect to such amounts.

Tax Effect for the Combined Entity.

Currenc generally will be entitled to a tax deduction in connection with an award under the Incentive Plan in an amount equal to the ordinary income realized by a participant and at the time the participant recognizes such income (for example, the exercise of a nonstatutory stock option). Special rules could limit the deductibility of compensation paid to the Currenc’s chief executive officer and other “covered employees” as determined under Section 162(m) and applicable guidance.

THE FOREGOING IS ONLY A SUMMARY OF THE EFFECT OF THE U.S. FEDERAL INCOME TAXATION UPON PARTICIPANTS AND CURRENC UNDER THE INCENTIVE PLAN. IT DOES NOT PURPORT TO BE COMPLETE AND DOES NOT DISCUSS THE TAX CONSEQUENCES OF A PARTICIPANT’S DEATH OR THE PROVISIONS OF THE INCOME TAX LAWS OF ANY MUNICIPALITY, STATE, OR FOREIGN COUNTRY IN WHICH THE PARTICIPANT MAY RESIDE.

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Incentive Plan Benefits

Because awards under the Incentive Plan are discretionary, the benefits or amounts to be received by or allocated to participants and the number of shares to be granted under the Incentive Plan cannot be determined at this time. Upon the completion of the Business Combination, the Incentive Plan replaced the Seamless Incentive Plan.

Form S-8

On July 18, 2025, we filed a registration statement on Form S-8 (File No. 333-288771) under the Securities Act, to register a total of 4,636,091 Ordinary Shares, representing all Ordinary Shares issued or issuable under our Incentive Plan. Accordingly, shares registered under such registration statement are available for sale in the open market following the expiration of any applicable lock-up periods. See “Executive Compensation – Equity Incentive Plan.”

PRINCIPAL SHAREHOLDERS

The following table sets forth information regarding the beneficial ownership of shares of our Ordinary Shares:

●	each person known by us to be the beneficial owner of more than 5% of Currenc’s Ordinary Shares;

●	each of our named executive officers and directors; and

●	each of our officers and directors as a group.

Beneficial ownership is determined according to the rules of the SEC, which generally provide that a person has beneficial ownership of a security if he, she or it possesses sole or shared voting or investment power over that security, including options and warrants that are currently exercisable or exercisable within 60 days.

In the table below, percentage of ownership is based on 76,684,675 Ordinary Shares issued and outstanding as of June 27, 2025, not including (i) up to 20,000,000 ELOC Purchase Shares that we may, in our sole discretion, elect to sell to Arena, and including (ii) 46,527,999 outstanding Ordinary Shares, and (iii) up to 600,000 ELOC Commitment Fee Shares issuable to Arena. The below table excludes the Ordinary Shares underlying the public warrants, private warrants and PIPE Warrants because these securities are not exercisable until registered, which may or may not occur within sixty (60) days. Further, it assumes no issuance of the 4,636,091 shares reserved under the Incentive Plan.

Unless otherwise indicated, we believe that all persons named in the table have sole voting and investment power with respect to all Ordinary Shares beneficially owned by them. Unless otherwise noted, the business address of each of the following entities or individuals is 410 North Bridge Road, Spaces City Hall, Singapore 188726.

Name and Address of Beneficial Owner	Number Ordinary Shares	% of Total Voting Power
Directors and Named Executive Officers:
Alexander King Ong Kong(1)	27,401,643	35.73%
Ronnie Ka Wah Hui(2)	144,211	*
Eng Ho Ng(2)	10,383	*
Kevin Chen	704,000	*
Eric Weinstein(3)	60,000	*
Wan Lung Eng	0	*

All Executive Officers and Directors as a Group (7 individuals)	28,320,237	36.93%
Greater than Five Percent Holders:
Regal Planet Limited(4)	26,912,897	35.10%
Wong Nga Man	4,501,309	5.87%
Huang Yafangzhou	3,477,818	4.57%
Wong Man San	4,087,551	5.33%

*	Less than one percent.
(1)	Includes: (a) 26,912,897 Ordinary Shares to be held by Regal Planet Limited, (b) 152,249 Ordinary Shares to be held by Mr. Kong personally and (c) 336,497 Ordinary Shares that were vested to Mr. Kong pursuant to Seamless Incentive Plan upon consummation of the Business Combination. Mr. Kong’s business address is Unit B&D, 13/F, Lee & Man Commercial Center, 169 Electric Road, North Point, Hong Kong.
(2)	Includes Ordinary Shares that were vested pursuant to Seamless Incentive Plan upon consummation of the Business Combination.
(3)	Includes Ordinary Shares that have been awarded by INFINT Acquisition Corporation (“INFINT”) in connection of his appointment as chairman of INFINT’s board of directors.
(4)	Regal Planet Limited’s business address is Unit B&D, 13/F, Lee & Man Commercial Centre, 169 Electric Road, North Point, Hong Kong.

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CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

Seamless Related Party Transactions

In addition to the compensation arrangements, including employment, discussed in the section titled “Executive Officer and Director Compensation,” the following is a description of each transaction since January 1, 2018, and each currently proposed transaction, in which:

● Seamless has been or is to be a participant;

● the amount involved exceeded or exceeds $120,000; and

● any of Seamless’ directors, executive officers or beneficial holders of more than 5% of any class of Seamless ordinary shares, or any immediate family member of, or person sharing the household with, any of these individuals or entities, had or will have a direct or indirect material interest.

Convertible Bonds

TNG FinTech (now renamed as Seamless Group Inc.) previously entered into that certain Amended and Restated Convertible Bond Instrument, dated September 14, 2021, and that certain related Amendment Agreement, dated September 14, 2021, with Regal Planet Limited and Chelsea Vanguard Fund. Such convertible bond instrument and related documents were issued in respect of $27,000,0000 15% secured guaranteed convertible bonds of TNG FinTech, secured by certain ordinary shares of TNG FinTech including those held by Regal Planet Limited, the controlling shareholder of Seamless and which is controlled by Mr. Kong, as personally guaranteed by Mr. Kong, the chairman and former chief executive officer of Seamless. On September 14, 2023, the parties entered into the Third Amendment Agreement for the purpose of, among others, reviewing and amending certain terms and conditions under the Amended and Restated Convertible Bond Instrument, and further the Issuer has been authorized by a resolution of its board of directors dated September 11, 2023 to create and issue $10,000,000 15% secured guaranteed convertible bonds (the “Convertible Bonds”) and to replace and terminate the Amended and Restated Convertible Bond Instrument (the “Second Amended and Restated Convertible Bond Instrument” or the “Convertible Bond Instrument”).

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Transactions with Certain Shareholders

Seamless has entered into certain loan agreements with its shareholders, pursuant to which Seamless is the borrower or guarantor, including:

●	That certain Loan Agreement, dated August 26, 2022, both by and between Seamless and Regal Planet Limited, the controlling shareholder of Seamless and which is controlled by Mr. Kong, with $642,844 remaining as amounts due to Regal Planet Limited thereunder, respectively, as of March 31, 2025.

●	That certain Loan Agreement, dated December 28, 2021, and that certain Loan Agreement, dated June 30, 2023, both by and between Seamless Group Inc. (previously known as TNG FinTech Group Inc.) and Kong King Ong Alexander, the controlling shareholder of Regal Planet Limited, which is the controlling shareholder of Seamless, with $1,259,974 and $321,422 (Total $1,581,396) remaining as the amount due to Mr. Kong thereunder, as of March 31, 2025;

●	That certain Loan Agreement, Term Loan Facility, dated May 26, 2021, by and among GEA Limited, a former subsidiary of Seamless and which was divested in July 2024, TNG FinTech (now renamed as Seamless Group Inc.), and Highlight Holdings Limited, the shareholder of which is an ultimate beneficial owner of Nogle Ventures Limited and Pandora Technology Ventures Limited, which are shareholders of Seamless, with $800,000 remaining as the amount due to Highlight Holdings Limited thereunder, as of March 31, 2025; and

Transactions with Other Related Parties

Seamless is also a party to that certain Letter of Comfort, dated May 19, 2022, with TNG Asia, which was divested from Seamless in August 2024, pursuant to which Seamless agreed to put in place appropriate IPO insurance and indemnify TNG Asia and Regal Planet Limited, the controlling shareholder of Seamless and which is controlled by Mr. Kong, the chairman and former chief executive officer of Seamless, in connection with the Business Combination.

Seamless is also a party to the following transactions:

●	That certain Loan Agreement, dated January 12, 2022, by and between TNG FinTech (now renamed as Seamless Group Inc.) and Hui Ka Wah Ronnie, the chief executive officer of Seamless, with $462,847 remaining as the amount due to Mr. Hui thereunder, as of March 31, 2025; and

●	That certain Loan Agreement, dated July 30, 2024, by and between Seamless Group Inc. and GEA Limited, which was divested from Seamless in July 2024, with $9,910,294 remaining as the amount due to GEA Limited, as of March 31, 2025.

TNG Asia, which was divested in August 2024, is a party to those certain Development, Sales & Purchases, On-going Maintenance and Partnership Agreements, dated April 3, 2017, April 1, 2018, April 7, 2020, April 23, 2021, April 25, 2022 and April 24, 2023 with SINO Dynamic Solutions Limited (“SINO”), an ultimate beneficial owner of which is Mr. Kong, the chairman and former chief executive officer of Seamless. TNG Asia has commissioned SINO for the development of an e-wallet and cashless payment solution system as well as the on-going maintenance of the system. The TNG Payment Solution is a cashless payment processing service, offering a highly encrypted and secure payment processing infrastructure allowing its users and consumers to make payments electronically to designated vendors / merchants for purchases of goods and services.

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GEA Limited, which was divested from Seamless in July 2024, is a party to the following transactions:

● Those certain Development, Sales & Purchases, On-going Maintenance and Partnership Agreements, dated April 15, 2019, April 15, 2020, April 15, 2021, April 25, 2022 and April 24, 2023 with SINO, an ultimate beneficial owner of which is Mr. Kong, the chairman and former chief executive officer of Seamless. GEA Limited has commissioned SINO for the development of an e-money platform facilitating cross border payments, fund transfers, social hub functions and payment solution systems as well as the on-going maintenance of the system. The GEA Payment Solution is a payment processing service, offering a highly encrypted and secure payment processing infrastructure, allowing its member participants to make cross-border fund transfer electronically to designated bank accounts / cash pickup points in its supported network of countries;

● That certain Collaboration Agreement, FX Trade, dated April 14, 2020, with BTSE Holdings Limited and Highlight Holdings Limited, the shareholder of which is an ultimate beneficial owner of Nogle Ventures Limited and Pandora Technology Ventures Limited, which are shareholders of Currenc;

● That certain Collaboration Agreement, FX Trade, dated August 2, 2022, with Nogle Limited, the shareholder of which is an ultimate beneficial owner of Nogle Ventures Limited and Pandora Technology Ventures Limited, which are shareholders of Currenc; and

● That certain Global E-Money Alliance Agreement for Corporate Collection and Payout Services, dated August 11, 2020, with BTSE Holdings Limited, shareholder of which is an ultimate beneficial owner of Nogle Ventures Limited and Pandora Technology Ventures Limited, which are shareholders of Currenc.

Divestitures

Prior to the Closing, Seamless completed the spin-out, carve-out, divest or transfer all of the equity interests that it owns in (a) TNG Asia, (b) FNTI and (c) GEA and together with TNG Asia and FNTI, (the “Divestiture Entities”), including by means of a partial redemption of outstanding ordinary shares as consideration therefor such that, upon consummation of the Divestitures, the Divestiture Entities are no longer subsidiaries of, or controlled by, Seamless.

Deed of Guarantee

Seamless entered into that certain Deed of Guarantee, dated as of May 25, 2023, by and among Seamless, Regal Planet Limited and Kong King Ong Alexander, as guarantors, and Ripple Labs Singapore Pte. Ltd., pursuant to which Seamless will be a guarantor of GEA Limited, a wholly-owned subsidiary of Seamless, in connection with that certain Master XRP Commitment to Sell Agreement and each Line of Credit Addendum related thereto, between Ripple Labs Singapore Pte Ltd. and GEA Limited, as described therein. GEA has purchased $52.6 million, $501 million and $105 million worth of XRP from Ripple pursuant to the Master XRP Commitment to Sell Agreement for its ODL prefunding for the years ended December 31, 2021, 2022, and 2023, respectively.

The amount guaranteed under such Deed of Guarantee is $28.7 million (together with additional interest and fees) as of March 31, 2025. The current amounts outstanding can be declared immediately due and payable by Ripple Labs Singapore Pte. Ltd. Ripple Labs Singapore Pte. Ltd. may make additional advances to GEA Limited from time to time pursuant to the Master XRP Commitment to Sell Agreement, and such additional advances will be guaranteed pursuant to the Deed of Guarantee. Seamless’ obligation with respect to the guarantee will terminate six months after the consummation of the Business Combination.

Master XRP Commitment to Sell Agreement between Ripple Labs Singapore Pte. Ltd. and GEA.

Ripple Labs Singapore Pte. Ltd. and GEA entered into a Master XRP Commitment to Sell Agreement on September 12, 2022 when GEA was onboarded as an ODL RP. Pursuant to this agreement, GEA can execute ODL transactions. Under this agreement, Ripple Labs Singapore Pte. Ltd deposits certain amounts of XRP into the account of its ODL RP, i.e. the crypto wallet of GEA. The agreement stipulates that the legal title and rights to the XRP deposited in GEA’s crypto wallet belong to Ripple Labs Singapore Pte. Ltd. Under the agreement, GEA agrees to transfer XRP in its crypto wallet as provided by Ripple Labs Singapore Pte. Ltd in its bailment account to Tranglo for prefunding purposes. Once the XRP transfer is confirmed, the legal title of that XRP will be transferred from Ripple Labs Singapore Pte. Ltd to GEA. Also, in exchange for obtaining the XRP, GEA has the obligation to repay the amount of fiat currency as agreed in the ODL transaction to Ripple Labs Singapore Pte. Ltd. Ripple Labs Singapore Pte. Ltd and GEA also entered into a Line of Credit and related addendums in connection with the Master XRP Commitment to Sell Agreement, under which Ripple Labs Singapore Pte. Ltd provided to GEA a USD$5 million credit facility for a two year’ term, so that GEA could have the resources to aggressively promote the use of ODL services.

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As the debt is incurred by GEA, Seamless will not incur or pay such debts in connection with the divestiture of GEA. However, Seamless has guaranteed such debt. The total amount guaranteed under the Deed of Guarantee is $28.7 million as of March 31, 2025. The guarantee provided by Seamless will last only up to 6 months after the completion of this transaction. At that point Seamless will cease to provide guarantee for the loans. There are provisions that restrict Seamless from incurring additional indebtedness after the closing of merger that would materially affect its guarantee of GEA’s debts to Ripple Labs Singapore Pte. Ltd. However, the restrictions are effective only for the 6 months’ guarantee period after the divestiture of GEA. After the guarantee period, there are no restrictive constraints on Seamless.

Tranglo Master XRP Commitment to Sell Agreement

Ripple Labs Singapore Pte. Ltd. and Tranglo entered into a Master XRP Commitment to Sell Agreement on March 11, 2022, which agreement was amended by the Amendment to Master XRP Commitment to Sell Agreement dated April 15, 2022, and further amended by the Amendment No. 2 to Master XRP Commitment to Sell Agreement dated May 25, 2022, Amendment No. 3 to Master XRP Commitment to Sell Agreement dated September 12, 2022 and Amendment No.4 to Master XRP Commitment to Sell Agreement, dated December 3, 2023. Pursuant to this agreement, Tranglo can execute ODL transactions in which Ripple Labs Singapore Pte. Ltd will make available via automated wallet funding service (“AWF”) up to $50,000,000 worth of XRP for working capital purposes. Under this agreement, Ripple Labs Singapore Pte. Ltd deposits certain amounts of XRP into Tranglo’s crypto wallet. The agreement stipulates that the legal title and rights to the XRP deposited in Tranglo’s crypto wallet belong to Ripple Labs Singapore Pte. Ltd. Under the agreement, Tranglo agrees to transfer XRP in its crypto wallet as provided by Ripple Labs Singapore Pte. Ltd in its bailment account to Tranglo for prefunding purposes. In exchange for obtaining the XRP, Tranglo has the obligation to repay the amount of fiat currency as agreed in the ODL transaction to Ripple Labs Singapore Pte. Ltd.

Pay-out Support Agreement

Ripple Services, Inc. and Tranglo entered into a Pay-out Support Agreement on March 10, 2021. According to the Agreement, Tranglo agreed to integrate with RippleNet and On Demand Liquidity (collectively the Ripple Solution) which were developed by the Ripple entities for facilitating cross-border payments. Under the Agreement, Tranglo’s remittance partners can choose to adopt the use of XRP for the ODL facility for prefunding purposes. Both Ripple Services, Inc. and Tranglo agreed to make use of the programmatic liquidation system for liquidation of XRP as received by Tranglo for prefunding purposes into USD or other fiat currencies. Under the Agreement, Ripple Services, Inc. guarantees that Tranglo will receive the agreed amount of fiat currencies from the liquidation of XRP on every agreed XRP prefunding arrangement, and that any shortfall in the liquidation process will be covered by Ripple Services, Inc. In exchange, Tranglo has to offer certain discounts on transaction fees and foreign exchange fees for the remittance partners who adopt the ODL services of Ripple Solution and use XRP for prefunding transactions.

Shareholders’ Agreement

In a series of transactions with unrelated parties, Ripple Labs Singapore Pte. Ltd acquired a 40% ownership interest in Tranglo. On March 19, 2021, Ripple Labs Singapore Pte. Ltd, Tranglo and Seamless entered into a Shareholders’ Agreement governing the management of Tranglo. Pursuant to that Agreement, Ripple Labs Singapore Pte. Ltd is entitled to appoint two members of Tranglo’s board of directors. In addition, Ripple Labs Singapore Pte. Ltd has the right to second an executive officer of Tranglo (the “Ripple Executive Officer”), and such person can be replaced at the direction of Ripple Labs Singapore Pte. Ltd. The Ripple Executive Officer is responsible for instituting the strategy of the RippleNet product, migrating customers to RippleNet, determining pricing strategy to facilitate growth and defining geographic expansion and the prioritizing of new geographical markets. Certain specific activities cannot be undertaken without the express consent of Ripple Labs Singapore Pte. Ltd, including an initial public offering, merger or sale of assets of Tranglo, changes to the capital structure and a change in the nature or scope of the business of Tranglo.

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In addition, in the event Tranglo sells additional securities, Ripple Labs Singapore Pte. Ltd has the right to participate in such sale in an amount chosen by Ripple Labs Singapore Pte. Ltd. There is a mutual right of first refusal on the sale of shares by either Ripple Labs Singapore Pte. Ltd or Seamless. In addition, in the event that Seamless elects to sell shares, and Ripple Labs Singapore Pte. Ltd has not exercised its right of first refusal to acquire such shares, Ripple Labs Singapore Pte. Ltd has the ability to participate in such sale.

There is the right of first refusal clause in the shareholder agreement between Seamless and Ripple Labs Singapore Pte. Ltd. In case Seamless decides to sell its stake in Tranglo, Ripple Labs Singapore Pte. Ltd has the right to acquire the Tranglo shares from Seamless and could acquire a majority stake in Tranglo as a result. However, Seamless has no intention to dispose of its shares in Tranglo. Ripple Labs Singapore Pte. Ltd does not otherwise have the right to increase its stake in Tranglo as a result of this right of first refusal or any other provision of the Shareholders’ Agreement. Seamless, however, has no intention or plan to sell its stake in Tranglo that would allow Ripple Labs Singapore Pte. Ltd, acquire the majority stake in Tranglo. Also, in case Ripple Labs Singapore Pte. Ltd desires to acquire the controlling stake in Tranglo, the acquisition itself will trigger the “change in majority controller” rule of all 4 central banks which granted Tranglo the remittance licenses for Tranglo to conduct its remittance business. Ripple Labs Singapore Pte. Ltd needs to obtain the approvals of 4 central banks, namely the Malaysian Central Bank BNM, the Monetary Authority of Singapore MAS, the central bank of UK and the central bank of Indonesia, before contemplating on acquiring the majority controlling stake of Tranglo.

Pursuant to the Shareholders’ Agreement, Ripple Labs Singapore Pte. Ltd is entitled to appoint two members of Tranglo’s board of directors. On November 2, 2023, one of the directors (the “Investor Director”) appointed by Ripple Labs Singapore Pte. Ltd. resigned from Tranglo’s board of directors. The parties amended the Shareholders’ Agreement on November 7, 2023 to reflect the resignation of the Investor Director, and to waive the requirement for at least one (1) Investor Director to be included in the quorum of the meetings or adjourned meetings of the board of directors of Tranglo of Sdn Bhd and its subsidiaries. While Seamless has a right to appoint a majority of the board of directors of Tranglo, certain matters require the cooperation, or in some cases, approval by Ripple Labs Singapore Pte. Ltd. We will not be able to terminate or amend the Shareholders’ Agreement, except in accordance with its terms, which would require the consent of Ripple Labs Singapore Pte. Ltd.

Ripple Labs Singapore Pte. Ltd.’s interests may not be the same as, or may conflict with, the interests of us or our shareholders. Tranglo cannot undertake certain actions or transactions without the consent of Ripple Labs Singapore Pte. Ltd, including but not limited to:

●	an initial public offering;
●	any determinations with respect to merger or sale of the whole or a substantial part of the assets;
●	changes to the capital structure
●	a change in the nature or scope of the business;
●	incurrence of certain amount of debt,
●	any declaration or payment of any dividends or other distribution of profits;
●	entering into any joint venture, partnership or profit sharing arrangement with any person and any amendment to the terms of such venture, partnership or arrangement;
●	variation of any rights attaching to any shares in the capital of Tranglo or making of any call upon monies unpaid in respect of any issued shares;
●	introduction or revision of any share option plan;
●	save for the issuance of shares or the grant of options in connection with or pursuant to any duly approved and established share option scheme or plan;
●	repurchase of shares other than pursuant to any duly approved and established share option scheme or plan(s); and
●	any related party transactions that exceed a certain amount of value.

These limitations could result in disagreement between Seamless and Ripple Labs Singapore Pte. Ltd. In the event of an unresolved disagreement between the shareholders, the Shareholders’ Agreement provides for means through which a deadlocked topic will be resolved, including through arbitration, which should minimize the impact of such disagreement on Tranglo’s business.

In the event of a deadlock between the parties, the matter will be referred to arbitration under the arbitration rules of the Singapore International Arbitration Center.

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See “Risk Factors - Risks Related to Seamless’ Business, Industry and Operations - Our strategic partner, Ripple Labs Singapore Pte. Ltd., owns 40% of Tranglo and pursuant to a certain Shareholders’ Agreement, has certain contractual rights that could temporarily disrupt Tranglo’s existing business or prevent our ability to expand it.”

Employment Agreements

Seamless, through its subsidiaries, entered into employment agreements with certain of its executive officers. See “Executive Officer and Director Compensation-Executive Employment Agreements.” New employment agreements, with an annual salary of approximately $300,000, are expected to be entered into between Currenc and Mr. Kong, as Chairman, and Mr. Hui, as Chief Executive Officer.

The Articles contain provisions that limit the personal liability of Currenc’s directors and officers to Currenc for loss or damages incurred by Currenc as a result of the carrying out of their functions, unless that liability arises through the actual fraud or willful default of such person. See “Executive Officer and Director Compensation-Limitation on Liability and Indemnification Matters.”

Share Incentive Plan

See “Executive Officer and Director Compensation-Outstanding Equity Awards.”

Registration Rights Agreement

In connection with the Closing, on August 30, 2024, INFINT and certain existing shareholders of INFINT and Seamless (such parties, the “Holders”) entered into a registration rights agreement (the “Registration Rights Agreement to provide for the registration of Ordinary Shares issued to them in connection with the Business Combination. The Holders are entitled “piggy-back” registration rights with respect to registration statements filed following the consummation of the Business Combination, subject to certain requirements and customary conditions. Currenc will bear the expenses incurred in connection with the filing of any such registration statements.

Sino AI Platform Development and Service Agreement

On December 31, 2024, Seamless AI Inc. (“Seamless AI”), a subsidiary of the Company, entered into an AI Platform Development and Service Agreement (the “Sino Agreement”) with Sino Dynamic Solutions Limited (“Sino”), a Hong Kong-based technology services provider. Under the terms of the agreement, Sino provided Seamless with professional services for the development, implementation and ongoing maintenance of digital platforms, including an AI Call Center Platform and a Digital Banking & Trading Platform, as well as related staffing and consultation services.

The Sino Agreement had a five-month term and provided for a one-time implementation service fee of HKD 10,000,000 (approximately $1,280,000 as of the agreement date), which covered consultation, system design, project management, and five months of staffing services. In addition, Seamless agreed to pay to Sino an annual maintenance fee of $30,000 for ongoing support. The Sino Agreement stipulated that Sino would invoice Seamless for services rendered, and Seamless would pay upon presentation of invoices.

Pursuant to the Sino Agreement, Sino retains ownership of the platform’s underlying flows and logics, which are licensed to Seamless in perpetuity. Seamless retains ownership of its own branding, data, and any materials developed independently of Sino’s services. Deliverables under the agreement are subject to Seamless’s review and acceptance.

Related Person Transactions Policy Following the Business Combination

On June 26, 2025, our board of directors adopted a written Related Person Transactions Policy that sets forth our policies and procedures regarding the identification, review, consideration and oversight of “related person transactions.” For purposes of our policy only, a “related person transaction” is a transaction, arrangement or relationship (or any series of similar transactions, arrangements or relationships) in which Currenc or any of its subsidiaries are participants involving an amount that exceeds $120,000, in which any “related person” has a material interest.

Transactions involving compensation for services provided to Currenc by an employee, consultant or director will not be considered related person transactions under this policy. A related person is any executive officer, director, nominee to become a director or a holder of more than 5% of any class of Currenc’s voting securities, including any of their immediate family members and affiliates, including entities owned or controlled by such persons.

Under the policy, the related person in question or, in the case of transactions with a holder of more than 5% of any class of our voting securities, an officer with knowledge of a proposed transaction, must present information regarding the proposed related person transaction to the audit committee (or, where review by the audit committee would be inappropriate, to another independent body of the board of directors) for review. To identify related person transactions in advance, we will rely on information supplied by its executive officers, directors and certain significant shareholders. In considering related person transactions, the audit committee will take into account the relevant available facts and circumstances, which may include, but are not limited to:

●	the risks, costs, and benefits to Currenc;

●	the impact on a director’s independence in the event the related person is a director, immediate family member of a director or an entity with which a director is affiliated;

●	the terms of the transaction;

●	the availability of other sources for comparable services or products; and

●	the terms available to or from, as the case may be, unrelated third parties.

The audit committee will approve only those transactions that it determines are fair to the company and in Currenc’s best interests. All of the transactions described above were entered into prior to the adoption of such policy.

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DESCRIPTION OF ORDINARY SHARES

The following summary is not intended to be a complete summary of the rights and preferences of such securities, and is qualified by reference to the Articles, a copy of which is filed as an exhibit to the registration statement of which this prospectus forms a part. We urge you to read the Articles in their entirety for a complete description of the rights and preferences of our securities following the consummation of the Business Combination.

We are a Cayman Islands exempted company, and our affairs are governed by our memorandum of association and Articles, as amended and restated from time to time, and the Companies Act. Pursuant to the Articles, our authorized share capital is of $55,500, divided into 555,000,000 Ordinary Shares of a par value of $0.0001 each. All Ordinary Shares issued and outstanding at the consummation of the Business Combination are fully paid and non-assessable.

On July 18, 2025, we filed a registration statement on Form S-8 (File No. 333-288771) under the Securities Act, to register a total of 4,636,091 Ordinary Shares, representing all Ordinary Shares issuable or securities convertible or exchangeable for Ordinary Shares issued pursuant to our Incentive Plan. Any such Form S-8 registration statements will automatically become effective upon filing. Accordingly, the Ordinary Shares, subject to applicable vesting provisions and other restrictions imposed by law, registered under such registration statement will be available for sale in the open market following the expiration of any applicable lock-up periods. See “Executive Compensation – Equity Incentive Plan.”

The following are summaries of material provisions of Articles and the Companies Act insofar as they relate to the material terms of the Ordinary Shares.

Ordinary Shares

General

Holders of Ordinary Shares are entitled to one vote for each share held on all matters to be voted on by shareholders. Currenc will maintain a register of its shareholders and a shareholder will only be entitled to a share certificate if Currenc’s board of directors resolves that share certificates be issued.

Dividends

The holders of Ordinary Shares will be entitled to such dividends as may be declared by Currenc’s board of directors may in its discretion lawfully declare from time to time. The Articles provide that dividends may be declared and paid out of Currenc’s profits, realized or unrealized, out of the share premium account or as otherwise permitted by law. Except as otherwise provided by the rights attached to any Ordinary Shares, dividends and other distributions may be paid in any currency. Currenc’s board of directors may determine the basis of conversion for any currency conversions that may be required and how any costs involved are to be met.

Voting Rights

In respect of all matters upon which holders of Ordinary Shares are entitled to vote. Voting at any meeting of shareholders will be by show of hands unless a poll is demanded by the chairman or shareholder(s) holding at least ten per cent in par value of the Ordinary Shares giving a right to attend and vote at the meeting.

An ordinary resolution to be passed by the shareholders at a general meeting by way of a poll will require a simple majority of votes cast, including by all holders of a specific class of shares, if applicable, while a special resolution will require not less than two-thirds of votes cast.

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Transfer of Ordinary Shares

Subject to applicable laws, including the Companies Act, securities laws, common law and the restrictions contained in the Articles, any Currenc shareholders may transfer all or any of their Ordinary Shares by an instrument of transfer in the usual or common form or any other form approved by Currenc’s board of directors.

Notwithstanding the foregoing, Currenc’s board of directors may, in its absolute discretion, decline to register any transfer of any Ordinary Shares which are not fully paid up, or which are issued under any share incentive scheme for employees upon which a restriction on transfer imposed thereby still subsists, or on which Currenc has a lien.

Liquidation

On a return of capital on winding up, if the assets available for distribution amongst the Currenc shareholders shall be insufficient to repay all of the issued share capital, the assets will be distributed so that the losses are borne by Currenc shareholders in proportion to the par value of the shares held by them. If the assets available for distribution is more than sufficient to repay the whole of the share capital at the commencement of the winding up, the surplus shall be distributed amongst Currenc shareholders in proportion to the par value of the shares held by them at the commencement of the winding up, subject to a deduction from those shares in respect of which there are monies due, of all monies payable to Currenc for unpaid calls or otherwise.

Redemption of Ordinary Shares

Subject to the Companies Act, Currenc may issue shares on terms that such shares are subject to redemption, at Currenc’s option or at the option of the holders thereof, on such terms and in such manner as may be determined, before the issue of such shares, by a special resolution of Currenc’s shareholders. Subject to the Companies Act, Currenc may also repurchase any of its shares in such manner and on such other terms as agreed between Currenc’s board of directors and the relevant shareholder. Under the Companies Act, the redemption or repurchase of any share may be paid out of Currenc’s profits or out of the proceeds of a fresh issue of shares made for the purpose of such redemption or repurchase, or out of capital (including share premium account and capital redemption reserve) if Currenc can, immediately following such payment, pay its debts as they fall due in the ordinary course of business. In addition, under the Companies Act no such share may be redeemed or repurchased (a) unless it is fully paid up, (b) if such redemption or repurchase would result in there being no shares outstanding or (c) if the company has commenced liquidation. In addition, Currenc’s board of directors may accept the surrender of any fully paid share for no consideration.

Variations of Rights of Shares

If at any time Currenc’s share capital is divided into different classes or series of shares, the rights attached to any class or series of shares (unless otherwise provided by the terms of issue of the shares of that class) may, whether or not Currenc is being wound-up, be varied without the consent of the holders of the issued shares of that class where such variation is considered by the Currenc’s board of directors not to have a material adverse effect upon such rights; otherwise, any such variation shall be made only with consent in writing of the holders of not less than two-thirds of the issued shares of that class, or with the approval of a resolution passed by a majority of not less than two-thirds of the votes cast at a separate meeting of the shareholders of that class. The rights conferred upon the holders of the shares of any class issued shall not, unless otherwise expressly provided by the terms of issue of the shares of that class, be deemed to be varied by the creation or issue of further shares ranking pari passu therewith.

General Meetings of Shareholders

Currenc will hold an annual general meeting at such time and place as the board of directors will determine. At least fourteen clear days’ notice shall be given for any general meeting. The directors of Currenc may call general meetings, and they shall on a requisition of shareholders holding not less than ten per cent in par value of the outstanding Ordinary Shares carrying the right to vote at general meeting of the Company proceed to convene an extraordinary general meeting. One or more shareholders holding not less than an aggregate of one-third of the issued Ordinary Shares which confer the right to attend and vote at a general meeting being present in person or by proxy shall be a quorum.

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Inspection of Books and Records

Shareholders of Cayman Islands exempted companies have no general rights under Cayman Islands law to inspect corporate records or to obtain copies of lists of shareholders of these companies (other than copies of Articles, register of mortgages and charges, and any special resolutions passed by our shareholders). Under Cayman Islands law, the names of our current directors can be obtained from a search conducted at the Registrar of Companies. Pursuant to our Articles, shareholders will not have any right to inspect any account or book or document of the Company except as conferred by Companies Act or as authorized by our directors or by the Company in general meeting.

Changes in Capital

Currenc may from time to time by ordinary resolution:

●	increase the share capital by such sum, with such rights, priorities and privileges annexed thereto, as Currenc in general meeting may determine;

●	consolidate and divide all or any share capital into shares of a larger amount than existing shares;

●	convert all or any of its paid-up shares into stock, and reconvert that stock into paid-up shares of any denomination;

●	sub-divide its existing shares or any of them into shares of a smaller amount; or

●	cancel any shares that at the date of the passing of the resolution have not been taken or agreed to be taken by any person and diminish the amount of its share capital by the amount of the shares so cancelled.

Exempted Company

Currenc is an exempted company with limited liability incorporated under the laws of Cayman Islands. The Companies Act distinguishes between ordinary resident companies and exempted companies. Any company that is registered in the Cayman Islands but conducts business mainly outside of the Cayman Islands may apply to be registered as an exempted company. The requirements for an exempted company are essentially the same as for an ordinary company except for the exemptions and privileges listed below:

●	an exempted company does not have to file an annual return of its shareholders with the Registrar of Companies of the Cayman Islands;

●	an exempted company’s register of members is not open to inspection;

●	an exempted company does not have to hold an annual general meeting;

●	an exempted company may issue no par value shares;

●	an exempted company may obtain an undertaking against the imposition of any future taxation (such undertakings are usually given for 20 years in the first instance);

●	an exempted company may register by way of continuation in another jurisdiction and be deregistered in the Cayman Islands;

●	an exempted company may register as a limited duration company; and

●	an exempted company may register as a segregated portfolio company.

“Limited liability” means that the liability of each shareholder is limited to the amount unpaid by the shareholder on that shareholder’s shares of the company.

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Differences in Corporate Law

The Companies Act is derived, to a large extent, from the older Companies Acts of England and Wales but does not follow recent English statutory enactments and, accordingly, there are significant differences between the Companies Act and the current Companies Act of England. In addition, the Companies Act differs from laws applicable to U.S. corporations and their shareholders. Set forth below is a summary of certain significant differences between the provisions of the Companies Act applicable to us and the laws applicable to companies incorporated in the United States and their shareholders.

Mergers and Similar Arrangements

In certain circumstances, the Companies Act permits mergers and consolidations between Cayman Islands companies and between Cayman Islands companies and non-Cayman Islands companies (provided that the laws of the foreign jurisdiction permit such merger or consolidation). For these purposes, (i) “merger” means the merging of two or more constituent companies and the vesting of their undertaking, property and liabilities in one of such companies as the surviving company, and (ii) a “consolidation” means the combination of two or more constituent companies into a consolidated company and the vesting of the undertaking, property and liabilities of such companies in the consolidated company. In order to effect such a merger or consolidation, the directors of each constituent company must approve a written plan of merger or consolidation, which must then be authorized by (a) a special resolution of the shareholders of each constituent company, and (b) such other authorization, if any, as may be specified in such constituent company’s articles of association. The written plan of merger or consolidation must be filed with the Registrar of Companies of the Cayman Islands together with, among other documents, a declaration as to the solvency of the surviving or consolidated company, a declaration of the assets and liabilities of each constituent company, and (unless the surviving or consolidated company is to be a non-Cayman Islands company) an undertaking that a copy of the certificate of merger or consolidation will be given to the members and creditors of each constituent company and that notification of the merger or consolidation will be published in the Cayman Islands Gazette. Court approval is not required for a merger or consolidation that is effected in compliance with these statutory procedures.

A merger between a Cayman parent company and its Cayman subsidiary or subsidiaries does not require authorization by a resolution of shareholders of that Cayman subsidiary if a copy of the plan of merger is given to every member of that Cayman subsidiary to be merged unless that member agrees otherwise. For this purpose a company is a “parent” of a subsidiary if it holds issued shares that together represent at least 90% of the votes at a general meeting of the subsidiary.

The consent of each holder of a fixed or floating security interest over a constituent company is required unless this requirement is waived by a court in the Cayman Islands. If the Registrar of Companies of the Cayman Islands is satisfied that the requirements of the Companies Act (which includes certain other formalities) have been complied with, the Registrar will register the plan of merger or consolidation.

Where the merger or consolidation involves a foreign company, the procedure is similar, save that with respect to the foreign company, the director of the Cayman Islands company is required to make a declaration to the effect that, having made due enquiry, he is of the opinion that the requirements set out below have been met: (i) that the merger or consolidation is permitted or not prohibited by the constitutional documents of the foreign company and by the laws of the jurisdiction in which the foreign company is incorporated, and that those laws and any requirements of those constitutional documents have been or will be complied with; (ii) that no petition or other similar proceeding has been filed and remains outstanding or order made or resolution adopted to wind up or liquidate the foreign company in any jurisdiction; (iii) that no receiver, trustee, administrator or other similar person has been appointed in any jurisdiction and is acting in respect of the foreign company, its affairs or its property or any part thereof; (iv) that no scheme, order, compromise or other similar arrangement has been entered into or made in any jurisdiction whereby the rights of creditors of the foreign company are and continue to be suspended or restricted.

Where the surviving company is the Cayman Islands company, the director of the Cayman Islands company is further required to make a declaration to the effect that, having made due enquiry, he is of the opinion that the requirements set out below have been met: (i) that the foreign company is able to pay its debts as they fall due and that the merger or consolidation is bona fide and not intended to defraud unsecured creditors of the foreign company; (ii) that in respect of the transfer of any security interest granted by the foreign company to the surviving or consolidated company (a) consent or approval to the transfer has been obtained, released or waived, (b) the transfer is permitted by and has been approved in accordance with the constitutional documents of the foreign company, and (c) the laws of the jurisdiction of the foreign company with respect to the transfer have been or will be complied with; (iii) that the foreign company will, upon the merger or consolidation becoming effective, cease to be incorporated, registered or exist under the laws of the relevant foreign jurisdiction; and (iv) that there is no other reason why it would be against the public interest to permit the merger or consolidation

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Where the above procedures are adopted, the Company act provides for a right of dissenting shareholders to be paid a payment of the fair value of his shares (which, if not agreed between the parties, will be determined by the Cayman Islands court) upon their dissenting to the merger or consolidation; provided that the dissenting shareholder complies strictly with the prescribed procedures set out in the Companies Act. The exercise of dissenter rights will preclude the exercise by the dissenting shareholder of any other rights to which he or she might otherwise be entitled by virtue of holding shares, save for the right to institute proceedings or seek relief on the grounds that the merger or consolidation is void or unlawful.

Separate from the statutory provisions relating to mergers and consolidations, the Companies Act also contains statutory provisions that facilitate the reconstruction and amalgamation of companies by way of schemes of arrangement; provided that the arrangement is approved by (a) 75% in value of the shareholders or class of shareholders, or (b) a majority in number representing 75% in value of the creditors or class of creditors, as the case may be, that are present and voting either in person or by proxy at a meeting, or meetings, convened for that purpose. The convening of the meetings and subsequently the arrangement must be sanctioned by the Grand Court of the Cayman Islands. While a dissenting shareholder has the right to express to the court the view that the transaction ought not to be approved, the court can be expected to approve the arrangement if it determines that:

●	the Company is not proposing to act illegally or beyond the scope of its corporate authority and the statutory provisions as to the required majority vote have been met;

●	the shareholders have been fairly represented at the meeting in question and the statutory majority are acting bona fide without coercion of the minority to promote interests adverse to those of the class;

●	the arrangement is such that may be reasonably approved by an intelligent and honest man of that class acting in respect of his interest; and

●	the arrangement is not one that would more properly be sanctioned under some other provision of the Companies Act or that would amount to a “fraud on the minority”.

The Companies Act also contains a statutory power of compulsory acquisition, which may facilitate the “squeeze out” of dissentient minority shareholders upon a tender offer. When a tender offer is made and accepted by holders of 90.0% of the shares to whom the offer is made within four months, the offeror may, within a two-month period commencing on the expiration of such four-month period, require the holders of the remaining shares to transfer such shares to the offeror on the terms of the offer. An objection can be made to the Grand Court of the Cayman Islands but this is unlikely to succeed in the case of an offer that has been so approved unless there is evidence of fraud, bad faith, collusion or inequitable treatment of the shareholders.

If an arrangement and reconstruction by way of scheme of arrangement is thus approved and sanctioned, or if a tender offer is made and accepted, in accordance with the foregoing statutory procedures, a dissenting shareholder would have no rights comparable to appraisal rights, which would otherwise ordinarily be available to dissenting shareholders of Delaware corporations, providing rights to receive payment in cash for the judicially determined value of the shares.

The Companies Act also contains statutory provisions which provide that a company may present a petition to the Grand Court of the Cayman Islands for the appointment of a restructuring officer on the grounds that the company (a) is or is likely to become unable to pay its debts within the meaning of section 93 of the Companies Act; and (b) intends to present a compromise or arrangement to its creditors (or classes thereof) either, pursuant to the Companies Act, the law of a foreign country or by way of a consensual restructuring. The petition may be presented by a company acting by its directors, without a resolution of its members or an express power in its articles of association. On hearing such a petition, the Cayman Islands court may, among other things, make an order appointing a restructuring officer or make any other order as the court thinks fit.

Shareholders’ Suits

Ogier (Cayman) LLP, our Cayman Islands legal counsel, is not aware of any reported class action having been brought in a Cayman Islands court. Derivative actions have been brought in the Caymans Islands courts, and the Cayman Islands courts have confirmed the availability for such actions. In most cases,, we will normally be the proper plaintiff in any claim based on a breach of duty owed to us, and a claim against (for example) our officers or directors usually may not be brought by a shareholder. However, based on English authorities, which would in all likelihood be of persuasive authority and be applied by a court in the Cayman Islands, exceptions to the foregoing principle apply in circumstances in which:

●	a company acts or proposes to act illegally or ultra vires, and is therefore incapable of ratification by the shareholders;

●	an irregularity in the passing of a resolution which required a qualified majority;

●	an act purporting to abridge or abolish the individual rights of a member; and

●	those who control the company are perpetrating a “fraud on the minority.”

A shareholder may have a direct right of action against us where the individual rights of that shareholder have been infringed or are about to be infringed.

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Indemnification of Directors and Executive Officers and Limitation of Liability

Cayman Islands law does not limit the extent to which a company’s memorandum and articles of association may provide for indemnification of officers and directors, except to the extent any such provision may be held by the Cayman Islands courts to be contrary to public policy, such as to provide indemnification against fraud or the consequences of committing a crime. Our Articles provide for indemnification of every director and officer of the Company (which for the avoidance of doubt, shall not include auditors of the Company), together with every former director and former officer of the Company to the maximum extent permitted by law, including for any liability, action, proceeding, claim, demand, costs, damages or expenses, including legal expenses, whatsoever which they or any of them may incur as a result of any act or failure to act in carrying out their functions other than such liability (if any) that they may by reason of their own actual fraud or willful default. No such indemnified person shall be liable to the Company for any loss or damage incurred by the Company as a result (whether direct or indirect) of the carrying out of their functions unless that liability arises through the actual fraud or willful default of such indemnified person. No person shall be found to have committed actual fraud or willful default unless or until a court of competent jurisdiction shall have made a finding to that effect.

To the extent permitted by law, we may make a payment, or agree to make a payment, whether by way of advance or loan, for any legal costs incurred by an existing or former director or officer in respect of any matter identified above on condition that they must repay the amount paid by us to the extent that it is ultimately found that the Company is not liable to indemnify the relevant existing or former director or officer.

We have entered into agreements with our directors and officers to provide contractual indemnification in addition to the indemnification provided for in our Articles. We have purchased a policy of directors’ and officers’ liability insurance that insures our officers and directors against the cost of defense, settlement or payment of a judgment in some circumstances and insures us against our obligations to indemnify our officers and directors. This standard of conduct is generally the same as permitted under the Delaware General Corporation Law for a Delaware corporation.

Directors’ Fiduciary Duties

Under Delaware corporate law, a director of a Delaware corporation has a fiduciary duty to the corporation and its shareholders. This duty has two components: the duty of care and the duty of loyalty. The duty of care requires that a director act in good faith, with the care that an ordinarily prudent person would exercise under similar circumstances. Under this duty, a director must inform himself of, and disclose to shareholders, all material information reasonably available regarding a significant transaction. The duty of loyalty requires that a director acts in a manner he reasonably believes to be in the best interests of the corporation. He must not use his corporate position for personal gain or advantage. This duty prohibits self-dealing by a director and mandates that the best interest of the corporation and its shareholders take precedence over any interest possessed by a director, officer or controlling shareholder and not shared by the shareholders generally. In general, actions of a director are presumed to have been made on an informed basis, in good faith and in the honest belief that the action taken was in the best interests of the corporation. However, this presumption may be rebutted by evidence of a breach of one of the fiduciary duties. Should such evidence be presented concerning a transaction by a director, the director must prove the procedural fairness of the transaction, and that the transaction was of fair value to the corporation.

Under Cayman Islands law, all of our directors owe three types of duties to us: (i) statutory duties, (ii) fiduciary duties, and (iii) common law duties. The Companies Act (Revised) of the Cayman Islands imposes a number of statutory duties on a director. A Cayman Islands director’s fiduciary duties are not codified, however, the courts of the Cayman Islands have held that a director owes the following fiduciary duties: (a) a duty to act in what the director bona fide considers to be in the best interests of the company, (b) a duty to exercise their powers for the purposes they were conferred, (c) a duty to avoid fettering his or her discretion in the future and (d) a duty to avoid conflicts of interest and of duty. The common law duties owed by a director are those to act with skill, care and diligence that may reasonably be expected of a person carrying out the same functions as are carried out by that director in relation to the company and, also, to act with the skill, care and diligence in keeping with a standard of care commensurate with any particular skill they have which enables them to meet a higher standard than a director without those skills. In fulfilling their duty of care to us, our directors must ensure compliance with our amended and restated articles of association. We have the right to seek damages if a duty owed by any of our directors is breached.

The functions and powers of our board of directors include, among others:

●	appointing officers and determining the term of office of the officers;

●	exercising the borrowing powers of the Company and mortgaging the property of the Company; and

●	maintaining or registering a register of mortgages, charges, or other encumbrances of the Company.

Shareholder Action by Written Consent

Under the Delaware General Corporation Law, a corporation may eliminate the right of shareholders to act by written consent by amendment to its certificate of incorporation. Cayman Islands law permits us to eliminate the right of shareholders to act by written consent. Our Articles provide that any ordinary resolution that may be passed by a majority of the shareholders at a general meeting may alternatively be passed by unanimous written resolution.

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Shareholder Proposals

Under the Delaware General Corporation Law, a shareholder has the right to put any proposal before the annual meeting of shareholders, provided it complies with the notice provisions in the governing documents. An extraordinary general meeting may be called by the board of directors or any other person authorized to do so in the governing documents, but shareholders may be precluded from calling special meetings.

Cayman Islands law provides shareholders with only limited rights to requisition a general meeting, and does not provide shareholders with any right to put any proposal before a general meeting. However, these rights may be provided in a company’s articles of association. Our Articles allow our shareholders holding shares representing in aggregate not less than ten per cent in par value of the outstanding Ordinary Shares carrying the right to vote to requisition an extraordinary general meeting of our shareholders, in which case our directors are obliged to call such meeting. If there are no directors as at the date of the deposit of the members’ requisition, or if the directors do not within twenty-one days from the date of the deposit of the members’ requisition duly proceed to convene a general meeting to be held within a further twenty-one days, the requisitionists, or any of the representing more than one-half of the total voting rights of all of the requisitionists, may themselves convene a general meeting, but any meeting so convened shall be held no later than the day which falls three months after the expiration of the said twenty-one day period. Other than this right to requisition a shareholders’ meeting, our Articles do not provide our shareholders with any other right to put proposals before annual general meetings or extraordinary general meetings. As an exempted Cayman Islands company, we are not obliged by law to call shareholders’ annual general meetings.

Cumulative Voting

Under the Delaware General Corporation Law, cumulative voting for elections of directors is not permitted unless the corporation’s certificate of incorporation specifically provides for it. Cumulative voting potentially facilitates the representation of minority shareholders on a board of directors since it permits the minority shareholder to cast all the votes to which the shareholder is entitled on a single director, which increases the shareholder’s voting power with respect to electing such director. There are no prohibitions in relation to cumulative voting under the laws of the Cayman Islands but our Articles do not provide for cumulative voting. As a result, our shareholders are not afforded any less protections or rights on this issue than shareholders of a Delaware corporation.

Removal of Directors

Under the Delaware General Corporation Law, a director of a corporation with a classified board may be removed only for cause with the approval of a majority of the outstanding shares entitled to vote, unless the certificate of incorporation provides otherwise. Under our Articles, subject to certain restrictions as contained therein, directors may be removed with or without cause, by an ordinary resolution of our shareholders. An appointment of a director may be on terms that the director shall automatically retire from office (unless he has sooner vacated office) at the next or a subsequent annual general meeting or upon any specified event or after any specified period in a written agreement between the company and the director, if any; but no such term shall be implied in the absence of express provision. Under our Articles, a director’s office shall be vacated if the director (i) gives notice in writing to the Company that they resign the office of director; (ii) is absent (for the avoidance of doubt, without being represented by proxy or an alternate director appointed by them) from three consecutive meetings of the board of directors without special leave of absence from the directors, and the directors pass a resolution that they have by reason of such absence vacated office; (iii) the director dies, becomes bankrupt or makes any arrangement or composition with their creditors generally; (iv) the director is found to be or becomes of unsound mind; or (v) the director is removed from office by notice in writing served upon such director signed by not less than three-fourths in number (or, if that is not a round number, the nearest lower round number) of the directors then in office (including such director).

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Transactions with Interested Shareholders

The Delaware General Corporation Law contains a business combination statute applicable to Delaware corporations whereby, unless the corporation has specifically elected not to be governed by such statute by amendment to its certificate of incorporation, it is prohibited from engaging in certain business combinations with an “interested shareholder” for three years following the date that such person becomes an interested shareholder. An interested shareholder generally is a person or a group who or which owns or owned 15% or more of the target’s outstanding voting share within the past three years. This has the effect of limiting the ability of a potential acquirer to make a two-tiered bid for the target in which all shareholders would not be treated equally. The statute does not apply if, among other things, prior to the date on which such shareholder becomes an interested shareholder, the board of directors approves either the business combination or the transaction which resulted in the person becoming an interested shareholder. This encourages any potential acquirer of a Delaware corporation to negotiate the terms of any acquisition transaction with the target’s board of directors.

Cayman Islands law has no comparable statute. As a result, we cannot avail ourselves of the types of protections afforded by the Delaware business combination statute. However, although Cayman Islands law does not regulate transactions between a company and its significant shareholders, it does provide that such transactions must be entered into bona fide in the best interests of the company and for a proper corporate purpose and not with the effect of constituting a fraud on the minority shareholders.

Dissolution; Winding up

Under the Delaware General Corporation Law, unless the board of directors approves the proposal to dissolve, dissolution must be approved by shareholders holding 100% of the total voting power of the corporation. Only if the dissolution is initiated by the board of directors may it be approved by a simple majority of the corporation’s outstanding shares. Delaware law allows a Delaware corporation to include in its certificate of incorporation a supermajority voting requirement in connection with dissolutions initiated by the board.

Under Cayman Islands law and our Articles, a company may be wound up by a special resolution of its members or, if the winding up is initiated by our board of directors, by either a special resolution of our members or, if the company is unable to pay its debts, by an ordinary resolution of its members. In addition, a company may be wound up by an order of the courts of the Cayman Islands. The court has authority to order winding up in a number of specified circumstances including where it is, in the opinion of the court, just and equitable to do so.

Variation of Rights of Shares

Under the Delaware General Corporation Law, a corporation may vary the rights of a class of shares with the approval of a majority of the outstanding shares of such class, unless the certificate of incorporation provides otherwise. Under our Articles, if at any time the share capital of the Company is divided into different classes of shares, all or any of the rights attached to any class (unless otherwise provided by the terms of issue of the shares of that class) may, whether or not the Company is being wound up, be varied without the consent of the holders of the issued shares of that class where such variation is considered by the directors not to have a material adverse effect upon such rights; otherwise, any such variation shall be made only with the consent in writing of the holders of not less than two thirds of the issued shares of that class, or with the approval of a resolution passed by a majority of not less than two thirds of the votes cast at a separate meeting of the holders of the shares of that class.

Amendment of Governing Documents

Under the Delaware General Corporation Law, a corporation’s governing documents may be amended with the approval of a majority of the outstanding shares entitled to vote, unless the certificate of incorporation provides otherwise. Under Cayman Islands law, our Articles may only be amended with a special resolution of our shareholders.

Rights of Non-resident or Foreign Shareholders

There are no limitations imposed by our Articles on the rights of non-resident or foreign shareholders to hold or exercise voting rights on our shares. In addition, there are no provisions in our Articles governing the ownership threshold above which shareholder ownership must be disclosed.

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Warrants

Each warrant entitles the registered holder to purchase one Ordinary Share at a price of $11.50 per share, subject to adjustment as discussed below, at any time commencing on the later of 30 days after the completion the Business Combination. If (i) a registration statement covering the Ordinary Shares issuable upon exercise of the warrants is not effective within a specified period following the consummation of our initial business combination and (ii) the issuance of the underlying securities is exempt from registration under the Securities Act, warrant holders may, until such time as there is an effective registration statement and during any period when we shall have failed to maintain an effective registration statement, exercise warrants on a cashless basis. In the event of such cashless exercise, each holder would pay the exercise price by surrendering the warrants for that number of Ordinary Shares equal to the quotient obtained by dividing (x) the product of the number of Ordinary Shares underlying the warrants, multiplied by the difference between the exercise price of the warrants and the “fair market value” (defined below) by (y) the fair market value. The “fair market value” for this purpose will mean the average reported last sale price of the Class A ordinary shares for the 5 trading days ending on the trading day prior to the date of exercise. The warrants will expire on August 30, 2029, at 5:00 p.m., New York City time, or earlier upon redemption or liquidation.

The private warrants are identical to the public warrants. Pursuant to an agreement that we have entered into with the holders of the private warrants, the private placement may not, subject to certain limited exceptions, be transferred, assigned or sold by the holder until 30 days after the completion the Business Combination.

We may call the warrants for redemption, in whole and not in part, at a price of $0.01 per warrant,

●	at any time after the warrants become exercisable,

●	upon not less than 30 days’ prior written notice of redemption to each warrant holder,

●	if, and only if, the reported last sale price of the Ordinary Shares equals or exceeds $18.00 per share (as adjusted for share splits, share dividends, reorganizations and recapitalizations), for any 20 trading days within a 30 trading day period commencing at any time after the warrants become exercisable and ending on the third business day prior to the notice of redemption to warrant holders; and

●	if, and only if, there is a current registration statement in effect with respect to the Ordinary Shares underlying such warrants.

The right to exercise will be forfeited unless the warrants are exercised prior to the date specified in the notice of redemption. On and after the redemption date, a record holder of a warrant will have no further rights except to receive the redemption price for such holder’s warrant upon surrender of such warrant.

The redemption criteria for our warrants have been established at a price which is intended to provide warrant holders a reasonable premium to the initial exercise price and provide a sufficient differential between the then- prevailing share price and the warrant exercise price so that if the share price declines as a result of our redemption call, the redemption will not cause the share price to drop below the exercise price of the warrants.

If we call the warrants for redemption as described above, our management will have the option to require all holders that wish to exercise warrants to do so on a “cashless basis.” In such event, each holder would pay the exercise price by surrendering the warrants for that number of Ordinary Shares equal to the quotient obtained by dividing (x) the product of the number of Ordinary Shares underlying the warrants, multiplied by the difference between the exercise price of the warrants and the “fair market value” (defined below) by (y) the fair market value. The “fair market value” for this purpose shall mean the average reported last sale price of the Ordinary Shares for the 5 trading days ending on the third trading day prior to the date on which the notice of redemption is sent to the holders of warrants.

The warrants will be issued in registered form under a warrant agreement between Continental Stock Transfer & Trust Company, as warrant agent, and us. The warrant agreement provides that the terms of the warrants may be amended without the consent of any holder (i) to cure any ambiguity or correct any mistake, including to conform the provisions of the warrant agreement to the description of the terms of the warrants and the warrant agreement set forth in this prospectus, or to cure, correct or supplement any defective provision, or (ii) to add or change any other provisions with respect to matters or questions arising under the warrant agreement as the parties to the warrant agreement may deem necessary or desirable and that the parties deem to not adversely affect the interests of the registered holders of the warrants. The warrant agreement requires the approval, by written consent or vote, of the holders of at least 50% of the then outstanding public warrants in order to make any change that adversely affects the interests of the registered holders.

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The exercise price and number of Ordinary Shares issuable on exercise of the warrants may be adjusted in certain circumstances including in the event of a share dividend, extraordinary dividend or our recapitalization, reorganization, merger or consolidation. However, except as described below, the warrants will not be adjusted for issuances of Ordinary Shares at a price below their respective exercise prices.

The warrants may be exercised upon surrender of the warrant certificate on or prior to the expiration date at the offices of the warrant agent, with the exercise form on the reverse side of the warrant certificate completed and executed as indicated, accompanied by full payment of the exercise price, by certified or official bank check payable to us, for the number of warrants being exercised. The warrant holders do not have the rights or privileges of holders of Ordinary Shares and any voting rights until they exercise their warrants and receive Ordinary Shares. After the issuance of Ordinary Shares upon exercise of the warrants, each holder will be entitled to one vote for each share held of record on all matters to be voted on by shareholders.

Warrant holders may elect to be subject to a restriction on the exercise of their warrants such that an electing warrant holder would not be able to exercise their warrants to the extent that, after giving effect to such exercise, such holder would beneficially own in excess of 9.9% of the Ordinary Shares outstanding.

No fractional shares will be issued upon exercise of the warrants. If, upon exercise of the warrants, a holder would be entitled to receive a fractional interest in a share, we will, upon exercise, round up to the nearest whole number the number of Ordinary Shares to be issued to the warrant holder.

We have agreed that, subject to applicable law, any action, proceeding or claim against us arising out of or relating in any way to the warrant agreement, including under the Securities Act, will be brought and enforced in the courts of the State of New York or the United States District Court for the Southern District of New York, and we irrevocably submit to such jurisdiction, which jurisdiction will be the exclusive forum for any such action, proceeding or claim. See “Risk Factors - Our warrant agreement designates the courts of the State of New York or the United States District Court for the Southern District of New York as the sole and exclusive forum for certain types of actions and proceedings that may be initiated by holders of our warrants, which could limit the ability of warrant holders to obtain a favorable judicial forum for disputes with our company.” This exclusive forum provision shall not apply to suits brought to enforce a duty or liability created by the Exchange Act, any other claim for which the federal district courts of the United States of America are the sole and exclusive forum.

PIPE Warrants

The PIPE Warrants issued in connection with the PIPE Offering are five-year warrants to purchase up to an aggregate of 136,110 Ordinary Shares at an exercise price of USD $11.50. The PIPE Warrants shall have anti-dilution protection on the price with respect to future equity offerings of Currenc priced at or above $2.00 per share and full anti-dilution protection on price and quantity with respect to future equity offerings of Currenc priced below $2.00 per share. In the event the Ordinary Shares underlying the PIPE Warrants are not registered within 12 months, the PIPE Warrant holder has the option to cashless exercise each warrant for 0.8 Ordinary Shares. In addition, the PIPE Warrants will not be exercisable to the extent that such issuance of shares together with any issuance of shares upon the conversion of the PIPE Note, would require shareholder approval under Nasdaq rules, until and unless such shareholder approval is obtained.

Transfer Agent

The transfer agent for our Ordinary Shares is Continental Stock Transfer & Trust Company. We have agreed to indemnify Continental Stock Transfer & Trust Company in its role as transfer agent, its agents and each of its shareholders, directors, officers and employees against all claims and losses that may arise out of acts performed or omitted for its activities in that capacity, except for any claims and losses due to any gross negligence or intentional misconduct of the indemnified person or entity.

Listing of Securities

Our Ordinary Shares are listed on the Nasdaq Global Market under the symbols “CURR.”

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MATERIAL U.S. FEDERAL INCOME TAX CONSEQUENCES

The following is a summary of certain United States federal income tax consequences of the ownership and disposition of our Ordinary Shares. This summary deals only with Ordinary Shares that are held as a capital asset by a non-U.S. holder (as defined below).

A “non-U.S. holder” means a beneficial owner of our Ordinary Shares (other than an entity or arrangement treated as a partnership for United States federal income tax purposes) that is not, for United States federal income tax purposes, any of the following:

●	an individual citizen or resident of the United States;

●	a corporation (or any other entity treated as a corporation for United States federal income tax purposes) created or organized in or under the laws of the United States, any state thereof or the District of Columbia;

●	an estate the income of which is subject to United States federal income taxation regardless of its source; or

●	a trust if it (1) is subject to the primary supervision of a court within the United States and one or more United States persons have the authority to control all substantial decisions of the trust or (2) has a valid election in effect under applicable United States Treasury regulations to be treated as a United States person.

This summary is based upon provisions of the Code, and regulations, rulings and judicial decisions as of the date hereof. Those authorities may be changed, perhaps retroactively, so as to result in United States federal income tax consequences different from those summarized below. This summary does not address all of the United States federal income tax consequences that may be relevant to you in light of your particular circumstances, nor does it address the Medicare tax on net investment income, United States federal estate and gift taxes or the effects of any state, local or non-United States tax laws. In addition, it does not represent a detailed description of the United States federal income tax consequences applicable to you if you are subject to special treatment under the United States federal income tax laws (including if you are a United States expatriate, foreign pension fund, “controlled foreign corporation,” “passive foreign investment company” or a partnership or other pass-through entity for United States federal income tax purposes). We cannot assure you that a change in law will not alter significantly the tax considerations that we describe in this summary.

If a partnership (or other entity or arrangement treated as a partnership for United States federal income tax purposes) holds our Ordinary Shares, the tax treatment of a partner generally will depend upon the status of the partner and the activities of the partnership. If you are a partnership or a partner of a partnership considering an investment in our Ordinary Shares, you should consult your tax advisors.

If you are considering the purchase of our Ordinary Shares, you should consult your own tax advisors concerning the particular United States federal income tax consequences to you of the ownership and disposition of our Ordinary Shares, as well as the consequences to you arising under other United States federal tax laws and the laws of any other taxing jurisdiction.

Dividends

In the event that we make a distribution of cash or other property (other than certain pro rata distributions of our shares) in respect of our Ordinary Shares, the distribution generally will be treated as a dividend for United States federal income tax purposes to the extent it is paid from our current or accumulated earnings and profits, as determined under United States federal income tax principles. Any portion of a distribution that exceeds our current and accumulated earnings and profits generally will be treated first as a tax-free return of capital, causing a reduction in the adjusted tax basis of a non-U.S. holder’s Ordinary Shares, and to the extent the amount of the distribution exceeds a non-U.S. holder’s adjusted tax basis in our Ordinary Shares, the excess will be treated as gain from the disposition of our Ordinary Shares (the tax treatment of which is discussed below under “- Gain on Disposition of Ordinary Shares”).

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Dividends paid to a non-U.S. holder generally will be subject to withholding of United States federal income tax at a 30% rate or such lower rate as may be specified by an applicable income tax treaty. However, dividends that are effectively connected with the conduct of a trade or business by the non-U.S. holder within the United States (and, if required by an applicable income tax treaty, are attributable to a United States permanent establishment) are not subject to the withholding tax, provided certain certification and disclosure requirements are satisfied. Instead, such dividends are subject to United States federal income tax on a net income basis generally in the same manner as if the non-U.S. holder were a United States person as defined under the Code. Any such effectively connected dividends received by a foreign corporation may be subject to an additional “branch profits tax” at a 30% rate or such lower rate as may be specified by an applicable income tax treaty.

A non-U.S. holder who wishes to claim the benefit of an applicable treaty rate and avoid backup withholding, as discussed below, for dividends will be required (a) to provide the applicable withholding agent with a properly executed Internal Revenue Service (“IRS”) Form W-BEN or Form W-8BEN-E (or other applicable form) certifying under penalty of perjury that such holder is not a United States person as defined under the Code and is eligible for treaty benefits or (b) if our Ordinary Shares are held through certain foreign intermediaries, to satisfy the relevant certification requirements of applicable United States Treasury regulations. Special certification and other requirements apply to certain non-U.S. holders that are pass-through entities rather than corporations or individuals.

A non-U.S. holder eligible for a reduced rate of United States federal withholding tax pursuant to an income tax treaty may obtain a refund of any excess amounts withheld by timely filing an appropriate claim for refund with the IRS.

Gain on Disposition of Ordinary Shares

Subject to the discussion of backup withholding below, any gain realized by a non-U.S. holder on the sale or other disposition of our Ordinary Shares generally will not be subject to United States federal income tax unless:

●	the gain is effectively connected with a trade or business of the non-U.S. holder in the United States (and, if required by an applicable income tax treaty, is attributable to a United States permanent establishment of the non-U.S. holder);

●	the non-U.S. holder is an individual who is present in the United States for 183 days or more in the taxable year of that disposition, and certain other conditions are met; or

●	we are or have been a “United States real property holding corporation” for United States federal income tax purposes and certain other conditions are met.

A non-U.S. holder described in the first bullet point immediately above will be subject to tax on the gain derived from the sale or other disposition in the same manner as if the non-U.S. holder were a United States person as defined under the Code. In addition, if any non-U.S. holder described in the first bullet point immediately above is a foreign corporation, the gain realized by such non-U.S. holder may be subject to an additional “branch profits tax” at a 30% rate or such lower rate as may be specified by an applicable income tax treaty. An individual non-U.S. holder described in the second bullet point immediately above will be subject to a 30% (or such lower rate as may be specified by an applicable income tax treaty) tax on the gain derived from the sale or other disposition, which gain may be offset by United States source capital losses even though the individual is not considered a resident of the United States.

Generally, a corporation is a “United States real property holding corporation” if the fair market value of its United States real property interests equals or exceeds 50% of the sum of the fair market value of its worldwide real property interests and its other assets used or held for use in a trade or business (all as determined for United States federal income tax purposes). We believe we are not and do not anticipate becoming a “United States real property holding corporation” for United States federal income tax purposes.

134

Information Reporting and Backup Withholding

Distributions paid to a non-U.S. holder and the amount of any tax withheld with respect to such distributions generally will be reported to the IRS. Copies of the information returns reporting such distributions and any withholding may also be made available to the tax authorities in the country in which the non-U.S. holder resides under the provisions of an applicable income tax treaty.

A non-U.S. holder will not be subject to backup withholding on distributions received if such holder certifies under penalty of perjury that it is a non-U.S. holder (and the payor does not have actual knowledge or reason to know that such holder is a United States person as defined under the Code), or such holder otherwise establishes an exemption.

Information reporting and, depending on the circumstances, backup withholding will apply to the proceeds of a sale or other disposition of our Ordinary Shares within the United States or conducted through certain United States-related financial intermediaries, unless the beneficial owner certifies under penalty of perjury that it is a non-U.S. holder (and the payor does not have actual knowledge or reason to know that the beneficial owner is a United States person as defined under the Code), or such owner otherwise establishes an exemption.

Backup withholding is not an additional tax and any amounts withheld under the backup withholding rules will be allowed as a refund or a credit against a non-U.S. holder’s United States federal income tax liability provided the required information is timely furnished to the IRS.

Additional Withholding Requirements

Under Sections 1471 through 1474 of the Code (such Sections commonly referred to as “FATCA”), a 30% United States federal withholding tax may apply to any dividends paid on our Ordinary Shares to (i) a “foreign financial institution” (as specifically defined in the Code and whether such foreign financial institution is the beneficial owner or an intermediary) which does not provide sufficient documentation, typically on IRS Form W-8BEN-E, evidencing either (x) an exemption from FATCA, or (y) its compliance (or deemed compliance) with FATCA (which may alternatively be in the form of compliance with an intergovernmental agreement with the United States) in a manner which avoids withholding, or (ii) a “non-financial foreign entity” (as specifically defined in the Code and whether such non-financial foreign entity is the beneficial owner of an intermediary) which does not provide sufficient documentation, typically on IRS Form W-8BEN-E, evidencing either (x) an exemption from FATCA, or (y) adequate information regarding certain substantial United States beneficial owners of such entity (if any). If a dividend payment is both subject to withholding under FATCA and subject to the withholding tax discussed above under “- Dividends,” an applicable withholding agent may credit the withholding under FATCA against, and therefore reduce, such other withholding tax. While withholding under FATCA would also have applied to payments of gross proceeds from the sale or other taxable disposition of our Ordinary Shares, proposed United States Treasury regulations (upon which taxpayers may rely until final regulations are issued) eliminate FATCA withholding on payments of gross proceeds entirely. You should consult your own tax advisors regarding these requirements and whether they may be relevant to your ownership and disposition of our Ordinary Shares.

135

SELLING SECURITYHOLDERS

The Selling Securityholders may offer and sell, from time to time, any or all of the Ordinary Shares being offered for resale by this prospectus, which consist of:

●	20,000,000 Ordinary Shares issuable pursuant to the terms of the ELOC Purchase Agreement;

●	600,000 Ordinary Shares issuable as a commitment fee payable pursuant to the terms of the ELOC Purchase Agreement;

●	1,027,996 Ordinary Shares, issued pursuant to the terms of the Pine Mountain Agreement;

●	81,818 Ordinary Shares issued pursuant to the terms of the Roth Agreement;

●	28,360,373 Ordinary Shares issued pursuant to the terms of the Creditor Share Purchase Agreement;

The Selling Securityholders may from time to time offer and sell any or all of the Ordinary Shares set forth in the table below pursuant to this prospectus. When we refer to the “Selling Securityholders” in this prospectus, we refer to the persons listed in the table below, and the pledgees, donees, transferees, assignees, successors and other permitted transferees that hold any of the Selling Securityholders’ interest in the Ordinary Shares after the date of this prospectus.

The following tables provide, as of the date of this prospectus, information regarding the beneficial ownership of our Ordinary Shares of each Selling Securityholder, the number of Ordinary Shares that may be sold by each Selling Securityholder under this prospectus and that each Selling Securityholder will beneficially own after this offering. The immediately following table also sets forth the percentage of Ordinary Shares beneficially owned by a Selling Securityholder after giving effect to the sale by the Selling Securityholder of all securities being offered hereby, based on percentage of ownership is based on 76,684,675 Ordinary Shares issued and outstanding as of June 27, 2025, not including (i) up to 20,000,000 ELOC Purchase Shares that we may, in our sole discretion, elect to sell to Arena, and including (ii) assuming the issuance of up to 600,000 ELOC Commitment Fee Shares issuable to Arena within one business day of the date of this prospectus. The below table excludes the Ordinary Shares underlying the warrants and private warrants, and PIPE Warrants because these securities are not exercisable until registered, which may or may not occur within sixty (60) days. Further, it assumes no issuance of the 4,636,091 shares reserved under the Incentive Plan.

We cannot advise you as to whether the Selling Securityholders will in fact sell any or all of such Ordinary Shares. In particular, the Selling Securityholders identified below may have sold, transferred or otherwise disposed of all or a portion of their securities after the date on which they provided us with information regarding their securities in transactions exempt from registration under the Securities Act.

136

The following table sets forth certain information provided by or on behalf of the Selling Securityholders as of June 27, 2025 concerning the Ordinary Shares that may be offered from time to time by each Selling Securityholder with this prospectus. For the purposes of this following table, we have assumed that the Selling Securityholders will have sold all of the securities covered by this prospectus upon the completion of the offering. Please see the section entitled “Plan of Distribution” for further information regarding the Selling Securityholders’ method of distributing these Ordinary Shares.

Name of Selling Shareholder	Number of Ordinary Shares Beneficially Owned Prior to This Offering	Percentage of Outstanding Ordinary Shares Beneficially Owned Prior to This Offering	Maximum Number of Ordinary Shares to be Sold Pursuant to this Offering		Number of Ordinary Shares Owned After this Offering	Percentage of Outstanding Ordinary Shares Beneficially Owned After this Offering
Arena(1)	600,000	*	20,600,000	(2)	0	*
Pine Mountain Holdings Limited(3)	1,027,996	1.34%	1,027,996		0	*
Roth Capital Partners, LLC(4)	81,818	*	81,818		0	*
Tian Ye (5)	3,009,051	3.92%	3,007,746		1,305	*
Tang In Ha (6)	3,668,324	4.78%	1,570,324		2,098,000	2.74%
Lao Wai Hong (7)	2,659,273	3.47%	2,659,273		0	*
Wong Nga Man (8)	4,501,309	5.87%	3,820,494		680,815	*
Chu Shuk Mei (9)	3,432,713	4.48%	3,419,572		13,141	*
Wong Man San (10)	4,087,551	5.33%	3,449,510		638,041	*
Huang Yafangzhou (11)	4,277,243	5.58%	3,477,818		799,425	1.04%
Sit Yi Sze (12)	3,492,118	4.55%	3,477,818		14,300	*
Yik Pui Han Pauline (13)	3,598,961	4.69%	3,477,818		121,143	*

*	Less than one percent.
(1)

Includes the possible issuance of up to 20,600,000 Ordinary Shares pursuant to the Purchase Agreement including shares which may be issued as Commitment Fee Shares, subject to the Beneficial Ownership Limitation of 4.99% and the Exchange Cap of 19.99%. Daniel Zwirn (“Mr. Zwirn”), who is the manager of Arena, has voting control and investment discretion over the securities reported herein to be held by Arena. As a result, Mr. Zwirn may be deemed to have beneficial ownership (as determined under Section 13(d) of the Exchange Act) of the Ordinary Shares offered by this prospectus to be held by Arena. The business address for Arena is 405 Lexington Ave, 59th Floor, New York, New York 10174.

(2)	Consists of 20,000,000 Ordinary Shares that that we may, in our sole discretion, elect to sell to Arena pursuant to the ELOC Purchase Agreement, and 600,000 Ordinary Shares issuable within one (1) business day following the effectiveness of this prospectus in satisfaction of the ELOC Commitment Fee. The ELOC Purchase Agreement includes a blocker provision preventing the sale to Arena of Ordinary Shares if such sale would cause Arena’s beneficial ownership to exceed 9.99% of the Company’s then outstanding Ordinary Shares.
(3)	Pine Mountain Holdings Limited’s business address is 25th Floor OVEST, 77 Wing Lok Street, Sheung Wan, Hong Kong.
(4)	Roth Capital Partners, LLC business address is 888 San Clementine Drive, Newport Beach, CA 92660.
(5)	Ting Ye’s business address is Unit A, 17/F, 78 Hung To Road, Kwun Tong, Kowloon, Hong Kong.
(6)	Tang In Ha’s business address is Avenida DR. Sun Yat Sen (Taipa) N’S 690-694, Chun Hung Garden (FOE IUN) 12 ANDAR F, Taipa Macau.
(7)	Lao Wai Hong’s business address is 33D Tower II, Residence Oasis Tseung Kwan O, NT, Hong Kong.
(8)	Wong Nga Man’s business address is Flat 3, G/F, Block G, Fontana Villa, Tuen Mun, Hong Kong.
(9)	Chu Shuk Mei’s business address is Room 807, Wan Lam House, Wan Tau Tong Estate, Tai Po, N.T., Hong Kong.
(10)	Wong Man San’s business address is 3/F, Block 3, One Kai Tak 1, Kowloon City, Kowloon, Hong Kong.
(11)	Huang Yafangzhou’s business address is Flat C 1/F, Tower 2, Meridian Hill, 81 Broadcast Drive, Kowloon Tong, Hong Kong.
(12)	Sit Yi Sze business address is Room 905, Block J, Allways Gardens, Tsuen Wan, New Territory, Hong Kong.
(13)	Yik Pui Han Pauline’s business address is Room A, 20/F, Fairview Height, 1 Seymour Road, Central Mid-Level, Hong Kong.

137

PLAN OF DISTRIBUTION

We are registering the resale by the Selling Securityholders or their permitted transferees of (a) up to an aggregate of 20,000,000 ELOC Purchase Shares we may elect, in our sole discretion, to issue and sell to Arena under the ELOC Purchase Agreement, from time to time after the date of this prospectus and during the term of the ELOC Purchase Agreement; (b) up to 600,000 ELOC Commitment Fee Shares issuable to Arena as a commitment fee upon the execution of ELOC Purchase Agreement; (c) 81,818 Ordinary Shares issued to Roth pursuant to the Roth Agreement; (d) 1,027,996 Ordinary Shares issued upon the conversion of certain convertible notes, issued to Pine Mountain Holdings pursuant to the Pine Mountain Agreement; (e) 3,007,746 Ordinary Shares issued to Tian Ye pursuant to that certain Creditor Share Purchase Agreement, (f) 1,570,324 Ordinary Shares issued to Tang In Ha pursuant to the Creditor Share Purchase Agreement, (g) 2,659,273 Ordinary Shares issued to Lao Wai Hong pursuant to the Creditor Share Purchase Agreement, (h) 3,820,494 Ordinary Shares issued to Wong Nga Man pursuant to the Creditor Share Purchase Agreement, (i) 3,419,572 Ordinary Shares issued to Chu Shuk Mei pursuant to the Creditor Share Purchase Agreement, (j) 3,449,510 Ordinary Shares issued to Wong Man San pursuant to the Creditor Share Purchase Agreement, (k) 3,477,818 Ordinary Shares issued to Huang Yafangzhou pursuant to the Creditor Share Purchase Agreement, (l) 3,477,818 Ordinary Shares issued to Sit Yi Sze pursuant to the Creditor Share Purchase Agreement, and (m) 3,477,818 Ordinary Shares issued to Yik Pui Han Pauline pursuant to the Creditor Share Purchase Agreement.

The Ordinary Shares offered by this prospectus are being offered by the Selling Securityholders. The Ordinary Shares may be sold or distributed from time to time by the Selling Securityholders directly to one or more purchasers or through brokers, dealers, or underwriters who may act solely as agents at market prices prevailing at the time of sale, at prices related to the prevailing market prices, at negotiated prices, or at fixed prices, which may be changed. The sale of the Ordinary Shares offered by this prospectus could be effected in one or more of the following methods:

●	ordinary brokerage transactions and transactions in which the broker-dealer solicits Subscribers;

●	block trades in which the broker-dealer will attempt to sell the securities as agent but may position and resell a portion of the block as principal to facilitate the transaction;

●	purchases by a broker-dealer as principal and resale by the broker-dealer for its account;

●	an exchange distribution in accordance with the rules of the applicable exchange;

●	privately negotiated transactions;

●	settlement of short sales;

●	in transactions through broker-dealers that agree with the Selling Securityholders to sell a specified number of such securities at a stipulated price per security;

●	through the writing or settlement of options or other hedging transactions, whether through an options exchange or otherwise;

●	a combination of any such methods of sale; or

●	any other method permitted pursuant to applicable law.

The Selling Securityholders may also sell securities under Rule 144 or any other exemption from registration under the Securities Act, if available, rather than under this prospectus.

In order to comply with the securities laws of certain states, if applicable, the shares may be sold only through registered or licensed brokers or dealers. In addition, in certain states, the shares may not be sold unless they have been registered or qualified for sale in the state or an exemption from the state’s registration or qualification requirement is available and complied with.

Arena is an “underwriter” within the meaning of Section 2(a)(11) of the Securities Act.

138

Arena may engage one or more registered broker-dealers to effectuate resales, if any, of such Ordinary Shares that it may acquire from us. Such resales will be made at prices and at terms then prevailing or at prices related to the then current market price. Each such registered broker-dealer will be an underwriter within the meaning of Section 2(a)(11) of the Securities Act. Arena has informed us that each such broker-dealer it engages to effectuate resales of our Ordinary Shares on its behalf, may receive commissions from Arena for executing such resales for Arena and, if so, such commissions will not exceed customary brokerage commissions.

Arena has represented to us that no existing arrangements between the Selling Securityholders and any other shareholder, broker, dealer, underwriter or agent relating to the sale or distribution of the Ordinary Shares offered by this prospectus.

Broker-dealers engaged by the Selling Securityholders may arrange for other brokers-dealers to participate in sales. Broker-dealers may receive commissions or discounts from the Selling Securityholders (or, if any broker-dealer acts as agent for the Subscriber of securities, from the Subscriber) in amounts to be negotiated, but except as set forth in a supplement to this Prospectus, in the case of an agency transaction not in excess of a customary brokerage commission in compliance with FINRA Rule 2440; and in the case of a principal transaction a markup or markdown in compliance with FINRA IM-2440.

In connection with the sale of the securities or interests therein, the Selling Securityholders may enter into hedging transactions with broker-dealers or other financial institutions, which may in turn engage in short sales of the securities in the course of hedging the positions they assume. The Selling Securityholders may also sell securities short and deliver these securities to close out their short positions, or loan or pledge the securities to broker-dealers that in turn may sell these securities. The Selling Securityholders may also enter into option or other transactions with broker-dealers or other financial institutions or create one or more derivative securities which require the delivery to such broker-dealer or other financial institution of securities offered by this prospectus, which securities such broker-dealer or other financial institution may resell pursuant to this prospectus (as supplemented or amended to reflect such transaction).

The Company is required to pay certain fees and expenses incurred incident to the registration of the securities. The Company has agreed to indemnify the Selling Securityholders against certain losses, claims, damages and liabilities, including liabilities under the Securities Act.

We may from time to time file with the SEC one or more supplements to this prospectus or amendments to the registration statement of which this prospectus forms a part to amend, supplement or update information contained in this prospectus, including, if and when required under the Securities Act, to disclose certain information relating to a particular sale of shares offered by this prospectus by the Selling Securityholders, including with respect to any compensation paid or payable by the Selling Securityholders to any brokers, dealers, underwriters or agents that participate in the distribution of such shares by the Selling Securityholders, and any other related information required to be disclosed under the Securities Act. We will pay the expenses incident to the registration under the Securities Act of the offer and sale of the Ordinary Shares covered by this prospectus by the Selling Securityholders.

Arena has represented to us that at no time prior to the date of the ELOC Purchase Agreement has Arena, its sole member, any of their respective officers, or any entity managed or controlled by Arena or its sole member, engaged in or effected, in any manner whatsoever, directly or indirectly, for its own account or for the account of any of its affiliates, any short sale (as such term is defined in Rule 200 of Regulation SHO of the Exchange Act) of our Ordinary Shares or any hedging transaction, which establishes a net short position with respect to our Ordinary Shares. Arena has agreed that during the term of the ELOC Purchase Agreement, none of Arena, its sole member, any of their respective officers, or any entity managed or controlled by Arena or its sole member, will enter into or effect, directly or indirectly, any of the foregoing transactions for its own account or for the account of any other such person or entity.

Under applicable rules and regulations under the Exchange Act, any person engaged in the distribution of the resale securities may not simultaneously engage in market making activities with respect to the Ordinary Shares for the applicable restricted period, as defined in Regulation M, prior to the commencement of the distribution. In addition, the Selling Securityholders will be subject to applicable provisions of the Exchange Act and the rules and regulations thereunder, including Regulation M, which may limit the timing of purchases and sales of the Ordinary Shares by the Selling Securityholders or any other person. We will make copies of this prospectus available to the Selling Securityholders and have informed them of the need to deliver a copy of this prospectus to each Subscriber at or prior to the time of the sale (including by compliance with Rule 172 under the Securities Act).

139

EXPERTS

The consolidated financial statement of Currenc Group Inc. as of December 31, 2024, included herein, have been audited by MRI Moores Rowland LLP, an independent registered public accounting firms, as stated in their reports appearing herein. Such financial statements are included in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

LEGAL MATTERS

The validity of the Ordinary Shares offered by this prospectus has been passed upon for us by Ogier (Cayman) LLP.

WHERE YOU CAN FIND MORE INFORMATION

We have filed with the SEC a registration statement on Form S-1 under the Securities Act with respect to the shares of Ordinary Shares offered by this prospectus. This prospectus, which constitutes a part of the registration statement, does not contain all of the information set forth in the registration statement, some of which is contained in exhibits to the registration statement as permitted by the rules and regulations of the SEC. For further information with respect to us and our Ordinary Shares, we refer you to the registration statement, including the exhibits filed as a part of the registration statement.

Statements contained in this prospectus concerning the contents of any contract or any other document are not necessarily complete. If a contract or document has been filed as an exhibit to the registration statement, please see the copy of the contract or document that has been filed. Each statement is this prospectus relating to a contract or document filed as an exhibit is qualified in all respects by the filed exhibit. Until June 30, 2025, we have filed annual, quarterly, current reports, and other information with the SEC. After June 30, 2025, we have begun reporting under the Exchange Act as a foreign private issuer. We will future annual reports on Form 20-F and furnish our future current reports on Form 6-K. The SEC maintains an Internet website that contains reports, proxy statements and other information about issuers, like us, that file electronically with the SEC. The address of that website is www.sec.gov.

140

F-1

CURRENC GROUP INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED BALANCE SHEETS (UNAUDITED)

	March 31, 2025	December 31, 2024 (restated)
	US$	US$
ASSETS
Current assets:
Cash and cash equivalents	62,300,298	63,821,397
Restricted cash	40,978	40,742
Accounts receivable, net	2,103,924	2,115,681
Other financial assets	3,171,000	-
Amounts due from related parties	449,094	560,823
Prepayments, receivables and other assets	25,874,112	20,948,216
Total current assets	93,939,406	87,486,859
Non-current assets:
Equipment and software, net	1,118,661	1,055,520
Right-of-use asset	294,965	349,240
Intangible assets	3,000,978	3,386,117
Goodwill	12,059,428	12,059,428
Deferred tax assets	344,291	342,822
Total non-current assets:	16,818,323	17,193,127
Total assets	110,757,729	104,679,986
LIABILITIES AND SHAREHOLDERS’ DEFICIT
Current liabilities:
Borrowings	20,128,362	20,150,058
Receivable factoring	480,225	258,415
Other financial liabilities	3,329,550	-
Accounts payable, accruals and other payables	51,411,453	55,329,740
Amounts due to related parties	76,472,666	67,697,074
Convertible bonds	1,750,000	1,750,000
Lease liabilities	177,505	171,909
Total current liabilities	153,749,761	145,357,196
Non-current liabilities:
Deferred tax liabilities	784,479	876,912
Employee benefit obligation	39,259	45,289
Lease liabilities	111,833	156,647
Total non-current liabilities:	935,571	1,078,848
Total liabilities	154,685,332	146,436,044

Commitments and contingencies (Note 10)

Shareholders’ deficit:
Ordinary shares (US$0.0001 par value; 555,000,000 shares authorized 46,527,999 and 46,527,999 shares issued and outstanding as of March 31, 2025, and December 31, 2024, respectively) (1)	4,653	4,653
Additional paid-in capital (1)	67,797,587	65,638,838
Accumulated deficit	(136,197,260)	(131,522,902)
Accumulated other Comprehensive Loss	7,873	(108,122)
Total shareholders’ deficit attributable to Currenc Group Inc.	(68,387,147)	(65,987,533)
Non-controlling interests	24,459,544	24,231,475
Total deficit	(43,927,603)	(41,756,058)
Total liabilities, mezzanine equity and shareholders’ deficit	110,757,729	104,679,986

(1)	Retrospectively restated to reflect Reverse Recapitalization – See Note 1 and Note 2.

The accompanying notes form an integral part of these condensed consolidated financial statements.

F-2

CURRENC GROUP INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS AND COMPREHENSIVE LOSS (UNAUDITED)

	Three months ended March 31,
	2025	2024
	US$	US$

Revenue	10,055,569	13,104,123
Cost of revenue	(6,854,172)	(8,696,562)
Gross profit	3,201,397	4,407,561
Selling expenses	-	(3,987)
General and administrative expenses	(7,522,252)	(5,824,208)
Loss from operations	(4,320,855)	(1,420,634)
Finance costs, net	(1,087,313)	(1,311,363)
Other income	969,691	189,735
Other expenses	(402)	(19,137)
Loss before income tax	(4,438,879)	(2,561,399)
Income tax expense	(48,479)	(70,529)
Net loss	(4,487,358)	(2,631,928)
Net income attributable to non-controlling interests	(187,000)	(403,056)
Net loss attributable to Currenc Group Inc.	(4,674,358)	(3,034,984)

Net loss per share, basic and diluted (1)	(0.13)	(0.09)

Shares used in net loss per share computation, basic and diluted (1)	35,374,891	33,980,753

Other comprehensive loss:
Foreign currency translation adjustments	171,532	368,135
Total comprehensive loss	(4,315,826)	(2,263,793)
Total Comprehensive Loss attributable to non-controlling interests	(228,069)	(407,798)
Total comprehensive loss attributable to Currenc Group Inc.	(4,543,895)	(2,671,591)

(1)	Retrospectively restated to reflect Reverse Recapitalization – See Note 1 and Note 2.

The accompanying notes form an integral part of these condensed consolidated financial statements.

F-3

CURRENC GROUP INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF CHANGES IN SHAREHOLDERS’ DEFICIT

For the Three months ended March 31, 2025 AND 2024 (UNAUDITED)

					Accumulated Other Comprehensive Loss
	Number of Shares	Common Shares	Additional Paid-in Capital	Accumulated Deficit	Foreign currency translation adjustments	Remeasurement of post-employee benefits obligation	Total Shareholders’ Deficit	Non-controlling Interests	Total Deficit
Balance at January 1, 2024 (as previously reported)	58,030,000	58,030	29,172,373	(92,075,379)	68,551	19,815	(62,756,610)	23,613,363	(39,143,247)
Retroactive application of the recapitalization	(24,049,247)	(54,632)	54,632	-	-	-	-	-	-
Balance at January 1, 2024 (as adjusted)	33,980,753	3,398	29,227,005	(92,075,379)	68,551	19,815	(62,756,610)	23,613,363	(39,143,247)
Net loss	-	-	-	(3,034,984)	-	-	(3,034,984)	403,056	(2,631,928)
Foreign currency translation adjustments	-	-	-	-	363,393	-	363,393	4,742	368,135
Disposal of subsidiaries	-	-	-	-	-	-	-	-	-
Balance at March 31, 2024	33,980,753	3,398	29,227,005	(95,110,363)	431,944	19,815	(65,428,201)	24,021,161	(41,407,040)

					Accumulated Other Comprehensive Loss
	Number of Shares	Common Shares	Additional Paid-in Capital	Accumulated Deficit	Foreign currency translation adjustments	Remeasurement of post-employee benefits obligation	Total Shareholders’ Deficit	Non-controlling Interests	Total Deficit
Balance at January 1, 2025	46,527,999	4,653	65,638,838	(131,522,902)	(142,401)	34,279	(65,987,533)	24,231,475	(41,756,058)
Share-based compensation	-	-	2,158,749	-	-	-	2,158,749	-	2,158,749
Net loss	-	-	-	(4,674,358)	-	-	(4,674,358)	187,000	(4,487,358)
Foreign currency translation adjustments	-	-	-	-	130,463	-	130,463	41,069	171,532
Remeasurement for the year	—	—	—	—	—	(14,468)	(14,468)	—	(14,468)
Balance at March 31, 2025	46,527,999	4,653	67,797,587	(136,197,260)	(11,938)	19,811	(68,387,147)	24,459,544	(43,927,603)

The accompanying notes form an integral part of these condensed consolidated financial statements.

F-4

CURRENC GROUP INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS (UNAUDITED)

	Three months ended March 31,
	2025	2024
	US$	US$
Cash flows from operating activities:
Net loss	(4,487,358)	(2,631,928)
Adjustments to reconcile net loss to net cash provided by operating activities:
Non-cash expense for Share-based compensation	2,158,749	-
Depreciation of equipment and software	123,799	142,518
Depreciation of right-of-use assets	53,712	41,981
Amortization of intangible assets	385,139	831,392
Deferred income taxes	(92,426)	54,704
Disposal of fixed assets	401	-
Unrealized foreign exchange gain	328,269	(124,690)
Changes in operating assets and liabilities:
Accounts receivable	33,923	(110,270)
Prepayments, receivables and other assets	(4,918,772)	9,477,057
Escrow money payable	-	218,542
Client money payable	-	146,847
Accounts payable, accruals and other payables	(4,068,655)	(7,014,740)
Interest payable on convertible bonds	-	952,736
Amount due from a director	729,198	-
Amount due to Immediate holding company	23,766	-
Amounts due from related parties	(3,652)	-
Amounts due to related parties	8,245,995	(2,205,121)
Net cash used in operating activities	(1,487,912)	(220,972)

Cash flows from investing activities:
Decrease in short-term investments	-	615
Purchases of property, plant and equipment	(175,158)	(12,058)
Proceed received from disposal of PPE	596	-
Net cash used in investing activities	(174,562)	(11,443)

Cash flows from financing activities:
Proceeds from borrowings	-	639,210
Repayment of borrowings	-	(95,742)
Proceeds from receivable factoring	433,287	586,789
Repayment of receivable factoring	(218,974)	(610,559)
Payment of principal elements of lease liabilities	(65,286)	(46,295)
Payment of interest elements of lease liabilities	(7,416)	(2,952)
Net cash generated from/(used in) financing activities	141,611	470,451

Net decrease in cash and cash equivalents	(1,520,863)	238,036
Cash and cash equivalents, restricted cash and escrow money receivable at beginning of the period	63,862,139	58,960,384
Cash and cash equivalents, restricted cash and escrow money receivable at end of the period	62,341,276	59,198,420

Supplemental disclosure of cash flow information:
Income taxes paid	(140,905)	(15,825)
Interest paid	(48,773)	(346,270)

The accompanying notes form an integral part of these condensed consolidated financial statements.

F-5

CURRENC GROUP INC. AND SUBSIDIARIES

NOTES TO THE CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED)

1 Organization and business

Currenc Group Inc. and its wholly owned subsidiaries (collectively, the “Company” or “Currenc”) is a limited liability company incorporated in the Cayman Islands on March 8, 2021. It is an investment holding company headquartered in Singapore.

The Company was originally a publicly traded special purpose acquisition company named INFINT Acquisition Corporation (“INFINT”), which was formed for the purpose of acquiring, engaging in a share exchange, share reconstruction and amalgamation with, purchasing all or substantially all of the assets of, entering into contractual arrangements with, or engaging in any other similar business combination with one or more businesses or entities.

The Company’s principal subsidiaries at March 31, 2025, are set out below:

			Percentage of ownership held by the Company
Company Name	Place of incorporation	Principal activities	Directly	Indirectly
Seamless Group Inc.	Cayman Islands	Investment holding	100%
Dynamic Investment Holdings Limited	Cayman Islands	Investment holding		100%
Bagus Fintech Pte. Ltd.	Singapore	Providing business center services	—	100%
CURRENC Capital Inc.	Cayman Islands	Investment holding	100%	—
CURRENC US INC.	United States	Investment holding	100%	—
CURRENC Power Inc.	Cayman Islands	Investment holding	100%	—
Seamless AI Inc.	BVI	Investment holding	—	51%
Seamless Lab Limited	Hong Kong	Development of AI call center and system integration	—	51%
CURR-ARC GP Limited	Hong Kong	Acting as General Partner of Limited Partnership Fung	—	100%
CURR-ARC AI Fund 1 LPF	Hong Kong	Limited Partnership Fund	—	100%
Tranglo Sdn. Bhd.	Malaysia	Provision of international airtime reload, international money transfer services, its related implementation, technical and maintenance services	—	60%
PT Tranglo Indonesia	Indonesia	Operating money remittance business	—	60%
PT Tranglo Solusindo	Indonesia	Providing and sourcing airtime and other related services	—	60%
Tranglo (MEA) Limited	Hong Kong	Providing and sourcing airtime and other related services	—	60%
Tranglo Europe Ltd	United Kingdom	Operating money remittance business	—	60%
Tranglo Pte. Ltd.	Singapore	Operating money remittance business	—	60%
Treatsup Sdn. Bhd.	Malaysia	Research, development and commercialisation of Treatsup application and provision of implementation, technical services and maintenance related to the application	—	60%
Dynamic Indonesia Holdings Limited	Cayman Islands	Investment holding	—	100%

F-6

CURRENC GROUP INC. AND SUBSIDIARIES

NOTES TO THE CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED)

1 Organization and business (continued)

Dynamic Indonesia Pte. Ltd.	Singapore	Retail sales via the internet and development of other software and programming activities	—	82.0%
PT Dynamic Wallet Indonesia	Indonesia	Business operations have not commenced	—	82.2%
PT Walletku Indompet Indonesia	Indonesia	(i) Retail commerce through media, for textile commodities, clothing, footwear and personal needs, (ii) web portal and/or digital platforms for commercial purposes, and (iii) software publisher	—	82.2%

2 Summary of significant accounting policies

(a) Basis of presentation and principles of consolidation

The accompanying unaudited condensed consolidated financial statements reflect all normal and recurring adjustments that are, in the opinion of management, necessary to present a fair statement of the Company’s financial position as of March 31, 2025, and the results of operations for the three months ended March 31, 2025 and 2024. In the opinion of management, all adjustments (consisting of normal recurring accruals) considered necessary in order to make the consolidated financial statements not misleading have been included. The unaudited condensed consolidated financial statements have been prepared pursuant to the rules and regulations of the Securities and Exchange Commission (the “SEC”) and accordingly do not include all of the disclosures normally made in the Company’s annual financial statements. Accordingly, these unaudited condensed consolidated financial statements should be read in conjunction with the consolidated financial statements and notes thereto of the Company for the fiscal year ended December 31, 2024.

(b) Emerging Growth Company

The Company is an “emerging growth company,” as defined in Section 2(a) of the Securities Act, as modified by the Jumpstart Our Business Startups Act of 2012 (the “JOBS Act”), and it may take advantage of certain exemptions from various reporting requirements that are applicable to other public companies that are not emerging growth companies including, but not limited to, not being required to comply with the auditor attestation requirements of Section 404 of the Sarbanes-Oxley Act, reduced disclosure obligations regarding executive compensation in its periodic reports and proxy statements, and exemptions from the requirements of holding a nonbinding advisory vote on executive compensation and shareholder approval of any golden parachute payments not previously approved.

Further, Section 102(b)(1) of the JOBS Act exempts emerging growth companies from being required to comply with new or revised financial accounting standards until private companies (that is, those that have not had a Securities Act registration statement declared effective or do not have a class of securities registered under the Exchange Act) are required to comply with the new or revised financial accounting standards. The JOBS Act provides that a company can elect to opt out of the extended transition period and comply with the requirements that apply to non-emerging growth companies but any such election to opt out is irrevocable. The Company has elected not to opt out of such extended transition period which means that when a standard is issued or revised and it has different application dates for public or private companies, the Company, as an emerging growth company, can adopt the new or revised standard at the time private companies adopt the new or revised standard. This may make comparison of the Company’s financial statements with another public company which is neither an emerging growth company nor an emerging growth company which has opted out of using the extended transition period difficult or impossible because of the potential differences in accounting standards used.

F-7

CURRENC GROUP INC. AND SUBSIDIARIES

NOTES TO THE CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED)

2 Summary of significant accounting policies (continued)

(c) Going concern

The accompanying unaudited condensed consolidated financial statements have been prepared using the going concern basis of accounting, which contemplates the realization of assets and the satisfaction of liabilities in the normal course of business.

As of March 31, 2025, the Company had cash balances of $62.3 million, a working capital deficit of $59.8 million and net capital deficit $43.9 million. For the three months ended March 31, 2025, the Company had a net loss of $4.5 million and net cash used in operating activities of $1.5 million. Net cash used in investing activities was $0.2 million. These conditions cast substantial doubt about the Company’s ability to continue as a going concern.

While the Company believes that it will be able to grow the Company’s revenue base and control expenditures, there is no assurance that it will be able to achieve these goals. As a result, the Company continually monitors its capital structure and operating plans and evaluates various potential funding alternatives that may be needed to finance the Company’s business development activities, general and administrative expenses and growth strategy. In addition, on February 10, 2025, the Company entered into the ELOC Purchase Agreement with a third party. Under the ELOC scheme, the company will have the capacity to issue additional shares and dispose in the market for extra liquidity, up to $10,000,000 worth of ordinary shares.

(d) Use of estimates

The preparation of the accompanying unaudited condensed consolidated financial statements in conformity with GAAP requires management to make estimates, assumptions and judgments that affect the reported amounts of assets and liabilities, the disclosure of contingent assets and liabilities at the date of the consolidated financial statements and the reported amounts of revenue and expenses during the reporting periods. Certain accounting estimates of the Company require a higher degree of judgment than others in their application. These include valuation of goodwill, provision for credit losses, impairment of long-lived assets, valuation of convertible bonds, income tax, valuation of employee stock options and estimates related to lease accounting involving discount rates used in lease calculations (if estimate using incremental borrowing rate) and lease term assumptions considering exercise of renewal or termination options. Management bases its estimates on historical experience and on various other assumptions that are believed to be reasonable under the circumstances, the results of which form the basis for making judgments about the carrying values of assets and liabilities. Actual results may differ from these estimates, and such differences may be material.

(e) Revenue recognition

The Company complies with ASC 606, Revenue from Contracts with Customers.

Revenue from contracts with customers is measured based on the consideration specified in a contract with a customer in exchange for transferring goods or services to a customer net of sales and service tax, returns, rebates and discounts. The Company recognizes revenue when (or as) it transfers control over a product or service to its customer. An asset is transferred when (or as) the customer obtains control of the asset. Depending on the substance of the contract, revenue is recognized when the performance obligation is satisfied, which may be at a point in time or over time.

Contract assets represent the Company’s right to consideration for performance obligations that have been fulfilled but for which the customer has not been billed as of the balance sheet date.

F-8

CURRENC GROUP INC. AND SUBSIDIARIES

NOTES TO THE CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED)

2 Summary of significant accounting policies (continued)

Remittance services revenue

Revenue from contracts with customers on service charges and gain/loss on foreign exchange arising from remittance activities are recognized upon the processing and execution of the international money transfer transactions. Remittance services are further divided into Fiat Currency Prefunded Remittance Service and XRP Prefunded Remittance Service. Management has considered these two services to be two product lines.

The customers of the remittance services or Remittance Partners, are financial institutions. Remittance Partners who use the fiat currency prefunding option for their remittance business with the Company are referred to as Fiat Currency Prefunded Remittance Partners, whereas customers who choose the XRP Prefunding mode are referred to as XRP Prefunded Remittance Partners.

Fiat Currency Prefunded Remittance Service

The Company earns revenue by charging their customers a fiat currency prefunded remittance fee when they use the Company’s platform to transfer money to a beneficiary in another country. These fiat currency prefunded remittance fees are fixed and specific for every country’s currency and are charged at the point-in-time of executing this performance obligation. Prior to delivering cash to the customer’s beneficiary, the customer must directly provide the Company with prefunding (i.e., the cash to be remitted to the beneficiary). This is the traditional prefunding process, which the Company describes as Fiat Currency Prefunded Remittance Service.

XRP Prefunded Remittance Service

Unlike the Fiat Currency Prefunded Remittance Service, the customer obtains prefunding through Ripple Solution offered by Ripple Lab Inc. with the XRP Prefunded Remittance Service. Ripple supplies the customer with the XRP equivalent of the requested prefunding. The Company subsequently liquidates this XRP on Ripple’s behalf, and the fiat currency obtained as a result of the liquidation process is transferred to the customer’s beneficiary. Customers who prefund their remittance service with XRP must enter into an agreement with Ripple and undergo stringent credit checks in order to get XRP prefunding and use Ripple’s platform. The Company charges their customers an XRP Prefunded Remittance Service Fee when the money is transferred to the customer’s beneficiary.

For both the XRP Prefunded and Fiat Currency Prefunded Remittance Services, the Company has no obligations to the customer in terms of guarantees, warranties or other similar obligations. There are also no significant payment terms involved as the Company obtains their fees shortly after charging their customers.

Sales WalletKu Modern Channel

Revenue from the sale of goods is recognized at the point in time when the Company satisfies its performance obligation, which is upon delivery of the goods to the customer. The credit terms are typically 3-7 days.

Sales of airtime

Revenue from airtime sold is recognized when the relevant international airtime transfer or reload request is processed and executed.

Other services

Revenue from contracts with customers on other services is recognized as and when services are rendered.

F-9

CURRENC GROUP INC. AND SUBSIDIARIES

NOTES TO THE CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED)

2 Summary of significant accounting policies (continued)

(f) Segments

As the chief operating decision-maker, or CODM, of the Company, the Chief Executive Officer, or CEO, reviews the financial results when making decisions about allocating resources and assessing the performance of the Company. The Tranglo Sdn BHD and related subsidiaries (“Tranglo”) and PT Walletku Indompet Indonesia (“WalletKu”) are all considered operating segments. These have been aggregated into two reportable segments, which are remittance services and sales of airtime. Other services are not assigned to a specific reportable segment as their results of operations are immaterial.

The remittance segment is operated through Tranglo. Tranglo operates the remittance hub covering Southeast Asia and globally, which in the downstream segment of the remittance business. Management operates, monitors and evaluates the whole remittance business so as to create maximum value for the Company.

The Company operates the airtime segment via its international airtime transfer business through Tranglo and its retail airtime trading business locally in Indonesian through WalletKu. As with the remittance segment, management believes maximum synergy and business value can best be achieved by aggregating and managing the airtime business through these two subsidiaries.

On July 30, 2024, Seamless Group Inc. disposed all of its equity interest in GEA Holdings Limited to L&L Health Holdings Limited, a related company. On August 30, Seamless Group Inc. has disposed all of the equity interest in TNG (Asia) Limited and deconsolidated the subsidiary. For comparability, TNGA and GEA operation were not included in the segment reporting in the three months period ended March 31, 2025, onwards, while the TNGA and GEA operation were included in the three months period ended March 31, 2024.

(g) Share-based compensation

The Company accounts for share-based payments in accordance with ASC Topic 718 “Compensation – Stock Compensation”, or ASC 718, under which the fair value of awards issued to employees is expensed over the period in which the awards vest.

As of March 31, 2025, 2,188,771 vested shares have been distributed to the staff, while 1,775,553 vested shares remain in trust. Fair value of the outstanding unvested shares to employee are $13,178,775.56

The Company estimates the fair value of awards using an Income Approach (Finnerty method). The Company accounts forfeitures as they occur. For the awards granted on July 29, 2022, the following assumptions were used in the model:

Expected Volatility (39.84% to 43.74%)

Expected Dividend Yield (0%)

Expected Time to Liquidity (0.92 years to 2.92 years)

Exercise Price ($Nil)

Stock price at grant date ($6.55)

F-10

CURRENC GROUP INC. AND SUBSIDIARIES

NOTES TO THE CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED)

2 Summary of significant accounting policies (continued)

Weighted Average Fair Value of 1 Share ($5.73)

The fair value of the awards granted on July 29, 2022 is $33,284,970.

For the awards granted on August 21, 2024, the following assumptions were used in the model:

Expected Volatility (26.65% to 42.32%)

Expected Dividend Yield (0%)

Expected Time to Liquidity (0.03 years to 2.03 years)

Exercise Price ($Nil)

Stock price at grant date ($6.22)

Weighted Average Fair Value of 1 Share ($5.75)

On August 30, 2024, Seamless re-granted 466,573 shares out of the forfeited shares mentioned above. The fair value of the awards granted on August 30, 2024 is $2,695,334.

In February 2025, Seamless granted 320,071 shares out of the forfeited shares to its employees.

Fair value of the shares granted is $310,292. Fair value is based on the closing market price of the shares prior to the grant date.

For the awards granted on February 25, 2025, the following assumptions were used in the model:

●	Closing stock price of the Company before the grant date was $1.49.

●	Share-based compensation expense of $2,158,749 and $Nil was recognized under General and administrative expenses for the three months ended March 31, 2025 and 2024, respectively. Share-based compensation expense is not recognized in three months ended March 31, 2024 as the expenses are start recognising upon the completion of de-SPAC process.

(h) Prefunding to remittances partner

Prefunding to remittance partner represents deposits made with such a partner for remittance services to be rendered by the partner in the future. The prepayments are utilized when a remittance order is executed by the partner and the resulting amount of the order is deducted from the balance with the partner.

The Company allows its remittance partners to prefund their balance through cryptocurrencies. These cryptocurrencies are mainly XRP. Ripple provides the XRP upon request to the Company and its remittance partners. Under applicable accounting standards, the Company is an agent when facilitating cryptocurrency transactions on behalf of its customers. These cryptocurrencies are held under a bailment arrangement in an account in the Company’s name on behalf of its business partner but they are not Seamless’s assets and therefore, are not reflected as cryptocurrency assets on the Company’s consolidated balance sheets . Although the Company does not control the XRP in the bailment account, the Company is responsible for safeguarding the XRP in the bailment account.

F-11

CURRENC GROUP INC. AND SUBSIDIARIES

NOTES TO THE CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED)

2 Summary of significant accounting policies (continued)

(h) Prefunding to remittances partner (continued)

Independent Reserve SG Pte Ltd (“Independent Reserve”), Philippine Digital Asset Exchange (“Pdax”), Betur, Inc. (“Coins.ph”) and Bitstamp Global Limited (“Bitstamp”) (collectively, the “Cryptocurrency Exchanges”) are centralized crypto exchanges which keep the cryptographic keys for each respective XRP wallet and provide the Company with its respective API access keys. The Company is the only party that holds the API access keys that grant it direct access to its XRP wallet maintained on the respective Cryptocurrency Exchange. The Cryptocurrency Exchanges maintain records of all assets deposited by its users and send statements to the Company. The Company reconciles its internal ODL transaction records to the statements received from the Cryptocurrency Exchanges to ensure that these are accurate. The Company has an obligation to protect the API access keys from being abused or stolen. The Company is responsible for any damages caused by loss or theft.

On January 23, 2025, the U.S. Securities and Exchange Commission, or SEC, issued Staff Accounting Bulletin (SAB) No. 122, which rescinds SAB No. 121. Under SAB 121, entities that safeguard crypto-assets for platform users were required to recognize a corresponding liability and asset for those obligations. SAB 122 eliminates this requirement and must be applied retrospectively for all periods presented.

In accordance with SEC Staff Accounting Bulletin No. 99, “Materiality,” and SEC Staff Accounting Bulletin No. 108, “Considering the Effects of Prior Year Misstatements when Quantifying Misstatements in Current Year Financial Statements,” the Company evaluated the changes and has determined that the related impacts were material to previously presented financial statements.

The following tables summarize the effect of the restatement on each financial statement line item as of the date, and for the periods indicated.

	December 31, 2024
	Previously Reported	Adjustments	As Restated
	US$	US$	US$
Consolidated Balance Sheets as of December 31, 2024
Prepayments, receivables and other assets	24,738,392	(3,790,176)	20,948,216
Accounts payable, accruals and other payables	59,119,916	(3,790,176)	55,329,740

(i) Net loss per share

Basic earnings per share is calculated by dividing the net loss by the weighted average number of ordinary shares outstanding for the period, without consideration of potentially dilutive securities.

Diluted net earnings per share is calculated by dividing the net loss by the weighted average number of ordinary shares and potentially dilutive securities outstanding for the period. If there is a loss, potentially dilutive securities are not considered, as they would be anti-dilutive.

The following tables provide the calculation of basic and diluted net loss per ordinary share for the three months ended March 31, 2025 and 2024:

F-12

CURRENC GROUP INC. AND SUBSIDIARIES

NOTES TO THE CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED)

2 Summary of significant accounting policies (continued)

	Three months ended March 31,
	2025	2024

Numerator:
Net loss	$(4,674,358)	$(3,034,984)

Denominator:
Weighted average ordinary shares outstanding	35,374,891	33,980,753

Basic and diluted net (loss) per share	$(0.13)	$(0.09)

The following table sets forth the total number of shares that may potentially be dilutive ordinary shares in the future. The holders of these shares do not have a contractual obligation to share in the Company’s losses. The Company excluded the following potential ordinary shares, presented based on amounts outstanding at each period end, from the computation of diluted loss per share:

	March 31, 2025	March 31, 2024

Warrants	17,796,765	-
Convertible bonds (treasury stock method)	1,027,997	2,604,554

(j) Warrants

The Company accounts for warrants as either equity-classified or liability-classified instruments based on an assessment of the warrant’s specific terms and applicable authoritative guidance in ASC 480 and ASC 815, Derivatives and Hedging (“ASC 815”). The assessment considers whether the warrants are freestanding financial instruments pursuant to ASC 480, meet the definition of a liability pursuant to ASC 480, and whether the warrants meet all of the requirements for equity classification under ASC 815, including whether the warrants are indexed to the Company’s own common stock, among other conditions for equity classification. This assessment, which requires the use of professional judgment, is conducted at the time of warrant issuance and as of each subsequent reporting period end date while the warrants are outstanding. All of the Company’s warrants have met the criteria for equity treatment (see Note 11, Shareholders’ Deficit, for additional information).

(k) Fair Value Measurements

Fair value is the price that would be received to sell an asset or paid to transfer a liability in an orderly, hypothetical transaction between market participants at the measurement date, or exit price. ASC 820, Fair Value Measurement (“ASC 820”) establishes a fair value hierarchy for inputs, which requires an entity to maximize the use of observable inputs and minimize the use of unobservable inputs when measuring fair value. Level 1 provides the most reliable measure of fair value, whereas Level 3 generally requires significant management judgment. The three levels are defined as follows:

●	Level 1 – Quoted prices in active markets for identical assets or liabilities.
●	Level 2 – Inputs other than Level 1 that are observable, either directly or indirectly, such as quoted prices for similar assets or liabilities; quoted prices in markets that are not active; or other inputs that are observable or can be corroborated by observable market data for substantially the full term of the assets or liabilities; and
●	Level 3 – Unobservable inputs that are supported by little or no market activity and that are significant to the fair value of the assets or liabilities.

F-13

CURRENC GROUP INC. AND SUBSIDIARIES

NOTES TO THE CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED)

2 Summary of significant accounting policies (continued)

ASC 825-10, Financial Instruments, allows entities to voluntarily choose to measure certain financial assets and liabilities at fair value (fair value option). The fair value option may be elected on an instrument-by-instrument basis and is irrevocable unless a new election date occurs. If the fair value option is elected for an instrument, unrealized gains and losses for that instrument should be reported in earnings at each subsequent reporting date. The Company elected to apply the fair value option to its the convertible bonds and convertible promissory note described in Note 8, Convertible bonds and notes. These financial liabilities were initially measured at its issue-date fair value and is subsequently remeasured at fair value on a recurring basis at each reporting period date. The Company elected to present the fair value and the accrued interest component separately in the statements of operations. Changes in fair value of debt presented in the “Other income” or “Other expenses” line item under other income in the statements of operations.

(l) Recent Accounting Pronouncements

From time to time, new accounting pronouncements are issued by the Financial Accounting Standards Board, or FASB, or other standard setting bodies and adopted by the Company as of the specified effective date. Unless otherwise discussed, the impact of recently issued standards that are not yet effective are not expected to have a material impact on the Company’s financial position or results of operations upon adoption.

In November 2024, the FASB issued ASU 2024-03 Income Statement - Reporting Comprehensive Income - Expense Disaggregation Disclosures (Disaggregation of Income Statement Expenses). The new standard requires disclosure in the notes to the financial statements of additional specified information about certain costs and expenses. The standard does not change or remove current expense disclosure requirements. This ASU is effective for the Company’s annual periods beginning on October 1, 2027, and interim periods beginning on October 1, 2028. The Company is currently evaluating the impact of the new rule on its financial statements and disclosures.

F-14

CURRENC GROUP INC. AND SUBSIDIARIES

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

3 Goodwill

	Goodwill
	Gross	Impairment	Net
	US$	US$	US$

Balance as of January 1, 2024	27,001,383	-	27,001,383
Goodwill impairment during the year	-	(14,941,955)	(14,941,955)
Balance as of December 31, 2024, January 1, 2025, and March 31, 2025	27,001,383	(14,941,955)	12,059,428

During the year ended December 31, 2024, the Company determined during its annual assessment that the goodwill associated with the Indonesian airtime business was impaired, and recorded impairment charges of $14.9 million.

During the year ended December 31, 2024, the Company recognized a goodwill impairment loss of $5.4 million related to the airtime reporting unit. The impairment was primarily driven by the deterioration of business performance of WalletKu. The impairment was identified following the annual goodwill impairment testing. The WalletKu reporting unit’s financial performance had significantly underperformed expectations due to limited growth in Indonesian market. In addition, the reporting unit’s forecasted growth rates were revised based on current market conditions and customer trends.

During the year ended December 31, 2024, the Company recognized a goodwill impairment loss of $9.5 million related to the Remittance reporting unit. The impairment was primarily driven by the slowdown of business growth of Tranglo. The impairment was identified following the annual goodwill impairment testing. The reporting unit’s forecasted growth rates were revised based on current market conditions and customer trends.

There is no triggering events for additional impairment testing has occurred in the three months period ended March 31, 2025.

The following table sets forth the goodwill by reportable segments:

	March 31, 2025	December 31, 2024
	US$	US$
Remittance services	12,919,935	12,919,935
Sales of Airtime	8,639,493	8,639,493
	21,559,428	21,559,428

The goodwill was arising from the acquisition of Tranglo and WalletKu Group in 2018 and 2022 respectively.

F-15

CURRENC GROUP INC. AND SUBSIDIARIES

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

4 Borrowings

	March 31, 2025	December 31, 2024
	US$	US$

Short-term borrowings (i)	7,551,296	7,565,887

Long-term borrowings (ii)	3,677,066	3,684,171
Less: current maturities	(3,677,066)	(3,684,171)
Non-current maturities	-	-

Promissory note	8,900,000	8,900,000
Total Borrowings	20,128,362	20,150,058

(i)	As of March 31, 2025, and December 31, 2024, the Company had several unsecured short-term loans from independent third parties which were repayable within one year and charged interest rates ranging from Nil to 24.0% and Nil to 24.0% per annum, respectively. As of March 31, 2025, and December 31, 2024, the weighted average interest rate of these borrowings was 13.7% and 13.7% per annum, respectively. The borrowings are denominated in Hong Kong Dollar (“HK$”) and United States Dollar (“US$”).

(ii)	As of March 31, 2025, the Company obtained several unsecured long-term loans for two to five years. Interest rates ranged from 12.0% to 15.0% per annum, respectively. As of March 31, 2025, the weighted average interest rate of these borrowings was 12.6% per annum. The borrowings are denominated in HK$ and US$.

As of March 31, 2025, and December 31, 2024, the Company obtained loans from two members of management of the Company.

A loan of HK$12.3 million (equivalent to US$1.6 million) has been provided by Mr. Alexander Kong, the Chairman, at an interest rate of 12% per annum. Another loan of HK$3.6 million (equivalent to US$0.5 million) has been provided by Dr. Ronnie Hui, the Chief Executive Officer, at an interest rate of 12% per annum.

As of March 31, 2025, loans of US$7.9 million were guaranteed by Mr. Alexander Kong (2024: US$7.9 million).

Interest expense during the three month periods ended March 31, 2025 and 2024 was US$928,763 and US$1,311,363, respectively.

F-16

CURRENC GROUP INC. AND SUBSIDIARIES

NOTES TO THE CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED)

4 Borrowings (continued)

In connection with the Business Combination, the Company executed several unsecured promissory notes on August 30, 2024:

(i) Promissory Notes to Third Parties

On August 30, 2024, the Company issued unsecured promissory notes for approximately $5.7 million to D Boral Capital LLC (“D Boral”), formerly known as EF Hutton LLC to settle the balance of deferred underwriting fees and approximately $3.2 million to Greenberg Traurig, LLP to settle the balance of legal fees. The outstanding amount under the loans as of March 31, 2025, was approximately $8.9 million. There has been no movement for the three months ended March 31, 2025.

(ii) Promissory Note to Related Party

On August 30, 2024, the Company issued a promissory note to INFINT Capital LLC (the “Sponsor”) for $603,623, replacing the existing unsecured promissory note with an outstanding amount of $325,000 dated September 13, 2023, for financing working capital expenses. As of March 31, 2025, the new promissory note had an outstanding balance of $603,623. There has been no movement for the three months ended March 31, 2025.

The promissory notes to third parties and related party do not bear interest, and the principal balances are payable in equal monthly installments over terms of less than one year. The notes are subject to customary events of default and financing closure above a certain threshold, which, if triggered, would cause the unpaid principal balance and all other sums payable under the notes to become immediately due and payable.

The fair value of the Company’s notes approximates the carrying amounts represented in the accompanying balance sheet, primarily due to their short-term nature.

As of March 31, 2025, the borrowings will be due according to the following schedule:

Principal amounts
US$
For the period ending March 31,
Within one year	3,677,066
Within two years	-
Within three years	-
Total	3,677,066

The carrying values of short-term borrowings approximate their fair values due to their short-term maturities. The Company’s long-term borrowings are subject to both fixed and floating interest rates. The carrying values of each type of these borrowings approximate their fair values as the interest rates reflect the rates offered to other entities with similar characteristics to Currenc.

5 Receivable factoring

The receivables factoring facility represents an interest-bearing loan for an amount of US$480,225 (2024: US$258,415) based on terms and conditions set out in the facility agreement dated January 10, 2019 and further revised on April 22, 2021. The loan is secured, bears an effective interest rate of 9.8% (2024: 9.8%) per annum calculated on a daily rest basis at the end of the reporting period. Principal and interest are to be repaid within 120 (2023: 120) days from the date of each invoice.

The weighted average interest rate as of March 31, 2025, and December 31, 2024, was 9.8% and 9.8% per annum, respectively. Interest expense during the periods ended March 31, 2025 and 2024 was US$13,229 and US$16,185, respectively.

F-17

CURRENC GROUP INC. AND SUBSIDIARIES

NOTES TO THE CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED)

6 Segments

	Three months ended March 31,
	2025	2024
	US$	US$
Revenue
Remittance services
Fiat remittance	4,410,386	6,467,068
ODL remittance	172,728	279,831
Sales of Airtime	5,459,503	6,314,878
Other services	12,952	42,346
	10,055,569	13,104,123
Cost of sales
Remittance services	(1,682,190)	(2,882,759)
Sales of Airtime	(5,090,180)	(5,732,411)
Other services	(81,802)	(81,392)
	(6,854,172)	(8,696,562)
Gross Profit
Remittance services	2,900,924	3,864,140
Sales of Airtime	369,323	582,467
Other services	(68,850)	(39,046)
	3,201,397	4,407,561

7 Related party transactions

(a)	Related parties

Name of related parties	Relationship with the Company
Dr. Ronnie Hui	Chief Executive Officer of the Company
Mr. Alexander Kong	Chairman of Seamless Group
Regal Planet Limited	Ultimate holding company
Sino Dynamic Solutions Limited	Company controlled by a director of the Company
GEA Limited	Company controlled by a director of the Company
PT Walletku Indompet Indonesia	Investment held indirectly by the Company
Ripple Labs Singapore Pte. Ltd.	Minority 40% owner of Tranglo
Ripple Services, Inc.	Minority 40% owner of Tranglo

(b)	The Company had the following significant related party transactions for the three months ended March 31, 2025 and 2024, respectively:

	Three months ended March 31,
	2025	2024
	US$	US$
Sino Dynamic Solutions Limited
Purchase of intangible assets	-	501,140
Support and maintenance costs	-	230,115

F-18

CURRENC GROUP INC. AND SUBSIDIARIES

NOTES TO THE CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED)

7 Related party transactions (Continued)

A Pay-Out Support Agreement (the “Support Agreement”) between Ripple Services, Inc. and Tranglo was entered into on March 10, 2021. Pursuant to the Support Agreement, Tranglo agreed to integrate with RippleNet and On Demand Liquidity (collectively the Ripple Solution) which are developed by Ripple for facilitating cross-border payments, and act as the service provider of Ripple. Under the Support Agreement, Tranglo’s remittance partners can choose to adopt the use of XRP provided by an On-Demand Liquidity facility for prefunding purposes. Both Ripple and Tranglo agreed to make use of the Programmatic Liquidation system for liquidation of XRP as received by Tranglo for prefunding purposes into USD or other fiat currencies. Under the Support Agreement, Ripple guarantees that Tranglo will receive the agreed amount of fiat currency from the liquidation of XRP on every agreed XRP prefunding arrangement, and that any shortfall in the liquidation process will be covered by Ripple. In exchange, Tranglo has to offer certain discounts on transaction fees and foreign exchange fees for the remittance partners who adopt the On-Demand Liquidity services of Ripple Solution and use XRP for prefunding transactions.

Ripple Labs Singapore Pte. Ltd. and Tranglo entered into a Master XRP Commitment to Sell Agreement on March 11, 2022, which was subsequently amended in 2022 and 2023, referred to as the Tranglo Commitment to Sell. Pursuant to the Tranglo Commitment to Sell, Tranglo can execute ODL transactions in which Ripple Labs Singapore Pte. Ltd will make available via automated wallet funding service (“AWF”) up to $50,000,000 worth of XRP for working capital purposes. Under the Tranglo Commitment to Sell, Ripple Labs Singapore Pte. Ltd deposits certain amounts of XRP into Tranglo’s crypto wallet. The Tranglo Commitment to Sell stipulates that the legal title and rights to the XRP deposited in Tranglo’s crypto wallet belong to Ripple Labs Singapore Pte. Ltd. Under the Tranglo Commitment to Sell, Tranglo agrees to transfer XRP in its crypto wallet as provided by Ripple Labs Singapore Pte. Ltd in its bailment account to Tranglo for prefunding purposes. In exchange for obtaining the XRP, Tranglo has the obligation to repay the amount of fiat currency as agreed in the ODL transaction to Ripple Labs Singapore Pte. Ltd.

The balance of deposits of XRP in Tranglo’s crypto wallet as of March 31, 2025, and December 31, 2024, was approximately $2.2 million and $2.0 million, respectively. A maximum limit of $50.0 million is included in the Tranglo Commitment to Sell.

The total dollar value of the ODL remittance partner transactions related to the XRP that was drawn down in the prefunding arrangements for the three months period ended March 31, 2025 and 2024 are approximately $41.3 million and $79.3 million, respectively. Revenues for Tranglo generated from the ODL remittance for the three months period ended March 31, 2025 and 2024 are approximately $0.2 million and $0.3 million, respectively. Amounts settled to Ripple for the three months period ended March 31, 2025 and 2024 are approximately $168.8 million and $177.8 million, respectively. Amounts settled to Ripple by GEA Limited for ODL prefunding transactions while acting as the ODL RP for the periods ended March 31, 2025 and 2024 are approximately $Nil and $Nil million, respectively. Amounts settled to Ripple by Tranglo which had made use of the ODL services while acting as the remittance hub for the three months period ended March 31, 2025 and 2024 were approximately $168.8 million and $177.8 million, respectively. ODL balance with Ripple has been disclosed in the related party balance note below.

F-19

CURRENC GROUP INC. AND SUBSIDIARIES

NOTES TO THE CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED)

7 Related party transactions (Continued)

(c)	The Company had the following related party balances as of March 31, 2025, and December 31, 2024:

	March 31, 2025	December 31, 2024
	US$	US$

Amounts due from related parties
Others	449,094	560,823
	449,094	560,823

Amounts due to related parties
Regal Planet Limited	48,468,089	48,538,334
GEA Limited	9,910,294	10,443,375
Sino Dynamic Solutions Limited	877,166	-
Mr. Alexander Kong	2,752,602	2,025,547
Ripple Lab Inc.	13,079,060	4,985,988
Others	1,385,455	1,703,830
	76,472,666	67,697,074

The amounts due from/to related parties are unsecured, interest-free and repayable on demand, except for the balance with Ripple, which is interest free for one week. Interest paid to Ripple for the periods ended March 2025 and 2024 is US$Nil and US$151,563, respectively. The transactions occur in the ordinary course of the Company’s operations.

Borrowings arising from transactions with related parties are described in Note 4, Borrowings.

8 Convertible bonds and notes

Convertible Bonds

On September 14, 2023, the Company and the convertible bond holder entered into the Third Amendment Agreement for the purpose of, among others, reviewing and amending certain terms and conditions under the Amended and Restated Convertible Bond Instrument, and further the Company has been authorized by a resolution of its board of directors dated September 11, 2023, to create and issue US$10,000,000 15% secured guaranteed convertible bonds and to replace and terminate the Amended and Restated Convertible Bond Instrument.

On August 30, 2024, the convertible bond holder has converted the convertible bonds into the shares of Seamless. A total amount of principal plus accrued interest of US$17 million has been converted into equity of Seamless.

In accounting for the issuance of the convertible bonds, the Company determined that, as the embedded conversion feature is indexed to the Company’s stock, the conversion option is eligible for the scope exception of ASC 815-10-15-74(a), and does not have to be bifurcated from the debt host and accounted for as a derivative.

In accordance with Accounting Standards Update (ASU) 2020-06, which became effective for fiscal years beginning after December 15, 2023, the Company adopted the guidance for convertible debt instruments starting January 1, 2024. As a result, the Company has accounted for its convertible note as a single liability. This update significantly simplifies the accounting for convertible debt by eliminating the bifurcation of the debt and equity components.

F-20

CURRENC GROUP INC. AND SUBSIDIARIES

NOTES TO THE CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED)

8 Convertible bonds and notes (continued)

Under ASU 2020-06, convertible debt is accounted for as a single liability instrument, with no separate allocation to an equity component or beneficial conversion feature.

The convertible bonds were initially recorded as a liability at their issuance-date fair value, with no separate recognition of a debt discount related to a beneficial conversion feature.

Upon conversion, the carrying amount of the convertible bonds, including accrued interest, was reclassified to equity, with no gain or loss recognized.

The accounting change has been applied retrospectively to prior periods presented, as if the updated policy had always been in effect. However, since the convertible bonds were already accounted for as a single liability in prior periods with no bifurcation into equity, the adoption of ASU 2020-06 had no impact on classification or measurement.

Private Placement Financing

On August 30, 2024, the Company entered into a Convertible Note Purchase Agreement with a private investor (the “Noteholder”). Pursuant to the terms of the Convertible Note Purchase Agreement, the Company issued to the Noteholder the following: (i) 400,000 of the Company’s ordinary shares of as a commitment fee (the “Commitment Shares”), (ii) a convertible promissory note with principal amount of $1,944,444, and (iii) 136,110 private warrants valued at $239,977 to buy 136,110 of the Company’s ordinary shares with an exercise price of $11.50 per share. In exchange for the issuances of the Commitment Shares, the convertible promissory note and warrants, the Company received from the Noteholder proceeds of $1,750,000.

On issuance, the convertible promissory note had a fair value of $1,282,200 and matures on the eighteen-month anniversary date of the issuance of such convertible promissory note (the “Maturity Date”) and bears interest at a rate of 12% per annum. This interest is due in either cash or stock quarterly on each March 31, June 30, September 30, and December 31, of each year commencing August 31, 2024. In case of an event of default, the outstanding principal and any accrued but unpaid interest will become immediately repayable.

The convertible promissory note is convertible by the Noteholder at any time prior to the Maturity Date at a price per ordinary share of $10.00 (the “Conversion Rate”). The Company also has the right to convert the convertible promissory note at any time prior to the Maturity Date at 105% of the Conversion Rate. The Company has the right to prepay the convertible promissory note in full at any time for 120% of total outstanding balance after providing at least thirty (30) Business Days advance written notice of such intent.

Debt discount for the convertible promissory note related to the excess of principal amount over fair value amounted to $662,244, which is being amortized to expense over the term of the note.

The fair value of the 400,000 Commitment Shares amounted to $2,512,000, which is expensed upon issuance as a cost of debt carried at fair value with an offsetting increase to equity.

On March 4, 2025, the Company initiated the conversion of all outstanding principal of the note and accrued interest into ordinary shares of the Company.

As of March 31, 2025, the convertible promissory note had a book value of $1,750,000. The principal amount of $1,944,444 is still outstanding as of March 31, 2025, as no repayments were made during the period ended March 31, 2025. As of March 31, 2025, the “related” shares has yet to be issued.

The 136,110 warrants issued expire at the earlier of five years from issuance and the liquidation of the Company, as defined in the warrant agreement. The warrant is treated as an equity instrument based on terms in the warrant agreement. The proceeds received for this transaction are allocated first to the convertible promissory note and any residual proceeds are allocated to the warrant.

F-21

CURRENC GROUP INC. AND SUBSIDIARIES

NOTES TO THE CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED)

9 Other financial assets and liabilities

On February 21, 2025, the Company signed Securities Loan Agreements with Nogle Ventures Limited (“Nogle”) and Opus Investments Pte. Limited (“Opus”), shareholders of the Company. Under the terms of the Securities Loan Agreements, Nogle and Opus agreed to lend the Company 200,0000 and 1,900,000 ordinary shares of the Company, respectively, for the purpose of providing financial resources to pursue a planned AI data centre project in Johor, Malaysia. To date, 500,000 of the loaned shares were reconveyed in consideration for consultancy services. The Company will evaluate whether the transfer of 500,000 shares constitutes a share-based payment arrangement under ASC 718.

The transaction was accounted for as a secured borrowing under ASC 860-30. The Company does not obtain effective control of the loaned shares and has an obligation to return equivalent shares to Nogle and Opus.

The shares held by the Company are recorded as Other financial assets. The shares obligation owe to Nogle and Opus are recorded under Other financial liabilities. Both assets and liabilities are initially measured at fair value based on the closing market price of the shares at the grant date. The assets and liabilities will be remeasured at fair value at the balance sheet date.

10 Commitments and Contingencies

Other Commitments and Contingencies

On February 25, 2025, the Company has received a notice of legal action from D Boral Capital LLC (“D Boral”), formerly known as EF Hutton LLC, its promissory note holder. In such notice, D Boral demanded that the Company repay the promissory note amount of $5,700,000, plus contractual default interest of $97,000. The demanded amount has already been fully accrued on the financial statements as of March 31, 2025. The Company has determined that the accrued amount is adequate and therefore no additional provision is required. There has been no material changes regarding this matter since then.

11 Shareholders’ Deficit

Ordinary Shares — The Company is authorized to issue 555,000,000 ordinary shares with a par value of $0.0001 per share. Holders of the Company’s ordinary shares are entitled to one vote for each share. At March 31, 2025, and December 31, 2024, there were 46,527,999 and 46,527,999 ordinary shares issued and outstanding, respectively (reflecting retroactive application of recapitalization).

Warrants —The public warrants are now freely exercisable. The public warrants will expire five years from the consummation of a Business Combination or earlier upon redemption or liquidation.

The Company will not be obligated to deliver any ordinary shares pursuant to the exercise of a public warrant and will have no obligation to settle such public warrant exercise unless a registration statement under the Securities Act covering the issuance of the ordinary share issuable upon exercise of the public warrants is then effective and a prospectus relating thereto is current, subject to the Company satisfying its obligations with respect to registration or such issuance is deemed to be exempt under the Securities Act and the securities laws of the state of residence of the registered holder of the warrants.

The Company may redeem the public warrants:

●	in whole and not in part;
●	at a price of $0.01 per warrant;
●	upon not less than 30 days’ prior written notice of redemption to each warrant holder;
●	if, and only if, the reported last sale price of the ordinary shares equals or exceeds $18.00 per share (as adjusted for stock splits, stock dividends, reorganizations, and recapitalizations) for any 20 trading days within a 30-trading day period commencing at any time after the warrants become exercisable and ending on the third business day prior to the notice of redemption to warrant holders; and
●	if, and only if, there is a current registration statement in effect with respect to the ordinary shares underlying such warrants.

If the Company calls the public warrants for redemption, management will have the option to require all holders that wish to exercise the public warrants to do so on a “cashless basis,” as described in the warrant agreement. The exercise price and number of ordinary shares issuable upon exercise of the warrants may be adjusted in certain circumstances including in the event of a stock dividend, or recapitalization, reorganization, merger or consolidation. However, except as described below, the warrants will not be adjusted for issuance of ordinary shares at a price below its exercise price. Additionally, in no event will the Company be required to net cash settle the warrants.

F-22

CURRENC GROUP INC. AND SUBSIDIARIES

NOTES TO THE CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED)

11 Shareholders’ Deficit (continued)

At March 31, 2025, and December 31, 2024, there were 9,999,940 public warrants outstanding and 7,796,842 private warrants outstanding, respectively. At March 31, 2025, there were 136,110 private warrants issued in connection with the August 24, 2024, private placement outstanding (see Note 8, Convertible bonds and notes, for additional information). The Company accounts for warrants as either equity-classified or liability-classified instruments based on an assessment of the instruments’ specific terms and applicable authoritative guidance in ASC 480 and ASC 815. The assessment considers whether the instruments are free standing financial instruments pursuant to ASC 480, meet the definition of a liability pursuant to ASC 480, and whether the instruments meet all of the requirements for equity classification under ASC 815, including whether the instruments are indexed to the Company’s own common shares and whether the instrument holders could potentially require “net cash settlement” in a circumstance outside of the Company’s control, among other conditions for equity classification. This assessment, which requires the use of professional judgment, was conducted at the time of warrant issuance and as of each subsequent period end date while the instruments are outstanding. Management has concluded that the public warrants, private warrants and PIPE warrants issued pursuant to their respective warrant agreements qualify for equity accounting treatment.

12 Subsequent Events

The Company has evaluated all events and transactions that occurred after March 31, 2025, through the filing of this Quarterly Report on Form 10-Q and determined that there have been no events that have occurred that would require adjustment to disclosures in the unaudited interim condensed consolidated financial statements.

F-23

CURRENC GROUP INC. AND SUBSIDIARIES

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

TO THE SHAREHOLDERS AND BOARD OF DIRECTORS OF CURRENC GROUP INC. AND SUBSIDIARIES

Opinion on the consolidated Financial Statements

We have audited the accompanying consolidated balance sheets of Currenc Group Inc. and Subsidiaries (the “Company”) as of December 31, 2024 and 2023, the related consolidated statements of operations and comprehensive loss, changes in shareholders’ deficit, and cash flows for each of the years in the two-year period ended December 31, 2024 and the related notes (collectively referred to as the consolidated financial statements). In our opinion, the financial statements present fairly, in all material respects, the financial position of the Company as of December 31, 2024 and 2023, and the results of its operations and its cash flows for each of the years in the two-year period ended December 31, 2024, in conformity with accounting principles generally accepted in the United States of America.

Going Concern Uncertainties

As disclosed in Note 2 to the consolidated financial statements, as of December 31, 2024, the Company had cash balances of $63.8 million, a working capital deficit of $57.9 million and net capital deficit of $41.8 million. For the year ended December 31, 2024, the Company had a net loss of $38.8 million and net cash provided by operating activities of $3.5 million. Net cash used in investing activities was $0.6 million. These conditions cast substantial doubt about the Company’s ability to continue as a going concern. Management’s evaluation of these conditions and management’s plans to mitigate these conditions are also described in Note 2. The financial statements do not include any adjustments that might result from the outcome of these uncertainties.

Basis for Opinion

These consolidated financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s consolidated financial statements based on our audit. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (“PCAOB”) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audits in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audit, we are required to obtain an understanding of internal control over financial reporting, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion.

Our audits included performing procedures to assess the risks of material misstatement of the consolidated financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the consolidated financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the consolidated financial statements. We believe that our audits provide a reasonable basis for our opinion.

/S/ MRI Moores Rowland LLP

We have served as the Company’s auditor since 2024.

PCAOB ID No.: 6955

Singapore

April 14, 2025

MRI Moores Rowland LLP (T14LL1146H)

72 Anson Road #07-04 Anson House, Singapore 079911

Web www.mooresrowland.sg Tel + 65 6221 6116

Offices in

Australia | China | Hong Kong | India | Indonesia | Japan | Malaysia | Philippines | Singapore | Taiwan | Tajikistan | Thailand | Vietnam

F-24

CURRENC GROUP INC. AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

	December 31,
	2024	2023
	US$	US$
ASSETS
Current assets:
Cash and cash equivalents	63,821,397	48,516,765
Short-term investments	-	300,000
Restricted cash	40,742	5,428,790
Accounts receivable, net	2,115,681	2,450,871
Prepayments to remittance agents	-	137,854
Escrow money receivable	-	5,014,829
Amounts due from related parties	560,823	7,287,376
Prepayments, receivables and other assets	24,738,392	34,225,239
Total current assets	91,277,035	103,361,724
Non-current assets:
Investment in an equity security	-	100,000
Equipment, net	1,055,520	1,016,490
Right-of-use asset	349,240	154,234
Intangible assets, net	3,386,117	9,191,713
Goodwill	12,059,428	27,001,383
Deferred tax assets	342,822	664,888
Total non-current assets:	17,193,127	38,128,708
Total assets	108,470,162	141,490,432

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities:
Borrowings	20,150,058	17,804,093
Receivable factoring	258,415	423,483
Escrow money payable	-	360,207
Client money payable	-	4,645,290
Accounts payable, accruals and other payables	59,119,916	53,988,231
Amounts due to related parties	67,697,074	86,488,519
Convertible bonds	1,750,000	10,000,000
Lease liabilities	171,909	152,325
Total current liabilities	149,147,372	173,862,148
Non-current liabilities:
Borrowings	-	2,506,974
Deferred tax liabilities	876,912	1,246,760
Employee benefit obligation	45,289	59,849
Lease liabilities	156,647	-
Other payables	-	-
Total non-current liabilities:	1,078,848	3,813,583
Total liabilities	150,226,220	177,675,731

Commitments and contingencies (Note 21)

Mezzanine equity	-	2,957,948
Shareholders’ deficit:
Ordinary shares (US$0.0001 par value; 555,000,000 shares authorized 46,527,999 and 33,980,753 shares issued and outstanding as of December 31, 2024 and December 31, 2023, respectively) (1)	4,653	3,398
Additional paid-in capital	65,638,838	29,227,005
Accumulated deficit	(131,522,902)	(92,075,379)
Accumulated other comprehensive income	(108,122)	88,366
Total shareholders’ deficit attributable to Seamless Group Inc.	(65,987,533)	(62,756,610)
Non-controlling interests	24,231,475	23,613,363
Total deficit	(41,756,058)	(39,143,247)
Total liabilities and shareholders’ deficit	108,470,162	141,490,432

(1)	Retrospectively restated to reflect Reverse Recapitalization - See Note 1 and Note 2.

The accompanying notes form an integral part of these consolidated financial statements.

F-25

CURRENC GROUP INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS AND COMPREHENSIVE LOSS

	Years ended December 31,
	2024	2023
	US$	US$

Revenue	46,435,412	53,255,361
Cost of revenue	(31,843,467)	(35,899,057)
Gross profit	14,591,945	17,356,304
Selling expenses	(13,408)	(25,880)
General and administrative expenses	(41,954,296)	(23,976,209)
Loss from operations	(27,375,759)	(6,645,785)
Finance costs, net	(8,515,214)	(8,002,552)
Other income/(loss)	(2,193,865)	839,606
Other expenses	(163,621)	(85,574)
Loss before income tax	(38,248,459)	(13,894,305)
Income tax expense	(578,303)	(523,481)
Net loss	(38,826,762)	(14,417,786)
Net income attributable to non-controlling interests	(648,559)	(888,764)
Net loss attributable to Seamless Group Inc.	(39,475,321)	(15,306,550)

Loss per share, basic and diluted	(1.03)	(0.45)

Shares used in loss per share computation, basic and diluted	38,163,168	33,980,753

Other comprehensive income (loss):
Foreign currency translation adjustments	(209,531)	10,608
Total comprehensive loss	(39,036,293)	(14,407,178)
Total comprehensive income attributable to non-controlling interests	(649,980)	(871,614)
Total comprehensive loss attributable to Seamless Group Inc.	(39,686,273)	(15,278,792)

(1)	Retrospectively restated to reflect Reverse Recapitalization - See Note 1 and Note 2.

The accompanying notes form an integral part of these consolidated financial statements.

F-26

CURRENC GROUP INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CHANGES IN SHAREHOLDERS’ DEFICIT

FOR THE YEARS ENDED DECEMBER 31, 2024 AND 2023

					Accumulated Other Comprehensive Loss
	Number of Shares	Common Shares	Additional Paid-in Capital	Accumulated Deficit	Foreign currency translation adjustments	Remeasurement of post-employee benefits obligation	Total Shareholders’ Deficit	Non-controlling Interests	Total Deficit
Balance at January 1, 2023	58,030,000	58,030	29,172,373	(76,768,829)	40,793	20,505	(47,477,128)	22,741,749	(24,735,379)
Retroactive application of the recapitalization	(24,049,247)	(54,632)	54,632	-	-	-	-	-	-
Balance at January 1, 2023 (as adjusted)	33,980,753	3,398	29,227,005	(76,768,829)	40,793	20,505	(47,477,128)	22,741,749	(24,735,379)
Net loss	-	-	-	(15,306,550)	-	-	(15,306,550)	888,764	(14,417,786)

Remeasurement for the year	-	-	-	-	-	(690)	(690)	-	(690)

Foreign currency translation adjustments	-	-	-	-	27,758	-	27,758	(17,150)	10,608
Balance at December 31, 2023	58,030,000	58,030	29,172,373	(92,075,379)	68,551	19,815	(62,756,610)	23,613,363	(39,143,247)
Retroactive application of the recapitalization	(24,049,247)	(54,632)	54,632	-	-	-	-	-	-
Balance at January 1, 2024 (as adjusted)	33,980,753	3,398	29,227,005	(92,075,379)	68,551	19,815	(62,756,610)	23,613,363	(39,143,247)
Net loss	-	-	-	(39,475,321)	-	-	(39,475,321)	648,559	(38,826,762)
Foreign currency translation adjustments	-	-	-	-	(210,952)	-	(210,952)	1,421	(209,531)
Disposal of subsidiaries				27,798	-	-	27,798	-	27,798
Share-based compensation	3,964,324	396	20,869,721	-	-	-	20,870,117	-	20,870,117
Issuance of share capital (before Business Combination)	2,054,923	206	22,350,001	-	-	-	22,350,207	-	22,350,207
Business Combination and PIPE Financing	6,527,999	653	(6,807,889)	-	-	-	(6,807,236)	-	(6,807,236)
Acquisition of subsidiaries	-	-	-	-	-	-	-	(31,868)	(31,868)

Remeasurement for the year	-	-	-	-	-	14,464	14,464	-	14,464
Balance at December 31, 2024	46,527,999	4,653	65,638,838	(131,522,902)	(142,401)	34,279	(65,987,533)	24,231,475	(41,756,058)

The accompanying notes form an integral part of these consolidated financial statements.

F-27

CURRENC GROUP INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS

	Years ended December 31,
	2024	2023
	US$	US$
Cash flows from operating activities:
Net loss	(38,826,762)	(14,417,786)
Adjustments to reconcile net loss to net cash provided by operating activities:
Non-cash expense for share-based compensation	20,869,721	-
Non-cash expense for share issued for service providers	1,000,000	-
Non-cash offering costs for convertible note	2,512,000	-
Non-cash finance cost for debt conversion	340,159	-
Amortization of discount on convertible bonds	-	807,860
Depreciation of equipment	525,295	607,138
Depreciation of right-of-use assets	185,107	183,198
Amortization of intangible assets	2,186,175	3,200,843
Reversal of provision for doubtful debts	143,748	-
Impairment loss on receivables	3,158,042	-
Gain on disposal of subsidiaries	(21,738,102)	-
Goodwill impairment	14,941,955	-
Deferred income taxes	127,660	494,737
Gain on disposal of fixed assets	-	(36,519)
Unrealized foreign exchange loss/(gain)	(659,467)	(65,981)
Changes in operating assets and liabilities:
Accounts receivable	140,559	605,202
Prepayments to remittance agents	98,603	(45,631)
Amounts due to immediate holding company	(393,227)	(391,432)
Amounts due from related parties	4,183,438	(5,348,525)
Prepayments, receivables and other assets	7,980,401	2,502,972
Escrow money payable	10,386	80,006
Client money payable	(416,711)	(1,593,194)
Accounts payable, accruals and other payables	14,220,717	(4,827,110)
Amounts due to related parties	(6,925,748)	3,149,825
Lease liabilities	(213,709)	(192,097)
Net cash provided by/(used in) operating activities	3,450,240	(15,286,494)

Cash flows from investing activities:
Purchases of property, plant and equipment	(576,674)	(291,856)
Proceed received from disposal of property, plant and equipment	-	36,679
Decrease in short-term investments	-	1,700,000
Cash acquired from business combination	43,508	-
Acquisition of a subsidiary	(31,868)	-
Net cash (used in)/provided by investing activities	(565,034)	1,444,823

Cash flows from financing activities:
Proceeds from borrowings	640,935	1,251,752
Repayment of borrowings	(221,258)	(2,212,067)
Proceeds from receivable factoring	2,030,659	2,210,415
Repayment of receivable factoring	(2,183,787)	(2,447,748)
Proceeds from convertible bonds	1,750,000	-
Net cash provided by/(used in) financing activities	2,016,549	(1,197,648)

Net increase/(decrease) in cash and cash equivalents	4,901,755	(15,039,319)
Cash and cash equivalents, restricted cash and escrow money receivable at beginning of year	58,960,384	73,999,703
Cash and cash equivalents, restricted cash and escrow money receivable at end of year	63,862,139	58,960,384

Supplemental disclosure of cash flow information:
Income taxes received/(paid)	(445,530)	761,333
Interest paid	(1,073,407)	(1,819,174)

The accompanying notes form an integral part of these consolidated financial statements.

F-28

CURRENC GROUP INC. AND SUBSIDIARIES

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

1 Organization and business

Currenc Group Inc. (the “Company”) is a limited liability company incorporated in the Cayman Islands on March 8, 2021. It is an investment holding company headquartered in Singapore.

The Company was originally a publicly traded special purpose acquisition company named INFINT Acquisition Corporation (“INFINT”) formed for the purpose of acquiring, engaging in a share exchange, share reconstruction and amalgamation with, purchasing all or substantially all of the assets of, entering into contractual arrangements with, or engaging in any other similar business combination with one or more businesses or entities.

Initial Public Offering

On November 23, 2021, INFINT consummated its initial public offering (the “Initial Public Offering”) of 17,391,200 units (each a “Unit”) at a price of $10.00 per Unit and the sale of 7,032,580 private placement warrants (the “Private Warrants”) at a price of $1.00 per Private Warrant in a private placement (the “Private Placement”) to the Sponsor that closed simultaneously with the closing of the Initial Public Offering. On November 23, 2021, the Underwriters exercised their over-allotment option in full, according to which INFINT consummated the sale of an additional 2,608,680 Units, at $10.00 per Unit, and the sale of an additional 764,262 Private Warrants, at $1.00 per Private Warrant. Following the closing of the over-allotment option, INFINT generated total gross proceeds of $207,795,642 from the Initial Public Offering and the Private Placement, of which INFINT raised $199,998,800 in the Initial Public Offering, $7,796,842 in the Private Placement and of which $202,998,782 was placed in INFINT’s Trust Account with Continental Stock Transfer & Company as trustee, established for the benefit of INFINT’s public shareholders. The Underwriters received a cash underwriting discount of (i) one and one-quarter percent (1.25%) of the gross proceeds of the Initial Public Offering, or $2,499,985, and (ii) one half of a percent (0.5%) in the form of representative shares (69,999 INFINT Class B ordinary shares to EF Hutton and 30,000 INFINT Class B ordinary shares to JonesTrading). In addition, the Underwriters were entitled to a deferred fee of three percent (3.00%) of the gross proceeds of the Initial Public Offering, or $5,999,964, upon the closing of the Business Combination, pursuant to the underwriting agreement dated November 18, 2021 (the “Underwriting Agreement”). The deferred fee was partially paid in cash from the amounts held in the Trust Account and partially settled through a promissory note issued upon the closing of the Business Combination

Business Combination

On August 30, 2024 (the “Closing Date”), INFINT, INFINT Fintech Merger Sub Corp., a Cayman Islands exempted company and wholly owned subsidiary of INFINT (“Merger Sub”), and Seamless Group Inc., a limited liability company under the laws of the Cayman Islands (along with its wholly owned subsidiaries, “Seamless”), consummated a business combination pursuant to the business combination agreement, dated as of August 3, 2022, as amended (the “Business Combination Agreement”).

On the Closing Date, INFINT completed a series of transactions (the “Closing”) that resulted in the combination (the “Business Combination”) of INFINT with Seamless. On August 30, 2024, pursuant to the Business Combination Agreement, the Merger Sub merged with and into Seamless, with Seamless surviving the merger as a wholly owned subsidiary of INFINT, and INFINT changed its name to Currenc Group Inc. (“Currenc”). The Company’s ordinary shares are listed on the Nasdaq Global Market under the symbol “CURR”.

As consideration for the Business Combination, Currenc issued to Seamless shareholders an aggregate of 40,000,000 ordinary shares (the “Exchange Consideration”). In addition, Currenc issued 400,000 commitment shares to the private investment in public equity (“PIPE”) investor (as described below) and an aggregate of 200,000 shares to vendors in connection with the Closing, issued promissory notes for approximately $5.7 million to EF Hutton LLC (“EF Hutton”), approximately $3.2 million to Greenberg Traurig LLP (“Greenberg Traurig”), and $603,623 to INFINT Capital LLC (the “Sponsor”), and entered into a $1.75 million PIPE Offering, as set forth below.

Simultaneous with the closing of the Business Combination, Currenc also completed a series of private financings, issuing a Convertible Note for $1.94 million, 400,000 commitment shares, and warrants to purchase 136,110 ordinary shares in a private placement to a PIPE investor (the “PIPE Offering”), which raised $1.75 million in net proceeds.

F-29

The Company’s principal subsidiaries at December 31, 2024 are set out below:

			Percentage of ownership held by the Company
Company Name	Place of incorporation	Principal activities	Directly	Indirectly
Seamless Group Inc.	Cayman Islands	Investment holding	100%
Dynamic Investment Holdings Limited	Cayman Islands	Investment holding		100%
Bagus Fintech Pte. Ltd.	Singapore	Providing business center services	-	100%
Dynamic (Asia) Holdings Limited	Cayman Islands	Investment holding	-	100%
Seamless AI Inc.	BVI	Investment holding	-	51%
Seamless Lab Limited	Hong Kong	Development of AI call center and system integration	-	51%
Tranglo Sdn. Bhd.	Malaysia	Provision of international airtime reload, international money transfer services, its related implementation, technical and maintenance services	-	60%
PT Tranglo Indonesia	Indonesia	Operating money remittance business	-	60%
PT Tranglo Solusindo	Indonesia	Providing and sourcing airtime and other related services	-	60%
Tranglo (MEA) Limited	Hong Kong	Providing and sourcing airtime and other related services	-	60%
Tranglo Europe Ltd	United Kingdom	Operating money remittance business	-	60%
Tranglo Pte. Ltd.	Singapore	Operating money remittance business	-	60%
Treatsup Sdn. Bhd.	Malaysia	Research, development and commercialisation of Treatsup application and provision of implementation, technical services and maintenance related to the application	-	60%
Dynamic Indonesia Holdings Limited	Cayman Islands	Investment holding	-	100%
Dynamic Indonesia Pte. Ltd.	Singapore	Retail sales via the internet and development of other software and programming activities	-	82.0%
PT Dynamic Wallet Indonesia	Indonesia	Business operations have not commenced	-	82.2%
PT Walletku Indompet Indonesia	Indonesia	(i) Retail commerce through media, for textile commodities, clothing, footwear and personal needs, (ii) web portal and/or digital platforms for commercial purposes, and (iii) software publisher	-	82.2%

F-30

CURRENC GROUP INC. AND SUBSIDIARIES

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

2 Summary of significant accounting policies

(a) Basis of presentation and principles of consolidation

The accompanying consolidated financial statements are prepared in accordance with accounting principles generally accepted in the United States of America (“GAAP”) and include the accounts of Currenc Group Inc. and its majority-owned subsidiaries. Non-controlling interest is recorded in the consolidated financial statements to recognize the minority ownership interest in the consolidated subsidiaries. Non-controlling interest in the profits and losses represent the share of net income or loss allocated to the minority interest holders of the consolidated subsidiaries. All intercompany transactions and balances have been eliminated in these consolidated financial statements.

(b) Retroactive Application of Reverse Recapitalization

Pursuant to ASC 805-40 Reverse Acquisitions, for financial accounting and reporting purposes, Seamless was deemed the accounting acquirer with INFINT being treated as the accounting acquiree, and the Business Combination was accounted for as a reverse recapitalization (the “Reverse Recapitalization”). Accordingly, the audited condensed consolidated financial statements of the Company represent a continuation of the financial statements of Seamless, with the Business Combination being treated as the equivalent of Seamless issuing stock for the net assets of INFINT, accompanied by a recapitalization. The net liabilities of INFINT were stated at historical cost, with no goodwill or other intangible assets recorded, and were consolidated with Seamless’ financial statements on the Closing Date. The number of Seamless common shares for all periods prior to the Closing Date have been retrospectively adjusted using the exchange ratio that was established in accordance with the Business Combination Agreement, after adjusting for the share repurchase disclosed in Note 3 (the “Exchange Ratio”).

Retroactive Application of Reverse Recapitalization to the Condensed Consolidated Statements of Shareholders’ Deficit

Pursuant to the terms of the Business Combination Agreement, as part of the Closing, all of the issued and outstanding Seamless common shares were all converted into 40,000,000 ordinary shares of Currenc at an Exchange Ratio of 0.650635750 (after adjusting for the share repurchase).

Retroactive Application of Reverse Recapitalization to the Condensed Consolidated Statements of Operations and Comprehensive Loss

Furthermore, based on the retroactive application of the reverse recapitalization to the Company’s Condensed Consolidated Statements of Changes in Shareholders’ Deficit, Seamless recalculated the weighted-average shares for the pre-Business Combination portion of the years ended December 31, 2024 and 2023. The basic and diluted weighted-average Seamless common shares were retroactively converted to Currenc ordinary shares using the Exchange Ratio to conform to the recast periods (see Note 2 (i), Net income (loss) per share, for additional information).

Retroactive Application of Reverse Recapitalization to the Condensed Consolidated Balance Sheets

Finally, to conform to the retroactive application of recapitalization to the Company’s Condensed Consolidated Statements of Changes in Shareholders’ Deficit, the Company reclassified the par value of Seamless common shares to additional paid-in capital (“APIC”), less amounts attributable to the par value of the ordinary shares as recast, as of December 31, 2023.

Further details of the Reverse Recapitalization are contained in Note 3, Reverse Recapitalization and Related Transactions.

F-31

CURRENC GROUP INC. AND SUBSIDIARIES

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

2	Summary of significant accounting policies

(c) Going concern

The accompanying audited consolidated financial statements have been prepared using the going concern basis of accounting, which contemplates the realization of assets and the satisfaction of liabilities in the normal course of business.

As of December 31, 2024, the Company had cash balances of $63.8 million, a working capital deficit of $57.9 million and net capital deficit $41.8 million. For the year ended December 31, 2024, the Company had a net loss of $38.8 million and net cash provided by operating activities of $3.5 million. Net cash used in investing activities was $0.6 million. These conditions cast substantial doubt about the Company’s ability to continue as a going concern.

While the Company believes that it will be able to grow the Company’s revenue base and control expenditures, there is no assurance that it will be able to achieve these goals. As a result, the Company continually monitors its capital structure and operating plans and evaluates various potential funding alternatives that may be needed to finance the Company’s business development activities, general and administrative expenses and growth strategy. In addition, on February 10, 2025, the Company entered into the ELOC Purchase Agreement with a third party. Under the ELOC scheme, the company will have the capacity to issue additional shares and dispose in the market for extra liquidity, up to $10,000,000 worth of ordinary shares.

(d) Use of estimates

The preparation of the accompanying consolidated financial statements in conformity with GAAP requires management to make estimates, assumptions and judgments that affect the reported amounts of assets and liabilities, the disclosure of contingent assets and liabilities at the date of the consolidated financial statements and the reported amounts of revenue and expenses during the reporting periods. Certain accounting estimates of the Company require a higher degree of judgment than others in their application. These include valuation of goodwill, provision for credit losses, impairment of long-lived assets, valuation of convertible bonds, income tax, valuation of ESOS and estimates related to lease accounting involving discount rates used in lease calculations (if estimate using incremental borrowing rate) and Lease term assumptions considering exercise of renewal or termination options. Management bases its estimates on historical experience and on various other assumptions that are believed to be reasonable under the circumstances, the results of which form the basis for making judgments about the carrying values of assets and liabilities. Actual results may differ from these estimates, and such differences may be material.

(e) Foreign currency

Foreign subsidiaries have designated the local currency of their respective countries as their functional currency. Transactions denominated in foreign currencies are re-measured into the functional currency at the exchange rates prevailing on the transaction dates. Monetary assets and liabilities denominated in foreign currencies are re-measured at the exchange rates prevailing at the balance sheet date. Exchange gains and losses are included in the consolidated statements of operations and comprehensive loss. Non-monetary items are not subsequently re-measured.

The Company uses the average exchange rate for the year and the exchange rate at the balance sheet date to translate the operating results and financial position, respectively, from the functional currency into the US dollar. Translation differences are recorded in accumulated other comprehensive loss, a component of shareholders’ equity.

F-32

CURRENC GROUP INC. AND SUBSIDIARIES

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

2	Summary of significant accounting policies (Continued)

(f) Cash and cash equivalents

Cash and cash equivalents consist of cash on hand and highly liquid investments which are unrestricted as to withdrawal or use and with original maturities of three months or less when purchased.

(g) Short-term investments

Short-term investments include fixed deposits with original maturities of greater than three months but less than one year.

(h) Restricted cash

Restricted cash includes the balance in the Company’s e-wallet mobile application held by the Company on behalf of the individual e-wallet users. It is the Company’s policy to maintain approximately 110% of the amount deposited in case of immediate cash withdrawal by e-wallet users.

It also includes fixed deposits pledged to the banks as security for banking facilities granted to the Company.

(i) Accounts receivable

Accounts receivable represents the amounts that the Company has an unconditional right to receive. The Company complies with Accounting Standards Codification (“ASC”) 326, which employs an approach based on expected losses to estimate the allowance for doubtful accounts.

To measure the expected credit losses, accounts receivable has been grouped based on shared credit risk characteristics and the days past due. For certain large customers or customers with a high risk of default, the Company assesses the risk of loss of each customer individually based on their financial information, past trends of payments and, where applicable, an external credit rating. Also, the Company considers any accounts receivable having financial difficulty or in default with significant balances outstanding for more than 60 days to be credit-impaired, and assesses the risk of loss for each of these accounts individually. The expected loss rates are based on the payment profiles of sales over a period of 12 months from the measurement date and the corresponding historical credit losses experienced within this period. The historical loss rates are adjusted to reflect current and forward-looking information on macroeconomic factors affecting the ability of the customers to settle their debts.

The Company has recorded a credit loss of US$484,303 and US$187,462 as of December 31, 2024 and 2023, respectively.

F-33

CURRENC GROUP INC. AND SUBSIDIARIES

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

2	Summary of significant accounting policies (Continued)

(j) Escrow money receivable

Escrow money receivable arises due to the time required to initiate collection from and clear transactions through external merchants. Escrow money receivable represents the money collected by merchants when e-wallet users fund mobile payments through the Company’s e-wallet mobile application, and there is a clearing period before the cash is received or settled, usually up to five business days.

Escrow money receivables are recognized initially at the amount of consideration that is unconditional unless they contain significant financing components, when they are recognized at fair value. The Company holds the escrow money receivables with the object to collect the contractual cash flows and therefore measures them subsequently at amortized cost using the effective interest method.

(k) Investment in an equity security

The Company elected to record the equity investment in a privately held company using the measurement alternative at cost, less impairment, with subsequent adjustments for observable price changes resulting from orderly transactions for identical or similar investments of the same issuer. It is subject to periodic impairment reviews. The Company’s impairment analysis considers both qualitative and quantitative factors that may have a significant effect on the fair value of the equity security.

(l) Equipment, net

Equipment, net is stated at historical cost less accumulated depreciation and accumulated impairment losses, if any. Historical cost includes expenditures that are directly attributable to the acquisitions of the fixed assets. Subsequent costs are included in the asset’s carrying amount or recognized as a separate asset, as appropriate, only when it is probable that future economic benefits associated with the item will flow to the Company and the cost of the item can be measured reliably. The carrying amount of any component accounted for as a separate asset is derecognized when replaced. All other repairs and maintenance are charged to the consolidated statements of operations and comprehensive loss during the year in which they are incurred.

Depreciation of equipment is calculated using the straight-line method with no residual values over their estimated useful lives, as follows:

Office equipment	10%
Furniture and fittings	10%
Renovation	10%
Signboard	10%
Computer peripherals	33%
Electrical installation	10%
Mobile phone	33%
Motor vehicle	20%
Air conditioners	10%
Store equipment	20%

The assets’ residual values and useful lives are reviewed, and adjusted if appropriate, at the end of each reporting period.

F-34

CURRENC GROUP INC. AND SUBSIDIARIES

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

2	Summary of significant accounting policies (Continued)

(k)	Equipment, net (Continued)

An asset’s carrying amount is written down immediately to its recoverable amount if the asset’s carrying amount is greater than its estimated recoverable amount.

Gains and losses on disposals of equipment are determined by comparing the proceeds with the carrying amount and are recognized in the consolidated statements of operations and comprehensive loss.

(m) Intangible assets, net

Intangible assets primarily consist of acquired computer software, developed technologies and trade names and trademarks. These intangible assets are amortized over a period of 5 years, 7 years and 10 years on a straight-line basis, respectively.

(n) Goodwill

Goodwill represents the excess of the purchase price over the estimated fair value of net tangible and identifiable intangible assets acquired in a business combination. The Company performs goodwill impairment test on annual basis and more frequently upon the occurrence of certain events as defined by ASC 350. Goodwill is impaired when the carrying value of the reporting units exceeds its fair value. The Company first assesses qualitative factors to determine whether events or circumstances indicate that it is more likely than not that the fair value of a reporting unit is less than its carrying amount. Based on the qualitative assessment, if it is more likely than not that the fair value of a reporting unit is less than the carrying amount, the quantitative impairment test is performed.

The Company estimates the fair value of the reporting unit using a discounted cash flow approach. Significant management judgment and estimation are involved in forecasting the amount and timing of expected future cash flows and the underlying assumptions used in the discounted cash flow approach to determine the fair value of the reporting unit.

During the year ended December 31, 2024, the Company performed the annual assessment, determined that the goodwill associated with the Indonesian airtime and remittance business was impaired, and recorded impairment charges of $14.9 million.

(o) Impairment of long-lived assets other than goodwill

Long-lived assets such as equipment and software with finite lives are evaluated for impairment whenever events or changes in circumstances indicate that the carrying value of an asset may not be fully recoverable or that the useful life is shorter than the Company had originally estimated. When these events occur, the Company evaluates the impairment of the long-lived assets by comparing the carrying value of the assets to an estimate of future undiscounted cash flows expected to be generated from the use of the assets and their eventual disposition. If the sum of the expected future undiscounted cash flows is less than the carrying value of the assets, the Company recognizes an impairment loss based on the excess of the carrying value of the assets over the fair value of the assets. Fair value is generally determined by discounting the cash flows expected to be generated by the assets, when the market prices are not readily available.

During the year 2024, the Company have performed an impairment assessment, determined that the Intangible assets of TNGA and GEA business were impaired, and recorded impairment charges of $5.4 million.

The Company did not record any impairment of long-lived assets during the years ended December 31 2023.

(p) Escrow Money Payable

Escrow money payable arises due to the time required to initiate collection from and clear transactions through external merchants. Escrow money payable represents the money paid by merchants when e-wallet users execute mobile payment through the Company’s e-wallet mobile application, and there is a clearing period before the cash is received or settled, usually up to five business days.

(q) Client money payable

Client money payable relates to the Company’s e-wallet mobile application and is represented by the amounts due to e-wallet users held by the Company. Client money is maintained in the e-wallet until a transfer or withdrawal is requested by the e-wallet users.

F-35

CURRENC GROUP INC. AND SUBSIDIARIES

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

2	Summary of significant accounting policies (Continued)

(r) Convertible bond

The Company accounts for convertible debt instruments in accordance with FASB ASU 2020-06, which eliminates the previous requirements to separately recognize an equity component for certain convertible instruments. All convertible debt instruments are accounted for as a single liability measured at amortized cost, unless they meet the criteria for derivative accounting under ASC 815.

Under this guidance, there is no longer a separation of liability and equity components, and therefore no allocation of proceeds to an equity component or recognition of a debt discount related to conversion features. Interest expense is recognized based on the contractual coupon rate, eliminating the additional non-cash interest expense that previously resulted from amortizing a debt discount.

If a conversion of the bonds occurs at more favorable terms than the original agreement, the Company assesses whether an inducement is present. Any incremental fair value transferred in excess of the fair value of the original securities or consideration issuable is recognized as a debt conversion expense.

(s) Fair value of financial instruments

ASC 820, Fair Value Measurements, provides guidance on the development and disclosure of fair value measurements. Under this accounting guidance, fair value is defined as an exit price, representing the amount that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date. As such, fair value is a market-based measurement that should be determined based on assumptions that market participants would use in pricing an asset or a liability.

The accounting guidance classifies fair value measurements in one of the following three categories for disclosure purposes:

Level 1 -	Observable inputs such as quoted prices in active markets.
Level 2 -	Inputs other than the quoted prices in active markets that are observable either directly or indirectly. These include quoted prices for similar assets and liabilities in active markets and quoted prices for identical or similar assets and liabilities in markets that are not active.
Level 3 -	Unobservable inputs of which there is little or no market data, which require the Company to develop its own assumptions.

ASC 825-10 “Financial Instruments” allows entities to voluntarily choose to measure certain financial assets and liabilities at fair value (fair value option). The fair value option may be elected on an instrument-by-instrument basis and is irrevocable unless a new election date occurs. If the fair value option is elected for an instrument, unrealized gains and losses for that instrument should be reported in earnings at each subsequent reporting date. The Company elected to apply the fair value option to its PIPE Convertible Notes described in Note 14, Convertible bonds and notes. These financial liabilities were initially measured at its issue-date fair value and is subsequently remeasured at fair value on a recurring basis at each reporting period date. The Company elected to present the fair value and the accrued interest component separately in the statements of operations. Changes in fair value of debt presented in the “Other income” or “Other expenses” line item under other income in the statements of operations.

The Company estimates the fair value of its PIPE Convertible Notes using the Income Approach (Binomial Option Pricing Model). The fair value measurement incorporates both observable and unobservable inputs, classified as Level 3 within the fair value hierarchy.

The PIPE Convertible Notes were initially recognized on August 31, 2024, upon issuance.

As of August 31, 2024, and December 31, 2024, the key assumptions used in the valuation were as follows:

Key Assumptions	August 31, 2024	December 31, 2024
Stock Price (USD)	6.28	1.80
Risk-Free Rate (%)	4.11	4.09
Volatility Rate (%)	36.86	47.23
Bond Yield (%)	15.55	13.90

The fair value derived from the Binomial Option Pricing Model reflected changes in market conditions, including fluctuations in stock price, volatility, and credit risk. While the valuation as of December 31, 2024, incorporated updated assumptions, the resulting change in fair value was determined to be negligible.

Given the immaterial impact of the valuation changes on the financial statements, management has determined that no adjustment is necessary to the fair value of the PIPE Convertible Notes from the initial recognition date (August 31, 2024) through year-end (December 31, 2024).

F-36

CURRENC GROUP INC. AND SUBSIDIARIES

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

2	Summary of significant accounting policies (Continued)

(t) Revenue recognition

The Company complies with ASC 606, Revenue from Contracts with Customers.

Revenue from contracts with customers is measured based on the consideration specified in a contract with a customer in exchange for transferring goods or services to a customer net of sales and service tax, returns, rebates and discounts. The Company recognizes revenue when (or as) it transfers control over a product or service to its customer. An asset is transferred when (or as) the customer obtains control of the asset. Depending on the substance of the contract, revenue is recognized when the performance obligation is satisfied, which may be at a point in time or over time.

Contract assets represent the Company’s right to consideration for performance obligations that have been fulfilled but for which the customer has not been billed as of the balance sheet date.

Remittance services revenue

Revenue from contracts with customers on service charges and gain/loss on foreign exchange arising from remittance activities are recognized upon the processing and execution of the international money transfer transactions. Remittance services are further divided into Fiat Currency Prefunded Remittance Service and XRP Prefunded Remittance Service. Management has considered these two services to be two line of products.

The customers of the remittance services are financial institutions (referred to as “Remittance Partners”). Remittance Partners who use the fiat currency prefunding option for their remittance business with the Company are referred to as Fiat Currency Prefunded Remittance Partners, whereas customers who choose the XRP Prefunding mode are referred to as XRP Prefunded Remittance Partners.

Fiat Currency Prefunded Remittance Service

The Company earns revenue by charging their customers a Fiat Currency Prefunded Remittance Fee when they use the Company’s platform to transfer money to a beneficiary in another country. These Fiat Currency Prefunded Remittance Fees are fixed and specific for every country’s currency and are charged at the point-in-time of executing this performance obligation. Prior to delivering cash to the customer’s beneficiary, the customer must directly provide the Company with prefunding (i.e., the cash to be remitted to the beneficiary). This is the traditional prefunding process, which the Company describes as Fiat Currency Prefunded Remittance Service.

XRP Prefunded Remittance Service

Unlike the Fiat Currency Prefunded Remittance Service, the customer obtains prefunding through Ripple Solution offered by Ripple Lab Inc. (see Note 21) with the XRP Prefunded Remittance Service. Ripple supplies the customer with the XRP equivalent of the requested prefunding. The Company subsequently liquidates this XRP on Ripple’s behalf, and the fiat currency obtained as a result of the liquidation process is transferred to the customer’s beneficiary. Customers who prefund their remittance service with XRP must enter into an agreement with Ripple and undergo stringent credit checks in order to get XRP prefunding and use Ripple’s platform. The Company charges their customers an XRP Prefunded Remittance Service Fee when the money is transferred to the customer’s beneficiary.

For both the XRP Prefunded and Fiat Currency Prefunded Remittance Services, the Company has no obligations to the Customer in terms of guarantees, warranties or other similar obligations. There are also no significant payment terms involved as the Company obtains their fees shortly after charging their customers.

F-37

CURRENC GROUP INC. AND SUBSIDIARIES

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

2	Summary of significant accounting policies (Continued)

Sales Walletku Modern Channel

Revenue from the sale of goods is recognized at the point in time when the Company satisfies its performance obligation, which is upon delivery of the goods to customer. The credit terms are typically 3-7 days.

Sales of airtime

Revenue from airtime sold is recognized when the relevant international airtime transfer or reload request is processed and executed.

Other services

Revenue from contracts with customers on other services is recognized as and when services are rendered.

(u) Cost of revenue

Costs of revenues consist primarily of agency handling fees, top-up service fees paid to convenience stores, handling charges to banks and credit card providers, amortization of the intangible assets of acquired computer software, developed technologies, cost of digital - pulses, data packages, game vouchers, bill payment, SIM Cards (starter pack) and airtime balance.

(v) Advertising and Promotion Costs

Advertising and promotion costs are expensed when incurred and are included in general and administrative expenses. The total amount of advertising and promotion costs recognized were US$784,818 and US$618,661 for the years ended December 31, 2024 and 2023, respectively.

(w) Leases

According to ASC 842, Leases, lessees are required to record a right-of-use asset and lease liabilities for operating leases. At the lease commencement date, a lessee should measure and record the lease liability equal to the present value of scheduled lease payments discounted using the rate implicit in the lease or the lessee’s incremental borrowing rate, and the right-of-use asset is calculated on the basis of the initial measurement of the lease liability, plus any lease payments at or before the commencement date and direct costs, minus any incentives received. Over the lease term, a lessee must amortize the right-of-use asset and record interest expense on the lease liability. The recognition and classification of lease expenses depend on the classification of the lease as either operating or finance.

The Company has elected the practical expedient of the short-term lease exemption for contracts with lease terms of 12 months or less.

(x) Employee benefit expenses

The Company’s costs related to the staff retirement plans (see Note 16) are charged to the consolidated statements of operations and comprehensive loss as incurred.

F-38

CURRENC GROUP INC. AND SUBSIDIARIES

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

2	Summary of significant accounting policies (Continued)

(y) Income tax

Income taxes are recorded in accordance with ASC 740, Income Taxes, which provides for deferred taxes using an asset and liability approach. The Company recognizes deferred tax assets and liabilities for the expected future tax consequences of events that have been included in the consolidated financial statements or its tax returns. Deferred tax assets and liabilities are determined based on the difference between the financial statement and tax bases of assets and liabilities using enacted tax rates in effect for the year in which the differences are expected to reverse. Valuation allowances are provided, if based upon the weight of available evidence, it is more likely than not that some or all of the deferred tax assets will not be realized in the foreseeable future.

When uncertain tax positions exist, the Company recognizes the tax benefit of tax positions to the extent that the benefit would more likely than not be realized assuming examination by the taxing authority. The determination as to whether the tax benefit will more likely than not be realized is based upon the technical merits of the tax position as well as consideration of the available facts and circumstances. The accounting guidance on accounting for uncertainty in income taxes also addresses derecognition, classification, interest and penalties on income taxes, and accounting in interim periods. Interest and penalties from tax assessments, if any, are included in income taxes in the statements of operations and comprehensive loss. The Company believes it does not have any uncertain tax positions through the years ended December 31, 2024 and 2023, respectively, which would have a material impact on the Company’s consolidated financial statements.

(z) Earnings per share

Basic earnings per share is calculated by dividing the net loss by the weighted average number of ordinary shares outstanding for the period, without consideration of potentially dilutive securities.

Diluted net earnings per share is calculated by dividing the net loss by the weighted average number of ordinary shares and potentially dilutive securities outstanding for the period. If there is a loss, potentially dilutive securities are not considered, as they would be anti-dilutive.

The following tables provide the calculation of basic and diluted net loss per ordinary share for the year ended December 31, 2024, and December 31, 2023:

	Year ended December 31,
	2024	2023

Numerator:
Net loss	$(39,475,321)	$(15,306,550)

Denominator:
Weighted average ordinary shares outstanding	38,163,168	33,980,753

Basic and diluted net (loss) per share	$(1.03)	$(0.45)

The following table conveys the number of shares that may potentially be dilutive ordinary shares in the future. The holders of these shares do not have a contractual obligation to share in the Company’s losses. The Company excluded the following potential ordinary shares, presented based on amounts outstanding at each period end, from the computation of diluted loss per share:

	December 31, 2024	December 31, 2023

Warrants	17,796,765	-
Convertible bonds (treasury stock method)	244,515	2,523,557

(aa) Warrants

The Company accounts for warrants as either equity-classified or liability-classified instruments based on an assessment of the warrant’s specific terms and applicable authoritative guidance in ASC 480 and ASC 815, “Derivatives and Hedging” (“ASC 815”). The assessment considers whether the warrants are freestanding financial instruments pursuant to ASC 480, meet the definition of a liability pursuant to ASC 480, and whether the warrants meet all of the requirements for equity classification under ASC 815, including whether the warrants are indexed to the Company’s own common stock, among other conditions for equity classification. This assessment, which requires the use of professional judgment, is conducted at the time of warrant issuance and as of each subsequent reporting period end date while the warrants are outstanding. All of the Company’s warrants have met the criteria for equity treatment (see Note 22, Shareholders’ Deficit, for additional information).

F-39

CURRENC GROUP INC. AND SUBSIDIARIES

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

2	Summary of Significant Accounting Policies (Continued)

(bb) Segments

As the chief operating decision-maker (“CODM”) of the Company, the Chief Executive Officer reviews the financial results when making decisions about allocating resources and assessing the performance of the Company. The Tranglo Sdn BHD and related subsidiaries (“Tranglo”) and PT Walletku Indompet Indonesia (“Walletku”) are all considered operating segments. These have been aggregated into two reportable segments, which are remittance services and sales of airtime, as described in Note 18. Other services are not assigned to a specific reportable segment as their results of operations are immaterial.

The remittance segment is operated through Tranglo. Tranglo operates the remittance hub covering Southeast Asia and globally, which in the downstream segment of the remittance business. Management operates, monitors and evaluates the whole remittance business so as to create maximum value for the Company.

The Company operates the airtime segment via its international airtime transfer business through Tranglo and its retail airtime trading business locally in Indonesian through WalletKu. As with the remittance segment, management believes maximum synergy and business value can best be achieved by aggregating and managing the airtime business through these two subsidiaries.

(cc) Share capital

The Company has only one class of common shares authorized, issued and outstanding.

(dd) Related parties

Entities are considered to be related to the Company if the parties, directly or indirectly, through one or more intermediaries, control, are controlled by, or are under common control with the Company. Related parties also include principal owners of the Company, its management, members of the immediate families of principal owners of the Company and its management and other parties with which the Company may deal if one party controls or can significantly influence the management or operating policies of the other to an extent that one of the transacting parties might be prevented from fully pursuing its own separate interests.

(ee) Concentrations of credit risk

The Company is potentially subject to significant concentration of credit risk arising primarily from cash and cash equivalents, short-term investments, restricted cash, escrow money receivable, deposits, other receivables and amounts due from related parties.

As of December 31, 2024, a majority of the Company’s cash and cash equivalents and short-term investments were held at reputable financial institutions with high-credit ratings. In the event of bankruptcy of one of these financial institutions, the Company may not be able to claim its cash and demand deposits back in full, as these deposits are not insured. The Company continues to monitor the financial strength of the financial institutions.

The Company’s major concentration of credit risk relates to the amounts owing by four customers (2023: four customers) which constituted approximately 64.9% (2023: 53%) of its accounts receivable as of December 31, 2024.

The Company has not experienced any losses on its cash and cash equivalents, short-term investments, deposits, other receivables and amounts due from related parties during the year ended December 31, 2024 and 2023 and believes its credit risk to be minimal.

The Company does not require collateral or other security to support instruments subject to credit risk.

F-40

CURRENC GROUP INC. AND SUBSIDIARIES

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

2	Summary of Significant Accounting Policies (Continued)

(ff) Share-based compensation

The Company accounts for share-based payments in accordance with ASC Topic 718 “Compensation - Stock Compensation” (“ASC 718”), under which the fair value of awards issued to employees is expensed over the period in which the awards vest.

Seamless had an incentive plan approved and adopted on September 13, 2018, namely the 2018 Equity Incentive Plan. Under the 2018 Equity Incentive Plan, a total of 2,591,543 restricted stock units (“RSUs”) and 978,397 options with an exercise price of $12.87 had been awarded to certain directors and employees. All RSUs and options granted under the 2018 Incentive Plan had not been vested. The 2018 Incentive Plan was later terminated on July 29, 2022 and replaced by the new 2022 Incentive Plan. All previous awarded RSUs and options under the 2018 Incentive Plan were voided. Under the 2022 Incentive Plan, a total of 5,803,000 Seamless shares were reserved and granted to employees of Seamless.

All shares granted under the 2022 Incentive Plan will be vested upon (i) the completion of an IPO or (ii) the completion of a de-SPAC merger, with such vesting occurring upon the Closing of the Business Combination on August 30, 2024. The Incentive shares will then be vested under a trust, with 3,964,324 ordinary shares (part of the 40,000,000 Exchange Consideration Shares) being placed in trust upon the Closing of the Business Combination. The trustee will distribute the vested shares based on vesting schedules. Shares will be vested upon meeting of the vesting conditions: (i) immediately upon the vesting of Incentive shares at the time of completion of IPO or de-SPAC, (ii) on the first anniversary date thereafter, (iii) on the second anniversary date thereafter.

As of December 31, 2024, 1,954,086 vested shares have been distributed to the staff, while 2,010,238 vested shares remain in trust. Fair value of the outstanding unvested shares to employee are $14,587,799.62

The Company estimates the fair value of awards using an Income Approach (Finnerty method). The Company accounts forfeitures as they occur. For the awards granted on July 29, 2022, the following assumptions were used in the model:

Expected Volatility (39.84% to 43.74%)

Expected Dividend Yield (0%)

Expected Time to Liquidity (0.92 years to 2.92 years)

Exercise Price ($Nil)

Stock price at grant date ($6.55)

Weighted Average Fair Value of 1 Share ($5.73)

The fair value of the awards granted on July 29, 2022 is $29,376,811, after accounting for the forfeiture of 685,453 shares as of December 31, 2024.

For the awards granted on August 21, 2024, the following assumptions were used in the model:

Expected Volatility (26.65% to 42.32%)

Expected Dividend Yield (0%)

Expected Time to Liquidity (0.03 years to 2.03 years)

Exercise Price ($Nil)

Stock price at grant date ($6.22)

Weighted Average Fair Value of 1 Share ($5.75)

On August 30, 2024, Seamless has re-granted 466,573 shares out of the forfeited shares mentioned above. The fair value of the awards granted on August 30, 2024 is $2,695,334.

Share-based compensation expense of $20,869,721 was recognized under General and administrative expenses for the year ended December 31, 2024. Compensation are measured based on the fair value of awards developed from using an Income Approach (Finnerty method).

(gg) Other income and expenses

The Company accounts for gain or loss from exchange differences in other income and expenses.

(hh) Business combination

The Company accounts for business combinations using the acquisition method of accounting in accordance with FASB ASC Topic 805, “Business Combinations”. Acquisition method accounting requires that the consideration transferred be allocated to the assets, including separately identifiable assets, and liabilities the Company acquired, based on their estimated fair values. The consideration transferred in an acquisition is measured as the aggregate of the fair values at the date of exchange of the assets given, liabilities incurred, and equity instruments issued as well as the contingent considerations and all contractual contingencies as of the acquisition date. The costs directly attributable to the acquisition are expensed as incurred. Identifiable assets, liabilities and contingent liabilities acquired or assumed are measured separately at their fair value as of the acquisition date, irrespective of the extent of any noncontrolling interests. The excess of (i) the total cost of acquisition, fair value of the noncontrolling interests and acquisition date fair value of any previously held equity interest in the acquiree over (ii) the fair value of the identifiable net assets of the acquiree, is recorded as goodwill. If the cost of acquisition is less than the fair value of the net assets of the subsidiary acquired, the difference is recognized directly in the Statement of Operations and Comprehensive Loss.

F-41

CURRENC GROUP INC. AND SUBSIDIARIES

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

2	Summary of Significant Accounting Policies (Continued)

(ii) Prefunding to remittances partner

Prefunding to remittance partner represents deposits made with such a partner for remittance services to be rendered by the partner in the future. The prepayments are utilized when a remittance order is executed by the partner and the resulting amount of the order is deducted from the balance with the partner.

We allow our remittance partners to prefund their balance through cryptocurrencies. These cryptocurrencies are mainly XRP. Ripple provides the XRP upon request to the Company and our remittance partners. Under applicable accounting standards, we are an agent when facilitating cryptocurrency transactions on behalf of our customers. These cryptocurrencies are held under a bailment arrangement in an account in the Company’s name on behalf of our business partner but they are not Seamless’s assets and therefore, are not reflected as cryptocurrency assets on our consolidated balance sheets. Although the Company does not control the XRP in the bailment account, we are responsible for safeguarding the XRP in the bailment account.

Independent Reserve SG Pte Ltd (“Independent Reserve”), Philippine Digital Asset Exchange (“Pdax”), Betur, Inc. (“Coins.ph”) and Bitstamp Global Limited (“Bitstamp”) (collectively, the “Cryptocurrency Exchanges”) are centralized crypto exchanges which keep the cryptographic keys for each respective XRP wallet and provide the Company with its respective API access keys. The Company is the only party that holds the API access keys that grant it direct access to its XRP wallet maintained on the respective Cryptocurrency Exchange. The Cryptocurrency Exchanges maintain records of all assets deposited by its users and send statements to the Company. The Company reconciles its internal ODL transaction records to the statements received from the Cryptocurrency Exchanges to ensure that these are accurate. The Company has an obligation to protect the API access keys from being abused or stolen. The Company is responsible for any damages caused by loss or theft.

Due to the unique risks associated with cryptocurrencies, including technological, legal, and regulatory risks, in accordance with Staff Accounting Bulletin No. 121 (“SAB 121”), we recognize a crypto asset safeguarding liability to reflect our obligation to safeguard the crypto assets held in the bailment account, which is recorded in Accounts payable, accruals and other payables on our consolidated balance sheet. We also recognize a corresponding safeguarding asset which is recorded in Prepayments, receivables and other assets on our consolidated balance sheet. The crypto asset safeguarding liability and corresponding safeguarding asset are measured and recorded at fair value on a recurring basis using prices available in the market we determine to be the principal market at the balance sheet date. The corresponding safeguarding asset may be adjusted for loss events, as applicable. As of December 31, 2024, the Company has not incurred any safeguarding loss events, and therefore, the crypto asset safeguarding liability and corresponding safeguarding asset were recorded at the same value. Safeguarding assets as of December 31, 2024 and 2023 are $3,790,176 and $1,983,116 respectively. Safeguarding liabilities as of December 31, 2024 and 2023 are $3,790,176 and $1,983,116 respectively.

F-42

CURRENC GROUP INC. AND SUBSIDIARIES

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

2	Summary of Significant Accounting Policies (Continued)

(jj) Recent accounting pronouncements (continued)

From time to time, new accounting pronouncements are issued by the Financial Accounting Standards Board (“FASB”) or other standard setting bodies and adopted by the Company as of the specified effective date. Unless otherwise discussed, the impact of recently issued standards that are not yet effective are not expected to have a material impact on the Company’s financial position or results of operations upon adoption.

In November 2023, the Financial Accounting Standards Board (“FASB”) issued Accounting Standard Update (“ASU”) No. 2023-07, Segment Reporting (Topic 280): Improvements to Reportable Segment Disclosures, which requires an enhanced disclosure of significant segment expenses on an annual and interim basis. This guidance is effective for fiscal years beginning after December 15, 2023, and interim periods within fiscal years beginning after December 15, 2024. Early adoption is permitted. Upon adoption, the guidance should be applied retrospectively to all prior periods presented in the financial statements. The Company does not expect the adoption of this guidance to have a material impact on our financial statements.

Rescission of SAB 121 and Adoption of SAB 122

On January 23, 2025, the U.S. Securities and Exchange Commission (SEC) issued Staff Accounting Bulletin (SAB) No. 122, which rescinds SAB No. 121. Under SAB 121, entities that safeguard crypto-assets for platform users were required to recognize a corresponding liability and asset for those obligations. SAB 122 eliminates this requirement and must be applied retrospectively for all periods presented.

The guidance is effective for annual reporting periods beginning after December 15, 2024, with early adoption permitted in any interim or annual financial statement period filed with the SEC on or after January 30, 2025. The Company has elected not to early adopt the guidance.

3 Reverse Recapitalization and Related Transactions

The Merger Sub merged with and into Seamless on the Closing Date, as described in Note 1, Business Combination. Seamless survived the merger as a wholly owned subsidiary of INFINT, and INFINT changed its name to Currenc.

Prior to the closing of the Business Combination, Seamless had 58,030,000 shares outstanding and the following transactions occurred immediately prior to the Closing:

●	Divested (a) TNG (Asia) Ltd., (b) Future Network Technology Investment Co., Ltd. and (c) GEA Holdings Limited, such that these entities are no longer affiliates;

●	Acquired an additional ownership share in Dynamic Indonesia Holdings Limited (“Dynamic Indonesia”), the parent company of the WalletKu operating group, through the exercise by the holder of a put option for 772,970 Seamless shares, such that Seamless controls 82.2% of Walletku (see Note 19 for more information);

●	the applicable holder thereof to exercise, its right to convert Seamless’ outstanding bonds payable into 2,736,287 common shares of Seamless;

●	6,093,000 Seamless shares were issued into a Trust subject to the employee Share Incentive Plan;

●	For the purposes of splitting Seamless, GEA and TNG, a one-for-nine share repurchase exercise was undertaken and resulted in 6,153,926 shares repurchased;

●	After all the above transactions, Seamless had a total of 61,478,331 shares outstanding.

F-43

CURRENC GROUP INC. AND SUBSIDIARIES

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

3	Reverse Recapitalization and Related Transactions (Continued)

At the effective time of the Reverse Recapitalization:

●	The outstanding common shares of Seamless were exchanged for 40,000,000 ordinary shares of the Company issued at $10.00 per share (the “Exchange Consideration Shares”);

●	The Company converted 4,483,026 Class B ordinary shares previously issued to the Sponsor (“Sponsor Shares”), 1,250,058 Class B ordinary shares previously issued to other founders (“Other Converted Shares”) and 99,999 Class B ordinary shares issued to the underwriters (“Representative Shares”) into 4,483,026, 1,250,058 and 99,999 ordinary shares, respectively. Class B ordinary shares ceased to exist after the Reverse Recapitalization;

●	In connection with the Closing, the Company issued 200,000 shares to vendors and issued promissory notes for an aggregate of approximately $9.5 million to EF Hutton, Greenberg Traurig, and the Sponsor (see Note 1, Business Combination, for more details);

●	As described in Note 1, Business Combination, the Company raised $1.75 million in net proceeds from the PIPE Offering by issuing a Convertible Note with a principal of $1.94 million, 400,000 Commitment Shares, and 136,110 Warrants to purchase 136,110 ordinary shares in a private placement to a PIPE investor (see Note 10, Convertible bonds and note, for more information);

●	The Company’s outstanding 94,916 Public Shares, 7,796,842 Private Warrants, and 9,999,880 Public Warrants were still outstanding at the time of the Close.

Immediately following the Reverse Recapitalization and the PIPE Financing, the Company had 46,527,999 ordinary shares and 17,932,892 warrants outstanding.

The number of Currenc ordinary shares issued and outstanding immediately following the consummation of the Reverse Recapitalization were as follows:

Exchange Consideration Shares	40,000,000
Public Shares	94,916
Sponsor Shares	4,483,026
Other Converted Shares	1,250,058
Representative Shares	99,999
Vendor Shares	200,000
PIPE Commitment Shares	400,000
Total Shares issued and outstanding	46,527,999

At the closing of the Business Combination, $56.0 million remained in the Company’s trust account, of which $54.8 million was used to pay public shareholders who exercised redemption rights, $0.8 million was used to pay outstanding fees and expenses of INFINT incurred in connection with the Business Combination, and $0.3 million was used to partially repay deferred underwriting fees, with no balance remaining for working capital and general corporate purposes of Currenc.

Simultaneous with the closing of the Business Combination, Currenc completed the PIPE Offering, resulted in gross proceeds of $1.75 million, of which $0.8 million was used to pay outstanding fees and expenses of INFINT, $0.5 million was used to pay a directors and officers insurance premium, and $0.4 million was used to pay outstanding fees and expenses of Seamless.

Due to their subjective nature, any potential transaction-related costs (including legal, accounting and other professional fees) have been expensed as incurred on the respective company’s financial statements. Pre-Closing costs of INFINT were expensed as incurred in their records and are recorded to additional paid-in capital upon Reverse Recapitalization. Pre-Closing costs of Seamless were expensed as incurred and are included in the historical financial statements presented. Post-Closing, any such costs of Currenc are being expensed as incurred in the financial statements presented.

 The net liabilities of INFINT were recognized at their carrying value immediately prior to the Closing with no goodwill or other intangible assets recorded and were as follows:

Cash overdraft	$(187)
Accrued expenses	(5,364,533)
Accrued expenses - Sponsor (1)	(278,623)
Deferred underwriter fee payable	(5,699,964)
Promissory note - Sponsor	(325,000)
Promissory note - Seamless (2)	(500,291)
Net liabilities assumed	$(12,168,598)

(1)	Converted into new promissory note - Sponsor upon the Closing of the Business Combination.
(2)	Eliminates against the corresponding receivable reflected by Seamless.

F-44

CURRENC GROUP INC. AND SUBSIDIARIES

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

4 Accounts receivable, net

	December 31,
	2024	2023
	US$	US$

Accounts receivable	2,599,984	2,638,333
Expected credit losses	(484,303)	(187,462)
	2,115,681	2,450,871

The movements in allowance for credit losses are as follows:

	December 31,
	2024	2023
	US$	US$

Balance at the beginning of year	187,462	117,195
Additional for the year	296,841	70,267
Balance at the end of year	484,303	187,462

5 Prepayments, receivables and other assets

	December 31,
	2024	2023
	US$	US$

Contract asset	3,454,309	6,888,954
Safeguarding assets	3,790,176	1,983,116
Other receivables	89,029	100,144
Prefunding to remittances partner	13,829,321	21,082,897
Deposits	316,872	1,402,729
Goods and services tax/ Value-added tax recoverable	27,680	26,493
Prepayments	1,259,527	553,258
Airtime stock	498,728	607,308
Inventory	89,111	125,603
Current tax recoverable	297,323	360,358
Others	1,086,316	1,094,379
	24,738,392	34,225,239

Inventory refers to resalable prepaid balance made to supplier on airtime, data package and phone cards.

Movement of contract assets are as follows:

	December 31,
	2024	2023
	US$	US$

As at January 1	6,888,954	4,657,799
Rights of consideration for service rendered but not billed	(3,434,645)	2,231,155
As at December 31	3,454,309	6,888,954

F-45

CURRENC GROUP INC. AND SUBSIDIARIES

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

6 Investment in an equity security

Investment in an unquoted equity security as of December 31, 2024 and 2023 consisted of the following:

		December 31,
		2024	2023
		US$	US$

K Hub	0.54%	-	100,000

No impairment was recorded as of December 31, 2023 as the Company evaluated the decline in fair value of the investment below its book value was not other-than-temporary.

Investment in an equity security refers to assets held by GEA. The entities has been deconsolidated during the year 2024 and related assets were derecognised.

7 Equipment, net

Equipment, net as of December 31, 2024 and 2023 consisted of the following:

	December 31,
	2024	2023
	US$	US$

Office equipment	427,479	489,396
Furniture and fittings	160,334	303,331
Renovation	306,218	1,741,702
Signboard	2,195	2,195
Computer peripherals	2,458,627	3,301,853
Electrical installation	46,492	46,492
Mobile phone	1,934	10,022
Motor vehicle	14,536	14,536
Air conditioners	8,367	8,367
Total	3,426,182	5,917,894
Less: accumulated depreciation	(2,370,662)	(4,901,404)
Equipment, net	1,055,520	1,016,490

Depreciation expenses of US$446,485 and US$607,138 were recorded in general and administrative expenses for the years ended December 31, 2024 and 2023, respectively.

8 Intangible assets, net

Intangible assets, net as of December 31, 2024 and 2023 consisted of the following:

	December 31,
	2024	2023
	US$	US$

Software	-	22,778,055
Developed technologies	5,853,354	5,853,354
Trade names and trademarks	7,043,640	7,043,640
Total	12,896,994	35,675,049
Less: accumulated amortization	(9,510,877)	(26,483,336)
Intangible assets, net	3,386,117	9,191,713

Software mainly represent assets held by TNGA and GEA. The entities has been deconsolidated during the year 2024 and related assets were derecognised.

Amortization expenses of US$956,956 and US$1,614,741 were recorded in cost of revenue and general and administrative expenses respectively, for the year ended December 31, 2024.

Amortization expenses of US$1,587,906 and US$1,612,937 were recorded in cost of revenue and general and administrative expenses respectively, for the year ended December 31, 2023.

F-46

CURRENC GROUP INC. AND SUBSIDIARIES

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

8	Intangible assets, net (Continued)

As of December 31, 2024, the estimated future amortization expense for each of the next five years and thereafter was as follows:

Amortization
US$
For the year ending December 31,
2025	1,540,557
2026	1,540,557
2027	305,003
2028	-
Thereafter	-
Total	3,386,117

9 Goodwill

Changes in the carrying amount of goodwill for the years ended December 31, 2024 and 2023 were as follows:

	Goodwill
	Gross	Impairment	Net
	US$	US$	US$

Balance as of January 1, 2023 and December 31, 2023	27,001,383	-	27,001,383
Goodwill impairment during the year	-	(14,941,955)	(14,941,955)
Balance as of December 31, 2024	27,001,383	(14,941,955)	12,059,428

During the year ended December 31, 2024, the Company performed the annual assessment, determined that the goodwill associated with the Indonesian airtime business was impaired, and recorded impairment charges of $14.9 million.

During the year ended December 31, 2024, Currenc Group Inc. recognized a goodwill impairment loss of $5.4 million related to the Airtime reporting unit. The impairment was primarily driven by the deterioration of business performance of Walletku. The impairment was identified following the annual goodwill impairment testing. The Walletku reporting unit’s financial performance had significantly underperformed expectations due to limited growth in Indonesian market. In addition, the reporting unit’s forecasted growth rates were revised based on current market conditions and customer trends.

The goodwill impairment loss recognized was $5.4 million. The fair value of the reporting unit was determined using discounted cash flow (DCF) approach. The DCF method involved projecting the future cash flows of the Walletku reporting unit over a 5-year period and applying a discount rate of 16.0%.

The fair value of the Walletku reporting unit was determined using a Level 3 inputs (e.g., projected cash flows, discount rate). The fair value measurement incorporated unobservable inputs, including:

Discount rate: 16%

Revenue growth rate:

Walletku Digital: 0%

Walletku Indosat: 4 to 11%

Operating gross profit margin:

Walletku Digital: 2.1%

Walletku Indosat: 9.9%

During the year ended December 31, 2024, Currenc Group Inc. recognized a goodwill impairment loss of $9.5 million related to the Remittance reporting unit. The impairment was primarily driven by the slow down of business growth of Tranglo. The impairment was identified following the annual goodwill impairment testing. The reporting unit’s forecasted growth rates were revised based on current market conditions and customer trends.

The goodwill impairment loss recognized was $9.5 million. The fair value of the reporting unit was determined using discounted cash flow (DCF) approach. The DCF method involved projecting the future cash flows of the Tranglo reporting unit over a 5-year period and applying a discount rate of 15.2%.

The fair value of the Tranglo reporting unit was determined using a Level 3 inputs (e.g., projected cash flows, discount rate). The fair value measurement incorporated unobservable inputs, including:

Discount rate: 15.2%

Revenue growth rate:

Tranglo Remittance: 4.5% to 9.8%

Tranglo Airtime: -10% to 0%

Operating gross profit margin:

Tranglo Remittance: 67.6%

Tranglo Airtime: 13.9%

These inputs were derived from management’s internal forecasts and expectations, with adjustments for external market conditions.

10 Leases

The Company entered into operating leases for computer peripherals and office properties in Malaysia and Indonesia. The leases in Malaysia included an option to renew for a one year term. None of the renewal options have been included in the measurement of the leases.

The Company also entered into finance lease for computer peripherals.

F-47

CURRENC GROUP INC. AND SUBSIDIARIES

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

10	Leases (Continued)

Right-of-use assets and lease liabilities, as of December 31, 2024 and 2023, are as follows:

	Financial Statement	December 31,
	Line Items	2024	2023
		US$	US$

Right-of-use assets:
Operating lease	Right-of-use assets	349,240	154,234
Total right-of-use assets		349,240	154,234

Lease liabilities:
Current liabilities
Operating lease	Current portion of lease liabilities	171,909	152,325
		171,909	152,325

Non-current liabilities
Operating lease	Other payables	156,647	-
		156,647	-

The components of lease costs are as follows:

	Years ended December 31,
	2024	2023
	US$	US$

Operating lease costs	644,730	1,123,046
Short-term lease costs	82,596	141,889
Finance lease costs:
Depreciation	-	-
Interest on finance lease liabilities	-	-
Total lease costs	727,326	1,264,935

Other information related to leases is as follows:

December 31,
2024
US$

Weighted Average Remaining Lease Term
Operating lease	16.5
Weighted Average Discount Rate
Operating lease	8.6%

Cash flows related to leases are as follows:

	Years ended December 31,
	2024	2023
	US$	US$

Cash flows from operating activities:
Payments for operating lease liabilities	213,708	199,447
Cash flows from financing activities:
Principal payments on finance lease obligation	-	-
Supplemental Cash Flow Data:
Right-of-use assets obtained in exchange for new operating lease obligations	388,020	7,350

Future minimum lease payments under non-cancellable operating leases as of December 31, 2024 are as follows:

Operating lease
US$

For the year ending December 31,
2025	194,984
2026	162,487
357,471
Less: imputed interest	(28,915)
Total lease liabilities	328,556

F-48

CURRENC GROUP INC. AND SUBSIDIARIES

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

11 Borrowings

	December 31,
	2024	2023
	US$	US$

Short-term borrowings (i)	7,565,887	8,772,710

Long-term borrowings (ii)	3,684,171	11,538,357
Less: current maturities	(3,684,171)	(9,031,383)
Non-current maturities	-	2,506,974

(i)	As of December 31, 2024 and 2023, the Company had several unsecured short-term loans from independent third parties which were repayable within one year and charged interest rates ranging from Nil to 24.0% and 15.0% to 24.0% per annum, respectively. As of December 31, 2024 and December 31, 2023, the weighted average interest rate of these borrowings was 13.7% and 22.6% per annum, respectively. The borrowings are denominated in Hong Kong Dollar (“HK$”) and United States Dollar (“US$”).

(ii)	As of December 31, 2023, the Company obtained several unsecured long-term loans for two to five years. Interest rates ranged from 12.0% to 24.0% per annum, respectively. As of December 31, 2023, the weighted average interest rate of these borrowings was 13.1% per annum. The borrowings are denominated in HK$ and US$.

As of December 31, 2024 and December 31, 2023, the Company obtained loans from two members of management of the Company.

A loan of HK$12.3 million (equivalent to US$1.6 million) has been provided by Mr. Alexander Kong, the Chairman, at an interest rate of 12% per annum. Another loan of HK$3.6 million (equivalent to US$0.5 million) has been provided by Dr. Ronnie Hui, the Chief Executive Officer, at an interest rate of 12% per annum.

As of December 31, 2024, loans of US$7.9 million were guaranteed by Mr. Alexander Kong (2023: US$8.7 million).

Interest expense during the year ended December 31, 2024 and 2023 was US$8,515,214 and US$8,002,552, respectively.

In connection with the Business Combination, the Company executed several unsecured promissory notes on August 30, 2024:

(i) Promissory Notes to Third Parties

On August 30, 2024, the Company issued unsecured promissory notes for approximately $5.7 million to EF Hutton to settle the balance of deferred underwriting fees and approximately $3.2 million to Greenberg Traurig to settle the balance of legal fees. The outstanding amount under the loans as of December 31, 2024 was approximately $8.9 million.

(ii) Promissory Note to Related Party

On August 30, 2024, the Company issued a promissory note to the Sponsor for $603,623, replacing the existing unsecured promissory note with an outstanding amount of $325,000 dated September 13, 2023, for financing working capital expenses. As of December 31, 2024, the new promissory note had an outstanding balance of $603,623.

The promissory notes to third parties and related party do not bear interest, and the principal balances are payable in equal monthly installments over terms of less than one year. The notes are subject to customary events of default and financing closure above a certain threshold, which, if triggered, would cause the unpaid principal balance and all other sums payable under the notes to become immediately due and payable.

The fair value of the Company’s notes approximates the carrying amounts represented in the accompanying balance sheet, primarily due to their short-term nature.

F-49

CURRENC GROUP INC. AND SUBSIDIARIES

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

11	Borrowings (continued)

As of December 31, 2024, the long-term borrowings will be due according to the following schedule:

Principal amounts
US$
For the year ending December 31,
2025	3,684,171
2026	-
2027	-
Total	3,684,171

The carrying values of short-term borrowings approximate their fair values due to their short-term maturities. The Company’s long-term borrowing are subject to both fixed and floating interest rates. The carrying values of each type of these borrowings approximate their fair values as the interest rates reflect the rates offered to other entities with similar characteristics to Seamless.

12 Receivables factoring

The receivables factoring facility represents an interest-bearing loan for an amount of US$258,415 (2023: US$423,483) based on terms and conditions set out in the facility agreement dated January 10, 2019 and further revised on April 22, 2021. The loan is secured, bears an effective interest rate of 9.8% (2023: 9.9%) per annum calculated on a daily rest basis at the end of the reporting period. Principal and interest are to be repaid within 120 (2023: 120) days from the date of each invoice.

The weighted average interest rate as of December 31, 2024 and 2023 was 9.8% and 9.9% per annum, respectively. Interest expense during the years ended December 31, 2024 and 2023 was US$57,068 and US$62,441, respectively.

13 Accounts payable, accruals and other payables

Accounts payable, accruals and other payables consisted of the following:

	December 31,
	2024	2023
	US$	US$

Accounts payable	13,701	10,541
Safeguarding liabilities	3,790,176	1,983,116
Accruals	5,870,005	5,424,194
Prefunding from remittance customers	44,259,266	35,584,882
Incentives received for credit card program	-	699,655
Prefunding from airtime customers	671,214	758,419
Current portion of finance lease liabilities	-	-
Cash received for the subscription of Convertible Promissory Note	-	1,056,765
Accrued interest	3,824,009	7,614,719
Tax payable	155,641	29,808
Other payables	535,904	826,132
	59,119,916	53,988,231

F-50

CURRENC GROUP INC. AND SUBSIDIARIES

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

14 Convertible bonds

	December 31,
	2024	2023
	US$	US$

Convertible Bond E	-	10,000,000
Convertible Promissory Note	1,750,000	10,000,000
Total principal	1,750,000	10,000,000
Less: unamortized debt discount	-	-
Net carrying amount	1,750,000	10,000,000
Less: maturing within one year	-	(10,000,000)
Mature after one year	1,750,000	-

Convertible Bond

On September 14, 2023, the parties entered into the Third Amendment Agreement for the purpose of, among others, reviewing and amending certain terms and conditions under the Amended and Restated Convertible Bond Instrument, and further the Company has been authorized by a resolution of its board of directors dated September 11, 2023 to create and issue a US$10,000,000 15% secured guaranteed convertible bonds (the “Convertible Bonds”) and to replace and terminate the Amended and Restated Convertible Bond Instrument (the “Second Amended and Restated Convertible Bond Instrument” or the “Convertible Bond Instrument”).

On August 30, 2024, the Lender has converted the convertible bond into the shares of Seamless. A total amount of principal plus accrued interest of US$17 million has been converted into equity of Seamless.

In accounting for the issuance of the convertible bonds, the Company determined that, as the embedded conversion feature is indexed to the Company’s stock, the conversion option is eligible for the scope exception of ASC 815-10-15-74(a), and does not have to be bifurcated from the debt host and accounted for as a derivative.

In accordance with Accounting Standards Update (ASU) 2020-06, which became effective for fiscal years beginning after December 15, 2023, the Company adopted the guidance for convertible debt instruments starting January 1, 2024. As a result, the Company has accounted for its Convertible Promissory Note as a single liability. This update significantly simplifies the accounting for convertible debt by eliminating the bifurcation of the debt and equity components.

Under ASU 2020-06, convertible debt is accounted for as a single liability instrument, with no separate allocation to an equity component or beneficial conversion feature.

The Convertible Bonds were initially recorded as a liability at their issuance-date fair value, with no separate recognition of a debt discount related to a beneficial conversion feature.

Upon conversion, the carrying amount of the Convertible Bonds, including accrued interest, was reclassified to equity, with no gain or loss recognized.

The accounting change has been applied retrospectively to prior periods presented, as if the updated policy had always been in effect. However, since the Convertible Bonds were already accounted for as a single liability in prior periods with no bifurcation into equity, the adoption of ASU 2020-06 had no impact on classification or measurement.

F-51

CURRENC GROUP INC. AND SUBSIDIARIES

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

14	Convertible bonds (Continued)

Private investment in public equity (“PIPE”) Financing

On August 30, 2024, the Company entered into a Convertible Note Purchase Agreement (“Note Purchase Agreement”) with the PIPE Investor (the “Noteholder”), pursuant to the terms of the agreement, the Company issued to the Noteholder the following: (i) 400,000 Currenc ordinary shares of as a commitment fee (“Commitment Shares”, (ii) a Convertible Promissory Note with principal amount of $1,944,444, and (iii) 136,110 Warrants to buy 136,110 Currenc ordinary shares with an exercise price of $11.50 per share. In exchange for the issuances of the Commitment Shares, the Convertible Promissory Note and Warrants, the Company received from the Noteholder proceeds of $1,750,000.

On issuance, the Convertible Promissory Note had a fair value of $1,750,000 and matures on the eighteen-month anniversary date of the issuance of such convertible promissory note (“Maturity Date”) and bears interest at a rate of 12% per annum. This interest is due in either cash or stock quarterly on each March 31, June 30, September 30, and December 31, of each year commencing August 31, 2024. In case of an event of default, the outstanding principal and any accrued but unpaid interest will become immediately repayable.

The Convertible Promissory Note is convertible by the Noteholder at any time prior to the Maturity Date at $10.00 per Ordinary Share (“Conversion Rate”). The Company also has the right to convert the Convertible Promissory Note at any time prior to the Maturity Date at 105% of the Conversion Rate. The Company has the right to prepay the Convertible Promissory Note in full at any time for 120% of total outstanding balance after providing at least thirty (30) Business Days advance written notice of such intent.

The fair value of the 400,000 Commitment Shares amounted to $2,512,000, which is expensed upon issuance as a cost of debt carried at fair value with an offsetting increase to equity.

As of December 31, 2024, the Convertible Promissory Note had a fair value of $1,750,000. See Note 2(l), Fair value measurement, for further details surrounding the fair value assumptions. The principal amount of $1,944,444 is still outstanding as of December 31, 2024, as no repayments were made during the period ended December 31, 2024.

The 136,110 Warrants expire at the earlier of five years from issuance and the liquidation of the Company, as defined in the Warrant Agreement. The warrant is treated as an equity instrument based on terms in the Warrant Agreement. The proceeds received for this transaction are allocated first to the Convertible Promissory Note and any residual proceeds are allocated to the Warrant.

Upon the issuance of Convertible Promissory Note and Warranty, cash of $1,750,000 was received. Convertible Promissory Note has a fair value of $2,000,000 and the Warrants were allocated a value of zero on issuance.

The Company estimates the fair value of its PIPE Convertible Notes using the Income Approach (Binomial Option Pricing Model). The fair value measurement incorporates both observable and unobservable inputs, classified as Level 3 within the fair value hierarchy.

The PIPE Convertible Notes were initially recognized on August 31, 2024, upon issuance.

As of August 31, 2024, and December 31, 2024, the key assumptions used in the valuation were as follows:

Key Assumptions	August 31, 2024	December 31, 2024
Stock Price (USD)	6.28	1.80
Risk-Free Rate (%)	4.11	4.09
Volatility Rate (%)	36.86	47.23
Bond Yield (%)	15.55	13.90

The fair value derived from the Binomial Option Pricing Model reflected changes in market conditions, including fluctuations in stock price, volatility, and credit risk. While the valuation as of December 31, 2024, incorporated updated assumptions, the resulting change in fair value was determined to be negligible.

Given the immaterial impact of the valuation changes on the financial statements, management has determined that no adjustment is necessary to the fair value of the PIPE Convertible Notes from the initial recognition date (August 31, 2024) through year-end (December 31, 2024).

F-52

CURRENC GROUP INC. AND SUBSIDIARIES

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

15 Revenue

	Years end December 31,
	2024	2023
	US$	US$
Timing of revenue recognition - at point in time
Remittance services
Fiat remittance	21,592,260	25,287,487
ODL remittance	880,171	1,407,709
Sales of Airtime	23,840,573	26,398,707
Other services	122,408	161,458
	46,435,412	53,255,361

16 Defined contribution plans

The Company contributes to an employment provident fund in respect of its employees in Hong Kong, Malaysia, and a central provision fund run by the Singapore government in respect of its employees in Singapore. The expenses related to these plans were US$730,779 and US$714,855 for the years ended December 31, 2024 and 2023, respectively.

17 Income tax

The Company’s loss before income tax consists of:

	Years ended December 31,
	2024	2023
	US$	US$

Malaysia	1,126,832	2,042,746
Indonesia	(723,350)	(786,490)
Hong Kong	(38,651,082)	(15,141,598)
Others	(859)	(8,963)
	(38,248,459)	(13,894,305)

The Company is incorporated in Cayman Islands and is not subject to corporate income tax under its relevant regulations.

For the Company’s subsidiaries incorporated in Hong Kong, they are subject to a corporate tax rate of 16.5% on the assessable profits arising from Hong Kong.

For the Company’s subsidiaries incorporated in Malaysia, they are subject to corporate tax rate on 24% on the assessable profits arising from Malaysia.

For the Company’s subsidiaries incorporated in Indonesia, they are subject to a corporate tax rate of 22% on the assessable profits arising from Indonesia.

For the Company’s subsidiary incorporated in Singapore, it is subject to a corporate tax rate of 17% on the assessable profits arising from Singapore. No provision for Singapore profits tax has been made in the consolidated statements of operations and comprehensive loss for the years ended December 31, 2024 and 2023.

For the Company’s subsidiary incorporated in United Kingdom, it is subject to a corporate tax rate of 19% on the assessable profits arising from United Kingdom. No provision for United Kingdom profits tax has been made in the consolidated statements of operations and comprehensive loss for the years ended December 31, 2024 and 2023.

F-53

CURRENC GROUP INC. AND SUBSIDIARIES

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

17	Income tax (Continued)

Income tax expense consists of:

	Years ended December 31,
	2024	2023
	US$	US$

Income tax expense	534,661	797,147
Deferred income tax benefit	43,642	(273,666)
	578,303	523,481

A reconciliation of the income tax expense to the amount computed by applying the current statutory tax rate to the income before income tax in the consolidated statements of operations and comprehensive loss is as follows:

	Years ended December 31,
	2024	2023
	US$	US$

Income before income tax	(28,748,459)	(13,894,305)
Tax calculated at Hong Kong profits tax rate	(4,743,494)	(2,292,560)
Effect of different tax rates applicable to different jurisdictions	6,683,940	1,637,665
Income not subject to tax	(8,328,873)	(48,307)
Non-deductible expenses	5,705,763	132,796
Change in valuation allowance	1,041,756	846,827
Underprovision of current tax in the previous financial year	31,902	125,217
Tax effect on deductible temporary differences	7,946	7,918
Others	179,363	113,925
Income tax	578,303	523,481

The Company’s deferred tax assets and liabilities as of December 31, 2024 and 2023 are attributable to the following:

	December 31,
	2024	2023
	US$	US$
Deferred tax assets
Tax losses carried forward	8,193,135	8,266,115
Equipment	(82,885)	(65,050)
Accrued expenses	419,001	296,576
Others	82,657	54,560
	8,611,908	8,552,201
Valuation allowance	(8,269,086)	(7,887,313)
Total deferred tax assets	342,822	664,888

Deferred tax liabilities
Fixed assets		-
Intangible assets	(876,875)	(1,184,987)
Others	(37)	(61,773)
Total deferred tax liabilities	(876,912)	(1,246,760)

Net deferred tax liabilities	(534,090)	(581,872)

F-54

CURRENC GROUP INC. AND SUBSIDIARIES

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

17	Income tax (Continued)

As of December 31, 2024 and 2023, management has recorded a valuation allowance on certain deferred tax assets where management believes that after considering all of the available evidence, it is more likely than not that some portion or all will not be realized in the foreseeable future. The ultimate realization of deferred tax assets depends on the generation of future taxable income in which those temporary differences and carry forwards become deductible.

As of December 31, 2024 and 2023, the accumulated tax losses of subsidiaries can be carried forward to offset against future taxable profits. The tax loss for the subsidiary incorporated in Hong Kong is US$66,424 and US$47,778,609 as of December 31, 2024 and 2023, respectively, which can be carried forward indefinitely.

As of December 31, 2024 and 2023, the accumulated tax losses of subsidiaries can be carried forward to offset against future taxable profits. The tax loss for the subsidiary incorporated in Singapore is US$73,524 and US$94,611 as of December 31, 2024 and 2023, respectively, which can be carried forward indefinitely.

The tax loss in the subsidiary incorporated in United Kingdom is US$Nil and US$517,015 as of December 31, 2024 and 2023, respectively, which can be carried forward indefinitely.

The tax loss in the subsidiaries incorporated in Indonesia is US$2,099,326 and US$2,349,921 as of December 31, 2024 and 2023, respectively, which will expire, if unused, in the year ending December 31, 2024.

The tax loss in the subsidiaries incorporated in Malaysia is US$Nil and US$8,439 as of December 31, 2024 and 2023, respectively, which will expire, if unused, in the year ending December 31, 2031.

18 Segments

	Years ended December 31,
	2024	2023
	US$	US$
Revenue
Remittance services
Fiat remittance	21,592,260	25,287,487
ODL remittance	880,171	1,407,709
Sales of Airtime	23,840,573	26,398,707
Other services	122,408	161,458
	46,435,412	53,255,361

	Years ended December 31,
	2024	2023
	US$	US$
Cost of sales
Remittance services	(9,475,812)	(11,375,525)
Sales of Airtime	(21,999,692)	(24,206,112)
Other services	(367,963)	(317,419)
	(31,843,467)	(35,899,057)

	Years ended December 31,
	2024	2023
	US$	US$
Gross Profit
Remittance services	12,996,619	15,319,671
Sales of Airtime	1,840,881	2,192,595
Other services	(245,555)	(155,962)
	14,591,945	17,356,304

F-55

CURRENC GROUP INC. AND SUBSIDIARIES

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

18	Segments (Continued)

The following table sets forth the Expenditures for additions to long-lived assets other than goodwill and acquired intangible assets:

	December 31,
	2024	2023
	US$	US$
Remittance services expense	582,256	302,950
Sales of Airtime	-	-
Other services	-	-
	582,256	302,950

The following table sets forth the revenues by geographical area:

	Years ended December 31,
	2024	2023
	US$	US$
Revenue
Hong Kong	4,370,290	9,726,364
Malaysia	27,560,318	29,317,906
Indonesia	14,504,804	14,211,091
	46,435,412	53,255,361

The following table sets forth the long-lived assets other than goodwill and intangible assets by geographical area:

	December 31,
	2024	2023
	US$	US$
Long-lived assets other than goodwill and acquired intangible assets
Hong Kong	-	4,368,106
Malaysia	1,352,906	1,005,601
Indonesia	51,854	62,056
	1,404,760	5,435,763

Add: Non-disclose items
Investment in an equity security	-	100,000
Deferred tax assets	342,822	664,888
Goodwill	12,059,428	27,001,383
Acquired intangible assets	3,386,117	4,926,674
	15,788,367	33,001,041

F-56

CURRENC GROUP INC. AND SUBSIDIARIES

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

18	Segments (Continued)

The following table sets forth the goodwill by reportable segments:

	December 31,
	2024	2023
	US$	US$
Remittance services	12,919,935	12,921,592
Sales of Airtime	8,639,493	14,079,791
	21,559,428	27,001,383

19 Acquisition of Dynamic Indonesia Holdings Limited

On June 2, 2022, Dynamic Indonesia Holdings Limited and its two shareholders, Dynamic Investment Holdings Limited and Noble Tack International Limited, entered into a Subscription Agreement (“Subscription”) whereby Dynamic Indonesia Holdings Limited will offer the shareholders to subscribe to 5,000 shares of the Company in five equal tranches.

Only Dynamic Investment Holdings Limited subscribed to the first tranche, and upon completion of its purchase of 1,000 shares on June 2, 2022 for $200,000, Dynamic Investments Holdings Limited increased its ownership of Dynamic Indonesia Holdings Limited from 49% to approximately 51%. As a subsidiary of the Company, Dynamic Indonesia Holdings Limited’s financial performance has been included in the Company’s interim condensed consolidated financial statements from the date of acquisition.

The allocation of the purchase price as of the date of acquisition is summarized as follows:

US$
Net assets acquired (i)	(1,510,899)
Goodwill (Note 9) (ii)	7,771,855
Non-controlling interests (iii)	(3,931,441)
Total	2,329,515

Total purchase price is comprised of:
Cash consideration	200,000
Fair value of previously held equity interests	2,129,515
2,329,515

(i)	Net assets acquired primarily included accounts receivables and other receivables of approximately US$0.6 million, property and equipment of approximately US$0.2 million, operating lease right-of-use assets relating to land use rights of approximately US$0.1 million and other assets of approximately US$1.6 million and liabilities of approximately US$4.1 million as of the date of acquisition.

F-57

CURRENC GROUP INC. AND SUBSIDIARIES

NOTES TO THE CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

19	Acquisition of Dynamic Indonesia Holdings Limited (Continued)

(ii)	Goodwill arose on the acquisition from the expected synergies from combining our existing airtime operations with those of Dynamic Indonesia Holdings Limited.

(iii)	An independent valuation firm was hired by Noble Tack International Limited to value it shares in Dynamic Indonesia at approximately the date of the acquisition. The firm used market approach Price-to-Sales multiple-based methodology to determine the value.

On June 2, 2022, in conjunction with the share purchase described above, the Company granted a put option to Noble Tack International Limited. The put option grants the holder the right to convert its equity interest in and loan to Dynamic Indonesia Holdings Limited into equity of the Company as defined in the agreement. The option is valid for two years.

On October 3, 2022 only Dynamic Investment Holdings Limited subscribed to the second tranche, and upon completion of its purchase of 1,000 shares for $200,000, Dynamic Investments Holdings Limited increased its ownership of Dynamic Indonesia Holdings Limited from approximately 51% to approximately 54%.

On February 3, 2023 only Dynamic Investment Holdings Limited subscribed to the third tranche, and upon completion of its purchase of 1,000 shares for $200,000, Dynamic Investments Holdings Limited increased its ownership of Dynamic Indonesia Holdings Limited from approximately 54% to approximately 56%.

On June 5, 2023 only Dynamic Investment Holdings Limited subscribed to the fourth tranche, and upon completion of its purchase of 1,000 shares for $200,000, Dynamic Investments Holdings Limited increased its ownership of Dynamic Indonesia Holdings Limited from approximately 56% to approximately 57%.

On October 5, 2023 only Dynamic Investment Holdings Limited subscribed to the fifth tranche, and upon completion of its purchase of 1,000 shares for $200,000, Dynamic Investments Holdings Limited increased its ownership of Dynamic Indonesia Holdings Limited from approximately 57% to approximately 59%.

On August 30, 2024 Noble Tack International Limited has exercise its right to convert its equity interest in and loan to Dynamic Indonesia Holdings Limited into equity of the Company. After the conversion, Dynamic Investments Holdings Limited increased its ownership of Dynamic Indonesia Holdings Limited from approximately 59% to 100%. After the acquisition, the Company has obtained 82.2% control over PT Walletku Indompet Indonesia.

The following amounts of the acquiree since the acquisition date are included in the December 2024 consolidated statement of operations.

	2024	2023
	US$	US$
Revenue	14,584,434	14,211,091
Loss after tax	(432,795)	(836,874)

20 Deconsolidation of GEA Holdings Limited and TNG (Asia) Limited

On July 30, 2024, Seamless Group Inc. disposed all of its equity interest in GEA Holdings Limited to L&L Health Holdings Limited, a related company, at a cash consideration of US$1. Upon the disposal of the equity interest, the Company lost control of GEA Holdings Limited and deconsolidated the subsidiary.

On August 30, 2024, Seamless Group Inc. has signed a share buy-back agreement to buy back its own shares from the existing shareholders. Consideration for the sale and purchase of the Sale Shares shall be settled by way of transfer and distribution of 31,240,525 TNG (Asia) Limited Shares. Upon the completion of the sale and purchase, Seamless Group Inc. has disposed off all of the equity interest in TNG (Asia) Limited and deconsolidated the subsidiary.

F-58

CURRENC GROUP INC. AND SUBSIDIARIES

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

20	Deconsolidation of GEA Holdings Limited and TNG (Asia) Limited (Continued)

GEA Holdings Limited and TNG (Asia) Limited both operated under the remittance segment. After the deconsolidation, the Company still continue its remittance segment operation through Tranglo. As the impact of the deconsolidation has only an impact to remittance revenue and total revenue of the group of only approximately 19% and 10% respectively, the financial impact of deconsolidation is not considered to be material. The transaction does not meet the criteria for discontinued operations under ASC 205-20 as the divested business does not represent a strategic shift that will have a major effect on the Company’s operations and financial results.

The Company recognized a gain on sale of US$20.5 million, calculated as the difference between the sale proceeds of $Nil and the carrying amount of net liabilities sold of US$20.4 million. This gain is presented within “Other Income” in the consolidated statements of operations and comprehensive loss for the year ended December 31, 2024.

The statement of operations of the divested entities from the start of the year up to before divestiture are as follows:

US$‘M
Revenue	5.6
Cost of revenue	(4.5)
Gross profit	1.1

General and administrative expenses	(3.7)
Loss from operations	(2.6)

Finance costs, net	(1.8)
Other income	(5.5)
Loss before income tax	(9.9)
Income tax expense	-
Net loss	(9.9)

The major classes of assets and liabilities divested of are as follows:

Assets/(Liabilities)
US$‘M
Assets
Intangible assets	-
Deposits, prepayments and other receivables	1.2
Restricted cash	4.6
Amount due to related companies	19.7
Other assets	2.1

Liabilities
Loan	(7.4)
Accruals and other payables	(3.6)
Client Money Payable	(4.2)
Amount due to related companies	(31.8)
Other liabilities	(1.0)
(20.4)

No significant continuing involvement exists with the divested subsidiaries.

20 Related party transactions

(a)	Related parties

Name of related parties	Relationship with the Company
Dr. Ronnie Hui	Chief Executive Officer of the Company
Mr. Alexander Kong	Chairman of Seamless Group
Regal Planet Limited	Ultimate holding company
Sino Dynamic Solutions Limited	Company controlled by a director of the Company
PT Walletku Indompet Indonesia	Investment held indirectly by the Company
Ripple Labs Singapore Pte. Ltd.	Minority 40% owner of Tranglo
Ripple Services, Inc.	Minority 40% owner of Tranglo

F-59

CURRENC GROUP INC. AND SUBSIDIARIES

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

20	Related party transactions (continued)

(b)	The Company had the following significant related party transactions for the years ended December 31, 2024 and 2023, respectively:

	Years ended December 31,
	2024	2023
	US$	US$
Sino Dynamic Solutions Limited
Purchase of intangible assets	1,439,045	2,551,184
Support and maintenance costs	606,857	919,654

A Pay-Out Support Agreement (the “Agreement”) between Ripple Services, Inc. and Tranglo was entered into on March 10, 2021. According to the Agreement, Tranglo agreed to integrate with RippleNet and On Demand Liquidity (collectively the Ripple Solution) which are developed by Ripple for facilitating cross-border payments, and act as the service provider of Ripple. Under the Agreement, Tranglo’s remittance partners can choose to adopt the use of XRP provided by On-Demand Liquidity facility for prefunding purposes. Both Ripple and Tranglo agreed to make use of the Programmatic Liquidation system for liquidation of XRP as received by Tranglo for prefunding purposes into USD or other fiat currencies. Under the Agreement, Ripple guarantees that Tranglo will receive the agreed amount of fiat currencies from the liquidation of XRP on every agreed XRP prefunding arrangement, and that any shortfall in the liquidation process will be covered by Ripple. In exchnage, Tranglo has to offer certain discounts on transaction fees and foreign exchange fees for the remittance partners who adopt the On-Demand Liquidity services of Ripple Solution and use XRP for prefunding transactions.

Ripple Labs Singapore Pte. Ltd. and Tranglo entered into a Master XRP Commitment to Sell Agreement on March 11, 2022, which was subsequently amended in 2022 and 2023 (referred to as the “Tranglo Commitment to Sell Agreement”). Pursuant to the Tranglo Commitment to Sell Agreement, Tranglo can execute ODL transactions in which Ripple Labs Singapore Pte. Ltd will make available via automated wallet funding service (“AWF”) up to $50,000,000 worth of XRP for working capital purposes. Under the Tranglo Commitment to Sell Agreement, Ripple Labs Singapore Pte. Ltd deposits certain amounts of XRP into Tranglo’s crypto wallet. The Tranglo Commitment to Sell Agreement stipulates that the legal title and rights to the XRP deposited in Tranglo’s crypto wallet belong to Ripple Labs Singapore Pte. Ltd. Under the Tranglo Commitment to Sell Agreement, Tranglo agrees to transfer XRP in its crypto wallet as provided by Ripple Labs Singapore Pte. Ltd in its bailment account to Tranglo for prefunding purposes. In exchange for obtaining the XRP, Tranglo has the obligation to repay the amount of fiat currency as agreed in the ODL transaction to Ripple Labs Singapore Pte. Ltd.

The balance of deposits of XRP in Tranglo’s crypto wallet as of December 31, 2024 and 2023 was approximately $3.8 million and $2.0 million, respectively. A maximum limit of $50.0 million is included in the Tranglo Commitment to Sell Agreement.

Ripple Labs Singapore Pte. Ltd. and GEA also entered into a Master XRP Commitment to Sell Agreement on September 12, 2022 (referred to as the “GEA Commitment to Sell Agreement”), when GEA was onboarded as an ODL RP. Pursuant to the GEA Commitment to Sell Agreement, GEA can execute ODL transactions. Under the GEA Commitment to Sell Agreement, Ripple Labs Singapore Pte. Ltd deposits certain amounts of XRP into the account of its ODL RP (i.e., the crypto wallet of GEA). The GEA Commitment to Sell Agreement stipulates that the legal title and rights to the XRP deposited in GEA’s crypto wallet belong to Ripple Labs Singapore Pte. Ltd. Under the GEA Commitment to Sell Agreement, GEA agrees to transfer XRP in its crypto wallet as provided by Ripple Labs Singapore Pte. Ltd in its bailment account to Tranglo for prefunding purposes. Once the XRP transfer is confirmed, the legal title of that XRP will be transferred from Ripple Labs Singapore Pte. Ltd to GEA. Also, in exchange for obtaining the XRP, GEA has the obligation to repay the amount of fiat currency as agreed in the ODL transaction to Ripple Labs Singapore Pte. Ltd. Ripple Labs Singapore Pte. Ltd and GEA also entered into a Line of Credit and related addendums in connection with the GEA Commitment to Sell Agreement, under which Ripple Labs Singapore Pte. Ltd provided to GEA a $5 million credit facility for a two-year term, providing GEA with the resources to aggressively promote the use of ODL services.

The balance of deposits of XRP in GEA’s crypto wallet as of December 31, 2024 and 2023 was zero and approximately $2.5 million, respectively. There is no maximum limit included in the GEA Commitment to Sell Agreement.

Under the Master XRP Commitment to Sell Agreement signed between Ripple and GEA Limited, Ripple will make available XRP for GEA. GEA can choose to adopt the use of XRP provided by Ripple’s On-Demand Liquidity facility for prefunding purposes. Each withdrawal of XRP shall be converted into a USD purchase price based on mutually agreed upon rate quote. XRP will be sent to Tranglo for liquidation of XRP into USD by Programmatic Liquidation system for prefunding transactions.

The total dollar value of the ODL remittance partner transactions related to the XRP that was drawn down in the prefunding arrangements for the years ended December 31, 2024 and 2023 are approximately $230.5 million and $475.3 million, respectively. Revenues for Tranglo generated from the ODL remittance for the years ended December 31, 2024 and 2023 are approximately $0.9 million and $1.8 million, respectively. Amounts settled to Ripple for the years ended December 31, 2024 and 2023 are approximately $810.4 million and $698.6 million, respectively. Amounts settled to Ripple by GEA Limited for ODL prefunding transactions while acting as the ODL RP for the years ended December 31, 2024 and 2023 are approximately $Nil and $104.2 million, respectively. Amounts settled to Ripple by Tranglo which had made use of the ODL services while acting as the remittance hub for the years ended December 31, 2024 and 2023 were approximately $810.4 million and $594.4 million, respectively. ODL balance with Ripple has been disclosed in the related party balance note below.

F-60

CURRENC GROUP INC. AND SUBSIDIARIES

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

20	Related party transactions (continued)

(c)	The Company had the following related party balances as of December 31, 2024 and 2023:

	December 31,
	2024	2023
	US$	US$
Amounts due from related parties
Sino Dynamic Solutions Limited	-	7,148,208
Others	560,823	139,168
	560,823	7,287,376

Amounts due to related parties
Regal Planet Limited	48,538,334	48,654,398
GEA Limited	10,443,375	-
Sino Dynamic Solutions Limited	-	4,130,912
Mr. Alexander Kong	2,025,547	114,374
Ripple Lab Inc.	4,985,988	32,584,911
Others	1,777,397	1,003,924

The amounts due from/to related parties are unsecured, interest-free and repayable on demand, except for the balance with Ripple, which is interest free for one week. Interest paid to Ripple for the year ended December 2024 and 2023 is US$303,677 and US$812,473, respectively. The transactions occur in the course of the Company’s operations.

Amount due to Ripple of $26 million by GEA Limited as of December 31, 2023 is guaranteed by Seamless Group Inc., Regal Planet Limited and Kong King Ong Alexander.

Borrowings arising from transactions with related parties are described in Note 11.

21 Commitments and Contingencies

Registration Rights

The holders of the Private Placement Warrants (and underlying securities) will be entitled to registration rights pursuant to an agreement to be signed prior to or on the effective date of Initial Public Offering. The holders of a majority of these securities are entitled to make up to three demands that the Company register such securities. Notwithstanding anything to the contrary, the underwriter (and/or its designees) may only make a demand registration (i) on one occasion and (ii) during the five year period beginning on the effective date of the Initial Public Offering. The holders of a majority of the Private Placement Warrants (and underlying securities) can elect to exercise these registration rights at any time after the Company consummates a Business Combination. In addition, the holders have certain “piggy-back” registration rights with respect to registration statements filed subsequent to the consummation of a Business Combination. Notwithstanding anything to the contrary, the underwriter (and/or its designees) may participate in a “piggy-back” registration only during the seven-year period beginning on the effective date of the Initial Public Offering. The Company will bear the expenses incurred in connection with the filing of any such registration statements. Notwithstanding anything to the contrary, under FINRA Rule 5110, the underwriter and/or its designees may only make a demand registration (i) on one occasion and (ii) during the five-year period beginning on the effective date of the registration statement relating to the Initial Public Offering, and the underwriter and/or its designees may participate in a “piggy-back” registration only during the seven-year period beginning on the effective date of the registration statement relating to the Initial Public Offering.

F-61

CURRENC GROUP INC. AND SUBSIDIARIES

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

21	Commitments and Contingencies (continued)

Lock-up Agreements

On August 30, 2024, INFINT entered into Lock-Up Agreements (the “Lock-up Agreements”) by and between INFINT and certain shareholders of Seamless (such shareholders, the “Company Holders”), pursuant to which, among other things, each Company Holder agreed not to, during the Lock-up Period (as defined below), lend, offer, pledge, hypothecate, encumber, donate, assign, sell, contract to sell, sell any option or contract to purchase, purchase an option or contract to sell, grant any option, right or warrant to purchase, or otherwise transfer or dispose of, directly or indirectly, any of the shares issued to such Company Holder in connection with the Business Combination (the “Lock-up Shares”), enter into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of such shares, or publicly disclose the intention to do any of the foregoing, whether any of these transactions are to be settled by delivery of any such shares or other securities, in cash, or otherwise, subject to limited exceptions. As used herein, “Lock-Up Period” means the period commencing on the date of the Closing and ending on the earlier of: (i) six months after the Closing and (ii) the date after the Closing on which Currenc consummates a liquidation, merger, share exchange or other similar transaction with an unaffiliated third party that results in all of Currenc’s shareholders having the right to exchange their Currenc ordinary shares for cash, securities or other property.

The foregoing description of the Lock-Up Agreements is subject to and qualified in its entirety by reference to the full text of the form of the Lock-Up Agreement.

In connection with the Closing, in order to meet Nasdaq unrestricted public float requirements, the parties agreed to waive lock-up restrictions on 2,100,000 shares held by the Sponsor.

Registration Rights Agreement

In connection with the Closing, on August 30, 2024, INFINT and certain existing shareholders of INFINT and Seamless (such parties, the “Holders”) entered into the Registration Rights Agreement to provide for the registration of Currenc’s ordinary shares issued to them in connection with the Business Combination. The Holders are entitled “piggy-back” registration rights with respect to registration statements filed following the consummation of the Business Combination, subject to certain requirements and customary conditions. Currenc will bear the expenses incurred in connection with the filing of any such registration statements.

Other Commitments and Contingencies

The Company believes, other than as disclosed herein, there are no other commitments or contingencies arising from the normal course of business or any legal proceedings that require recognition or disclosure in the condensed consolidated financial statements. On August 17, 2024, Ripple Markets APAC Pte. Ltd., the successor to Ripple Labs Singapore Pte. Ltd. (“RMA”), sent a default letter to GEA demanding payment totaling $27,257,540.64, and sent a demand letter to Seamless, as guarantor, for the full amount of the payment by August 19, 2024. On August 19, 2024, RMA filed a claim in Singapore naming Seamless and demanding that the defendants, jointly and severally, pay the demanded payment plus late payments and certain costs. The Company has engaged legal representatives to defend the claim.

After writing to RMA’s solicitors on 27 March 2025 to propose terms of settlement and a solicitors-only meeting, RMA’s solicitors have replied on 2 April 2025 to state that they are not agreeable to any of the proposed terms of settlement, and declined to have a solicitors-only meeting.

As at December 31, 2024, legal representative has an evaluation of the outcome of the above legal case that if both parties do not reach an out-of-court settlement, the likelihood of an unfavourable outcome to Seamless would be uncertain but the view it is moderate to likely. The total liable sum would be ranged from $19 million to $24 million, as well as late charges, and costs on an indemnity basis.

Due to the final liable sum is yet to be determined and the claim is a four party claim, where the amount liable by each party is still an unknown. Management has considered that the loss to be reasonably possible, provided that the potential exposure of Seamless is still highly uncertain and difficult to estimate.

22 Shareholders’ Deficit

Ordinary Shares - The Company is authorized to issue 555,000,000 ordinary shares with a par value of $0.0001 per share. Holders of the Company’s ordinary shares are entitled to one vote for each share. At December 31, 2024 and December 31, 2023, there were 46,527,999 and 33,980,753 ordinary shares issued and outstanding, respectively (reflecting retroactive application of recapitalization).

F-62

CURRENC GROUP INC. AND SUBSIDIARIES

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

22	Shareholders’ Deficit (continued)

Warrants - The Public Warrants will become exercisable on the later of 30 days after the consummation of a Business Combination and 12 months from the closing of the Initial Public Offering. The Public Warrants will expire five years from the consummation of a Business Combination or earlier upon redemption or liquidation.

The Company will not be obligated to deliver any ordinary share pursuant to the exercise of a Public Warrant and will have no obligation to settle such Public Warrant exercise unless a registration statement under the Securities Act covering the issuance of the ordinary share issuable upon exercise of the Public Warrants is then effective and a prospectus relating thereto is current, subject to the Company satisfying its obligations with respect to registration or such issuance is deemed to be exempt under the Securities Act and the securities laws of the state of residence of the registered holder of the warrants.

Once the warrants become exercisable, the Company may redeem the Public Warrants:

●	in whole and not in part;
●	at a price of $0.01 per warrant;
●	at any time after the warrants become exercisable,
●	upon not less than 30 days’ prior written notice of redemption to each warrant holder;
●	if, and only if, the reported last sale price of the ordinary shares equals or exceeds $18.00 per share (as adjusted for stock splits, stock dividends, reorganizations, and recapitalizations) for any 20 trading days within a 30-trading day period commencing at any time after the warrants become exercisable and ending on the third business day prior to the notice of redemption to warrant holders; and
●	if, and only if, there is a current registration statement in effect with respect to the ordinary shares underlying such warrants.

If the Company calls the Public Warrants for redemption, management will have the option to require all holders that wish to exercise the Public Warrants to do so on a “cashless basis,” as described in the warrant agreement. The exercise price and number of ordinary share issuable upon exercise of the warrants may be adjusted in certain circumstances including in the event of a stock dividend, or recapitalization, reorganization, merger or consolidation. However, except as described below, the warrants will not be adjusted for issuance of ordinary share at a price below its exercise price. Additionally, in no event will the Company be required to net cash settle the warrants. If the Company is unable to complete a Business Combination within the Combination Period and the Company liquidates the funds held in the Trust Account, holders of warrants will not receive any of such funds with respect to their warrants, nor will they receive any distribution from the Company’s assets held outside of the Trust Account with the respect to such warrants. Accordingly, the warrants may expire worthless.

In addition, if (x) the Company issues additional ordinary share or equity-linked securities in connection with the closing of a Business Combination at an issue price or effective issue price of less than $9.20 per share of ordinary share (with such issue price or effective issue price to be determined in good faith by the Company’s board of directors, and, in the case of any such issuance to the Sponsor or its affiliates, without taking into account any Founder Shares held by the Sponsor or its affiliates, as applicable, prior to such issuance) (the “Newly Issued Price”), (y) the aggregate gross proceeds from such issuances represent more than 60% of the total equity proceeds, and interest thereon, available for the funding of a Business Combination on the date of the completion of a Business Combination (net of redemptions), and (z) the volume weighted average trading price of the Company’s ordinary share during the 20 trading day period starting on the trading day after the day on which the Company completes a Business Combination (such price, the “Market Value”) is below $9.20 per share, the exercise price of the warrants will be adjusted (to the nearest cent) to be equal to 115% of the greater of the Market Value and the Newly Issued Price, and the $18.00 per share redemption trigger price will be adjusted (to the nearest cent) to be equal to 180% of the greater of the Market Value and the Newly Issued Price.

The Private Placement Warrants, as well as up to 1,500,000 warrants underlying additional Private Placement Warrants the Company issues to the Sponsor, officers, directors, initial shareholders or their affiliates in payment of Working Capital Loans made to the Company, will be identical to the warrants underlying the Units being offered in the Initial Public Offering. Pursuant to the agreement that the Company has entered into with the holders of the Private Placement Warrants, the Private Placement Warrants may not, subject to certain limited exceptions, be transferred, assigned or sold by the holder until 30 days after the completion of the Company’s initial Business Combination.

At December 31, 2024 and December 31, 2023, there were 9,999,940 Public Warrants outstanding and 7,796,842 Private Placement Warrants outstanding, respectively. At December 31, 2024, there were 136,110 PIPE Warrants outstanding (see Note 14, Convertible bonds and notes, for additional information). The Company accounts for warrants as either equity-classified or liability-classified instruments based on an assessment of the instruments’ specific terms and applicable authoritative guidance in ASC 480 and ASC 815. The assessment considers whether the instruments are free standing financial instruments pursuant to ASC 480, meet the definition of a liability pursuant to ASC 480, and whether the instruments meet all of the requirements for equity classification under ASC 815, including whether the instruments are indexed to the Company’s own common shares and whether the instrument holders could potentially require “net cash settlement” in a circumstance outside of the Company’s control, among other conditions for equity classification. This assessment, which requires the use of professional judgment, was conducted at the time of warrant issuance and as of each subsequent period end date while the instruments are outstanding. Management has concluded that the Public Warrants, Private Placement Warrants and PIPE Warrants issued pursuant to their respective warrant agreement qualify for equity accounting treatment.

23 Subsequent events

On February 25, 2025, the company has received a notice of legal action from the promissory note holder, EF Hutton. In the legal letter, the Company was demanded to repay the promissory note amount of $5,700,000, plus contractual default interest of $97,000. The demanded amount has already been fully accrued on the financial statements as of December 31, 2024. The Company considered that the accrued amount is adequate and therefore no additional provision is required for the event.

On February 10, 2025, the Company entered into the ELOC Purchase Agreement with a third party. Under the ELOC scheme, the company will have the capacity to issue additional shares and dispose in the market for extra liquidity, up to $10,000,000 worth of ordinary shares.

F-63

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

TO THE BOARD OF DIRECTORS AND SHAREHOLDERS OF SEAMLESS GROUP INC. AND SUBSIDIARIES

Opinion on the consolidated Financial Statements

We have audited the accompanying consolidated balance sheet of Seamless Group Inc. and Subsidiaries (the “Company”) as of December 31, 2023, the related consolidated statements of operations and comprehensive loss, changes in shareholders’ deficit, and cash flows for the year ended December 31, 2023, and the related notes (collectively referred to as the “consolidated financial statements”). In our opinion, the consolidated financial statements present fairly, in all material respects, the financial position of the Company as of December 31, 2023, and the consolidated results of its operations and its cash flows for the year ended December 31, 2023, in conformity with accounting principles generally accepted in the United States of America.

Correction of a material misstatement on safeguarding assets and liabilities in previously issued financial statements

The financial statements of the Company as of December 31, 2022, and for the year then ended were audited by other auditors who have requested to withdraw their registration with the PCAOB. Those auditors expressed an unqualified opinion on those financial statements in their report dual dated March 31, 2023, except for Notes 2(b), 2(t), 2(dd), 2(hh), 7, 13 and 20, as to which the date is June 6, 2023 and Note 2(gg), as to which the date is November 10, 2023.

As mentioned above, the financial statements of the Company as of December 31, 2022, and for the year then ended were audited by other auditors who have requested to withdraw their registration with the PCAOB. As described in Note 3, these financial statements have been restated. We audited the adjustments described in Note 3, and relevant disclosures made in Notes 2(gg) and 21 that were applied to restate the financial statements as of and for the year ended December 31, 2022. In our opinion, such adjustments are appropriate and have been properly applied. However, we were not engaged to audit, review, or apply any procedures to the financial statements as of and for the year ended December 31, 2022 of the Company other than with respect to such adjustments and relevant disclosures and, accordingly, we do not express an opinion or any other form of assurance on the financial statements as of and for the year ended December 31, 2022 taken as a whole.

Going Concern Uncertainty

As disclosed in Note 2 to the consolidated financial statements, as of December 31, 2023, the Company had cash balances of $48.5 million, a working capital deficit of $70.5 million and net capital deficit of $36.2 million. For the year ended December 31, 2023, the Company had a net loss of $14.4 million and net cash used in operating activities of $15.3 million. Net cash provided by investing activities was $1.4 million. Net cash used in financing activities was $1.2 million, resulting principally from repayment of borrowings. Management’s evaluation of the events and conditions and management’s plans to mitigate these matters are also described in Note 2. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

Basis for Opinion

These consolidated financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s consolidated financial statements based on our audit. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (“PCAOB”) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

MRI Moores Rowland LLP (T14LL1146H)

72 Anson Road #07-04 Anson House, Singapore 079911

Web www.mooresrowland.sg Tel + 65 6221 6116

Offices in

Australia | China | Hong Kong | India | Indonesia | Japan | Malaysia | Philippines | Singapore | Taiwan | Tajikistan | Thailand | Vietnam

F-64

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

TO THE BOARD OF DIRECTORS AND SHAREHOLDERS OF SEAMLESS GROUP INC. AND SUBSIDIARIES

We conducted our audit in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audit, we are required to obtain an understanding of internal control over financial reporting, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion.

Our audits included performing procedures to assess the risks of material misstatement of the consolidated financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the consolidated financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the consolidated financial statements. We believe that our audits provide a reasonable basis for our opinion.

Critical Audit Matters

Critical audit matters are matters arising from the current period audit of the consolidated financial statements that were communicated or required to be communicated to those charged with governance and that: (1) relate to accounts or disclosures that are material to the consolidated financial statements and (2) involved our especially challenging, subjective, or complex judgments. We determined that there are no critical audit matters.

/S/ MRI Moores Rowland LLP

We have served as the Company’s auditor since 2024.

PCAOB ID No.: 6955

Singapore

April 19, 2024, except for Notes 2(s), 2(gg) and 21, as to which the date is May 13, 2024.

F-65

PART II – INFORMATION NOT REQUIRED IN PROSPECTUS

Item 13. Other Expenses of Issuance Distribution.

The following table sets forth the expenses in connection with this registration statement.

SEC registration fee		$2,643.965
Accounting fees and expenses		*
Legal fees and expenses		*
Printing and miscellaneous expenses		*
Total:	$	*

* These fees are calculated based on the securities offered and the number of issuances and accordingly cannot be determined

Item 14. Indemnification of Directors and Officers

Cayman Islands law does not limit the extent to which a company’s memorandum and articles of association may provide for indemnification of officers and directors, except to the extent any such provision may be held by the Cayman Islands courts to be contrary to public policy, such as to provide indemnification against willful default, actual fraud or the consequences of committing a crime. Our amended and restated memorandum and articles of association provides for indemnification of our officers and directors to the maximum extent permitted by law, including for any liability incurred in their capacities as such, except through their own actual fraud, willful default or willful neglect. We have entered into agreements with our directors and officers to provide contractual indemnification in addition to the indemnification provided for in our amended and restated memorandum and articles of association. We have purchased a policy of directors’ and officers’ liability insurance that insures our officers and directors against the cost of defense, settlement or payment of a judgment in some circumstances and insures us against our obligations to indemnify our officers and directors.

Our officers and directors have agreed to waive any right, title, interest or claim of any kind in or to any monies in the trust account, and have agreed to waive any right, title, interest or claim of any kind they may have in the future as a result of, or arising out of, any services provided to us and will not seek recourse against the trust account for any reason whatsoever (except to the extent they are entitled to funds from the trust account due to their ownership of public shares). Accordingly, any indemnification provided will only be able to be satisfied by us if (i) we have sufficient funds outside of the trust account or (ii) we consummate an initial business combination.

We believe that these provisions, the insurance and the indemnity agreements are necessary to attract and retain talented and experienced officers and directors.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling us pursuant to the foregoing provisions, we have been informed that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

Item 15. Recent Sales of Unregistered Securities

The Company has not sold any within the past three years which were not registered under the Securities Act of 1933 except as follows:

On February 10, 2025, we entered into the ELOC Purchase Agreement with Arena. Pursuant to the ELOC Purchase Agreement, we have the right to sell to Arena up to $10.0 million (“Commitment Amount”) of our Ordinary Shares, in multiple tranches upon satisfaction of certain terms and conditions contained in the ELOC Purchase Agreement, which includes, but is not limited to, filing a registration statement with the SEC and registering the resale of any shares sold to Arena Global. The foregoing description of the ELOC Purchase Agreement does not purport to be complete and is qualified in its entirety by reference to the full text of the ELOC Purchase Agreement, a copy of which is filed as Exhibit 10.47 to this Registration Statement and is incorporated herein by reference.

On June 15, 2025, the Company entered into the Creditor Share Purchase Agreement with the nine Creditors named therein, pursuant to which the Company issued an aggregate of 28,360,373 Ordinary Shares in full satisfaction of an aggregate amount of $12,166,600 of the Company’s outstanding unsecured obligations (the “Obligations”) owed to the Creditors, at a price per share of $0.43, equating in each case to a $0.50 discount for each $1.00 of Obligations. Other than the satisfaction of the Obligations, the Company did not receive any additional consideration in connection with the issuance of Ordinary Shares to the Creditors. The Creditor Share Purchase Agreement includes standard representations, warranties, and remedies for the parties. On June 19, 2025, the Company and the Creditors entered into Amendment No. 1 to the Share Purchase Agreement (“Amendment No. 1”), which amended the closing date on which the Company would issue the Ordinary Shares and the date on which the Obligations would be satisfied, from June 19, 2025, to June 30, 2025, or such other date as the Company and the Creditors may mutually agree. On June 27, 2025, the Company closed the transaction and issued the Ordinary Shares to the Creditors. The foregoing descriptions of the Creditor Share Purchase Agreement and Amendment No.1 do not purport to be complete and are qualified in their entirety by reference to the Creditor Share Purchase Agreement and Amendment No.1, which are filed as Exhibit 10.48 and 10.49 to this Registration Statement and are incorporated herein by reference.

On June 20, 2025, the Company entered into a Warrant Exchange Agreement with Alta Partners, LLC, pursuant to which it exchanged 518,934 of its existing public warrants for 86,489 Ordinary Shares (the “Alta Exchange Agreement”). The Alta Exchange Agreement was entered into in connection with the settlement and release of certain existing claims between Alta and the Company, pursuant to a Settlement Agreement between the parties, dated June 20, 2025 (the “Alta Settlement Agreement”). The foregoing descriptions of the Alta Exchange Agreement and the Alta Settlement Agreement do not purport to be complete and are qualified in their entirety by reference to the Alta Exchange Agreement and the Alta Settlement Agreement, which are filed as Exhibit 10.50 and 10.51 to this Registration Statement and are incorporated herein by reference.

The Selling Securityholders may offer and sell, from time to time, any or all of the Ordinary Shares being offered for resale by this prospectus, which consist of:

●	20,000,000 Ordinary Shares, issued pursuant to the terms of the ELOC Purchase Agreement;

●	600,000 Commitment Fee Shares issued pursuant to the terms of the ELOC Purchase Agreement;

●	81,818 Ordinary Shares issued to Roth pursuant to the terms of the Roth Agreement;

●	1,027,996 Ordinary Shares issued to Pine Mountain upon conversion of the PIPE Note; and

●	28,360,373 Ordinary Shares, issued pursuant to the terms of the Creditor Share Purchase Agreement.

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Item 16. Exhibits

The following is a list of exhibits filed as a part of this registration statement:

Exhibit Number	Description
2.1*	Business Combination Agreement, dated as of August 3, 2022, by and among INFINT Acquisition Corporation, FINTECH Merger Sub Corp. and Seamless Group Inc. (included as Annex A to the proxy statement/prospectus)
2.2*	Amendment No. 1 to the Business Combination Agreement, dated as of October 20, 2022, by and among INFINT, Merger Sub and Seamless (included as Annex A to the proxy statement/prospectus)
2.3*	Amendment No. 2 to the Business Combination Agreement, dated as of November 29, 2022, by and among INFINT, Merger Sub and Seamless (included as Annex A to the proxy statement/prospectus)
2.4*	Amendment No. 3 to the Business Combination Agreement, dated as of February 20, 2023, by and among INFINT, Merger Sub and Seamless (included as Annex A to the proxy statement/prospectus)
3.1*	Second Amended and Restated Memorandum and Articles of Association of INFINT Acquisition Corporation, dated February 14, 2023 (incorporated herein by reference to Exhibit 3.1 to Form 8-K (File No. 001-41079) as filed with the SEC on February 15, 2023)
3.2*	Third Amended and Restated Memorandum and Articles of Association of INFINT Acquisition Corporation, dated August 18, 2023 (incorporated herein by reference to Exhibit 3.1 to Form 8-K (File No. 001-41079) as filed with the SEC on August 22, 2023)
3.3*	Fourth Amended and Restated Memorandum and Articles of Association of INFINT Acquisition Corporation, dated February 16, 2024 (incorporated herein by reference to Exhibit 3.1 to Form 8-K (File No. 001-41079) as filed with the SEC on February 20, 2024)
3.4*	Fifth Amended and Restated Memorandum and Articles of Association of Currenc Group Inc. (incorporated herein by reference to Exhibit 3.1 to Form 8-K (File No. 001-41079) as filed with the SEC on September 6, 2024)
4.1*	Specimen Class A Ordinary Share Certificate (incorporated herein by reference to Exhibit 4.2 to Form S-1/A (File No. 333-256310) as filed with the SEC on November 10, 2021)
4.2*	Specimen Ordinary Share Certificate (incorporated herein by reference to Exhibit 3.2 to Form 8-K (File No. 001-41079) as filed with the SEC on September 6, 2024)
4.3*	Warrant Agreement, dated November 23, 2021, between INFINT Acquisition Corporation and Continental Stock Transfer & Trust Company, as warrant agent (incorporated herein by reference to Exhibit 4.1 to Form 8-K (File No. 001-41079) as filed with the SEC on December 1, 2021)
5.1**	Opinion of Ogier (Cayman) LLP
10.1*	Registration Rights Agreement, dated November 23, 2021, among INFINT Acquisition Corporation and certain security holders named therein (incorporated herein by reference to Exhibit 10.2 to Form 8-K (File No. 001-41079) as filed with the SEC on December 1, 2021)
10.2*	Letter Agreement, dated November 23, 2021, among INFINT Acquisition Corporation, INFINT Capital LLC certain security holders named therein (incorporated herein by reference to Exhibit 10.7 to Form 8-K (File No. 001-41079) as filed with the SEC on December 1, 2021)
10.3*	Investment Management Trust Agreement, dated November 23, 2021, between INFINT Acquisition Corporation and Continental Stock Transfer & Trust Company, as trustee (incorporated herein by reference to Exhibit 10.1 to Form 8-K (File No. 001-41079) as filed with the SEC on December 1, 2021)
10.4*	Currenc Group Inc. 2024 Equity Incentive Plan (incorporated herein by reference to Exhibit 10.1 to Form 8-K (File No. 001-41079) as filed with the SEC on September 6, 2024)
10.5*	Form of Lock-up Agreement (incorporated herein by reference to Exhibit 10.2 to Form 8-K (File No. 001-41079) as filed with the SEC on September 6, 2024)
10.6*	Form of Registration Rights Agreement (incorporated herein by reference to Exhibit 10.3 to Form 8-K (File No. 001-41079) as filed with the SEC on September 6, 2024)
10.7*	Shareholder Support Agreement, dated as of August 3, 2022, by and among INFINT and certain shareholders of Seamless (included as Annex G to the proxy statement/prospectus)
10.8*	Sponsor Support Agreement, dated as of August 3, 2022, by and among INFINT, Sponsor and Seamless (included as Annex H to the proxy statement/prospectus)
10.9*	Option Deed for the Grant of Option, dated as of June 2, 2022, by and between Seamless Group Inc. and Noble Tack International Limited
10.10(a)*	Amended and Restated Convertible Bond Instrument, dated September 14, 2021, and related Amendment Agreement, dated September 14, 2021, by and among Seamless Group Inc., Regal Planet Limited and Chelsea Vanguard Fund
10.10(b)*	Amended Agreement, dated September 14, 2021, by and among Seamless Group Inc., Regal Planet Limited and Chelsea Vanguard Fund.
10.10(c)*	Second Amendment Agreement dated December 9, 2022 between Seamless Group Inc. and Chelsea Vanguard Fund
10.10(d)*	Loan Agreement dated December 9, 2022 between Seamless Group Inc. and Chelsea Vanguard Fund
10.10(e)*	Third Amended Agreement dated September 14, 2023, by and among Seamless Group Inc., Regal Planet Limited and Chelsea Vanguard Fund.
10.10(f)*	Second Amended and Restated Convertible Bond Instrument, dated September 13, 2023, by and among Seamless Group Inc., Regal Planet Limited and Chelsea Vanguard Fund.
10.11*	Loan Agreement, dated August 26, 2022 by and between Seamless Group Inc. and Regal Planet Limited
10.12*	Loan Agreement, dated March 15, 2022, by and between Seamless Group Inc. and Regal Planet Limited
10.13*	Loan Agreement, dated December 28, 2021, by and between Seamless Group Inc. and Alexander Kong King Ong
10.14*	Loan Agreement, dated January 12, 2022, by and between Seamless Group Inc. and Hui Ka Wah Ronnie
10.15*	Loan Agreement, dated December 20, 2021, by and between Seamless Group Inc. and Wong Wing Chi
10.16*	Pay-Out Support Provider Agreement: Tranglo, dated March 10, 2021, by and between Ripple Services Inc. and Tranglo Pte. Ltd.
10.17*	Pay-Out Support Provider Addendum, dated March 10 2021, by and between Ripple Services Inc. and Tranglo Pte. Ltd.
10.18*	Addendum to Terms and Conditions of Independent Reserve, dated June 21, 2021, by and between Tranglo Pte. Ltd. and Independent Reserve SG Pte. Ltd.
10.19*	Memorandum of Agreement, dated May 12, 2021, by and between Betur, Inc. and Tranglo Pte. Ltd.
10.20*	Coins.ph User Agreement, dated April 1, 2013
10.21*	Independent Reserve Terms and Conditions
10.22*	Cooperation Agreement between PT E2Pay Global Utama and PT WalletKu Indompet Indonesia Regarding Use of Electronic Money Products dated March 18, 2020
10.23*	Addendum I of Use of Electronic Money Products Cooperation Agreement, dated December 1, 2022, by and between PT E2Pay Global Utama and PT WalletKu Indompet Indonesia.

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Exhibit Number	Description
10.24*	Promissory Note, dated May 1, 2023, issued by INFINT Acquisition Corporation to InFinT Capital LLC (incorporated herein by reference to Exhibit 10.1 to Form 8-K as filed with the SEC on May 4, 2023)
10.25*	Deed of Guarantee, dated May 25, 2023, by and among Regal Planet Limited, Seamless Group Inc., Alexander King Kong Ong and Ripple Labs Singapore Pte. Ltd.
10.26(a)*	Shareholders’ Agreement relating to Tranglo Sdn Bhd, dated March 19,2021, by and among Tranglo Sdn Bhd, Ripple Labs Singapore Pte. Ltd, and TNG Fintech Group Inc. (predecessor to Seamless Group Inc.)
10.26(b)*	Amendment No. 1 to Shareholders’ Agreement, dated April 13, 2023, by and between among Tranglo Sdn Bhd, Ripple Labs Singapore Pte. Ltd, and Seamless Group Inc.
10.27*	Deed of Guarantee, dated September 16, 2022, by and among Regal Planet Limited, Seamless Group Inc., Alexander Kong King Ong and Ripple Labs Singapore Pte. Ltd.
10.28*	Master XRP Commitment to Sell Agreement, dated September 12, 2022, by and among Ripple Labs Singapore Pte. Ltd. and GEA Limited.
10.29*	Side Letter to the Shareholders’ Agreement relating to Tranglo Sdn Bhd, dated November 29, 2021, by and among Tranglo Sdn Bhd, Ripple Labs Singapore Pte. Ltd, and TNG Fintech Group Inc. (predecessor to Seamless Group Inc.)
10.30*	Secondment Agreement, dated November 29, 2021, by and among Ripple Labs Singapore Pte. Ltd., Tranglo Sdn Bhd and Tranglo Pte Ltd.
10.31(a)*	Master XRP Commitment to Sell Agreement, dated March 10, 2022, by and among Ripple Labs Singapore Pte. Ltd. and Tranglo Pte. Ltd.
10.31(b)*	Amendment to Master XRP Commitment to Sell Agreement, dated April 15, 2022, by and among Ripple Labs Singapore Pte. Ltd. and Tranglo Pte. Ltd.
10.31(c)*	Amendment No.2 to Master XRP Commitment to Sell Agreement, dated May 24, 2022, by and among Ripple Labs Singapore Pte. Ltd. and Tranglo Pte. Ltd.
10.31(d)*	Amendment No.3 to Master XRP Commitment to Sell Agreement, dated September 12, 2022, by and among Ripple Labs Singapore Pte. Ltd. and Tranglo Pte. Ltd.
10.31(e)*	Amendment No.4 to Master XRP Commitment to Sell Agreement, dated December 31, 2023, by and among Ripple Labs Singapore Pte. Ltd. and Tranglo Pte. Ltd.
10.32*	Side Letter to the Shareholders’ Agreement relating to the first shareholders’ meeting, dated December 15, 2021, by and among Tranglo Sdn Bhd, Ripple Labs Singapore Pte. Ltd, and TNG Fintech Group Inc. (predecessor to Seamless Group Inc.)
10.33*	Side Letter to the Secondment Agreement, dated June 27, 2023 by and among Ripple Labs Singapore Pte. Ltd., Tranglo Sdn Bhd and Tranglo Pte Ltd.
10.34*	Side Letter to the Shareholders’ Agreement, dated November 7, 2023, by and among Tranglo Sdn Bhd, Ripple Markets APAC Pte Ltd. (successor to Ripple Labs Singapore Pte. Ltd) and Seamless Group Inc. (successor to TNG Fintech Group Inc.)
10.35*	Amended and Restated Promissory Note, dated September 13, 2023, issued by INFINT Acquisition Corporation to InFinT Capital LLC (incorporated herein by reference to Exhibit 10.1 to Form 8-K as filed with the SEC on September 15, 2023)
10.36*	Promissory Note, dated March 6, 2024, issued by INFINT Acquisition Corporation to Seamless Group Inc. (incorporated herein by reference to Exhibit 10.1 to Form 8-K as filed with the SEC on March 15, 2024)
10.37*	Side Letter Regarding Termination of the Second Agreement, dated January 1, 2024, by and among Ripple Labs Singapore Pte. Ltd., Tranglo Sdn Bhd and Tranglo Pte Ltd
10.38*	Bitstamp Global Ltd Terms and Conditions
10.39*	Philippine Digital Asset Exchange Terms and Conditions
10.40*	Consent Letter, dated as of May 22, 2024, by and between Seamless Group Inc. and Noble Tack International Limited
10.41*	Convertible Note Purchase Agreement, dated August 30, 2024, by and between Currenc Group Inc., Seamless Group Inc, and Pine Mountain Holdings Limited. (incorporated herein by reference to Exhibit 10.5 to Form 8-K (File No. 001-41079) as filed with the SEC on September 6, 2024)
10.42*	Form of Note (incorporated herein by reference to Exhibit 10.6 to Form 8-K (File No. 001-41079) as filed with the SEC on September 6, 2024)
10.43*	Form of Warrant Agreement dated August 30, 2024, by and between Currenc Group Inc., Seamless Group Inc, and Pine Mountain Holdings Limited. (incorporated herein by reference to Exhibit 10.7 to Form 8-K (File No. 001-41079) as filed with the SEC on September 6, 2024)
10.44*	Promissory Note dated August 30, 2024 by and between INFINT Acquisition Corp. and EF Hutton LLC (incorporated herein by reference to Exhibit 10.8 to Form 8-K (File No. 001-41079) as filed with the SEC on September 6, 2024)
10.45*	Promissory Note dated August 30, 2024 by and between INFINT Acquisition Corp. and Greenberg Traurig LLP (incorporated herein by reference to Exhibit 10.9 to Form 8-K (File No. 001-41079) as filed with the SEC on September 6, 2024)
10.46*	Promissory Note dated August 30, 2024 by and between INFINT Acquisition Corp. and INFINT Capital LLC (incorporated herein by reference to Exhibit 10.10 to Form 8-K (File No. 001-41079) as filed with the SEC on September 6, 2024)
List of Subsidiaries of Currenc Group Inc. (incorporated herein by reference to Exhibit 21.1 to Form 8-K (File No. 001-41079) as filed with the SEC on September 6, 2024)
10.47*	ELOC Purchase Agreement dated February 10, 2025 by and between Currenc Group, Inc. and Arena Business Solutions Global SPC II, LTD.
10.48*	Share Purchase Agreement, dated June 15, 2025 by and between Currenc Group, Inc. and the Creditors listed therein (incorporated herein by reference to Exhibit 10.1 to Form 8-K (File No. 001-41079) as filed with the SEC on June 20, 2025)
10.49*	Amendment No.1 to Share Purchase Agreement, dated June 19, 2025, by and between Currenc Group, Inc. and the Creditors listed therein (incorporated herein by reference to Exhibit 10.2 to Form 8-K (File No. 001-41079) as filed with the SEC on June 20, 2025)
10.50*	Settlement Agreement, dated June 20, 2025, by and between Currenc Group, Inc. and Alta Partners, LLC (incorporated herein by reference to Exhibit 10.1 to Form 8-K (File No.001-41079) as filed with the SEC on June 25, 2025
10.51*	Warrant Exchange Agreement, dated June 20, 2025, by and between Currenc Group, Inc. and Alta Partners, LLC (incorporated herein by reference to Exhibit 10.2 to Form 8-K (File No.001-41079) as filed with the SEC on June 25, 2025
10.52*	Settlement Agreement, dated June 30, 2025, by and between Currenc Group, Inc. and D. Boral Capital LLC (incorporated herein by refence to Exhibit 10.1 to Form 6-K (File No. 001-41079) as filed with the SEC on July 7, 2025.
10.53*	Amended and Restated Promissory Note, dated as of July 18, 2025, by and between Currenc Group, Inc. and Greenberg Traurig, LLP (incorporated herein by reference to Exhibit 10.1 to Form 6-K (File No. 001-41079) as filed with the SEC on July 21, 2025.
19.1**	Currenc Group, Inc. Insider Trading Policy
23.1**	Consent of MRI Moores Rowland LLP
23.2**	Consent of Ogier (Cayman) LLP (included as part of Exhibit 5.1)
24.1**	Power of Attorney (included on the signature page hereto)
107**	Filing Fee Table
101.INS	Inline XBRL Instance Document
101.SCH	Inline XBRL Taxonomy Extension Schema Document
101.CAL	Inline XBRL Taxonomy Extension Calculation Linkbase Document
101.DEF	Inline XBRL Taxonomy Extension Definition Linkbase Document
101.LAB	Inline XBRL Taxonomy Extension Label Linkbase Document
101.PRE	Inline XBRL Taxonomy Extension Presentation Linkbase Document
104**	Cover Page Interactive Data File (formatted as Inline XBRL and contained in Exhibit 101)

*	Previously filed.

**	Filed herewith.

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Item 17. Undertakings

(a)	The undersigned registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement.

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

Provided, however, that: provided, however, that: Paragraphs (a)(1)(i), (a)(1)(ii) and (a)(1)(iii) of this section do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or Section 15(d) of the Securities and Exchange Act of 1934, as amended (the “Exchange Act”), that are incorporated by reference in the registration statement, or is contained in a form of prospectus filed pursuant to Rule 424(b) that is part of the registration statement.

(2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4) That, for the purpose of determining liability under the Securities Act to any purchaser, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

(5) That, for the purpose of determining liability of the registrant under the Securities Act of 1933 to any purchaser in the initial distribution of the securities:

The undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i) Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

(ii) Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

(iii) The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

(iv) Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

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Signatures

Pursuant to the requirements of the Securities Act, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, on July 28, 2025.

CURRENC GROUP INC.

By:	/s/ Ronnie Ka Wah Hui
Name:	Ronnie Ka Wah Hui
Title:	Chief Executive Officer

POWER OF ATTORNEY

Each person whose signature appears below hereby constitutes and appoints Ronnie Ka Wah Hui, the individual’s true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for the person and in his or her name, place and stead, in any and all capacities, to sign this Registration Statement and any or all amendments, including post-effective amendments to the Registration Statement, including a prospectus or an amended prospectus therein and any Registration Statement for the same offering that is to be effective upon filing pursuant to Rule 462 under the Securities Act, and all other documents in connection therewith to be filed with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact as agents or any of them, or their substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement and Power of Attorney have been signed by the following persons in the capacities indicated on the 28th day of July, 2025.

Signature	Title

/s/ Ronnie Ka Wah Hui	Chief Executive Officer
Ronnie Ka Wah Hui	(Principal Executive Officer)

/s / Wan Lung Eng	Chief Financial Officer
Wan Lung Eng	(Principal Financial and Accounting Officer)

/s/ Alexander King Ong Kong	Executive Chairman and Board Director
Alexander King Ong Kong

/s/ Eng Ho Ng	Director
Eng Ho Ng

/s/ Kevin Chen	Director
Kevin Chen

/s/ Eric Weinstein	Director
Eric Weinstein

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SIGNATURE OF AUTHORIZED REPRESENTATIVE IN THE UNITED STATES

Pursuant to the requirements of the Securities Act of 1933, the undersigned, the duly authorized representative in the United States of Currenc Group Inc., has signed this registration statement on July 28, 2025.

Authorized United States Representative

COGENCY GLOBAL INC.

/s/ Colleen A. De Vries
Name:	Colleen A. De Vries
Title:	Senior Vice President on behalf of Cogency Global Inc.

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